As filed with the Securities and Exchange Commission on May 13, 2008.

Registration No. 333-148123

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GLASSHOUSE TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	7373	04-3561337
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

200 Crossing Boulevard

Framingham, Massachusetts 01702

(508) 879-5729

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Mark A. Shirman

Chairman of the Board of Directors, President and Chief Executive Officer

200 Crossing Boulevard

Framingham, Massachusetts 01702

(508) 879-5729

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Marc F. Dupré Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP 610 Lincoln Street Waltham, Massachusetts 02451 Telephone: (781) 890-8800 Telecopy: (781) 622-1622	Keith F. Higgins Ropes & Gray LLP One International Place Boston, Massachusetts 02110 Telephone: (617) 951-7000 Telecopy: (617) 951-7050

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated May 13, 2008.

            Shares

Common Stock

This is an initial public offering of shares of common stock of GlassHouse Technologies, Inc. All of the              shares of common stock are being sold by the company.

Prior to this offering, there has been no public market for the common stock. It is currently estimated that the initial public offering price per share will be between $             and $            . We intend to apply to have our common stock approved for quotation on the Nasdaq Global Market under the symbol “GLAS”.

See “ Risk Factors” on page 9 to read about factors you should consider before buying shares of the common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to GlassHouse	$	$

To the extent that the underwriters sell more than              shares of common stock, the underwriters have the option to purchase up to an additional              shares from GlassHouse at the initial public offering price less the underwriting discount.

The underwriters expect to deliver the shares against payment in New York, New York on                     , 2008.

Goldman, Sachs & Co.

JPMorgan

Banc of America Securities LLC

Thomas Weisel Partners LLC

Prospectus dated                     , 2008.

Prospectus

Through and including                     , 2008 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This obligation is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

PROSPECTUS SUMMARY

This summary highlights the most important features of this offering and the information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under the heading “Risk Factors” and our consolidated financial statements and related notes included in this prospectus.

GlassHouse Technologies, Inc.

Overview

We are a leading provider of information technology (IT) consulting, technology integration and managed services that address inefficiencies and risks inherent in storage and data infrastructure. We deliver a differentiated, comprehensive set of IT services using our unique service delivery framework, TransomSM, which was developed over the course of thousands of customer engagements and consists of proprietary software tools, methodologies and domain expertise. We provide a demonstrable return on investment (ROI) to customers by:

•	Reducing the total cost of data infrastructure

•	Improving IT service levels to support business functions

•	Decreasing risk in both data recovery and regulatory areas

We are primarily focused on the following large and fast growing addressable markets:

•

Storage/Data Protection: These services help customers plan, integrate and manage their physical data storage and data protection technologies. According to Gartner, this market is predicted to grow from $24 billion in 2006 to $34 billion by 2011.G1

•

Virtualization: These services help customers plan, integrate and manage their virtualized environments. International Data Corporation (IDC) forecasts that the consulting and systems integration segments of this market will grow from $1.2 billion in 2006 to $5.2 billion in 2011 at an average compound annual growth rate (CAGR) of 33%.I1

•

“Green” Data Centers: These services help customers plan, migrate and manage their data centers to reduce power needs, thereby decreasing the cost to operate their data centers. We believe this market will grow rapidly, as companies seek to reduce their energy costs. According to Gartner, “more than 70% of the world’s Global 1000 organizations will have to modify their data center facilities significantly during the next five years.”G2

Many of our customer engagements encompass delivery of services across these markets. For example, we help customers migrate their existing data centers to new facilities while simultaneously integrating virtualization technologies to increase the efficiency of their existing physical assets.

G1	Gartner, Inc., “IT Storage Services, Worldwide, 2006-2011” by Adam Couture, Alan MacNeela, Michele Caminos, Yuko Adachi and Robert DeSouza, December 2007.
I1	IDC, “Worldwide Virtualization Services 2007-2011 Forecast,” #206724, May 2007.
G2	Gartner, Inc., “U.S. Data Centers: The Calm Before the Storm” by Rakesh Kumar, September 25, 2007.

We utilize components of our TransomSM framework in the majority of our projects. We integrate these internally developed and enhanced software tools into customer environments, which has resulted in customers retaining us for long-term managed services arrangements.

Since our inception in 2001, we have developed ongoing direct customer relationships and have gained access to additional customers through our indirect sales channels. We have cultivated strong consulting relationships with Fortune 1000 companies such as Biogen Idec and JPMorgan and have developed recurring managed services relationships with large and small organizations such as Bank of Tokyo and Footstar. In addition, we have built scaleable indirect sales channels through technology partners such as Hitachi Data Systems (HDS), Savvis and CA.

Our services revenues have grown from $35.2 million in the fiscal year 2006 to $60.5 million in the fiscal year 2007, reflecting a total annual growth rate of 72%, including acquisitions, and an organic annual growth rate of 29%. For fiscal years 2007, 2006 and 2005, we had net losses to common stockholders of $(18.0) million, $(13.1) million, and $(23.9) million. At December 31, 2007 we had an accumulated deficit of $(73.9) million.

Industry Background

The markets in which we operate are highly dynamic, characterized by high growth driven by:

•

The strong demand for storage infrastructure and associated services to support the continuing growth in data stored for business operations, regulatory compliance and corporate governance purposes, which Enterprise Strategy Group (ESG) estimates will grow at a 58% CAGR among worldwide commercial and government markets between 2007 and 2012.E1

•

Potential data center disruptions, as Gartner predicts that, “By 2011, more than 70% of U.S. enterprise data centers will face tangible disruptions related to floor space, energy consumption and/or costs”G3

•	The market acceptance of virtualization software that allows for the significant improvement of utilization in server assets, as IDC estimates that “average server utilization is less than 10%”I2

The rapid evolution of these markets has created significant, interrelated challenges for IT managers, including:

•	Minimizing costs within constrained IT budgets

•	Managing risk efficiently and cost effectively

•	Improving IT service levels to support business functions

•	Selecting a vendor independent services provider with the breadth and depth of required capabilities

We believe that IT managers are looking for outside resources to bridge the gap between the skills available and the skills required to address these challenges. This creates a significant opportunity for an IT services company focused on the storage/data protection, virtualization and “green” data center sectors.

Our Solution

We help customers reduce costs, decrease risk and improve service levels to support business functions through TransomSM, a unique service delivery framework consisting of proprietary software tools, methodologies and domain expertise.

E1	Enterprise Strategy Group, “Digital Archiving Market Forecast 2007-2012,” November 15, 2007.
G3	Gartner, Inc., “U.S. Data Centers: The Calm Before the Storm” by Rakesh Kumar, September 25, 2007.
I2	IDC, “Virtualization and Multicore Innovations Disrupt the Worldwide Server Market,” #206035, March 2007.

Our services are delivered through three key practices:

Consulting. This practice is focused on services that assist customers in developing strategies, architectures and business cases around data infrastructure.

Technology Integration. This practice is focused on services that assist customers in the technical deployment, systems upgrades and integration of technologies in their data infrastructures.

Managed Services. This practice is focused on services that manage customers’ storage, data protection and database environments to specified service levels.

Our key, differentiating strengths include:

Intellectual Property (IP) and Tools-Based Services.    We provide tools-based services that facilitate scalability and efficiency for both us and our customers. The software tools improve efficiency and consistency in the delivery of our projects and also offer transparency to customers, assisting with future decision making.

Comprehensive Scope of Services.    We provide end-to-end IT solutions within our focused markets, from strategy through technology integration to managed services.

Domain Expertise.    Industry media recognition of GlassHouse in our focused markets reaffirms our domain expertise. Some of our consultants are widely recognized for their subject matter expertise and regularly contribute to various publications in our focused markets. For example, W. Curtis Preston, our Vice President of Data Protection, is the author of Backup & Recovery, published by O’Reilly Media. Our consultants also present at conferences worldwide and meet regularly with industry analysts to share knowledge and evaluate industry trends.

Vendor Independence.    Our focus on selling services, not products, to drive efficiency in customers’ IT infrastructure environments helps us develop “trusted advisor” relationships.

Our Growth Strategy

Our objective is to enhance our position as a leading IT infrastructure consulting and services firm to Fortune 1000 companies. Our strategy for achieving this objective includes the following elements:

Deepen and Grow Our Customer Base.    We expect to continue developing our existing customer base by expanding the scope of our current engagements and generating additional follow-on business in consulting, technology integration and managed services.

Broaden Managed Services Offerings.    We provide a range of managed services to remotely monitor, report and analyze and actively manage our customers’ IT infrastructure environments. We have evolved our managed services offerings to address our customers’ critical infrastructure activities such as backup, storage allocation, database and server support. Our managed services offerings provide us with a recurring revenue stream and enable us to maintain ongoing interaction with our customers beyond a single engagement.

Integrate Additional Capabilities into the TransomSM Framework.    We will continue to evolve the scope of our services to encompass a broader range of expertise. To meet IT infrastructure challenges observed in our customer base during the course of our engagements, we have developed new offerings in storage cost modeling and allocation services, backup monitoring and reporting services and server virtualization. In addition, we regularly monitor and assess emerging technologies to determine their viability in improving the performance, reliability and cost-effectiveness of our customers’ IT infrastructure environments. By maintaining close contact with our customers, we believe we will be able to anticipate and successfully meet their needs for new services.

Pursue Strategic Acquisitions.    We intend to selectively evaluate and pursue strategic acquisitions that provide additional customer relationships, geographic coverage, intellectual property and domain expertise that enhance our Transom SM framework.

Leverage Indirect Sales Channels.    We have developed relationships with technology vendors who engage GlassHouse to integrate their products into their customers’ IT environments or provide customer support services. These indirect sales channel relationships provide us with access to additional enterprise customers to whom we can ultimately cross-sell a broad range of consulting, technology integration and managed services, often leading to the creation of new offerings. We plan to continue growing these indirect sales channel relationships.

Recent Development

In March 2008, GlassHouse and entities affiliated with Dell Corporation (Dell) entered into agreements whereby Dell invested $25 million in GlassHouse in the form of a convertible promissory note and licensed certain GlassHouse intellectual property consisting of certain of our tools and methodologies. Dell will use this intellectual property to launch offerings focused on storage, backup/recovery, virtualization, and managed services. GlassHouse is working with Dell to drive services opportunities for both Dell and GlassHouse in the storage and virtualization marketplace using the Transom SM framework. The relationship is non-exclusive and includes no connection to the reselling or recommending of Dell equipment or equipment of other manufacturers.

Risks that We Face

Our business is subject to numerous risks described in the section entitled “Risk Factors” and elsewhere in this prospectus. Some of these risks are:

•	we operate in an industry characterized by rapid technological changes;

•	our financial results and profitability depend on maintaining favorable pricing and utilization rates;

•	our growth strategy depends in part on acquisitions which may not be successfully integrated into our existing business;

•	our growth strategy depends in part on our ability to develop and manage existing indirect sales channels and develop new channels; and

•

our international operations subject us to risks associated with offshore business, including increased costs of managing international personnel and increased difficulty of managing international channel partners.

These risks could materially and adversely impact our business, financial condition, operating results and cash flow, which could cause the trading price of our common stock to decline. You should carefully consider these and other risks, as described under “Risk Factors” and elsewhere in this prospectus, before making an investment.

Our Corporate Information

We were incorporated in Delaware in 2001. Our principal executive offices are located at 200 Crossing Boulevard, Framingham, Massachusetts 01702 and our telephone number is (508) 879-5729. Our web site address is www.glasshouse.com. The information on, or that can be accessed through, our web site is not part of this prospectus.

THE OFFERING

Total common stock offered by GlassHouse	shares

Option to purchase additional shares offered to underwriters by GlassHouse	shares

Total common stock to be outstanding after this offering	shares

Use of proceeds	We expect to use the net proceeds of this offering for working capital and general corporate purposes, and we intend to use a portion of the net proceeds to repay, from time to time, acquisition-related loans. See “Use of Proceeds.”

Risk factors	You should read the “Risk Factors” section of this prospectus for a discussion of factors that you should consider carefully before deciding to invest in shares of our common stock.

Proposed Nasdaq Global Market symbol	GLAS

The number of shares of our common stock to be outstanding after the offering is based on 61,217,314 shares of common stock outstanding as of December 31, 2007, including the assumed conversion of 46,908,158 shares of preferred stock outstanding on December 31, 2007 into 46,908,158 shares of common stock in connection with the closing of this offering. Except where stated otherwise herein, the number of shares of common stock to be outstanding after this offering does not take into account:

•	10,322,206 shares issuable upon exercise of options outstanding as of December 31, 2007 at a weighted average exercise price of $0.73 per share;

•	406,865 shares reserved as of December 31, 2007 for future issuance under our stock-based compensation plans; and

•	4,655,045 shares issuable upon the exercise of warrants outstanding as of December 31, 2007 at a weighted average exercise price of $2.33 per share.

Unless otherwise indicated, the information we present in this prospectus assumes and reflects the following:

•	the automatic conversion of all outstanding shares of our preferred stock into shares of common stock upon the closing of this offering;

•	the filing of our amended and restated certificate of incorporation and the adoption of our amended and restated bylaws to be effective upon the closing of this offering;

•	no exercise by the underwriters of their option to purchase additional shares; and

•	a 1-for- reverse split of our common stock to be effected prior to this offering.

SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL AND OTHER DATA

The tables below summarize our consolidated financial data. The following summary financial data should be read together with our consolidated financial statements and related notes, “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	Year Ended December 31,			Pro forma(1) 2007
	2005	2006	2007
	(in thousands, except per share data)
Consolidated Statements of Operations Data:
Revenues
Service	$29,324	$35,184	$60,463	$70,356
Product	16,353	2,624	805	2,294

Total revenues	45,677	37,808	61,268	72,650

Cost of revenues:
Service	25,671	27,381	44,648	52,630
Product	13,376	1,898	431	1,153

Total cost of revenues	39,047	29,279	45,079	53,783

Gross profit	6,630	8,529	16,189	18,867
Operating expenses:

Research and development expenses	—	—	128	187
Selling and marketing expenses	15,682	10,906	15,270	17,037
General and administrative expenses	8,840	7,058	9,494	11,251
Amortization of intangible assets	1,351	1,165	2,260	3,180

Total operating expenses	25,873	19,129	27,152	31,655
Loss from operations	(19,243)	(10,600)	(10,963)	(12,788)
Interest and other income (expense), net.	(2,248)	393	(3,298)	(3,992)

Loss before income taxes and cumulative effect of change in accounting principle	(21,491)	(10,207)	(14,261)	(16,780)
Provision (benefit) for income taxes	—	—	(534)	(534)

Loss before cumulative effect of change in accounting principle.	(21,491)	(10,207)	(13,727)	(16,246)
Cumulative effect of change in accounting principle	—	558	—	—

Net loss	(21,491)	(9,649)	(13,727)	(16,246)

Dividends and accretion on preferred stock	(2,420)	(3,482)	(4,310)	(4,553)

Net loss to common stockholders	$(23,911)	$(13,131)	$(18,037)	$(20,799)

Net loss per share, basic and diluted	$(4.62)	$(2.21)	$(1.73)	$(1.40)

Other unaudited financial data: EBITDA(3)	$(18,466)	$(8,126)	$(6,994)	$(7,078)

	As of December 31, 2007
	Actual	Pro Forma(2)
	(unaudited)
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents.	$5,948
Total assets	71,686
Total long term debt, including current portion.	19,305
Redeemable convertible preferred stock warrant liability	4,483
Total redeemable convertible preferred stock	74,617
Total stockholders’ deficit	(60,368)

(1)	The pro forma column in the consolidated statements of operations data reflects the results of operations and pro forma adjustments related to our 2007 acquisitions as if they all took place on January 1, 2007.

(2)	The pro forma column in the balance sheet data table above reflects the automatic conversion of all outstanding shares of the company’s preferred stock into an aggregate of shares of common stock upon completion of this offering and our sale of shares of common stock in this offering, at an assumed initial public offering price of $ per share (the mid-point of the price range set forth on the cover page of this prospectus) and after deducting estimated underwriting discounts and commissions and offering expenses payable by us.

(3)	EBITDA represents net loss before deductions for interest expense, income taxes, depreciation and amortization of tangible and intangible assets, and adjustments for gains and losses on warrant revaluations, utilization of tax net operating losses (NOLs)/credits and release of the deferred tax asset valuation allowance. EBITDA is a supplemental non-GAAP financial measure used by management and industry analysts to evaluate operations.

The following is a reconciliation of net loss to EBITDA (in thousands):

	Year Ended December 31,			Pro Forma Year Ended December 31,
	2005	2006	2007	2007
EBITDA Calculation:
Net loss	$(21,491)	$(9,649)	$(13,727)	$(16,246)
Non-cash impact of warrant valuation	—	(1,013)	2,080	2,634
Amortization of intangible assets (including amounts in cost of revenues)	1,351	1,165	2,365	3,512
Interest expense	690	643	2,124	2,812
Depreciation	984	728	698	744
Tax Provision (Benefit)	—	—	(534)	(534)

EBITDA	$(18,466)	$(8,126)	$(6,994)	$(7,078)

In addition to providing financial measurements based on generally accepted accounting principles in the United States of America (GAAP), we present additional historical financial metrics that are not prepared in accordance with GAAP (non-GAAP). Legislative and regulatory changes discourage the use of and emphasis on non-GAAP financial metrics and require companies to explain why non-GAAP financial metrics are relevant to management and investors. We believe that the inclusion of these non-GAAP financial measures, together with our GAAP financial measures, helps investors to gain a meaningful understanding of our past performance and future results. This approach is consistent with how management measures and forecasts our performance, especially when comparing such results to previous periods or forecasts. Our management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring our core operating performance and comparing such performance to that of prior periods and to the performance of our competitors. These measures are also used by management in its financial, operational and strategic decision-making and in developing incentive compensation plans.

Our non-GAAP financial measures consist of EBITDA. We define EBITDA as net income, before interest expense, income taxes, depreciation and amortization of tangible and intangible assets, gains and losses on warrant revaluations, utilization of tax NOLs/credits and release of the deferred tax asset valuation allowance. We consider EBITDA to be an important indicator of our operational strength and performance of its core business and a valuable measure of our historical operating trends.

There are limitations associated with reliance on these non-GAAP financial metrics because they are specific to our operations and financial performance, which makes comparisons with other companies’ financial results imprecise. We recognize that the non-GAAP measure EBITDA does have certain limitations. It does not include interest expense, which is a necessary and ongoing part of our cost structure resulting from debt incurred to expand operations. EBITDA also excludes depreciation, amortization expenses, gains and losses on warrant revaluations, utilization of tax NOLs/credits and release of the deferred tax asset valuation allowance. The exclusion of these items, in light of their recurring nature, is a material limitation of EBITDA. To manage these limitations, we have policies and procedures in place to identify expenses that qualify as interest, taxes, depreciation and amortization to approve and segregate these expenses from other expenses to ensure that our EBITDA is consistently reflected from period to period.

EBITDA excludes some items that affect net income and may vary among companies. The EBITDA we present may not be comparable to similarly titled measures of other companies. EBITDA does not give effect to the cash that we must use to service its debt or pay income taxes and thus does not reflect the funds generated from operations or actually available for capital investments. By providing both GAAP and non-GAAP financial measures, we believe that investors are able to compare our GAAP results to those of other companies while also gaining a better understanding of our operating performance as evaluated by management.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before investing in our common stock, you should carefully consider each of the following risk factors and all of the other information set forth in this prospectus.

Risks Related to Our Business and Industry

We have a history of losses and we may not achieve or sustain profitability in the future.

We have not yet achieved profitability for any fiscal year. We had a net loss to common shareholders of $18.0 million for 2007 and as of December 31, 2007, our accumulated deficit was $73.9 million. We expect to continue to incur losses, and we may not become profitable in the foreseeable future, if ever. We expect to make significant expenditures to develop our business. In addition, as a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. We will have to generate and sustain increased revenue to achieve profitability. Our revenue growth trends in prior periods may not be sustainable, and we may not generate sufficient revenue to achieve or maintain profitability. We may incur significant losses in the future for a number of reasons, including those discussed in other risk factors and factors that we cannot foresee.

We have a limited operating history and compete in rapidly evolving markets, which makes our future operating results difficult to predict.

We were incorporated in May 2001. We have a limited operating history in an industry characterized by rapid technological innovation, changing customer needs, evolving industry standards and frequent introductions of new products and services. Our success depends on our ability to implement data center services, IT infrastructure services and managed services that anticipate and respond to rapid and continuing changes in technology, industry developments and customer needs. As we encounter new customer requirements and increasing competitive pressures, we will likely be required to modify, enhance, reposition or introduce new solutions and service offerings. We may not be successful in doing so in a timely, cost-effective and appropriately responsive manner, or at all. Services, solutions and technologies offered by our current or future competitors may make our services and solutions uncompetitive or obsolete. All of these factors make it difficult to predict our future operating results, which may impair our ability to manage our business and our investors’ ability to assess our prospects.

We may experience quarterly fluctuations in our operating results due to a number of factors, which makes our future results difficult to predict and could cause our operating results to fall below expectations or our guidance.

Our operating results may fluctuate due to a variety of factors, many of which are outside of our control. As a result, comparing our operating results on a period-to-period basis may not be meaningful. You should not rely on our past results as an indication of our future performance. If our revenue or operating results fall below the expectations of investors or securities analysts, or below any guidance we may provide to the market, the price of our common stock could decline substantially.

In addition to other risk factors listed in this “Risk Factors” section, factors that may affect our quarterly operating results include:

•	fluctuations in demand for our data center services, IT infrastructure services and managed services

•	fluctuations in sales cycles and prices for our services and solutions

•	reductions in customers’ budgets for IT purchases and delays in their purchasing cycles

•	the timing of recognizing revenue in any given quarter as a result of revenue recognition rules

•	our ability to develop, introduce and provide new services and solutions that meet customer requirements in a timely manner

•	our ability to hire additional technical and sales personnel and the length of time required for any such additional personnel to generate significant revenue

•	any significant changes in the competitive dynamics of our markets, including new entrants or substantial discounting of services or solutions

•	our ability to control costs, including our operating expenses

•	general economic conditions in our domestic and international markets

Our business could be materially and adversely affected as a result of the risks associated with our acquisitions.

As part of our business strategy, we have recently acquired and will continue seeking to acquire businesses that provide us with additional intellectual property, customer relationships, geographic coverage and domain expertise. We can provide no assurances that we will be able to find and identify desirable acquisition targets or that we will be successful in entering into a definitive agreement with any one target. In addition, even if we reach a definitive agreement with a target, there is no assurance that we will complete any future acquisition.

Our acquisitions have been and will be accompanied by risks commonly encountered in the acquisition of a business, which may include, among other things:

•	the effect of the acquisition on our financial and strategic position and reputation

•	the failure of an acquired business to further our strategies

•

the failure of an acquisition to result in expected benefits, which may include benefits relating to enhanced revenues, technology, human resources, costs savings, operating efficiencies and other synergies

•	the difficulty and cost of integrating the acquired businesses, including costs and delays in implementing common systems and procedures and costs and delays caused by communication difficulties

•	the assumption of liabilities of the acquired business, including litigation-related liabilities

•	the potential impairment of acquired assets, including goodwill

•

the reduction of our cash available for operations and other uses, the increase in amortization expense related to identifiable assets acquired, potentially dilutive issuances of equity securities or the incurrence of debt

•	the lack of experience in new markets, products or technologies or the initial dependence on unfamiliar distribution partners

•	the diversion of our management’s attention from other business concerns

•	the impairment of relationships with customers or suppliers of the acquired business or our customers

•	the potential loss of key employees of the acquired company

•	the potential incompatibility of business cultures

These factors could have a material adverse effect on our business, results of operations or financial condition. To the extent that we issue shares of our common stock or other rights to purchase our common stock in connection with any future acquisition, existing shareholders may experience dilution and our earnings per share may decrease.

In addition to the risks commonly encountered in the acquisition of a business as described above, we may also experience risks relating to the challenges and costs of closing a transaction. The risks described above may be exacerbated as a result of managing multiple acquisitions at the same time.

We have a large amount of goodwill as a result of our acquisitions. Our earnings will be harmed if we suffer an impairment of our goodwill.

As of December 31, 2007, we had goodwill of $14.1 million. Goodwill represents the excess of the amount we paid in our various acquisitions over the fair value of their net assets at the date of the acquisition. Under Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, we do not amortize acquired goodwill but instead we test it for impairment on an annual basis based upon a fair value approach. Testing for impairment of goodwill involves an estimation of the fair value of the net assets of our acquisitions and involves a high degree of judgment and subjectivity about the potential future cash flows that a particular acquisition is expected to generate. If an acquisition does not perform as we expect, the amount of any impairment could be significant and could have a material adverse effect on our reported financial results for the period in which the charge is taken and could result in a decrease in the market price of our common stock.

Our financial results would suffer if the market for IT services and solutions does not continue to grow.

Our services and solutions are designed to address the growing markets for (i) data center services (including migrations, consolidations and disaster recovery), (ii) IT infrastructure services (including storage and data protection services and the implementation of virtualization solutions) and (iii) managed services (including operational support and customer support). These markets are still emerging. A reduction in the demand for our services and solutions could be caused by, among other things, lack of customer acceptance, weakening economic conditions, competing technologies and services or decreases in corporate spending. Our future financial results would suffer if the market for our IT services and solutions does not continue to grow.

A prolonged economic downturn could materially harm our business.

Negative trends in the general economy, including trends resulting from actual or threatened military action by the United States, terrorist attacks on the United States and abroad and increased oil prices, could cause a decrease in corporate spending on IT services and solutions in general and negatively affect the rate of growth of our business. Any reduction in corporate confidence or corporate spending in general may adversely affect demand for our services and solutions.

Our sales cycles can be long and unpredictable, and our sales efforts require considerable time and expense. As a result, our sales are difficult to predict and may vary substantially from quarter to quarter, which may cause our operating results to fluctuate significantly.

The timing of our revenue is difficult to predict. Our sales efforts involve educating our customers about the use and benefit of our services and solutions, including their technical capabilities and potential cost savings to an organization. Customers typically undertake a significant evaluation process that has in the past resulted in a lengthy sales cycle, which typically lasts several months, and may last a year or longer. We spend substantial time, effort and money on our sales efforts without any assurance that our efforts will produce any sales. In addition, customer purchases of our services and solutions are frequently subject to budget constraints, multiple approvals, and unplanned administrative, processing and other delays. If sales expected from a specific customer for a particular quarter are not realized in that quarter or at all, our results could fall short of public expectations and our business, operating results and financial condition could be materially adversely affected.

We may not be able to respond to rapid technological changes with new solutions and service offerings, which could have a material adverse effect on our sales and profitability.

The markets for our services and solutions are characterized by rapid technological changes, evolving customer needs, frequent new service, software and product introductions and changing industry standards. The introduction of third-party services and solutions embodying new technologies and the emergence of new industry standards could make our existing and future services and solutions obsolete and unmarketable. As a result, we may not be able to accurately predict the lifecycle of our services and solutions, and they may become obsolete before we receive the amount of revenues that we anticipate from them. If any of the foregoing events occurs, our ability to retain or increase our position in the relevant markets could be adversely affected.

To be successful, we need to develop and introduce new services and solutions on a timely and cost-effective basis that keep pace with technological developments and emerging industry standards and that address the increasingly sophisticated needs of our customers. We may experience difficulties that could delay or prevent the successful development, introduction and marketing of services and solutions that respond to technological changes or evolving industry standards or fail to develop services and solutions that adequately meet the requirements of the marketplace or achieve market acceptance. Our failure to develop and market such services and solutions on a timely basis, or at all, could have a material adverse effect on our sales and profitability.

We face intense competition that could prevent us from increasing our revenue or could reduce our gross profit margin.

The data center services, IT infrastructure services and managed services markets are competitive and, due in part to the forecasted growth rates in each market, we expect competition in all markets to intensify in the future. Other companies may introduce new services and solutions in the same markets we have entered or intend to enter. This competition could result in increased pricing pressure, reduced gross profit margins, increased sales and marketing expenses and failure to increase, or the loss of, market share.

Many of our current or potential competitors have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical, sales, marketing and other resources than we have. In addition, our competitors may be able to bundle services that we do not offer together with other products or services at a combined price that is more attractive than the prices we charge for our services. As competitive services are introduced or new competitors enter our markets, we expect increased pricing pressure which could have a negative impact on the gross margins for our services and solutions.

Within the data center services market, our principal competitors are IBM and HP. Within the IT infrastructure services market, our principal competitors are IBM, Accenture and EMC. Within the managed services market, IBM and CSC are our main competitors. Each competitor offers a comprehensive service offering within each market, has significantly greater financial resources than we do and may be able to offer their services at more attractive rates than we do. We also face competition in each market from smaller, regional players.

We expect increased competition from both established and emerging companies, including those located offshore, as our markets continue to develop and expand. We also expect that some of our competitors may make acquisitions or enter into partnerships or other strategic relationships with one another in order to offer more comprehensive product and service offerings than they are individually able to offer. We believe additional consolidation or partnerships are likely to occur in the future as companies attempt to strengthen or maintain their market positions in an evolving industry. The companies resulting from these consolidations or partnerships could significantly change the competitive landscape and adversely affect our ability to compete effectively.

We may lose money if we do not accurately estimate costs of fixed-price engagements.

A significant majority of our projects are based on fixed-price, fixed-time contracts, rather than contracts in which payment to us is determined on a time and materials basis. Our pricing on these projects is highly dependent on our internal forecasts and predictions about the projects and the marketplace, which might be based on limited data and could be inaccurate. There is a risk that we will underprice our contracts or fail to estimate accurately the costs of performing the work. Our failure to estimate accurately the resources and schedule required for a project, or our failure to complete our contractual obligations in a manner consistent with the project plan upon which our fixed-price, fixed-time contract was based, could make these projects less profitable or unprofitable and could have a material adverse effect on our overall profitability, business, financial condition and results of operations. We are increasingly entering into contracts for large projects that magnify this risk. We have been required to commit unanticipated additional resources to complete projects in the past, which has resulted in reduced project margins. We will likely experience similar situations in the future.

Our financial results may be adversely impacted if we are unable to maintain favorable pricing and utilization rates as well as control our costs.

Our profitability is primarily based on three factors:

•	the prices for our services

•	the utilization rate of our IT professionals

•	our costs

Our gross profit margin, and therefore our profitability, is dependent on the rates we are able to recover for our services. If we are not able to maintain favorable pricing for our services, our gross profit margin and profitability may suffer. The rates we are able to recover for our services are affected by a number of factors, including:

•	our customers’ perceptions of our ability to add value through our services and solutions

•	our competitors’ pricing policies

•	our ability to estimate accurately, attain and sustain contract revenues, margins and cash flows over increasingly long contract periods

•	the use by our competitors and our customers of off-shore resources to provide lower-cost service delivery capabilities

•	the rate at which we are able to hire our service professionals

•	general economic conditions, including the level of corporate spending

If we are not able to maintain an appropriate utilization rate for our professionals, our profit margin and profitability may suffer. Our utilization rates are affected by a number of factors, including:

•	our ability to transition professionals from completed projects to new assignments and to hire and assimilate new employees

•	our ability to forecast demand for our services and thereby maintain an appropriate headcount in each of our geographies and workforces

•	our ability to manage attrition

•	our need to devote time and resources to training, professional development and other non-chargeable activities

We expect our costs to increase as a public company, based in part on an increase in legal, accounting and other expenses that we did not incur as a private company. These increased costs, considered independently or in the context of any failure to maintain our pricing and utilization rates with respect to the services we provide, could have a material adverse effect on our overall profitability, business, financial condition and results of operations.

If we are unable to manage our growth effectively, our revenues and profits could be adversely affected.

We have recently expanded our operations significantly, increasing our total number of employees from approximately 218 at December 31, 2006 to 459 at December 31, 2007, and acquiring five companies in diverse geographics. We anticipate that further significant expansion will be required. Our future operating results depend to a large extent on our ability to manage this expansion and growth successfully. Sustaining our growth will place significant demands on our management as well as on our administrative, operational and financial resources. For us to continue to manage our growth, we must continue to improve our operational, financial and management information systems and expand, motivate and manage our workforce as well as successfully integrate our acquisitions. If we are unable to manage our growth successfully without compromising our quality of service and our profit margins, or if new systems that we implement to assist in managing our growth do not produce the expected benefits, our revenues and profits could be adversely affected. Risks that we face in undertaking future expansion include: training new personnel to become productive and generate revenue; controlling expenses and investments in anticipation of expanded operations; implementing and enhancing our administrative infrastructure, systems and processes; addressing new markets; and expanding international operations. A failure to manage our growth effectively could materially and adversely affect our ability to market and sell our services and solutions.

If we are unable to further penetrate our existing markets, our business prospects may be limited.

We expect that our future success will depend, in part, upon our ability to further penetrate the existing markets for data center services, IT infrastructure services and managed services. To date, we have penetrated these markets in varying degrees. Part of our strategy for expanding our share of each market involves “cross-selling” our services in one market to our existing customers and partners in a different market. Our sales strategies may not be effective in further penetrating our existing markets and such failure could limit our business prospects and results of operations.

We rely on indirect sales channels to refer customers to us, and disruptions to, or our failure to develop and manage, our indirect sales channels would harm our business.

Our future success is dependent upon establishing and maintaining successful relationships with a large number of indirect sales channels. A significant portion of our revenue is generated by sales through our indirect sales channels and we expect indirect sales to continue to make up a significant portion of our total revenue in the future. In 2007, approximately 22% of our revenue was generated by sales through our indirect sales channels. Accordingly, our revenue depends in large part on the referral and effective sales and lead generation activities of these indirect sales channels.

Establishing and retaining qualified indirect sales channels and training them in our service offerings and solutions requires significant time and resources. In order to develop and expand our distribution channel, we must continue to scale and improve our processes and procedures that support our channel, including investment in systems and training. Those processes and procedures may become increasingly complex and difficult to manage as we grow our organization. Our contracts with these indirect sales channels do not typically prohibit them from offering products or services that compete with ours. Our competitors may provide incentives to existing and potential indirect sales channels to favor their services and solutions or to prevent or reduce sales of our services and solutions. Our indirect sales channels may choose not to offer our services and solutions exclusively or at all. Establishing relationships with indirect sales channels that have a history of selling our competitors’ services and solutions may also prove to be difficult. In addition, some of our indirect sales channels are also competitors. Our failure to establish and maintain successful relationships with indirect sales channels would seriously harm our business and operating results.

We partner with third parties on certain complex engagements in which our performance depends upon, and may be adversely impacted by, the performance of such third parties.

Our partners frequently engage us to perform discrete IT infrastructure services within the context of broader, sophisticated projects. If our partners fail to perform their portions of the projects in a timely or satisfactory manner, the relevant customer may elect to terminate the project. A termination of this type would result in our recognition of lower than expected future revenue, but would not impact revenues recognized to date. Additionally, we may realize lower profits if we incur additional costs due to delays or because we must assign additional personnel to complete the project and are unable to charge these additional costs to our partner. Furthermore, our relationships with our customers and our reputation generally may suffer harm as a result of our partners’ unsatisfactory performance.

If we fail to meet our service level obligations under our service level agreements, we would be subject to penalties and could lose customers.

We have service level agreements with many of our customers under which we guarantee specified levels of service availability. These arrangements involve the risk that we may not have adequately estimated the level of service we will in fact be able to provide. If we fail to meet our service level obligations under these agreements, we would be subject to penalties, which could result in higher than expected costs, decreased revenue and decreased operating margins. We could also lose customers.

If we fail to offer high quality customer support and services, our business would suffer.

Once our solutions and methodologies are deployed within our customers’ IT infrastructure environments, our customers rely on our support services to resolve any related issues. A high level of customer support and service is important for the successful marketing and sale of our services and solutions. The importance of high quality customer support and service will be of increasing importance as we expand our managed services business. If we do not help our customers quickly resolve post-deployment issues and provide effective ongoing support, our ability to sell our solutions and methodologies to existing customers would suffer and our reputation with potential customers would be harmed. As we expand our sales, we will be required to hire and train additional support personnel. In addition, as we expand our operations internationally, our support organization will face additional challenges, including those associated with delivering support, training and documentation in languages other than English. If we fail to maintain high quality customer support or grow our support organization to match any future sales growth, our business will suffer.

Our services and solutions handle mission-critical data for our customers and are highly technical in nature. If customer data is lost or corrupted, our reputation and business could be harmed.

Our data center services and IT infrastructure services involve storing and replicating mission-critical data for our customers. The process of storing and replicating that data is highly technical and complex. If any data is lost or corrupted in connection with the use of our services and solutions, our reputation could be seriously harmed and market acceptance of our solutions and services could suffer. In addition, our solutions have contained, and may in the future contain, undetected errors, defects or security vulnerabilities. Some errors in our solutions may only be discovered after a solution has been in use by customers. Any errors, defects or security vulnerabilities discovered in our solutions after commercial release could result in loss of revenue, loss of customers, increased service and warranty cost and diversion of attention of our management and technical personnel, any of which could significantly harm our business. In addition, we could face claims for product liability, tort or breach of warranty. Defending a lawsuit, regardless of its merit, is costly and may divert management’s attention and adversely affect the market’s perception of us and our service offerings.

Failures or interruptions of our services could materially harm our revenues, impair our ability to conduct our operations and damage relationships with our customers.

Our success depends in part on our ability to provide reliable data center, IT infrastructure and managed services to our customers. Our network operations are currently located in Durham, North Carolina, Weybridge, England and Havant, England and are susceptible to damage or interruption from human error, fire, flood, power loss, telecommunications failure, terrorist attacks and similar events. We could also experience failures or interruptions of our systems and services, or other problems in connection with our operations, as a result of: damage to or failure of our computer software or hardware or our connections; errors in the processing of data by our system; computer viruses or software defects; physical or electronic break-ins, sabotage, intentional acts of vandalism and similar events; increased capacity demands or changes in systems requirements of our customers; or errors by our employees or third-party service providers.

In addition, our business interruption insurance may be insufficient to compensate us for losses that may occur. Any interruptions in our storage and data center services could damage our reputation and substantially harm our business and results of operations.

Our customers could unexpectedly terminate their contracts for our services.

Some of our contracts can be cancelled by the customer with limited advance notice and without significant monetary penalty. A customer’s termination of a contract for our services could result in a loss of expected revenues and additional expenses for staff that were allocated to that customer’s project. We could be required to maintain underutilized employees who were assigned to the terminated contract, thereby reducing the overall utilization rate of our professionals. The unexpected cancellation or significant reduction in the scope of any of our large projects, or customer termination of one or more recurring revenue contracts, could have a material adverse effect on our business, financial condition and results of operations.

We depend on a limited number of customers for a substantial portion of our revenue in any fiscal period and the loss of, or a significant shortfall in demand from, these customers could significantly harm our results of operations.

During any given fiscal period, a relatively small number of customers typically accounts for a significant percentage of our revenue. For example, in 2007, revenue generated by sales to our top 20 customers accounted for approximately 49% of our total revenue for the same period. In the past, the customers that comprised our top 20 customers have continually changed and we also have experienced significant fluctuations in individual customers’ usage of our services. In addition, our operating costs are relatively fixed in the near term. As a consequence, we may not be able to adjust our expenses in the short term to address the unanticipated loss of a large customer during any particular period. As such, we may experience significant, unanticipated fluctuations in our operating results which may cause us to not meet our expectations or those of stock market analysts, which could cause our stock price to decline.

Our methodologies and software solutions may infringe the intellectual property rights of third parties and may create liability for us as well as harm our reputation and customer relationships.

The methodologies and software solutions that we offer to customers may infringe upon the intellectual property rights of third parties and result in legal claims against our customers and us. These claims may damage our reputation, adversely impact our customer relationships and create liability for us. Moreover, although we generally agree in our customer contracts to indemnify customers for expenses or liabilities they incur as a result of third party intellectual property infringement claims associated with our services, the resolution of these claims, irrespective of whether a court determines that our methodologies and software solutions infringed another party’s intellectual property rights, may be time-consuming, disruptive to our business and extraordinarily costly. Finally, in connection with an intellectual property infringement dispute, we may be required to cease using or developing certain intellectual property that we offer to our customers. These circumstances could adversely affect our ability to generate revenue as well as require us to incur significant expense to develop alternative or modified services for our customers.

If we are unable to protect our intellectual property rights, our competitive position could be harmed or we could be required to incur significant expenses to enforce our rights.

Our success depends to a significant degree upon the protection of our proprietary technology rights, particularly the proprietary tools associated with our TransomSM framework. We rely on trade secret, copyright and trademark laws and confidentiality agreements with employees and third parties, all of which offer only limited protection. The steps we have taken to protect our intellectual property may not prevent misappropriation of our proprietary rights or the reverse engineering of our solutions. Additionally, our business often involves the development of services and solutions for specific customer engagements. While we generally retain ownership of these service methodologies and solutions, issues relating to the ownership of and rights to intellectual property developed in customer engagements can be complicated and there can be no assurance that disputes will not arise that affect our ability to continue to engage in the commercial use of such intellectual property. Legal standards relating to the validity, enforceability and scope of protection of intellectual property rights in other countries are uncertain and may afford little or no effective protection of our services, software, methodology and other proprietary rights. Consequently, we may be unable to prevent our services, software, methodology and other proprietary rights from being exploited abroad, which could require costly efforts to protect them. Policing the unauthorized use of our services, software, methodology and other proprietary rights is expensive, difficult and, in some cases, impossible. Litigation may be necessary in the future to enforce or defend our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of management resources, either of which could harm our business. Accordingly, despite our efforts, we may not be able to prevent third parties from infringing upon or misappropriating our intellectual property.

Furthermore, many of our current and potential competitors have the ability to dedicate substantially greater resources to developing and protecting their technology or intellectual property rights than we do. In addition, our attempts to protect our proprietary technology and intellectual property rights may be further limited due to the fact that our employees are attractive to other market participants and may leave GlassHouse with significant knowledge of our proprietary information. Consequently, others may develop services and methodologies that are similar or superior to our services and methodologies or design around our intellectual property.

If we do not attract and retain qualified professional staff, we may be unable to perform adequately our customer projects and could be limited in accepting new customer engagements.

Our business is labor intensive and our success depends on our ability to attract, retain, train and motivate highly skilled employees. The increase in demand for data center, IT infrastructure and managed services has further increased the need for employees with specialized skills or significant experience in these areas. We have been expanding our operations in all locations and these expansion efforts will be highly dependent on attracting a sufficient number of highly skilled people. We may not be successful in attracting enough employees to achieve our desired expansion or staffing plans. Furthermore, the industry turnover rates for these types of employees are high and we may not be successful in retaining, training or motivating the employees we attract. Any inability to attract, retain, train and motivate employees could impair our ability to manage adequately and complete existing projects and to accept new customer engagements. Such inability may also force us to increase our hiring of independent contractors, which may increase our costs and reduce our profitability on customer engagements. We must also devote substantial managerial and financial resources to monitoring and managing our workforce. Our future success will depend on our ability to manage the levels and related costs of our workforce.

If we are unable to expand our sales capabilities, we may not be able to generate increased revenues.

We must expand our sales force to generate increased revenue from new customers. We currently have a team of 70 dedicated sales professionals. Our services and solutions require a sophisticated sales effort targeted at the senior management of our prospective customers. New hires will require training and will take time to achieve full productivity. We cannot be certain that new hires will become as productive as necessary or that we will be able to hire enough qualified individuals in the future. Failure to hire qualified sales personnel will preclude us from expanding our business and growing our revenue.

Our senior management is important to our customer relationships and the loss of one or more senior managers could have a negative impact on our business.

We believe that our success depends in part on the continued contributions of our president and chief executive officer, Mark Shirman, and other members of our senior management. We rely on our executive officers and senior management to generate business and execute our strategies successfully. In addition, the relationships and reputation that members of our management team have established and maintain with our customers contribute to our ability to operate a robust business. The loss of Mr. Shirman or any other members of senior management could impair our ability to identify and secure new customers, new engagements from existing customers and otherwise manage our business.

Our international sales and operations subject us to additional risks that may adversely affect our operating results.

In 2006 and 2007, we derived approximately 37% and 49% of our revenue, respectively, from customers outside the United States. We have facilities and sales personnel located in the United

Kingdom, Israel and Turkey. We expect to continue to add personnel in additional countries. Our international operations subject us to a variety of risks, including:

•	the difficulty of managing and staffing international offices and the increased travel, infrastructure and legal compliance costs associated with multiple international locations

•	the management of our relationships with channel partners outside the United States, whose sales and lead generation activities are very important to our international operations

•	difficulties in enforcing contracts and collecting accounts receivable, and longer payment cycles, especially in emerging markets

•	tariffs and trade barriers and other regulatory or contractual limitations on our ability to sell or develop our products in certain foreign markets

•	increased exposure to foreign currency exchange rate risk

•	reduced protection for intellectual property rights in some countries

•	political and economic instability

As we continue to expand our business internationally, our success will depend, in part, on our ability to anticipate and effectively manage these and other risks associated with our international operations. Our failure to manage any of these risks successfully could harm our international operations and reduce our international sales.

We may need additional capital in the future and it may not be available on acceptable terms.

We have historically relied on outside financing and cash flow from operations to fund our operations, capital expenditures and expansion. However, we may require additional capital in the future to fund our operations and acquisitions, finance investments in equipment or personnel, or respond to competitive pressures. We cannot assure you that additional financing will be available on terms acceptable to us. In addition, the terms of available financing may place limits on our financial and operational flexibility. If we are unable to obtain sufficient capital in the future, we may not be able to continue to meet customer demand for service quality, availability and competitive pricing. We also may be forced to reduce our operations or may not be able to expand or acquire complementary businesses or be able to develop new services or otherwise respond to changing business conditions or competitive pressures.

We will incur significant increased costs as a result of operating as a public company.

We have never operated as a public company. As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002, as well as new rules subsequently implemented by the Securities and Exchange Commission (SEC) and the Nasdaq Global Market impose various requirements on public companies, including requirements with respect to corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantial costs to maintain the same or similar coverage. These rules and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers.

If we fail to establish and maintain proper and effective internal control over financial reporting, our operating results and our ability to operate our business could be harmed.

The Sarbanes-Oxley Act requires, among other things, that we establish and maintain effective internal control over financial reporting and disclosure controls and procedures. If this offering were to become effective in 2008 and depending on our market capitalization, under the SEC’s current rules, beginning as early as the year ending December 31, 2009, we would be required to perform system and process evaluation and testing of our internal control over financial reporting to allow management to report on the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. Our independent registered public accounting firm will also be required to report on our internal control over financial reporting. Our testing and our auditor’s testing may reveal deficiencies in our internal control over financial reporting that are deemed to be material weaknesses and render our internal control over financial reporting ineffective. We expect to incur substantial accounting and auditing expense and to expend significant management time in complying with the requirements of Section 404. If we are not able to comply with the requirements of Section 404 in a timely manner, or if we or our independent registered public accounting firm identify deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, the market price of our stock could decline and we could be subject to investigations or sanctions by the SEC, Nasdaq or other regulatory authorities. In addition, we could be required to expend significant management time and financial resources to correct any material weaknesses that may be identified or to respond to any regulatory investigations or proceedings.

Risks Related to this Offering

An active trading market for our common stock may not develop.

Prior to this offering, there has been no public market for our common stock. Although we anticipate that our common stock will be approved for listing on the Nasdaq Global Market, an active trading market for our shares may never develop or be sustained following this offering. The initial public offering price for our common stock will be determined by negotiation between the representatives of the underwriters and us. This initial public offering price may vary from the market price of our common stock after the offering. Investors may not be able to sell their common stock at or above the initial public offering price. In addition, an inactive market may impair our ability to raise capital by selling shares and may impair our ability to acquire other companies or technologies by using our shares as consideration, which, in turn, could materially adversely affect our business.

If securities or industry analysts do not publish research or reports or publish unfavorable research or reports about our business, our stock price and trading volume could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us, our business, our market or our competitors. We do not currently have and may never obtain research coverage by securities and industry analysts. If no securities or industry analysts commence coverage of our company, the trading price for our stock could be negatively impacted. In the event we obtain securities or industry analyst coverage, if one or more of the analysts who covers us downgrades our stock, our stock price would likely decline. If one or more of these analysts ceases to cover us or fails to regularly publish reports on us, interest in our stock could decrease, which could cause our stock price or trading volume to decline.

The price of our common stock may be volatile and fluctuate substantially which could result in substantial losses for investors purchasing shares in this offering.

The initial public offering price for the shares of our common stock sold in this offering will be determined by negotiation between the representatives of the underwriters and us. This price may not reflect the market price of our common stock following this offering. In addition, the market price of our common stock is likely to be highly volatile and may fluctuate substantially due to the following factors (in addition to the other risk factors described in this section):

•	Actual or anticipated fluctuations in our results of operations

•	Variance in our financial performance from the expectations of market analysts

•	Conditions and trends in the markets we serve

•	Announcements of significant new services or solutions by us or our competitors

•	The commencement or outcome of litigation

•	Changes in market valuation or earnings of our competitors

•	The trading volume of our common stock

•	Changes in the estimation of the future size and growth rate of our markets

•	Legislation or regulatory policies, practices or actions

•	General economic conditions

In addition, the stock market in general, and the Nasdaq Global Market and the market for technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. These broad market and industry factors may materially harm the market price irrespective of our operating performance. As a result of these factors, you might be unable to resell your shares at or above the initial public offering price after this offering. In addition, in the past, following periods of volatility in the overall market and the market price of a company’s securities, securities class action litigation has often been instituted against the affected company. This type of litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

We currently do not intend to pay dividends on our common stock and, consequently, your only opportunity to achieve a return on your investment is if the price of our common stock appreciates.

We currently do not intend to declare or pay dividends on shares of our common stock in the foreseeable future. See “Dividend Policy” for more information. Consequently, your only opportunity to achieve a return on your investment in our company will be if the market price of our common stock appreciates and you sell your shares at a price above your cost. There is no guarantee that the price of our common stock will ever exceed the price that you pay.

A substantial number of shares of our common stock could be sold into the public market shortly after this offering, which could depress our stock price.

The market price of our common stock could decline as a result of sales by our existing stockholders of shares of common stock in the market after this offering or the perception that these sales could occur. Once a trading market develops for our common stock, many of our stockholders will have an opportunity to sell their stock for the first time. These factors could also make it difficult for us to raise additional capital by selling stock. Please see the section entitled “Shares Eligible for Future Sale” for more information regarding these factors.

As a new investor, you will incur immediate and substantial dilution as a result of this offering.

The initial public offering price of our common stock will be substantially higher than the pro forma as adjusted net tangible book value per share of our outstanding common stock. Accordingly, if you purchase shares of our common stock at the assumed initial public offering price (the midpoint of the

range set forth on the cover page of this prospectus), you will incur immediate and substantial dilution of $             per share. If the holders of outstanding options or warrants exercise those options or warrants, you will suffer further dilution. See “Dilution” for more information.

Our management will have broad discretion over the use of the proceeds we receive in this offering and might not apply the proceeds in ways that increase the value of your investment.

Our management will have broad discretion to use the net proceeds from this offering and you will be relying on the judgment of our management regarding the application of these proceeds. They might not apply the net proceeds of this offering in ways that increase the value of your investment. We expect to use the net proceeds from this offering for general corporate purposes, including working capital, capital expenditures, acquisitions and further development of our services and solutions, and for debt repayment from time to time. We have not allocated these net proceeds for any specific purposes. Our management might not be able to yield any return on the investment and use of these net proceeds. You will not have the opportunity to influence our decisions on how to use the proceeds.

Existing stockholders significantly influence us and could delay or prevent an acquisition by a third party.

Upon completion of this offering, executive officers, key employees and directors and their affiliates will beneficially own, in the aggregate, approximately     % of our outstanding common stock. As a result, these stockholders will be able to exercise significant influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, which could have the effect of delaying or preventing a third party from acquiring control over us. For information regarding the ownership of our outstanding stock by our executive officers and directors and their affiliates, please see “Principal Stockholders.”

Anti-takeover provisions in our certificate of incorporation and bylaws and in Delaware law could prevent or delay a change in control of our company.

We are a Delaware corporation and the anti-takeover provisions of the Delaware General Corporation Law may discourage, delay or prevent a change in control by prohibiting us from engaging in a business combination with an interested stockholder for a period of three years after the person becomes an interested stockholder, even if a change of control would be beneficial to our existing stockholders. For more information, see “Description of Capital Stock—Anti-Takeover Effects of Provisions of Our Certificate of Incorporation, Bylaws and Delaware Law.” In addition, our amended and restated certificate of incorporation and bylaws may discourage, delay or prevent a change in our management or control over us that stockholders may consider favorable. Our amended and restated certificate of incorporation and bylaws, which will be in effect as of the closing of this offering:

•	Authorize the issuance of “blank check” preferred stock that could be issued by our board of directors to thwart a takeover attempt

•	Do not provide for cumulative voting in the election of directors, which would allow holders of less than a majority of the stock to elect some directors

•

Establish a classified board of directors, as a result of which the successors to the directors whose terms have expired will be elected to serve from the time of election and qualification until the third annual meeting following their election

•	Require that directors only be removed from office for cause

•	Provide that vacancies on the board of directors, including newly-created directorships, may be filled only by a majority vote of directors then in office

•	Limit who may call special meetings of stockholders

•	Prohibit stockholder action by written consent, requiring all actions to be taken at a meeting of the stockholders

•	Establish advance notice requirements for nominating candidates for election to the board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings

For information regarding these and other provisions, please see “Description of Capital Stock.”

Completion of this offering may limit our ability to use our net operating loss carryforwards.

As of December 31, 2007, we had substantial federal and state net operating loss carryforwards along with certain foreign net operating loss carryforwards. Under the provisions of the Internal Revenue Code, substantial changes in our ownership may limit the amount of our net operating loss carryforwards that can be utilized annually in the future to offset taxable income. We believe that, as a result of this offering, it is possible that a change in our ownership might be deemed to have occurred. If such a change in our ownership occurs, our ability to use our net operating loss carryforwards in any fiscal year will be significantly limited under these provisions.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. All statements other than statements of historical fact contained in this prospectus, including statements regarding our future results of operations and financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In some cases, we identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this prospectus are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements speak only as of the date of this prospectus and are subject to a number of risks, uncertainties and assumptions described in the “Risk Factors” section and elsewhere in this prospectus. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not occur and actual results could differ materially from those projected in our forward-looking statements. We undertake no obligation, and specifically decline any obligation, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

INDUSTRY AND MARKET DATA

The market data and other statistical information used throughout this prospectus are based on independent industry publications. Some data are also based on our good faith estimates, which are derived from our review of internal surveys, as well as independent industry publications, government publications, reports by market research firms or other published independent sources. None of the independent industry publications referred to in this prospectus were prepared on our behalf or at our expense. Some of the independent industry publications referred to in this prospectus are copyrighted and, in such circumstances, we have obtained permission from the copyright owners to refer to such information in this prospectus.

In particular, the Gartner Reports described in this prospectus represent data, research, opinions or viewpoints published, as part of a syndicated subscription service available only to clients, by Gartner, Inc., which we refer to as Gartner, and are not representations of fact. We have been advised by Gartner that each Gartner Report speaks as of its original publication date (and not as of the date of this prospectus) and the opinions expressed in the Gartner Reports are subject to change without notice. Gartner is not responsible, nor shall it have any liability, to us or to any reader of this prospectus for errors, omissions or inadequacies in, or for any interpretations of, or for any calculations based upon data contained in, the Gartner Reports, or any excerpts thereof.

The discussion above does not, in any manner, disclaim our responsibilities with respect to the disclosures contained in this prospectus.

USE OF PROCEEDS

We estimate that the net proceeds to us of the sale of the common stock that we are offering will be approximately $             million, assuming an initial public offering price of $             per share, which is the midpoint of the range listed on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses that we must pay. A $1.00 increase or decrease in the assumed initial public offering price of $             per share would increase or decrease the net proceeds to us from this offering by approximately $             million, assuming the number of shares offered by us, as set forth on the cover page of the prospectus, remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use these net proceeds for working capital and other general corporate purposes, including the expansion of our current business through acquisitions of complementary or strategic businesses, products or technologies, the enhancement of our existing services and solutions and the hiring of additional personnel to increase our development, sales and marketing activities. The amount and timing of the use of the net proceeds for the enumerated purposes will depend on market conditions and opportunities. We currently have no agreements or commitments for any specific acquisitions at this time. We also intend to use a portion of the net proceeds from this offering to repay, from time to time, acquisition-related loans from Lighthouse Capital Partners (Lighthouse) and from a syndicate of lenders led by BayStar Capital III Investment Fund, L.P. (BayStar). The amount, if any, of the net proceeds that will be used to service our Lighthouse and BayStar loans will be dependent on the cash provided from our operations during the repayment period. The Lighthouse and BayStar loans do not require accelerated payments upon the consummation of this offering. The table below sets forth the lender, amount borrowed, amount outstanding at December 31, 2007, interest rate, maturity date and purposes for which we have used the borrowed monies. A description of the loan agreements along with payment schedules are included in Note 9 to our Consolidated Financial Statements.

Lender/Loan Amount	Principal Outstanding at December 31, 2007	Interest Rate	Maturity Date	Use

Lighthouse/$6,000,000	$1,546,000	7% per annum for year 1 Prime rate + 1.75% for years 2–4	June 2008	Acquisition

Lighthouse/$3,000,000	$2,867,000	7% per annum for year 1 Prime rate + 1.75% for years 2–4	December 2009 and September 2010	Acquisition

Lighthouse/$10,000,000	$9,656,000	10% per annum from March 2007–August 2007 Prime rate + 1.75% from September 2007–August 2010	August 2010	Acquisition

BayStar/$6,000,000	$6,203,000	9.75% per annum	August 2010	Acquisition

The amount and timing of our debt repayment will depend on numerous factors, including the cash used or generated in our operations and the cash on hand or used for acquisitions. As a result, we cannot estimate the amount of the net proceeds that will be used for debt repayment. We have not allocated any minimum portion or specific amount of the proceeds to possible debt repayment.

Pending use of proceeds from this offering, we intend to invest the proceeds in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments.

DIVIDEND POLICY

We have never declared or paid any cash dividends on capital stock. We currently intend to retain all available funds and any future earnings for use in financing the growth of our business and do not anticipate paying any cash dividends after the offering and for the foreseeable future. Any future determination relating to dividend policy will be made at the discretion of our board of directors, subject to compliance with certain covenants under our loans, which restrict or limit our ability to declare or pay dividends, and will depend on our future earnings, financial condition, results of operations, capital requirements, general business conditions, future prospects, applicable Delaware law, which provides that dividends are only payable out of surplus or current net profits, and other factors that our board of directors may deem relevant.

CAPITALIZATION

The following table sets forth the following information:

•	our actual capitalization, including our debt and warrant liability, as of December 31, 2007;

•

our pro forma capitalization after giving effect to the conversion, upon completion of this offering, of all outstanding shares of preferred stock into common stock and all outstanding warrants to purchase preferred stock into warrants to purchase common stock; and

•

our pro forma capitalization as adjusted to reflect the receipt of the estimated net proceeds from our sale of              shares of common stock in this offering, after deducting the underwriting discounts and commissions and estimated offering expenses, and the filing of an amended and restated certificate of incorporation after the closing of this offering.

	As of December 31, 2007
	(in thousands)
	Actual	Pro Forma	Pro Forma As Adjusted
Preferred Stock Warrant liability	$4,483	$—	$—
Long-term debt, including current portion	19,305	19,305	19,305
Capital leases, including current portion	30	30	30

Series A Preferred Stock, $0.001 par value, 3,360,000 shares authorized, 3,360,000 shares issued and outstanding actual; 3,360,000 shares authorized, no shares outstanding pro forma and pro forma as adjusted	2,283	—	—

Series B Preferred Stock, $0.001 par value, 10,658,017 shares authorized, 10,623,402 shares issued and outstanding actual, 10,658,017 shares authorized, no shares outstanding pro forma and pro forma as adjusted	10,120	—	—

Series C Preferred Stock, $0.001 par value, 8,717,647 shares authorized, 8,364,707 shares issued and outstanding actual, 8,717,647 shares authorized, no shares outstanding pro forma and pro forma as adjusted	8,951	—	—

Series D Preferred Stock, $0.001 par value, 17,511,727 shares authorized, 15,626,305 shares issued and outstanding actual, 17,511,727 shares authorized, no shares outstanding pro forma and pro forma as adjusted	41,856	—	—

Series E Preferred Stock, $0.001 par value, 4,930,376 shares authorized, 4,493,245 shares issued and outstanding actual, 4,930,376 shares authorized, no shares outstanding pro forma and pro forma as adjusted	11,407	—	—

Total redeemable convertible preferred stock	74,617	—	—

Stockholders’ (deficit) equity:

Series 1 Convertible Preferred Stock, $0.001 par value, 6,000,000 shares authorized, 4,440,499 shares issued and outstanding actual; 6,000,000 shares authorized, no shares outstanding pro forma and pro forma as adjusted	370	—	—
Common Stock, $0.001 par value, 86,000,000 shares authorized, 14,759,156 shares issued and actual, 86,000,000 shares authorized, 61,664,314 shares issued and 61,217,314 pro forma and share outstanding pro forma as adjusted.	15	62
Additional paid-in capital	11,985	91,408
Treasury stock, at cost, 450,000 shares at December 31, 2007	(1)	(1)
Accumulated other comprehensive income (loss)	1,193	1,193
Accumulated deficit	(73,930)	(73,930)

Total stockholders’ (deficit) equity	(60,368)	18,732

Total capitalization	$38,067	$38,067

This table excludes, as of December 31, 2007, the following:

•	10,322,206 shares issuable upon exercise of stock options outstanding at a weighted average exercise price of $0.73 per share;

•	406,865 shares of common stock available for future issuance under our stock-based compensation plans; and

•	4,655,045 shares of common stock issuable upon the exercise of outstanding warrants at a weighted average exercise price of $2.33 per share.

See “Management—Employee Benefit Plans,” and Note 12 of the notes to our consolidated financial statements for a description of our equity plans.

DILUTION

Our pro forma net tangible book value as of December 31, 2007 was approximately $(12.1) million, or approximately $(0.20) per share. Pro forma net tangible book value per share represents the amount of total tangible assets minus our total liabilities, divided by 61,217,314 shares of common stock outstanding after giving effect to the conversion, upon completion of this offering, of all outstanding preferred stock into common stock and all outstanding warrants to purchase preferred stock into warrants to purchase common stock.

Net tangible book value dilution per share to new investors represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of common stock immediately after completion of this offering. After giving effect to our sale of              shares of common stock in this offering at an assumed initial public offering price of $             per share, and after deducting the underwriting discounts and commissions and estimated offering expenses, the pro forma net tangible book value as of December 31, 2007 would have been approximately $             million or approximately $             per share. This represents an immediate increase in net tangible book value of $             per share to existing stockholders and an immediate dilution in net tangible book value of $             per share to purchasers of common stock in the offering, as illustrated in the following table:

Assumed initial public offering price per share		$
Pro forma net tangible book value per share before this offering	$
Increase per share attributable to new investors	$

Pro forma net tangible book value per share after this offering		$

Dilution per share to new investors		$

If the underwriters exercise their option to purchase additional shares of our common stock in full in this offering, the pro forma net tangible book value per share after the offering would be approximately $             per share, the increase in pro forma net tangible book value per share to existing stockholders would be approximately $             per share and the dilution to new investors purchasing shares in this offering would be approximately $             per share.

The table below presents on a pro forma basis as of December 31, 2007, after giving effect to the conversion of all outstanding shares of preferred stock into common stock upon completion of this offering and assuming there are no exercises of stock options or warrants outstanding on December 31, 2007 (as further described below), the differences between the existing stockholders and the purchasers of shares in the offering with respect to the number of shares purchased from us, the total consideration paid and the average price paid per share:

	Shares Purchased			Total Consideration		Average Price Per Share
	Number	Percent		Amount	Percent
Existing stockholders	61,217,314%			$63,519,454%		$1.04
New stockholders
Totals			%		100.0%

As of December 31, 2007, there were options outstanding to purchase a total of 10,322,206 shares of stock at a weighted average exercise price of $0.73 per share, which will convert into the right to purchase 10,322,206 shares of common stock upon the completion of the offering. In addition, as of December 31, 2007, there were warrants outstanding to purchase 4,655,045 shares of stock at a weighted average exercise price of $2.33 per share, which will convert into the right to purchase 4,655,045 shares of common stock upon the completion of the offering. To the extent outstanding options or warrants are exercised, there will be further dilution to new investors. For a description of our equity plans, please see “Management—Employee Benefit Plans” and Note 12 of the notes to the consolidated financial statements.

SELECTED CONSOLIDATED FINANCIAL DATA

The following consolidated statements of operations data for fiscal years 2005, 2006, and 2007 and the consolidated balance sheet data for fiscal years 2006 and 2007 have been derived from our consolidated financial statements and related notes which have been audited by Ernst & Young LLP and are included elsewhere in this document. The consolidated statements of operations data for fiscal years 2003 and 2004, and the consolidated balance sheet data for fiscal years 2003, 2004 and 2005 have been derived from our audited consolidated financial statements and related notes not included in this prospectus. The following selected financial data should be read together with our financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	Year Ended December 31,
	2003	2004	2005	2006	2007
	(in thousands, except per share data)
Consolidated Statements of Operations Data:
Revenues:
Service	$7,278	$16,411	$29,324	$35,184	$60,463
Product	—	12,930	16,353	2,624	805

Total revenues	7,278	29,341	45,677	37,808	61,268
Cost of revenues:
Service	5,735	14,619	25,671	27,381	44,648
Product	—	10,472	13,376	1,898	431

Total cost of revenues	5,735	25,091	39,047	29,279	45,079

Gross (loss) profit	1,543	4,250	6,630	8,529	16,189

Research and development expenses	—	—	—	—	128
Selling and marketing expenses	2,900	9,128	15,682	10,906	15,270
General and administrative expenses	2,248	4,046	8,840	7,058	9,494
Amortization of intangible assets	—	703	1,351	1,165	2,260

Loss from operations	(3,605)	(9,627)	(19,243)	(10,600)	(10,963)
Interest and other income (expense), net	26	(188)	(2,248)	393	(3,298)

Loss before income taxes and cumulative effect of change in accounting principle	(3,579)	(9,815)	(21,491)	(10,207)	(14,261)
Provision (benefit) for income taxes	—	—	—	—	(534)

Loss before cumulative effect of change in accounting principle	(3,579)	(9,815)	(21,491)	(10,207)	(13,727)
Cumulative effect of change in accounting principle(1)	—	—	—	558	—

Net loss	$(3,579)	$(9,815)	$(21,491)	$(9,649)	$(13,727)
Dividends and accretion on preferred stock	(828)	(1,129)	(2,420)	(3,482)	(4,310)

Net loss to common stockholders	$(4,407)	$(10,944)	$(23,911)	$(13,131)	$(18,037)

Net loss per share to common stockholders	$(0.96)	$(2.29)	$(4.62)	$(2.21)	$(1.73)

Weighted average number of shares outstanding (basic and diluted)	4,584	4,769	5,170	5,955	10,428

	As of December 31,
	2003	2004	2005	2006	2007
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents.	$8,072	$20,783	$4,948	$3,735	$5,948
Total assets	11,288	37,529	18,756	18,072	71,686
Total long-term debt, including current portion.	123	5,832	4,898	5,695	19,305
Redeemable convertible preferred stock warrant liability	—	—	—	993	4,483
Total redeemable convertible preferred stock	16,540	37,560	43,924	54,680	74,617
Total stockholders’ deficit	(7,913)	(18,425)	(41,279)	(54,523)	(60,368)

(1)	The cumulative effect of change in accounting principle is due to the adoption of FSP 150-5, effective January 1, 2006 and represents a net gain from recording the estimated fair value of preferred stock warrants as of that date. The following table shows the impact had FSP 150-5 been adopted at the beginning of the periods presented:

	2003	2004	2005
Additional other income, net	$17	$28	$503

Adjusted net loss per share to common stockholders*	$(0.96)	$(2.29)	$(4.53)

*	Represents the net loss per share to common shareholders adjusted for the impact of the additional income, net.

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

On March 22, 2007, we acquired all of the outstanding capital stock of MBI Advanced Computer Systems Ltd. (MBI Israel) and MBI Veri Koruma Sistemleri Ticaret Limited Sirketi (MBI Turkey and, together with MBI Israel, the MBI Group), related companies which provide expertise in data protection of storage and servers. MBI Advanced Computer Systems Ltd. operates in Israel. MBI Veri Koruma Sistemleri Ticaret Limited Sirketi operates in Turkey. Total consideration for MBI Advanced Computer Systems Ltd. was approximately $8.1 million, consisting primarily of 1,788,798 shares of our common stock valued at $1.3 million, $6.5 million in cash, and transaction costs of approximately $240,000. Total consideration for MBI Turkey was approximately $346,000 consisting primarily of 61,683 shares of common stock valued at approximately $46,000 and $300,000 in cash.

On March 22, 2007, we acquired all of the outstanding capital stock of Integrity Systems Ltd. (Integrity), which provides expertise in data protection of storage, servers, and database environments. Integrity operates in Israel. Total consideration for Integrity was approximately $2.6 million, consisting primarily of 596,265 shares of common stock valued at approximately $447,000, $1.9 million in cash, and transaction costs of approximately $272,000. We refer to Integrity along with MBI Group collectively as the Israeli Group. We refer to the acquisition of the MBI Group and Integrity collectively as our Israeli acquisition.

On July 2, 2007, we acquired certain assets of Rapid Application Deployment, Inc. (RapidApp), which provides consulting support in the design and deployment of server virtualization and virtual infrastructure projects. Total consideration for RapidApp was approximately $10.6 million, consisting primarily of 2,344,300 shares of common stock valued at $4.5 million, $6.0 million in cash, and transaction costs of approximately $57,000. Within 45 days after June 30, 2008, we may be required to pay up to an additional $2.1 million in cash based on the achievement of certain revenue targets by the RapidApp business for the twelve month period following the acquisition.

On October 1, 2007, we acquired all of the outstanding capital stock of DCMI Limited (DCMI), a UK-based provider of data center consolidation software. The total purchase price was approximately $8.5 million, consisting primarily of 2,148,942 shares of common stock valued at $4.5 million, $4.1 million in cash, and transaction costs of approximately $211,000. We may be required to pay up to an additional $3.5 million in cash based on DCMI’s achievement of certain revenue targets for the twelve month period following the acquisition.

We have allocated the purchase price for each of these acquisitions to the net tangible and intangible assets, resulting in the excess of the purchase price over the net tangible and intangible assets being recorded as goodwill. The following represents the purchase price (in thousands):

	Integrity	MBI - Israel	MBI - Turkey	Rapid App	DCMI	Total
Cash payment	$1,850	$6,500	$300	$6,031	$4,056	$18,737
Fair value of GlassHouse Technologies stock issued(1)	447	1,342	46	4,501	4,405	10,741
Transaction costs incurred	272	240	—	58	208	778

Total Purchase Consideration	$2,569	$8,082	$346	$10,590	$8,669	$30,256

(1)	The fair value of our common stock was based on valuations performed by the Company at the dates of issuance. The per share fair values used by us were:

March 22, 2007	$0.75
July 2, 2007	$1.92
October 1, 2007	$2.05

The following unaudited pro forma condensed combined financial statements have been prepared to give effect to our acquisitions of MBI Group, Integrity, RapidApp and DCMI, using the purchase method of accounting with the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements and the related notes of GlassHouse, MBI Group, Integrity, RapidApp and DCMI, whose audited financial statements are included in this prospectus.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2007 give effect to the acquisitions described above as if they had occurred on January 1, 2007. MBI Group, Integrity and RapidApp operate on a calendar basis. DCMI operates on a March 31 year end. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2007 is based on the historical results of GlassHouse, MBI Group, Integrity, RapidApp and DCMI. The unaudited pro forma condensed combined financial statements include all material pro forma adjustments necessary for their preparation, but do not assume any benefits from cost savings or synergies of operations of the combined company.

The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of the consolidated results of operations or financial condition of GlassHouse that would have been reported if the transactions had been consummated as of the beginning of the periods presented, nor are they necessarily indicative of the future operating results or financial position of the combined company.

GLASSHOUSE TECHNOLOGIES, INC.

Unaudited Pro Forma Condensed Combined Statements of Operations

(In thousands, except per share amounts)

	Year Ended December 31, 2007						Pro forma Adjustments		Pro forma Combined
	GlassHouse	Integrity	MBI - Israel	MBI - Turkey	Rapid App	DCMI
Revenues
Service	$60,463	$1,924	$2,794	$518	$2,235	$3,472	$(1,050	)(1)	$70,356
Product	805	204	24	—	660	601	—		2,294

Total revenues	61,268	2,128	2,818	518	2,895	4,073	(1,050)		72,650
Cost of revenues
Service	44,648	1,747	2,223	356	1,244	3,086	(674	)(2),(3),(4)	52,630
Product	431	103	12	—	607	—	—		1,153

Total cost of revenues	45,079	1,850	2,235	356	1,851	3,086	(674)		53,783

Gross profit	16,189	278	583	162	1,044	987	(376)		18,867
Operating expenses:
Research and development expenses	128	59	—	—	—	—	—		187
Selling and marketing expenses	15,270	241	333	41	534	614	4	(2)	17,037
General and administrative expenses	9,494	622	299	36	417	378	5	(2)	11,251
Amortization of intangible assets	2,260	—	—	—	—	—	920	(4)	3,180

Total operating expenses	27,152	922	632	77	951	992	929		31,655

Income (loss) from operations	(10,963)	(644)	(49)	85	93	(5)	(1,305)		(12,788)
Other/interest income (expense), net	(3,298)	(10)	487	27	(20)	12	(1,190	)(5),(6)	(3,992)
Income (loss) before income taxes and cumulative effect of change in accounting principle	(14,261)	(654)	438	112	73	7	(2,495)		(16,780)
Provision/(benefit) for income taxes	(534)	(41)	—	28	7	27	(21	)(7)	(534)

Net income (loss)	(13,727)	(613)	438	84	66	(20)	(2,474)		(16,246)
Dividends and accretion on preferred stock	(4,310)	—	—	—	—	—	(243	)(8)	(4,553)

Net income (loss) to common stockholders	$(18,037)	$(613)	$438	$84	$66	$(20)	$(2,717)		$(20,799)

Net loss per share to common stockholders	$(1.73)								$(1.40)

Number of shares used in per share calculations:
Basic and diluted	10,428						4,429	(9)	14,857

Notes to Unaudited Pro Forma Condensed Combined Financial Information

Explanation of Adjustments to the Pro Forma Condensed Combined Financial Statements

(1)	To record the impact of the fair valuing of deferred revenue at January 1, 2007.

	Integrity	MBI - Israel	MBI - Turkey	Rapid App	DCMI	Total
	(in thousands)
For the twelve months ended December 31, 2007	$(54)	$(862)	$(134)	$—	$—	$(1,050)

(2)	To record stock compensation expense in accordance with the adoption of SFAS No. 123R related to options issued by Glasshouse to employees of acquired companies who continued to be employed by us subsequent to the merger. The break out of the expense by income statement category is as follows:

For the twelve months ended December 31, 2007

Statement of Operations Category	Integrity	MBI - Israel	MBI - Turkey	Rapid App	DCMI	Total
	(in thousands)
Cost of revenues—service	$2	$1	$—	$2	$—	$5
Research and development	—	—	—	—	—	—
Sales and marketing	1	1	—	2	—	4
General and administrative	3	2	—	—	—	5

Total	$6	$4	—	$4	$—	$14

(3)	To record the impact of the fair valuing of deferred costs associated with deferred revenue.

	Integrity	MBI - Israel	MBI - Turkey	Rapid App	DCMI	Total
	(in thousands)
For the twelve months ended December 31, 2007	$—	$(784)	$(122)	$—	$—	$(906)

(4)	The pro forma expense of our acquired intangible assets for the twelve months ended December 31, 2007 is as follows:

Amortization of the intangible assets recorded as part of the purchase price allocation in connection with the acquisitions. Intangible assets are amortized in accordance with SFAS 142 for purposes of these unaudited pro forma financial statements over the following number of years:

Developed product technology	4-7
Trademark / tradename portfolio	5
Customer relationships	5-8

	Integrity	MBI - Israel	MBI - Turkey	Rapid App	DCMI	Total
	(in thousands)
Developed product technology	$11	$—	$—	$—	$216	$227	*
Trademark / tradename portfolio	—	—	—	52	—	52
Customer relationships	51	230	19	316	252	868

Total	$68	$230	$19	$368	$468	$1,147

*	Included in cost of revenues

(5)	To record the interest expense related to the debt issued to purchase our acquisitions. The expense by acquired company is as follows:

	Integrity	MBI - Israel	MBI - Turkey	Rapid App	DCMI	Total
	(in thousands)
For the twelve months ended December 31, 2007	$(58)	$(188)	$(8)	$(382)	$—	$(636)

(6)	To record the income/(expense) from the change in fair value of the warrants issued in conjunction with the debt or equity issued to finance our acquisitions.

	Integrity	MBI - Israel	MBI - Turkey	Rapid App	DCMI	Total
	(in thousands)
For the twelve months ended December 31, 2007	$(30)	$(330)	$(4)	$(190)	$—	$(554)

(7)	To record the provision/(benefit) for income taxes in our acquisitions for the twelve months ended December 31, 2007 as if they had been acquired January 1, 2007.

(8)	To record dividends and accretion for the preferred stock issued to fund our acquisition of DCMI.

(9)	To record the impact of the issuance of our common stock as consideration in conjunction with the acquisitions.

	Integrity	MBI - Israel	MBI - Turkey	Rapid App	DCMI	Total
	(in thousands)
For the twelve months ended December 31, 2007	177	531	18	1,554	2,149	4,429

The purchase price for the acquisitions has been allocated to the acquired net tangible and intangible assets based on their fair values as follows (in thousands):

	Integrity	MBI - Israel	MBI - Turkey	Rapid App	DCMI	Total
Cash and cash equivalents	$23	$316	$353	$—	$—	$692
Accounts receivable, net of allowance	1,617	3,592	317	—	—	5,526
Unbilled revenue	556	283	—	—	—	839
Inventory	—	214	—	—	—	214
Prepaid expenses and other current assets	331	947	56	36	—	1,370
Property and equipment, net	104	149	12	65	—	330
Other assets	849	819	81	—	—	1,749
Accounts payable	(313)	(3,314)	(335)	—	—	(3,962)
Accrued expenses and other current liabilities	(954)	(861)	(115)	(14)	—	(1,944)
Deferred revenue	(111)	(1,600)	(500)	—	—	(2,211)
Deferred tax liability	(545)	(760)	(81)	—	—	(1,386)
Debt	(709)	—	—	—	—	(709)
Other long-term liabilities	(843)	(1,011)	(96)	—	—	(1,950)

Net tangible assets acquired	5	(1,226)	(308)	88	—	(1,442)

Excess of purchase price over net tangible assets acquired	2,564	9,308	654	10,503	8,669	31,698
Identified intangible assets:
Developed product technology	196	—	—	—	2,013	2,209
trademark / tradename portfolio	—	—	—	523	—	523
Customer relationships	1,792	7,187	408	3,155	2,350	14,892

Total fair value of identified intangibles	1,988	7,187	408	3,678	4,363	17,624

Goodwill	$576	$2,121	$246	$6,825	$4,306	$14,074

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with “Selected Consolidated Financial Data” and our consolidated financial statements and related notes appearing elsewhere in this prospectus. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors. We discuss factors that we believe could cause or contribute to these differences below and elsewhere in this prospectus, including those set forth under “Risk Factors” and “Special Note Regarding Forward-Looking Statements.”

Overview

We are a leading provider of IT consulting, technology integration and managed services that address inefficiencies and risks inherent in storage and data infrastructure. Our services include server virtualization, data center migrations and consolidations, storage, operational recovery solutions, compliance and managed services. Our proprietary service delivery framework, TransomSM, combines our software tools, proprietary methodologies and domain expertise to execute services projects with the intent to transition customers to a recurring revenue relationship. Our customer base includes enterprise and small-to-midsized business (SMB) organizations across numerous industries and currently includes or has included 42 of the Fortune 100 companies. We provide a demonstrable ROI to our customers by:

•	Reducing the total cost of data infrastructure

•	Improving IT service levels to support business functions

•	Decreasing risk in both data recovery and regulatory areas

Founded in 2001, we initially focused on storage and data protection services. In response to customer demand, we expanded our breadth of services by offering complete lifecycle support from strategy to managed services. We achieved this expansion through a combination of organic growth and acquisitions. From our inception through 2005, we made four key acquisitions. These acquisitions accelerated our expansion into international markets, our tool development and our entrance into the managed services arena.

In 2007 we grew our revenue, capabilities, service offerings and international presence through additional strategic acquisitions. These acquisitions have added server virtualization, data center migration and additional managed services to our capabilities. In addition, these acquisitions expanded our presence in the United Kingdom and the United States, as well as facilitated expansion into Israel and Turkey to serve the Middle East markets.

Over the past two years we have identified several key trends that have contributed to our revenue and margin growth:

•	Increased growth in our managed services offerings

•	Our tools and IP becoming integrated into more of our projects

•	Growth in the size and scope of our projects

•	Higher revenues from large enterprise customers in the UK

•	Increased global accounts and cooperation

•	Increased volume of opportunities coming to us through indirect sales channels

Revenues

	Year Ended December 31,				Year Ended December 31,
	2005	2006	$ Change	% Change	2006	2007	$ Change	% Change
	(dollars in thousands)
Revenues
Service	$29,324	$35,184	$5,860	20%	$35,184	$60,463	$25,279	72%
Product	16,353	2,624	(13,729)	-84%	2,624	805	(1,819)	-69%

Total revenues	$45,677	$37,808	$(7,869)	-17%	$37,808	$61,268	$23,460	62%

We derive revenues from consulting services, managed service contracts, product sales and multi-element sales. We are primarily focused on generating service revenue. Product sales consist of the resale of third party software and/or hardware. We focus on generating service revenues. Product sales are not a part of the US or the UK business. Vendor independence is one of our key business differentiators. After we make an acquisition, part of our integration plan is to transition product sales out to a partner. Product sales in 2007 were a result of revenues generated from our Israeli acquisition. As a result of becoming part of GlassHouse, the Israeli Group has seen an increase in services work performed without any product resale component. The vast majority of our revenues is generated either through fixed fee engagements or managed services contracts. Included in our revenues are travel and entertainment expenses that are billable to our customers.

Service revenues increased by 72% from 2006 to 2007. Of this increase, 43% is attributable to our 2007 acquisitions and 29% is attributable to our organic service revenue growth. Our organic growth increased due to broader acceptance of our services within our customer base, an increase in our deal size and growth in our indirect channel relationships. Although we had no direct client that represented more than 10% of our total revenues, one indirect channel partner represented 10% of total revenues in this period. The same partner accounted for 14% of our total revenues in 2006.

Product revenues decreased by 69% during this period reflecting our planned shift away from our product business in the UK in 2006 offset by product sales in our 2007 acquired entities, specifically in Israel in Turkey.

Service revenues increased by 20% from 2005 to 2006. This increase was from organic growth as we focused on improving efficiency of delivery and sales productivity. Product revenues decreased by 84% during this period, which reflects our planned shift away from our product business in the UK in 2006. Although we had no direct client that represented more than 10% of our total revenues, one indirect channel partner represented 14% of total revenues in this period.

Cost of revenues and gross profit

	Year Ended December 31,				Year Ended December 31,
	2005	2006	$ Change	% Change	2006	2007	$ Change	% Change
	(dollars in thousands)
Gross profit
Services	$3,653	$7,803	$4,150	114%	$7,803	$15,815	$8,012	103%
Product	2,977	726	(2,251)	-76%	726	374	(352)	48%

Total gross profit	$6,630	$8,529	$1,899	29%	$8,529	$16,189	$7,660	90%

Gross Margin
Services	12%	22%			22%	26%
Product	18%	28%			28%	46%
Total gross margin	15%	23%			23%	26%

Cost of revenues includes all costs related to the delivery of our services and consists primarily of salaries and benefits of our consultants, billable and non-billable travel and entertainment, third party contractors, third party products and services and facility related expenses. Our managed services business is performed onsite and offsite, but using customer-owned assets. Our investments in this area are primarily staff, our software tools and basic monitoring equipment.

We have experienced a steady improvement in our service margins since the beginning of 2006. This is a result of several key factors:

•	Winning and completing larger projects improves utilization by cutting down inefficiencies associated with starting and stopping many small projects

•	An increase in scale of managed services projects

•	Improved system controls increase accuracy of forecasting and allow us to more efficiently utilize resources

•	A maturation of our IP tools and software facilitates productivity and allows us to build out our labor pyramid to leverage our senior domain experts

From 2006 to 2007, total gross profit increased 90% and increased as a percentage of sales from 23% to 26%, respectively. Service gross profit increased 103% and increased as a percentage of sales from 22% to 26%, respectively during this period. 27% of this increase is attributable to our 2007 acquisitions, and the remaining is attributable to our organic operations. The increase in our organic service margin is a result of our increased service revenue levels which allow us to leverage our delivery staff through increased utilization.

From 2005 to 2006, total gross profit increased 29% and increased as a percentage of sales from 15% to 23%, respectively. Service gross profit increased 114% and increased as a percentage of sales from 12% to 22%, respectively during this period. This is due mostly to a 20% increase in service revenues with a corresponding increase of only 7% in related costs of revenue. Higher utilization and efficiencies allowed us to make minimal headcount additions in 2006. In addition, higher margins were obtained in our managed services business through increased revenues without the need for additional hiring or associated costs.

Operating expenses

	Year Ended December 31,				Year Ended December 31,
	2005	2006	$ Change	% Change	2006	2007	$ Change	% Change
	(dollars in thousands)
Operating expenses:
Research and development expenses	$—	$—	$—	—%	$—	$128	$128	—%
Selling and marketing expenses	15,682	10,906	(4,776)	-30%	10,906	15,270	4,364	40%
General and administrative expenses	8,840	7,058	(1,782)	-20%	7,058	9,494	2,436	35%
Amortization expense	1,351	1,165	(186)	-14%	1,165	2,260	1,095	94%

Total operating expenses	$25,873	$19,129	$(6,744)	-26%	$19,129	$27,152	$8,023	42%

Research and development

Research and development expenses are attributable to our recent acquisition of Integrity Systems Ltd. and relate to the continued development of a software product, which is used in the delivery of our managed services. These expenses consist primarily of salaries and benefits of our development personnel and third party software and equipment. Our ongoing improvements and additions to our software toolset are primarily developed within the scope of our customers’ projects.

Selling and marketing

Selling and marketing expense consists primarily of salaries with related benefits, commissions and marketing expenses such as advertising, product literature and trade show costs.

Selling and marketing consist of three key components:

•	Direct Sales—regionally based sales representatives who call primarily on named accounts in their region

•	Indirect Sales—sales representatives who focus on creating indirect channel relationships for the company in specific geographies

•	Marketing—personnel who manage lead generation, collateral material development, and press and analyst relations

Sales commissions are paid regardless of whether the opportunity is closed directly or through an indirect sales channel. Sales representatives are encouraged to develop long-term relationships with our customers, and are compensated whether a sale is to a new customer or an existing customer.

From 2006 to 2007, selling and marketing expenses increased $4.4 million or 40%, but decreased 4% as a percentage of revenues from 29% to 25%. Of this amount, $2.8 million relates to our 2007 acquisitions and the remainder consists of a $1.1 million increase in salaries, bonuses and benefits, a $505,000 increase in travel and entertainment expenses, $190,000 increase in marketing events and collateral and a $134,000 increase in facilities and building expenses offset by a $305,000 decrease in commission expense. The decrease of selling and marketing expenses as a percentage of revenue are attributed to efficiencies of an experienced sales force, increased quotas, performance management and being able to attract higher quality, experienced sales representatives. As our offerings have become more robust and project sizes have grown, sales representatives are becoming more productive with respect to the revenues they can produce.

From 2005 to 2006, selling and marketing expenses were reduced by $4.8 million or 30% and dropped as a percentage of revenues from 34% to 29%. The decrease in selling and marketing expenses consisted of a $3.1 million decrease in salaries, bonuses and benefits, a $1.1 million decrease in facility related costs, a $350,000 decrease in marketing events and collateral and a $195,000 decrease in commissions. During 2005 we implemented an aggressive growth strategy in the UK and Europe by hiring sales representatives and executing marketing programs. In late 2005 it was determined that the UK and European market was not mature and that our growth strategy should be curtailed. As a result, in late 2005 we reduced our sales representative headcount and in 2006 reduced our marketing efforts.

General and administrative

General and administrative (G&A) expense includes the costs of financial, human resources, IT and administrative personnel, professional services, and corporate overhead.

From 2006 to 2007, general and administrative expenses increased $2.4 million or 35%. As a percentage of revenues, general and administrative expenses decreased from 19% to 15% during this period. Of this amount, $2.5 million relates to our 2007 acquisitions and the remainder consists of a $1.1 million dollar decrease in salaries, bonus, and benefits and a $837,000 reduction in overhead and facility related expenses offset by a $910,000 one time early lease termination fee related to exiting our UK leased facility, $364,000 increase in IT costs, a $303,000 increase in outside consultants and accounting costs, and a $258,000 increase in travel and entertainment.

From 2005 to 2006, general and administrative expenses decreased $1.8 million or 20%. As a percentage of revenues, general and administrative remained consistent at 19% during this period. The decrease in general and administrative expenses consists of a $1.2 million decrease in salaries, bonus, and benefits, a $225,000 decrease in outside consultants, accounting and legal costs, and a $190,000 decrease in travel and entertainment. In 2005, significant expenses were incurred in recruiting, facilities and related administrative functions as we made an aggressive sales effort primarily in the UK and Europe, In 2006, these costs were reduced as we curtailed our expansion efforts in the UK and Europe.

Amortization expense

We have purchased intangible assets as part of our acquisitions. We have amortized these intangible assets over the estimated useful life of each such asset.

From 2006 to 2007 amortization expense increased $1.1 million, or 94% reflecting the impact of acquisitions made in 2007.

We made no acquisitions in 2006. Consequently, amortization expenses decreased $186,000, or 14% in 2006 as certain intangible assets were fully amortized.

Interest expense

From 2006 to 2007, Interest expense increased $1.5 million, or 230%. This increase was due to the additional $16.0 million of senior subordinated debt that was used to finance the acquisitions made in 2007.

From 2005 to 2006, interest expense decreased $47,000, or 7%. This decrease was due to lower principal amounts outstanding under our loans.

Other income and expense

Other income and expense consists of the impact of foreign currency exchange gains/losses, the net impact of changes in fair value of the preferred stock warrant liability, interest income and the receipts for services that are not considered to be our core business, such as speaking engagements and referral fees.

Other income and expense decreased approximately $2.2 million in 2007 from approximately $1.0 million income in 2006. The decrease is due to a $2.5 million increase in the expense related to the changes in fair value of the preferred stock warrant liability offset by an approximately $300,000 increase in foreign currency exchange gains and interest income.

Other income and expense increased approximately $2.6 million in 2006 from approximately $1.6 million in net expense in 2005. The majority of this decrease was attributable to foreign currency exchange losses and due to the income related to the changes in fair value of the preferred stock warrant liability.

Provision (benefit) for income taxes

We have incurred losses since inception and therefore do not pay significant income taxes, except in certain foreign jurisdictions where we are profitable. We have net operating loss carryforwards that may be available to offset future taxable income. We have applied a full valuation allowance against the benefits of a majority of our deferred tax assets and have not recorded a provision for income taxes from 2004 through 2006. The benefit for income taxes in 2007 is attributable to:

Income tax expense (benefit) for the year ending December 31, 2007 includes:

(1)	$92,000, related to a US non cash deferred tax liability arising from the amortization of goodwill for tax purposes but not for book purposes.

(2)	$647,000 which represents the benefit of current year non-US net operating losses and timing differences which have been recognized as an offset to existing non-U.S. deferred tax liabilities

(3)	$21,000 for a current foreign tax liability.

Cumulative effect of change in accounting principle

As of January 1, 2006, we adopted FASB Staff Position No. 150-5 (FSP 150-5), Issuer’s Accounting, and FASB Statement No. 150 for Freestanding Warrants and Other Similar Instruments on Shares that are Redeemable.

Under FSP 150-5, freestanding warrants to purchase our redeemable convertible preferred stock are liabilities that must be recorded at fair value. We recorded income of $558,000 for the cumulative effect of the change in accounting principle to reflect the change in the estimated fair value of the warrants between their issuance date and January 1, 2006, the date we adopted the new accounting standard. We recorded a loss of $2.1 million related to the change in fair value for the year ended December 31, 2007 and recorded additional income of $455,000 related to the change in fair value for 2006.

Quarterly Results of Operation

	(unaudited)				(unaudited)
	Quarter Ended in 2006				Quarter Ended in 2007
	MAR 31	JUN 30	SEP 30	DEC 31	MAR 31	JUN 30	SEP 30	DEC 31
	(in thousands, except per share data) (restated)*
Consolidated Statements of Operations Data:
Revenues:
Service	$8,521	$8,625	$8,696	$9,342	$10,361	$13,909	$16,014	$20,179
Product	1,982	557	85	—	8	150	331	316

Total revenues	10,503	9,182	8,781	9,342	10,369	14,059	16,345	20,495
Cost of revenues:
Service	6,621	6,977	6,701	7,082	7,717	10,175	11,421	15,335
Product	1,428	390	80	—	12	192	152	75

Total cost of revenues	8,049	7,367	6,781	7,082	7,729	10,367	11,573	15,410
Gross profit.	2,454	1,815	2,000	2,260	2,640	3,692	4,772	5,085
Research and development expenses	—	—	—	—	5	67	24	32
Selling and marketing expenses	2,828	2,547	2,500	3,031	3,045	4,044	4,026	4,155
General and administrative expenses	1,698	1,599	1,977	1,784	1,464	2,162	2,214	3,654
Amortization of intangible assets	292	266	304	303	279	621	662	698

Loss from operations	(2,364)	(2,597)	(2,781)	(2,858)	(2,153)	(3,202)	(2,154)	(3,454)
Interest and other income (expense), net.	126	(259)	177	349	(1,053)	(1,796)	84	(533)

Loss before income taxes and cumulative effect of change in accounting principle	(2,238)	(2,856)	(2,604)	(2,509)	(3,206)	(4,998)	(2,070)	(3,987)
Provision for (benefit from) income taxes	—	—	—	—	—	(214)	(170)	(150)

Loss before cumulative effect of change in accounting principle	(2,238)	(2,856)	(2,604)	(2,509)	(3,206)	(4,784)	(1,900)	(3,837)
Cumulative effect of change in accounting principle	558	—	—	—	—	—	—	—

Net loss	(1,680)	(2,856)	(2,604)	(2,509)	(3,206)	(4,784)	(1,900)	(3,837)
Dividends and accreditation on preferred stock	(845)	(859)	(862)	(916)	(921)	(1,056)	(1,141)	(1,192)

Net loss to common shareholders	$(2,525)	$(3,715)	$(3,466)	$(3,425)	$(4,127)	$(5,840)	$(3,041)	$(5,029)

Net loss per share to common stockholders	$(0.46)	$(0.63)	$(0.57)	$(0.54)	$(0.62)	$(0.64)	$(0.26)	$(0.36)

Number of shares used in per share calculation	5,533	5,876	6,093	6,311	6,679	9,068	11,770	14,130

Other financial data:
EBITDA(1)	$(1,680)	$(2,320)	$(2,075)	$(2,051)	$(1,443)	$(2,172)	$(1,029)	$(2,350)

*	Previously reported amounts for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007 have been restated due to changes to our preliminary purchase accounting and errors in the revaluation of the preferred stock warrant liability at September 30, 2007. This had the impact of reducing net loss for the quarters ended March 31, 2007 and September 30, 2007 by $29,000 and $648,000, respectively, and increasing net loss for the quarter ended June 30, 2007 by $131,000 from previously reported amounts.

	Quarter Ended in 2006				Quarter Ended in 2007
	MAR 31	JUN 30	SEP 30	DEC 31	MAR 31	JUN 30	SEP 30	DEC 31
	(unaudited)
Consolidated Statements of Operations Data:
Revenues	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of revenues	76.6	80.2	77.2	75.8	74.5	73.7	72.2	75.2

Gross profit.	23.4	19.8	22.8	24.2	25.5	26.3	29.2	24.8
Research and development expenses	—	—	—	—	—	—	—	—
Selling and marketing expenses	26.9	27.7	28.5	32.4	29.4	27.8	25.1	20.3
General and administrative expenses	16.2	17.4	22.5	19.1	14.1	15.4	13.8	17.8
Amortization of intangible assets	2.8	2.9	3.5	3.2	2.7	4.4	4.1	3.4

Loss from operations	(22.5)	(28.3)	(31.7)	(30.6)	(20.8)	(22.8)	(13.5)	16.9
Interest and other income (expense), net.	1.2	(2.8)	2.0	3.7	(10.2)	(12.8)	(0.5)	(2.6)
Loss before income taxes and cumulative effect of change in accounting principle	(21.3)	(31.1)	(29.7)	(26.9)	(30.9)	(35.5)	(12.9)	(19.5)
Provision for income taxes	—	—	—	—	—	(1.5)	(1.2)	(1.0)
Loss before cumulative effect of change in accounting principle	(21.3)	(31.1)	(29.7)	(26.9)	(30.9)	(34.0)	(11.7)	(18.7)
Cumulative effect of change in accounting principle	5.3	—	—	—	—	—	—	—

Net loss	(16.0)%	(31.1)%	(29.7)%	(26.9)%	(30.9)%	(34.0)%	(11.7)%	(18.7)%

(1)	EBITDA represents net loss before deductions for interest expense, income taxes, depreciation and amortization of tangible and intangible assets, gains and losses on warrant revaluations, utilization of tax NOLs/credits and release of the deferred tax asset valuation allowance. EBITDA is a supplemental non-GAAP financial measure used by management and industry analysts to evaluate operations.

The following is a reconciliation of net loss to EBITDA:

	Quarter Ended in 2006				Quarter Ended in 2007
	MAR 31	JUN 30	SEP 30	DEC 31	MAR 31	JUN 30	SEP 30	DEC 31
	(unaudited)
	(in thousands)
EBITDA Calculation:
Net loss	$(1,680)	$(2,856)	$(2,604)	$(2,509)	$(3,206)	$(4,784)	$(1,900)	$(3,837)
Provision for (benefit from) income taxes	—	—	—	—	—	(214)	(170)	(150)
Depreciation	206	188	169	165	155	119	182	242
Amortization of intangible assets	292	266	304	303	279	634	674	778
Non-cash impact of warrant valuation	(636)	(48)	(103)	(226)	1,059	1,475	(407)	(47)
Interest expense	138	130	159	216	270	598	592	664

EBITDA	$(1,680)	$(2,320)	$(2,075)	$(2,051)	$(1,443)	$(2,172)	$(1,029)	$(2,350)

In addition to providing financial measurements based on generally accepted accounting principles in the United States of America (GAAP), we present additional historical financial metrics that are not prepared in accordance with GAAP (non-GAAP). Legislative and regulatory changes discourage the use of and emphasis on non-GAAP financial metrics and require companies to explain why non-GAAP financial metrics are relevant to management and investors. We believe that the inclusion of these non-GAAP financial measures, together with our GAAP financial measures, helps investors to gain a meaningful understanding of our past performance and future results. This approach is consistent with how management measures and forecasts our performance, especially when comparing such results to previous periods or forecasts. Our management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring our core operating performance and comparing such performance to that of prior periods and to the performance of our competitors. These measures are also used by management in its financial, operational and strategic decision-making and in developing incentive compensation plans.

Our non-GAAP financial measures consist of EBITDA. We define EBITDA as net income, before interest expense, income taxes, depreciation and amortization of tangible and intangible assets, gains and losses on warrant revaluations, utilization of tax NOLs/credits and release of the deferred tax asset valuation allowance. We consider EBITDA to be an important indicator of our operational strength and performance of its core business and a valuable measure of our historical operating trends.

There are limitations associated with reliance on these non-GAAP financial metrics because they are specific to our operations and financial performance, which makes comparisons with other companies’ financial results imprecise. We recognize that the non-GAAP measure EBITDA does have certain limitations. It does not include interest expense, which is a necessary and ongoing part of our cost structure resulting from debt incurred to expand operations. EBITDA also excludes depreciation, amortization expenses, gains and losses on warrant revaluations, utilization of tax NOLs/credits and release of the deferred tax asset valuation allowance. The exclusion of these items, in light of their recurring nature, is a material limitation of EBITDA. To manage these limitations, we have policies and procedures in place to identify expenses that qualify as interest, taxes, depreciation and amortization to approve and segregate these expenses from other expenses to ensure that our EBITDA is consistently reflected from period to period.

EBITDA excludes some items that affect net income and may vary among companies. The EBITDA we present may not be comparable to similarly titled measures of other companies. EBITDA does not give effect to the cash that we must use to service its debt or pay income taxes and thus does not reflect the funds generated from operations or actually available for capital investments. By providing both GAAP and non-GAAP financial measures, we believe that investors are able to compare our GAAP results to those of other companies while also gaining a better understanding of our operating performance as evaluated by management.

Liquidity and Capital Resources

Overview

Since our inception in 2001, we have primarily funded our operations through the issuance of an aggregate of $64.8 million in preferred stock and $50.6 million in borrowings under our loan and security agreements described below. We used these proceeds to fund our operations, invest in property and equipment and acquire other companies.

Cash Flows

The following table summarizes our cash flows for the years ended December 31, 2005, 2006 and 2007:

	Year Ended December 31,
	2005	2006	2007
	(dollars in thousands)
Operating activities	$(18,016)	$(11,072)	$(8,888)
Investing activities	(1,522)	(258)	(19,149)
Financing activities	2,900	10,100	30,251

Cash Flows (Used in) Provided by Operating Activities

Cash used in operating activities primarily consist of net losses adjusted for certain non-cash items including depreciation and amortization, non-cash interest expense, stock-based compensation expenses, the non-cash change in warrant liabilities and the effect of changes in working capital and other activities.

Cash used in operations for 2007 was $8.9 million and consisted of a $14.8 million net loss largely off-set by $5.6 million of non-cash items, consisting primarily of $3.1 million of depreciation and amortization, $2.1 million non-cash change in the warrant liability, $788,000 of non-cash interest expense and $250,000 of stock-based compensation expenses partially offset by a $555,000 non-cash tax benefit. Cash used for working capital purposes and other activities consisted primarily of a $7.4 million increase in prepaids and other assets, a $2.4 million increase in accounts receivable and a $740,000 decrease in accounts payable offset by a $5.9 million decrease in deferred revenue and a $4.0 million increase in accrued expenses.

Cash used in operating activities for 2006 was $11.1 million and consisted of a $9.6 million net loss and $2.5 million of cash used for working capital purposes and other activities. This was offset by $1.1 million of non-cash items, consisting primarily of depreciation and amortization, non-cash change in the warrant liability, non-cash stock based compensation expense and non-cash interest expense. Cash used for working capital purposes and other activities, consisted primarily of an increase in accounts receivable of $1.6 million, a decrease in accounts payable of $1.3 million and an aggregate increase in unbilled revenue, accrued expenses and other assets of $417,000 offset by increases in deferred revenue $527,000 and a decrease in prepaid expenses and other current assets of $344,000.

Cash used in operating activities for 2005 was $18.0 million and consisted of a $21.5 million net loss and working capital uses of $1.0 million. This was offset by $2.5 million of non-cash items. Non-cash items consisted primarily of $2.3 million of depreciation and amortization, and non-cash interest expense of $171,000. Cash used for working capital purposes and other activities, consisted primarily of a decrease in accounts payable of $1.7 million, an increase in unbilled revenue of $941,000 and a decrease in prepaid expenses and other assets of $464,000 offset by a decrease in accounts receivable of $1.9 million and increases in deferred revenue and accrued expenses of $650,000 and $619,000, respectively.

Investing Activities

Cash used in investing activities was $1.5 million, $0.3 million and $19.1 million for 2005, 2006 and 2007, respectively. Our principal cash investments have related to acquisitions and the purchase of property and equipment.

During 2007, cash used in investing activities consisted primarily of $18.8 million used to acquire our 2007 acquisitions, net of cash acquired in the acquisitions, and $388,000 of purchases of property and equipment.

During 2006, cash used in investing activities primarily consisted of $310,000 of purchases of property and equipment to support our on-site consultants and infrastructure requirements offset by $102,000 of decreases in restricted cash required to support our outstanding obligations under our loan and security agreements.

Cash used in investing activities during 2005 was $1.5 million which consisted of $1.0 million related primarily to the acquisition of PowerPM, $758,000 for the purchase of property and equipment which were offset by a reduction of $192,000 in restricted cash related to outstanding obligations under our loan and security agreements.

Financing Activities

Cash flows provided by financing activities were $2.9 million, $10.1 million and $30.3 million for 2005, 2006 and 2007, respectively.

Equity Financing Activities

During 2005 we raised net proceeds of $3.9 million through the sale of additional Series D preferred stock. We raised net proceeds of $9.0 million through the sale of additional Series D preferred stock during 2006. In April 2007 we raised net proceeds of $5.0 million through the sale of additional Series D preferred stock and in May and August of 2007 we raised approximately $11.4 million of net proceeds through the sale of Series E preferred stock.

Credit Facility Borrowings

In June 2004, we entered into a loan and security agreement (the 2004 Loan Agreement) with Lighthouse Capital Partners. The 2004 Loan Agreement allowed for borrowings of $6.0 million before June 2005. The 2004 Loan Agreement is secured by substantially all of our assets. Borrowings under the 2004 Loan Agreement bear interest at a fixed rate of 7.00% per annum and required interest only payments until June 30, 2005, followed by 36 consecutive monthly payments of principal and interest, payable monthly in advance. The interest rate during the repayment period is equal to the prime rate at the beginning of the repayment plus 1.75%. In addition, there will be a final non-principal balloon payment of $450,000, due at loan maturity.

In July 2006, we amended the 2004 Loan Agreement (Amendment #2) to allow for an additional $3.0 million in borrowings before December 31, 2006. Borrowings under Amendment #2 bear interest at a fixed rate of 7.00% per annum and required interest only payments until October 31, 2007, followed by 36 consecutive monthly payments of principal and interest, payable monthly in advance. The interest rate during the repayment period is equal to the prime rate at the beginning of the repayment period plus 1.75%. In addition, there will be a final non-principal balloon payment of $232,500, due at loan maturity.

In March 2007, in conjunction with the Israeli acquisition, we amended the 2004 Loan Agreement (Amendment #3) to allow for an additional $10.0 million in borrowings. Borrowings under Amendment #3 bear interest at a fixed rate of 10.00% per annum and required interest only payments until August 31, 2007, followed by 36 consecutive monthly payments of principal and interest, payable monthly in advance. The interest rate during the repayment period is equal to the prime rate at the beginning of the repayment period plus 1.75%. In addition, there will be a final non-principal balloon payment of $625,000, due at loan maturity.

In August 2007, we entered a new loan agreement with BayStar Capital III Investment Fund, L.P, Velocity Financial Group, Inc. and Leader Lending, LLC. The loan agreement allows for a total borrowing of $14.0 million in three separate borrowings. The first borrowing of $6.0 million was made in August 2007. The second borrowing of $4.0 million expired December 31, 2007. The third and final borrowing of $4.0 million expired March 31, 2008. The borrowings can be used for acquisitions and general working capital. Borrowings under the agreement bear interest at 9.75% per annum and require interest only payments for the lesser of a period of one year or until the next equity financing event, at which time 36 monthly payments of principal and interest are required. The notes issued pursuant to the loan agreement are convertible at the option of the lender upon the consummation of our next equity financing. There are no specific financial covenants related to the loan agreement. We noted that the conversion feature of this loan agreement does not give rise to an initial beneficial conversion feature under Emerging Issues Task Force (EITF) 98-5, Accounting for Convertible

Securities with Beneficial Conversion features or Contingency Adjusted Conversion Ratios or EITF 00-27, Application of Issue No. 98-05 to Certain Convertible Instruments as the discounted conversion rate is contingent upon a future financing, that is, not certain. If we were to have a future financing, we would recognize the value of any beneficial conversion feature as additional interest expense.

The 2004 Loan Agreement does not require us to meet financial ratios but does impose on us certain affirmative covenants (good standing and maintenance of collateral) and certain negative covenants (payment of dividends, restructuring and prohibited transactions).

Our Israeli subsidiary has overdraft and credit lines from Bank Leumi and Israel Discount Bank in the amounts of 8.5 million new Israeli shekels ($2.2 million at December 31, 2007) and 1.9 million new Israeli shekels ($500,000 at December 31, 2007) respectively. The interest rate is equal to the nominal rate of the Bank of Israel plus 1.5% (“Rate”). During 2007 the Rate ranged from 5.0% to 5.75%. The Rate as of December 31, 2007 was 5.75%. The interest rate paid by our Israeli subsidiary on the overdraft and on call loans during 2007 ranged from Rate to Rate plus 3.75%. As of December 31, 2007, there was $2.1 million outstanding under the lines which are included in current portion of long term debt. The credit lines are secured by all of our Israeli subsidiary’s assets. The lines have certain covenants, as defined, including minimum tangible shareholder’s equity ratios and working capital ratios for the Israeli subsidiary. As of December 31, 2007, our Israeli subsidiary was not in compliance with these covenants. They have until May 31, 2008 to either comply or renegotiate the covenants or pay off the outstanding amount due. We have sufficient cash on hand subsequent to December 31, 2007 to repay and operate without these credit lines and overdraft facility. The overdraft and credit lines do not contain penalties other than immediate repayment of amounts due if our Israeli subsidiary does not comply or renegotiate the covenants by May 31, 2008. The non-compliance of the covenants triggered cross defaults on our other debt and equity instruments. We received a waiver for the cross defaults from both Lighthouse Capital Partners and LRG Loan Group through January 1, 2009.

In connection with entering into the 2004 Loan Agreement, we issued warrants to purchase 352,940 shares of our Series C preferred stock at $0.85 per share, subject to certain antidilution adjustments. The purchase rights represented by the warrants are exercisable immediately and have a term of seven years. The warrants have been valued at $208,528 using an option valuation model, assuming a weighted-average risk free rate of return of 3.9%, an expected life of seven years, 75% volatility and no dividends. We recorded the fair value of the warrants as an original issue discount on the debt. The value of the warrants is being amortized as interest expense through the maturity date of June 2008.

In connection with entering into Amendment #2, we issued warrants to purchase 61,683 shares of our Series D preferred stock at $2.4318 per share, subject to certain antidilution adjustments. The purchase rights represented by the warrants are exercisable immediately and have a term of seven years. The warrants have been valued at $104,264 using an option valuation model, assuming a weighted-average risk free rate of return of 3.826%, an expected life of seven years, 75% volatility and no dividends. We recorded the fair value of the warrants as an original issue discount on the debt. The value of the warrants is being amortized as interest expense through the maturity date of July 2013.

In connection with entering into Amendment #3, we issued additional warrants to purchase 261,124 shares of Series D preferred stock at an exercise price of $2.4318 per share. The warrants expire at the earlier of March 21, 2014, or two years after the effective date of an initial public offering or a merger as defined in the 2004 Loan Agreement. The purchase rights represented by the warrants are exercisable immediately and have a term of seven years. The warrants have been valued at $499,680 using an option valuation model, assuming a weighted-average risk free rate of return of 4.9%, an expected life of seven years, 50% volatility and no dividends. We recorded the fair value of the warrants as an original issue discount on the debt. The value of the warrants is being amortized as interest expense through the maturity date of August 2010.

In connection with the new loan agreement in August 2007, we issued warrants to purchase common stock to the lenders. The number of shares available to purchase under the warrants will be determined by dividing 450,000 by the exercise price, which will be equal to 80% of the per share price of the next equity financing event as defined in the loan agreement. In the event an equity financing event does not take place within 15 months of the agreement, the exercise price will be $2.5594 per share and 527,466 shares of common stock will be issuable under the warrants. The warrants expire six years from the date of issuance. The warrants have been valued at $482,048 using an option valuation model, assuming a weighted-average risk free rate of return of 4.25% an expected life of six years, 45% volatility and no dividends. We recorded the fair value of the warrants as an original issue discount on the debt. The value of the warrants is being amortized as interest expense through the maturity date of July 2011.

During the years 2005, 2006 and 2007 we made principal repayments of $1.1 million, $2.1 million and $3.5 million, respectively. Principal repayments exclude repayments of borrowings made under the Israeli subsidiary credit line.

In March 2008, we entered into a securities purchase agreement (“Dell Purchase Agreement”) and related promissory note (“Dell Note”) with Dell Products, L.P. whereby we borrowed $25 million, the maximum provided for under the Dell Note. Borrowings bear interest at 10% per annum, compounding annually. The Dell Note matures on March 6, 2011 and does not require principal or interest payments until maturity. The Dell Note is automatically converted into common stock at a 10% discount upon a qualified public offering, as defined, that occurs on or before March 6, 2009. In addition, the Dell Note is convertible upon Dell, Inc.’s option, in certain circumstances as defined, into our preferred stock or common stock. As part of the Dell Purchase Agreement, we granted Dell Products, L.P. an option to purchase 5% of our common stock on a fully diluted basis at a purchase price based on the market price of our stock at the time of exercise. The option is exercisable 10 months after a qualified public offering, under defined circumstances, and expires 2 months after becoming exercisable. In connection with the Dell Purchase Agreement and Dell Note, we issued a warrant to purchase $6.3 million of our preferred stock. The warrant is only exercisable if we close a qualified financing, as defined, prior to a qualified public offering, as defined, and has an exercise price equal to the conversion price of the qualified financing. We also entered into an IP License Agreement with Dell Marketing USA, L.P. whereby we license certain of our intellectual property to Dell Marketing USA, L.P.

Capital Lease

During 2005 we financed certain computer equipment under capital lease agreements in the amount of approximately $212,000. The agreements bear interest at 11.3% and 12.2% per annum with payments due quarterly in advance through August 2008 including termination payments.

Contractual Obligations

Our principal commitments consist of obligations under leases for office space, computer equipment and furniture and fixtures. The following table summarizes our long-term contractual obligations as of December 31, 2007 (in thousands):

	Payments Due by Period			4-5 years	More than 5 years
	Total	1 year	2-3 years

Debt principal repayments	$20,271	$6,547	$13,724	$—	$—

Capital lease obligations	31	31	—	—	—

Operating lease obligations	4,706	1,481	3,050	175	—

Total	$25,008	$8,059	$16,774	$175	$—

Debt consists of various debt facilities maintained with Lighthouse Capital Partners and BayStar Capital III Investment Fund, L.P., Velocity Financial Group, Inc. and Leader Lending, LLC.

Capital lease obligations consist primarily of tangible assets under non-cancelable capital leases.

Operating leases consist primarily of leases on facilities with arrangements that expire in various years through March 2012.

We believe our existing cash and cash equivalents are adequate to fund our operations for at least the next 24 months. Our future working capital requirements will depend on many factors, including the rate of our revenue growth, our ability to integrate recent acquisitions and our expansion of sales and marketing and product development activities. To the extent that our cash and cash equivalents, cash flows from operating activities and net proceeds of this offering are insufficient to fund our future activities, we may need to raise additional funds through bank credit arrangements or public or private equity or debt financings. We also may need to raise additional funds in the event we decide to effect one or more acquisitions of technologies or products that may complement our existing operations. In the event additional funding is required, we may not be able to obtain bank credit arrangements or effect an equity or debt financing on terms acceptable to us or at all.

Application of Critical Accounting Policies

Our financial statements are prepared in accordance with generally accepted accounting principles in the United States (GAAP). The preparation of these financial statements requires that we make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. We evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ significantly from these estimates under different assumptions or conditions. There have been no material changes to these estimates for the periods presented in this prospectus.

We believe that of our significant accounting policies, which are described in Note 1 to our consolidated financial statements included in this prospectus, the following accounting policies involve a greater degree of judgment and complexity. Accordingly, these are the policies we believe are the most critical in fully understanding and evaluating our financial condition and results of operations.

Revenue Recognition

We derive revenues from consulting services, managed service contracts, product sales and multi-element arrangements. Product sales consist of the resale of third party software and/or hardware. Our contracts have different terms based on the scope, deliverables and complexity of the engagement, the terms of which frequently require us to make judgments and estimates in recognizing revenues. We have different types of contracts, including fixed-price contracts and time-and-materials contracts. We consider amounts to be earned once evidence of an arrangement has been obtained, services are delivered, fees are fixed or determinable and collectibility is reasonably assured.

We recognize revenues from fixed-price contracts using the proportional performance method pursuant to the Staff Accounting Bulletin 104 (SAB 104). Proportional performance accounting is based on an efforts expended method, based on hours incurred during the reporting period compared with the total estimated hours to be provided over the duration of the contract. This method is followed where reasonably dependable estimates of revenues and effort can be made. In cases where reasonably dependable estimates cannot be made, we use completed contract accounting for revenue recognition. As part of our revenue recognition process, we perform a monthly review of our fixed fee contracts whereby we evaluate the total hours of effort that are expected to be expended under each specific fixed fee project. Such reviews may result in increases or decreases to revenues and income and are reflected in the consolidated financial statements in the periods in which they are first identified. Historically any changes to total hours of effort expected to be expanded under a fixed fee contract have not been significant and would not require a change in revenue recognized in prior periods had the change been known in those periods. Due to the nature of the fixed fee contracts that we enter into and our experience in executing similar contracts in the past, we believe that our estimates of total hours of effort expected to be expanded under a fixed fee contract are reliable and accurate. If our estimates indicate that a contract loss will occur, a loss provision is recorded in the period in which the loss first becomes probable and reasonably estimable. Contract losses are determined to be the amount by which the estimated costs of the contract exceed the estimated total revenues that will be generated by the contract and are included in cost of services and classified in other accrued liabilities in the consolidated balance sheet.

Revenues from time-and-materials contracts are recognized as services are provided. Revenues generated from managed service contracts are either recognized ratably over the term of the agreement on a gross basis or upon delivery to the customer on a net basis, pursuant to Emerging Issues Task Force Issue 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent (EITF 99-19). Revenues generated from the resale of hardware and software are recognized upon delivery to the customer assuming all provisions of SAB 104 have been met. Further, we recognize these revenues when sold on a stand alone basis with no other elements to the arrangements on a gross basis pursuant to EITF 99-19.

We also license software under perpetual license agreements as part of contracts with multiple elements. We recognize revenue for these contracts under the provisions of Statement of Position, or SOP, 97-2, Software Revenue Recognition, as amended by SOP 98-9, Modifications of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions. Under SOP 97-2 and SOP 98-9, revenue can be allocated between the elements based on each element’s relative fair value, provided that each element meets the criteria as a separate element under SOP 97-2. An item is considered a separate element if we have vendor-specific objective evidence of fair value of the element. If the fair value of each element cannot be objectively determined, the total value of the arrangement is recognized ratably over the entire service period to the extent that all services were provided at the outset of the period. For our multiple element arrangements where software products are sold in conjunction with managed service contracts, the fair value of each element has not been objectively determinable. Therefore, all revenues under these types of arrangements are recognized ratably over the related estimated service period to the extent that all services have begun to be provided at the outset of the period and are recognized in service revenues. For our multi-element arrangements, the costs associated with professional service and product maintenance are expensed as incurred and the third party costs associated with products are recognized ratably over the same period as the related revenues.

Revenues recognized in excess of billings are recorded as unbilled revenue. Billings in excess of revenues recognized are recorded as deferred revenues until revenue recognition criteria are met. Customer prepayments (even if nonrefundable) are deferred (i.e., classified as a liability) and recognized over future periods as services are delivered or performed.

We incur out-of-pocket expenses which are reimbursed by our clients. These reimbursements are classified as service revenues and cost of services in our consolidated statements of operations and amounted to $1.6 million, $1.8 million and $1.2 million for 2007, 2006 and 2005, respectively.

Allowance for Doubtful Accounts

The allowance for doubtful accounts is our best estimate of the amount of probable credit losses in our existing accounts receivable. We review our allowance for doubtful accounts on a regular basis,

and all past due balances are reviewed individually for collectibility. Account balances deemed to be uncollectible are either recorded as a reduction of revenues or charged against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. Provisions for allowance for doubtful accounts are recorded in general and administrative expense. To date, we have not incurred any significant write-offs of accounts receivable. As of December 31, 2007 and 2006, the allowance for doubtful accounts was $381,000, and $246,000, respectively.

Impairment of Long-Lived Assets

Long-lived assets, such as property and equipment, goodwill and intangible assets, are reviewed for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Intangible assets with determinable lives are amortized over their estimated useful lives, based upon the pattern in which the expected benefits will be realized, or on a straight-line basis, whichever is greater. We use estimates in determining the value of goodwill and intangible assets, including estimates of useful lives of intangible assets, discounted future cash flows and fair values of the related operations. To date, we have not recorded any impairment charges on these long-lived assets.

Goodwill

Goodwill represents the excess of the purchase price in a business combination over the fair value of net tangible and intangible assets acquired in a business combination. In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, we evaluate goodwill for impairment annually, as well as whenever events or changes in circumstances suggest that the carrying amount may not be recoverable from estimated discounted future cash flows. Because we have one reporting segment under SFAS 142, we utilize the entity-wide approach for assessing goodwill for impairment and compare our market value to our net book value to determine if impairment exists.

When accounting for an acquisition with an earn-out or when additional consideration can be earned based on future performance, we do not initially record the additional consideration as part of purchase accounting. On a quarterly basis, we evaluate the probability of the attainment of the criteria required to earn the additional consideration. If it is determined that it is probable that a portion of the additional consideration will be earned, we record the estimated additional consideration and adjust our purchase accounting.

Stock-Based Compensation

Through December 31, 2005, we accounted for our stock-based awards to employees using the intrinsic value method prescribed in Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Under the intrinsic value method, stock-based compensation expense is measured on the date of the grant as the difference between the deemed fair value of our common stock and the exercise price multiplied by the number of stock options or restricted stock awards granted.

Through December 31, 2005, we accounted for stock-based compensation expense for non-employees using the fair value method prescribed by SFAS No. 123 and the Black-Scholes option-pricing model, and recorded the fair value, for financial reporting purposes, of non-employee stock options as an expense over either the vesting term of the option or the service period.

In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123(R), which requires companies to expense the fair value of employee stock options and other forms of stock-based compensation. We adopted SFAS No. 123(R) effective January 1, 2006. SFAS No. 123(R) requires nonpublic companies that used the minimum value method in SFAS No. 123 for either recognition or pro forma disclosures to apply SFAS No. 123(R) using the prospective-transition method. As such, we will continue to apply APB Opinion No. 25 in future periods to equity awards outstanding on the date we adopted SFAS No. 123(R) that were measured using the minimum value method. In accordance with SFAS No. 123(R), we will recognize the compensation cost of stock-based awards on a straight-line basis over the vesting period of the award. Effective with our adoption of SFAS No. 123(R), we have elected to use the Black-Scholes option pricing model to determine the weighted-average fair value of stock options granted on and after the date of adoption.

As there was no public market for our common stock prior to this offering, we have determined the volatility for options granted in 2006 and 2007 based on an analysis of reported data for a peer group of companies that issued options with substantially similar terms. The expected volatility of options granted has been determined using an average of the historical volatility measures of this peer group of companies. The expected volatility for options granted during 2006 and 2007 was 50% and 45%, respectively. The expected life of options has been determined utilizing the “simplified” method as prescribed by SAB No. 107, Share-Based Payment. The expected life of options granted during 2006 and the nine months ended September 30, 2007 was 6.25 years. For 2006 and 2007, the weighted-average risk free interest rate used was 4.82% and 4.61%, respectively. The risk-free interest rate is based on a treasury instrument whose term is consistent with the expected life of the stock options. We have not paid and do not anticipate paying cash dividends on our shares of common stock; therefore, the expected dividend yield is assumed to be zero. In addition, SFAS No. 123(R) requires companies to utilize an estimated forfeiture rate when calculating the expense for the period, whereas SFAS No. 123 permitted companies to record forfeitures based on actual forfeitures, which was our historical policy under SFAS No. 123. As a result, we applied an estimated forfeiture rate of 3% in 2006 and in 2007 in determining the expense recorded in our consolidated statements of operations.

In connection with our issuance of stock options, our board of directors, with input from management, determined the fair value of our common stock. The board exercised judgment in determining the estimated fair value of our common stock on the date of grant based on several factors, including the liquidation preferences, dividend rights and voting control attributable to our then-outstanding preferred stock and the likelihood of achieving a liquidity event such as an initial public offering or sale of our company. We believe the methodology used was reasonable.

In connection with the preparation of our financial statements for the year ended 2006 and 2007 and in preparing for the initial public offering of our common stock, we examined the valuations of our common stock during those periods, in light of the Practice Aid of the American Institute of Certified Public Accountants entitled Valuation of Privately-Held-Company Equity Securities Issued as Compensation, or the Valuation Practice Aid.

Since inception through December 31, 2007, we have granted stock options awards to employees to purchase a total of 16,697,839 shares of common stock at exercise prices ranging from $0.02 to $2.05 per share.

During 2001, we granted stock options to purchase shares of our common stock at exercise prices ranging from $0.02 to $0.08. Stock options granted to employees were granted with an exercise price equal to the estimated fair value of our common stock on the date of issuance. Stock options were granted to non-employees at an exercise price greater than the estimated fair value of the common stock. The board had determined that the estimated fair value of the common stock was $0.02 per share for all periods during 2001. This estimated fair value was determined by our board using the market approach, taking into consideration the sale price and associated liquidation preferences and rights of our Series A preferred stock, as well as the high degree of uncertainty surrounding our future prospects and markets. The board also took into consideration that 2001 was our first year of operations and we had $60,000 of revenues, a net loss of $800,000 and cash usage by operations of $700,000. The price of our Series A preferred stock on July 10, 2001 was $0.4464 per share. Each share of the Series A preferred stock is convertible into one share of our common stock and has a liquidation preference of $0.4464. Given the amount of the liquidation preference, the values assigned to stock-based awards at the time of grant time were deemed by our board to be fair value.

In June and July of 2002 we completed two rounds of financing in which we sold Series B preferred stock at a price of $0.652 per share. During 2002, we granted stock options to purchase shares of our common stock at exercise prices ranging from $0.02 to $0.07 per share. Stock options granted to employees were granted with an exercise price equal to the estimated fair value of our common stock on the date of issuance. Stock options were granted to non-employees at an exercise price greater than the estimated fair value of the common stock. Our board raised the estimated fair value of our common stock in May 2002 to $0.04 per share, then to $0.07 per share in July 2002. The estimated fair value of our common stock was determined by our board using the market approach, taking into consideration the sale price of the Series B preferred stock and associated liquidation preferences and rights of our Series A and Series B preferred stock, as well as the high degree of uncertainty surrounding our future prospects and markets, and the sustainability of our increased revenue levels. Each share of Series B preferred stock is convertible into one share of our common stock and has a liquidation preference of $0.652. In 2002, our first full year of operations, we had $1.4 million of revenues, a net loss of $2.4 million and cash usage by operations of $2.5 million. In 2002, a fully vested option to purchase 150,000 shares of common stock was granted to an employee with an erroneous exercise price of $0.02 per share, instead of the then estimated fair value of our common stock of $0.04 per share. The grant resulted in a stock compensation expense of $3,000. Given the amount of the combined liquidation preferences of our Series A and Series B preferred stock, the values assigned to all other stock-based awards at the time of grant time were deemed by our board to be fair value.

In September 2003, we completed a round of financing in which we sold Series C preferred stock at a price of $0.850 per share. During 2003, we granted stock options to purchase shares of our common stock at exercise prices ranging from $0.07 to $0.08 per share. Stock options granted to employees and consultants were granted with an exercise price equal to the estimated fair value of our common stock on the date of issuance. Our board increased the estimated fair value of our common stock in September 2003 to $0.08 per share. The estimated fair value of our common stock was determined by our board using the market approach, taking into consideration the sale price of the Series C preferred stock and associated liquidation preferences and rights of our Series A, Series B and Series C preferred stock, as well as the high degree of uncertainty surrounding our future prospects and markets, and the sustainability of our increased revenue levels. Each share of Series C preferred stock is convertible into one share of our common stock and has a liquidation preference of $0.850. In 2003, our revenues increased 421% to $7.3 million, our net loss increased 50% to $3.6 million and cash used by operations increased 36% to $3.4 million. Given the amount of the combined liquidation preferences of our Series A, Series B and Series C preferred stock, the values assigned to the stock-based awards at the time of grant time were deemed by our board be fair value.

In December 2004, we completed a round of financing in which we sold Series D preferred stock at a price of $2.432 per share. During 2004, we granted stock options to purchase shares of our common stock at exercise prices ranging from $0.08 to $0.24 per share. Stock options granted to employees and consultants were granted with an exercise price equal to the estimated fair value of our common stock on the date of issuance. Our board increased the estimated fair value of our common stock in December 2004 to $0.24 per share from the previous estimate of $0.08 per share. The estimated fair value of our common stock was determined by our board using the market approach, taking into consideration the sale price of the Series D preferred stock and associated liquidation preferences and rights of our Series A, Series B, Series C, and Series D preferred stock, as well as the high degree of uncertainty surrounding our future prospects and markets, and the sustainability of our increased revenue levels. Each share of Series D preferred stock is convertible into one share of our common stock and has a liquidation preference of $2.432. In 2004, our revenues increased 301% to $29.3 million of revenues, our net loss increased 34% to $9.8 million and cash usage by operations increased 203% to $10.3 million. Given the amount of the combined liquidation preferences of our Series A, Series B, Series C and Series D preferred stock, the values assigned to the stock-based awards at the time of grant were deemed by our board to be fair value.

In September 2005 we completed another round of financing in which we sold Series D preferred stock at a price of $2.432 per share. During 2005, we granted stock options to purchase shares of our common stock at an exercise price of $0.24 per share. Stock options granted to employees and consultants were granted with an exercise price equal to the estimated fair value of our common stock on the date of issuance. In 2005, our revenues increased 56% to $45.7 million, mainly due to our 2004 acquisition, our net loss increased 119% to $21.5 million and our cash usage from operations increased 75% to $18.0 million. Based on our 2005 financial performance and taking into consideration the sale price of the Series D preferred stock and associated liquidation preferences and rights of our Series A, Series B, Series C and Series D preferred stock, as well as the high degree of uncertainty surrounding our future prospects and markets, the board determined that the estimated fair value of our common stock remained at $0.24 per share for all of 2005. Given the amount of the combined liquidation preferences of our Series A, Series B, Series C and Series D preferred stock, the values assigned to the stock-based awards at the time of grant time were deemed by our board of directors to be fair value.

The following table details our stock-based awards, consisting of stock options, including exercise price and valuation of our stock at date of grant:

Grants made during the period 1/1/06 through 12/31/07	Valuation Date(1)	Number of Option Granted	Exercise or Purchase Price(2)	Fair Value of Common Stock(3)
1/17/2006	1/1/2006	342,000	$0.24	$0.19
3/17/2006	2/28/2006	81,000	$0.24	$0.15
5/19/2006	4/30/2006	192,000	$0.24	$0.16
7/21/2006	6/30/2006	1,020,062	$0.24	$0.16
9/15/2006	8/30/2006	61,000	$0.24	$0.15
11/17/2006	10/31/2006	92,000	$0.24	$0.11
1/19/2007	12/31/2006	423,500	$0.24	$0.12
3/23/2007	2/28/2007	1,641,500	$1.39	$0.75
5/25/2007	4/30/2007	788,200	$1.74	$1.10
7/20/2007	6/30/2007	270,150	$1.93	$1.92
9/21/2007	9/21/2007	770,000	$2.05	$2.05
11/14/2007	9/21/2007	354,000	$2.05	$2.05

(1)	In evaluating the fair value of the common stock, we used the last appraisal performed before or at the grant date.
(2)	Exercise price set by our board of directors based on the estimated fair value of our common stock on the grant date.
(3)	Retrospectively for 2006 and through April 2007 and contemporaneously thereafter calculated in accordance with the Valuation Practice Aid.

In periods prior to January 1, 2006, we believe that the estimated fair value of our common stock, as determined by our board of directors, was reasonable based on several factors, including the book value per share of our outstanding stock, the liquidation preferences, dividend rights, voting control and other preferential rights attributable to our outstanding preferred stock, and our uncertain prospects. Our board of directors also based its determinations on developments in our business, such as the status of our sales efforts and revenue growth. In addition, our board of directors took into account the illiquid nature of our common stock and the likelihood of achieving a liquidity event, such as an initial public offering or sale of the company.

In 2006, our valuation methodology became increasingly complex as a result of our increased liquidation preference levels as well as the increased likelihood of achieving a liquidity event. Although our board was consistent in its methodology in calculating the fair value of our common stock for all periods, we believe that in the periods after December 31, 2005, the retrospective valuation of our common stock fair value is more representative of the fair value of our common stock as it was performed in compliance with the Valuation Practice Aid. As a result, we have used the retrospective valuation of the fair value of our common stock in our calculation of our FAS 123(R) expense in 2006 and 2007.

In January and October 2006 we completed additional rounds of financing in which we sold Series D preferred stock at a price of $2.432 per share. During 2006, we granted stock options to purchase shares of our common stock at exercise prices ranging from of $0.24 per share. Stock options granted to employees and consultants were granted with an exercise price equal to the estimated fair value of our common stock, as determined by our board. In 2006, our revenues decreased 17.2% to $37.8 million, our net loss decreased 55% to $9.6 million and our cash usage from operations decreased to $11.1 million. The estimated fair value of our common stock was determined by our board using the market approach, taking into consideration the sale price of the Series D preferred stock and associated liquidation preferences and rights of our Series A, Series B, Series C, and Series D preferred stock, as well as the high degree of uncertainty surrounding our future prospects and markets, and the sustainability of our increased revenue levels.

The fair value of our common stock was retrospectively calculated and was determined to be $0.19 per share as of January 1, 2006. The appraisal of our common stock was performed using the probability weighted-expected return method consistent with the Valuation Practice Aid. For future liquidity events, liquidity dates in December 2008 based on forecasted fiscal year 2009 results were assumed. The most likely liquidity event was determined to be a strategic sale and was assigned a weighted probability of 65%. Continuation as a private company, liquidation and initial public offering were assigned weighted probabilities of 15%, 15% and 5%, respectively. In determining the fair value of our common stock, we applied a 15% discount for lack of marketability to reflect the fact that there is no established trading market for our stock. In determining the discount for lack of marketability, we took into account the following factors: the prospects and timeframe for an initial public offering of our stock or a sale of our company; existing contractual restrictions on the transferability of our common stock; the perceived risk of the enterprise; the concentration of ownership of our stock among our venture capital investors; the difficulty of valuing the enterprise and our common stock; and an absence of dividend payments on our common stock. We used a discount rate applied by an investor to achieve a required rate of return for an investment in a business like ours of 14%.

The retrospective appraisal of the fair value of our common stock at January 1, 2006 of $0.19 per share was below the previously estimated fair value of our common stock of $0.24 per share made by our board. We believe the retrospectively calculated fair value is a better indicator of the fair value of our common stock than the fair value determined by our board for the same period as it was performed in compliance with the Valuation Practice Aid.

The fair value of our common stock was retrospectively calculated and determined to be $0.15 per share, $0.16 per share, $0.16 per share and $0.15 per share as of February 28, 2006, April 30, 2006, June 30, 2006 and August 30, 2006, respectively. We held all assumptions for these valuation appraisals constant with the January 1, 2006 appraisal. The changes in the per share value of our common stock were a result of the change in our enterprise value driven by public market changes impacting the strategic sale and initial public offering liquidity event valuations combined with closing our September 2005 sale of Series D preferred stock. The closing of this sale of our Series D preferred stock had the impact of diluting the common shares and reducing the value attributable to common stock due to the increase in the preferred stock liquidation preference. The retrospective appraisal of the fair value of our common stock for these dates was below the previously estimated fair value of our common stock made by our board. We believe the retrospectively calculated fair value is a better indicator of the fair value of our common stock than the fair value determined by our board for the same period as it was performed in compliance with the Valuation Practice Aid.

The fair value of our common stock was retrospectively calculated and determined to be $0.11 per share and $0.12 per share as of October 31, 2006 and December 31, 2006, respectively. The changes in the per share value of our common stock was a result of the change in our enterprise value driven by public market changes impacting the strategic sale and initial public offering liquidity event valuations, the change in weighted event probabilities and our closing of the October 2006 sale of Series D preferred stock. The closing of this sale of our Series D preferred stock had the impact of further diluting the common shares and reducing the value attributable to common stock due to the increase in the preferred stock liquidation preference. Based on our increased financial performance in the first nine months of 2006 and the improvement in the capital markets, we increased the liquidity event probability to 10% for an initial public offering and decreased the liquidation event probability to 10% for liquidation. The liquidity event probabilities of a strategic sale or continuation as a private company were held constant at 65% and 15%, respectively. All other assumptions for October 31, 2006 valuation appraisal were held constant with the January 1, 2006 through August 30, 2006 appraisals. The retrospective appraisal of the fair value of our common stock for these dates was below the previously estimated fair value of our common stock made by our board. We believe the retrospectively calculated fair value is a better indicator of the fair value of our common stock than the fair value determined by our board for the same period as it was performed in compliance with the Valuation Practice Aid.

In April 2007, we completed an additional round of financing in which we sold Series D preferred stock at a price of $2.432 per share. In May 2007 and August 2007, we completed rounds of financing in which we sold Series E preferred stock at a price of $2.5594 per share. During 2007, we granted stock options to purchase shares of our common stock at exercise prices ranging from $0.24 to $2.05 per share. Stock options granted to employees and consultants were granted with an exercise price equal to the estimated fair value of our common stock, as determined by our board. The estimated fair value of our common stock was determined by our board using the market approach, taking into consideration the sale price of the Series E preferred stock and associated liquidation preferences and rights of our Series A, Series B, Series C, Series D and Series E preferred stock, as well as the high degree of uncertainty surrounding our future prospects and markets, and the sustainability of our increased revenue levels.

The fair value of our common stock was retrospectively calculated and determined to be $0.75 per share as of February 28, 2007. The change in the per share value of our common stock was a result of the change in our enterprise value driven by public market changes impacting the strategic sale and initial public offering liquidity event valuations, the change in weighted event probabilities and our closing of the October 2006 round of financing in which we sold Series D preferred stock. Based on our increased financial performance in the in 2006 and the improvement in the capital markets, we increased the liquidity event probability to 30% for an initial public offering and decreased the liquidation event probability for liquidation and strategic sale to 5% and 50%, respectively. The liquidity event probabilities of continuation as a private company was held constant at 15%. All other assumptions for the February 28, 2007 valuation appraisal were held constant with the December 31, 2006 appraisal. The closing of the October 2006 round of financing in which we sold our Series D preferred stock had the impact of further diluting the common shares and reducing the value attributable to common stock due to the increase in the preferred stock liquidation preference. The retrospective appraisal of the fair value of our common stock for this date was below the previously estimated fair value of our common stock made by our board. We believe the retrospectively calculated fair value is a better indicator of the fair value of our common stock than the fair value determined by our board for the same period as it was performed in compliance with the Valuation Practice Aid.

The fair value of our common stock was retrospectively calculated and determined to be $1.10 per share as of April 30, 2007. The change in the per share value of our common stock was a result of the change in our enterprise value driven by public market changes impacting the strategic sale and initial public offering liquidity event valuations and the change in weighted event probabilities. Based on our increased financial performance in the first three months of 2007 and the preliminary discussions regarding our initial public offering, the valuation specialists increased the liquidity event probability to 45% for an initial public offering and decreased the liquidation event probabilities of strategic sale and continuation as a private company to 40% and 10%, respectively. The liquidity event probability of a liquidation was held constant at 5%. All other assumptions for April 30, 2007 valuation appraisal were held constant with the February 28, 2007 appraisal. The retrospective appraisal of the fair value of our common stock for this date was below the previously estimated fair value of our common stock made by our board. We believe the retrospectively calculated fair value is a better indicator of the fair value of our common stock than the fair value determined by our board for the same period as it was performed in compliance with the Valuation Practice Aid.

The fair value of our common stock was retrospectively calculated and determined to be $1.92 per share as of June 30, 2007. The change in the per share value of our common stock was a result of the change in our enterprise value driven by public market changes impacting the strategic sale and initial public offering liquidity event valuations, the change in weighted event probabilities and our closing of the May 2007 round of financing in which we sold Series E preferred stock. Based on our increased financial performance in the first six months of 2007 and the engagement of investment bankers to discuss our initial public offering, we increased the liquidity event probability to 50% for an initial public offering and decreased the liquidation event probability of continuation as a private company to 5%. The liquidity event probabilities of a strategic sale or liquidation were held constant at 40% and 5%, respectively. As a result of the increased probability of an initial public offering or strategic sale, we decreased the discount for lack of marketability from 15% to 0% for the June 30, 2007 valuation. All other assumptions for June 30, 2007 valuation appraisal were held constant with the April 30, 2007 appraisal. The closing of the May 2007 sale of Series E preferred stock had the impact of further diluting the common shares and reducing the value attributable to common stock due to the increase in the preferred stock liquidation preference. The retrospective appraisal of the fair value of our common stock for this date was below the previously estimated fair value of our common stock made by our board. We believe the retrospectively calculated fair value is a better indicator of the fair value of our common stock than the fair value determined by our board for the same period as it was performed in compliance with the Valuation Practice Aid.

The fair value of our common stock was calculated in compliance with the Valuation Practice Aid and determined to be $2.05 per share as of September 30, 2007. The change in the per share value of our common stock was a result of the change in our enterprise value driven by public market changes impacting the strategic sale, initial public offering liquidity event valuations, the change in weighted event probabilities and our closing of the August 2007 sale of Series E preferred stock. Based on our increased financial performance in the first nine months of 2007 and the beginning of our initial public offering process, we increased the liquidity event probability to 68% for an initial public offering and decreased the liquidation event probability of a strategic sale to 22%. The liquidity event probabilities of a continuation as a private company or liquidation were held constant at 5% and 5%, respectively. All other assumptions for September 30, 2007 valuation appraisal were held constant with the June 30, 2007 appraisal.

The fair value of our common stock was calculated in compliance with the Valuation Practice Aid, and determined to be $2.26 per share as of December 31, 2007. The change in the per share value of our common stock was a result of the change in our enterprise value driven by public market changes impacting the strategic sale and initial public offering liquidity event valuations combined with the change in weighted event probabilities. Based on our increased financial performance in 2007 and the individual filing of the registration statement of which this prospectus forms a part, we increased the liquidity event probability to 75% for an initial public offering and decreased the liquidation event probability of a strategic sale to 23%. The liquidity event probabilities of a continuation as a private company or liquidation were lowered to 1% and 1%, respectively. All other assumptions for December 31, 2007 valuation appraisal were held constant with the September 30, 2007 appraisal.

Accounting for Freestanding Warrants and Other Similar Instruments on Shares that are Redeemable

We account for our preferred stock warrants in accordance with FASB Staff Position FSP 150-5, Accounting for Freestanding Warrants and Other Similar Instruments on Shares that are Redeemable, which requires that warrants be recorded as liabilities and carried at their fair value. Our adoption of FSP 150-5 in 2006, resulted in a cumulative effect of change in accounting principle of $558,000 and $55,000 of other income. In the year ended December 31, 2007, the change in the fair value of our preferred warrants resulted in $2.1 million of other expense. For warrants issued in conjunction with our debt financings, we record the fair value of the warrants as debt discount on our consolidated balance sheet and amortize as non-cash interest expense. The debt discount is not subject to future fair value adjustments. In the year ended December 31, 2007, we recorded $1.6 million in debt discounts related to the issuance of warrants in conjunction with our debt financings.

Accounting for Income Taxes

We have incurred net losses since our inception. We account for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes, which requires companies to recognize deferred income tax assets and liabilities for temporary differences between the financial reporting and tax bases of recorded assets and liabilities and the expected benefits of net operating loss and credit carryforwards. SFAS No. 109 requires that deferred income tax assets be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred income tax assets will not be realized. We evaluate the realizability of our deferred income tax assets, primarily resulting from net operating loss and credit carryforwards, and adjust our valuation allowance, if necessary.

Once we utilize our net operating loss carryforwards, we would expect our provision for income tax expense in future periods to reflect an effective tax rate that will be significantly higher than past periods. The adoption of SFAS No. 123(R) will potentially result in tax benefits that are currently difficult to predict.

In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 (FIN 48), which clarifies the accounting for uncertainty in tax positions. This interpretation requires that we recognize in our financial statements the impact of a tax position if that position is more likely than not of being sustained upon examination, based on the technical merits of the position. The provisions of FIN 48 are effective as of January 1, 2007, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening accumulated deficit.

We adopted FIN 48 on January 1, 2007. The adoption did not have a material impact on our consolidated financial statements.

Quantitative and Qualitative Disclosures About Market Risk

A significant portion of our operations are based in the U.S. and, accordingly, these transactions are denominated in U.S. dollars. However, we have foreign-based operations in the United Kingdom, Israel and Turkey, where transactions are denominated in foreign currencies and are subject to market risk with respect to fluctuations in the relative value of foreign currencies. For the year ended December 31, 2007, approximately 49% of our consolidated revenues were derived from our international operations. We believe that we mitigate currency exchange rate risk by invoicing customers in the same currency as the related costs of expenses. Our primary foreign currency exposures relate to our short-term intercompany balances with our foreign subsidiaries. Our primary foreign subsidiaries have functional currencies denominated in the British pound and New Israel shekel, Turkish lira, and foreign denominated assets and liabilities are remeasured each reporting period with any exchange gains and losses recorded in our consolidated statements of operations.

Based on currency exposures existing at December 31, 2007, a 10% movement in foreign exchange rates would not expose us to significant gains or losses in earnings or cash flows. We do not use derivative instruments for managing any of our foreign currency exposure.

Effects of Inflation

Inflation generally affects us by increasing our cost of labor and equipment. We do not believe that inflation has had any material effect on our results of operations during 2005, 2006 and 2007.

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. This statement defines fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value in GAAP and expands disclosure related to the use of fair value measures in financial statements. SFAS No. 157 does not expand the use of fair value measures in financial statements, but standardizes its definition and guidance in GAAP. The standard emphasizes that fair value is a market-based measurement and not an entity-specific measurement based on an exchange transaction in which the entity sells an asset or transfers a liability (exit price). SFAS No. 157 establishes a fair value hierarchy from observable market data as the highest level to fair value based on an entity’s own fair value assumptions as the lowest level. SFAS No. 157 is effective January 1, 2008; however, earlier application is encouraged. We are currently evaluating the impact that the adoption of SFAS No. 157 will have on our consolidated financial statements.

In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, which allows an entity to elect to record financial assets and liabilities at fair value upon their initial recognition on a contract-by-contract basis. Subsequent changes in fair value would be recognized in earnings as the changes occur. Statement No. 159 also establishes additional disclosure requirements for these items stated at fair value. Statement No. 159 is effective for us on January 1, 2008, with early adoption permitted, provided that we also adopt Statement No. 157, Fair Value Measurements. We are currently evaluating the impact that the adoption of Statement No. 159 will have on our consolidated financial statements.

In December 2007, the FASB issued Statement No. 141(R), Business Combinations, (“Statement 141(R)”), a replacement of FASB Statement No. 141. Statement 141(R) is effective for fiscal years beginning on or after December 15, 2008 and applies to all business combinations. Statement 141(R) provides that, upon initially obtaining control, an acquirer shall recognize 100 percent of the fair values of acquired assets, including goodwill, and assumed liabilities, with only limited exceptions, even if the acquirer has not acquired 100 percent of its target. As a consequence, the current step acquisition model will be eliminated. Additionally, Statement 141(R) changes current practice, in part, as follows: (1) contingent consideration arrangements will be fair valued at the acquisition date and included on that basis in the purchase price consideration; (2) transaction costs will be expensed as incurred, rather than capitalized as part of the purchase price; (3) pre-acquisition contingencies, such as legal issues, will generally have to be accounted for in purchase accounting at fair value; (4) in order to accrue for a restructuring plan in purchase accounting, the requirements in FASB Statement No. 146, Accounting for Costs Associated with Exit or Disposal Activities, would have to be met at the acquisition date; and (5) In-process research and development charges will no longer be recorded. While there is no expected impact to our consolidated financial statements on the accounting for acquisitions completed prior to December 31, 2008, the adoption of Statement 141(R) on January 1, 2009 could materially change the accounting for business combinations consummated subsequent to that date.

Off-Balance Sheet Arrangements

We had no off-balance sheet arrangements as of December 31, 2007, 2006 and 2005.

BUSINESS

Overview

We are a leading provider of IT consulting, technology integration and managed services that address inefficiencies and risks inherent in storage and data infrastructure. We deliver a differentiated, comprehensive set of IT services using our unique service delivery framework, TransomSM, which was developed over the course of thousands of customer engagements and consists of proprietary software tools, methodologies and domain expertise. We provide a demonstrable ROI to customers by:

•	Reducing the total cost of data infrastructure

•	Improving IT service levels to support business functions

•	Decreasing risk in both data recovery and regulatory areas

We are primarily focused on the following large and fast growing addressable markets:

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Storage/Data Protection: These services help customers plan, integrate and manage their physical data storage and data protection technologies. According to Gartner, this market is predicted to grow rapidly from $24 billion in 2006 to $34 billion by 2011.G1

•

Virtualization: These services help customers plan, integrate and manage their virtualized environments. IDC forecasts that the consulting and systems integration segments of this market will grow from $1.2 billion in 2006 to $5.2 billion in 2011 at an average compound annual growth rate (CAGR) of 33%.I1

•

“Green” Data Centers: These services help customers plan, migrate and manage their data centers to reduce power needs, thereby decreasing the cost to operate their data centers. We believe this market will grow rapidly, as companies seek to reduce their energy costs. According to Gartner, “more than 70% of the world’s Global 1000 organizations will have to modify their data center facilities significantly during the next five years.”G2

Many of our customer engagements encompass delivery of services across these markets. For example, we help customers migrate their existing data centers to new facilities while simultaneously integrating virtualization technologies to increase the efficiency of their existing physical assets.

We utilize components of our TransomSM framework in the majority of our projects. We integrate these internally developed and enhanced software tools into customer environments, which has resulted in customers retaining us for long-term managed services arrangements.

Since our inception in 2001, we have developed ongoing direct customer relationships and have gained access to additional customers through our indirect sales channels. We have cultivated strong consulting relationships with Fortune 1000 companies such as JPMorgan and Biogen Idec and have developed recurring managed services relationships with large and small organizations such as Bank of Tokyo and Footstar. In addition, we have built scaleable indirect sales channels through technology partners such as HDS, Savvis and CA.

G1	Gartner, Inc., “IT Storage Services, Worldwide, 2006-2011” by Adam Couture, Alan MacNeela, Michele Caminos, Yuko Adachi and Robert DeSouza, December 2007.
I1	IDC, “Worldwide Virtualization Services 2007-2011 Forecast,” #206724, May 2007.
G2	Gartner, Inc., U.S. Data Centers: The Calm Before the Storm” by Rakesh Kumar, September 25, 2007.

Our services revenues have grown substantially from $35.2 million in 2006, to $60.5 million for 2007, reflecting a total annual growth rate of 72%, including acquisitions, and an organic annual growth rate of 29%. For fiscal years 2007, 2006 and 2005, we had net losses to common stockholders of $(18.0) million, $(13.1) million, and $(23.9) million. At December 31, 2007 we had an accumulated deficit of $(73.9) million.

Industry Background

The markets in which we operate are highly dynamic, characterized by high growth driven by:

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The strong demand for storage infrastructure and associated services to support the continuing growth in data stored for business operations, regulatory compliance and corporate governance purposes, which ESG estimates will grow at a 58% CAGR among worldwide commercial and government markets between 2007 and 2012.E1

•

Potential data center disruptions, as Gartner predicts that, “By 2011, more than 70% of U.S. enterprise data centers will face tangible disruptions related to floor space, energy consumption and/or costs”G3

•	The market acceptance of virtualization software that allows for the significant improvement of utilization in server assets, as IDC estimates that “average server utilization is less than 10%”I2

•	Minimizing costs within constrained IT budgets

According to Gartner, from 2006 to 2007 annual IT budgets, on average across all industries, increased by only 2.8%.G4 As a result, business and technology leaders are expected to address IT challenges of increasing scope and complexity with limited resources and usually under rigorous time constraints. There is an interrelated set of budget issues that IT departments must balance:

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Increasing Operating Expenses: The ongoing costs associated with existing assets—from licensing fees to maintenance to energy bills—continue to increase. According to IDC, “$29 billion dollars is spent annually on server power and cooling.”I2 The cost profile of IT departments has shifted such that, according to IDC, “$8 is spent maintaining legacy IT for every $1 invested in new IT infrastructure.”I2.

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Maximizing Existing Assets: There remains a large amount of trapped IT value in the installed infrastructure base — for example, IDC reports that “$140 billion in excess server capacity is installed worldwide.”I2 Additionally, recovering this “lost” capacity is critical, as IT budget growth continues to be dwarfed by the growth of data and storage needs. The cost-saving benefits of server virtualization allow organizations to reduce the number of physical servers drawing power and requiring maintenance. IT managers can now focus on maximizing their existing assets rather than investing in new infrastructure.

—	Lack of Transparency as to Total Cost of Ownership (TCO): IT managers cannot establish TCO for their assets or calculate the return on investment of their infrastructures due to a lack of transparency into costs and a lack of tools and capabilities.

E1	Enterprise Strategy Group, “Digital Archiving Market Forecast 2007-2012,” November 15, 2007.
G3	Gartner, Inc. “U.S. Data Centers: The Calm Before the Storm” by Rakesh Kumar, September 25, 2007.
I2	IDC, “Virtualization and Multicore Innovations Disrupt the Worldwide Server Market,” #206035, March 2007.
G4	Gartner, Inc. “2006-2007 IT Spending and Staffing Report: North America” by Barbara Gomolski and Michael Smith, March 5, 2007.

•	Managing risk efficiently and cost effectively

When data is not properly managed or protected, the negative result is not limited to the loss of data but includes loss of revenues and loss of customer confidence. IT managers must mitigate this risk through:

—	Data protection: Businesses depend on practical and proven business continuity and disaster recovery plans to safeguard against:

—	Catastrophic events

—	Criminal activity

—	Human error

—	Compliance: IT departments must comply with international, US and industry-specific regulations for data retention and management. For example, according to amendments to the Federal Rules of Civil Procedures (FRCP) that went into effect December 1, 2006, companies are required to preserve certain electronically stored information that may be relevant to impending litigation. If this electronically stored information is requested in litigation, failure to preserve or produce it in accordance with FRCP may result in legal sanctions. According to ESG the amount of email data to be archived is expected to grow at a CAGR of 73% from 2007-2012.E2 This means many organizations will need a methodical way to retrieve emails should a legal e-discovery process require it.

•	Improving IT service levels to support business functions

In order to match an organization’s data with the most appropriate IT resources, IT departments are increasingly pushed to provide a “just enough, just in time at just the right price” on-demand model for IT infrastructure. IT managers are expected to report their performance against a series of service level metrics, such as system uptime and time to provisioning.

•	Selecting a vendor independent services provider

Many hardware and software manufacturers offer services to support the deployment and integration of their products into customer environments; however, since services are a secondary offering to their products, these services are often limited in breadth and depth. Hardware and software manufacturers also have an inherent bias to sell more of only their products to solve customer challenges.

The limited quality and quantity of internal staff and the ongoing demands placed on them by day-to-day operations hamper the development and timely execution of IT projects to address these challenges. As a result, we believe IT managers are looking for outside resources to bridge the gap between the skills available and the skills required to address these challenges. This creates an opportunity for an IT services company focused on the storage/data protection, virtualization and “green” data center markets.

E2	Enterprise Strategy Group, “2007 Email Archiving Survey,” November 2007.

Market Opportunity

GlassHouse is focused on the storage/data protection, virtualization, and “green” data center markets.

Our opportunity in the storage market consists of services to help customers plan, integrate, and manage their physical data storage technologies. This includes data protection services (backup and business continuity/disaster recovery), as well as data management and archiving. According to Gartner’s worldwide storage service forecast, “consulting and management services will grow faster than other storage service segments.”G5

Our opportunity in the virtualization market consists of services to help customers plan, integrate, and manage their virtualized environments. These services are provided mainly in the server space, leveraging technologies such as VMware, and extends into storage and backup areas. Virtualization enables organizations to achieve higher resource utilization by pooling common infrastructure resources and eliminating the “one application to one server” model. VMware claims that their products help achieve an average of a 5:1 application-to-server ratio but can even reach a 20:1 ratio, thereby significantly increasing hardware utilization, decreasing operational and support costs (power and cooling) and potentially deferring capital expenditures for data center moves.

Our opportunity in the “green” data center market consists of services to help customers plan, integrate and manage their data centers to reduce power and heating ventilation and air conditioning (HVAC) needs, thereby decreasing the budget needed to maintain the data center. The need to reduce costs and energy consumption is driving IT departments to consolidate and simplify their environments, embrace standardization across systems and software and improve disaster recovery and data protection solutions.

Our Solution

We help customers reduce costs, decrease risk and improve service levels to support business functions through TransomSM, a unique service delivery framework consisting of proprietary software tools, methodologies and domain expertise.

Our key, differentiating strengths include:

IP and Tools-Based Services. We provide tools-based services that facilitate scalability and efficiency for both us and our customers. The software tools improve efficiency and consistency in the delivery of our projects and also offer transparency to customers, assisting with future decision making.

Comprehensive Scope of Services. We provide end-to-end IT solutions within our focused markets, from strategy through technology integration to managed services.

Domain Expertise. Industry media recognition of GlassHouse in our focused markets affirms our domain expertise. Some of our consultants are widely recognized for their subject matter expertise and regularly contribute to various publications in our focused markets. For example, W. Curtis Preston, our Vice President of Data Protection, is the author of O’Reilly Media’s book on backup, Backup & Recovery. Our consultants also present at conferences worldwide and meet regularly with industry analysts to share knowledge and evaluate industry trends.

Vendor Independence. Our focus on selling services, not products, to drive efficiency in customers’ IT infrastructure environments helps us develop “trusted advisor” relationships.

G5	Gartner, Inc. “Dataquest Insight: Storage Services Growth and Margins, 2007” by Adam W. Courture, October 18, 2007.

Software tools

We use internally developed and enhanced software tools to support our services, simplify processes through automation and improve customer service and satisfaction. Some of these include:

•

Reflector: One of the biggest concerns of businesses during a data center migration is the potential for a crippling interruption of their operations. Reflector maps applications to physical devices and monitors and tracks each step of a data center migration, flagging task interdependencies and risks to consider. This tool also helps customers determine the best course of action on an ongoing basis for reducing their data centers’ energy usage and total cost of ownership.

•

Cost & Capacity Analyzer: The Cost and Capacity Analyzer helps customers determine exactly how much they are spending on IT and where they are spending it and then enables them to use that data to determine how to appropriately manage costs and charge back services to the lines of business. GlassHouse consultants work with customers’ IT departments to assess and input all expenses related to maintaining those environments. The Cost and Capacity Analyzer runs a series of algorithms that show precise, reliable data for current costs, identify potential cost savings and model the impact proposed changes would have on the IT environment.

•

PRISM: Performance Reports and Indicators for Storage Metrics (PRISM) is a proprietary suite of web-based tools for reporting, measuring and analyzing a customer’s backup and storage environments, thereby helping to define service levels to the business and reduce risk to customer data.

•

Storage Allocation Tracking Service: Our Storage Allocation Tracking Service is based upon processes and proprietary tools that provide an accurate view of the allocation of storage to each server and that highlight overallocation or misallocations, which can run into many terabytes that translate into a significant amount of wasted dollars. The report can also be used on an ongoing basis to provide the cornerstone of a billing mechanism for storage consumed by different business users, establishing strong financial management.

Methodologies

GlassHouse’s proprietary methodologies constitute our unique approach to addressing process and planning inefficiencies within customer environments. While each methodology is specific to a part of the IT infrastructure or particular sets of challenges, the basis of all GlassHouse methodologies is to increase efficiency, reduce risk and improve service levels. These methodologies were developed through the collaboration of our consultants working on thousands of customer engagements and are distilled and shared throughout the company.

•

Service Provider Model: We developed the Service Provider Model to help the IT departments of our customers become better internal service providers. The Service Provider Model is a framework that aligns expectations between business and IT. It relies on Key Performance Indicators (KPIs) to measure and manage these expectations. The KPIs are specific metrics around cost, risk mitigation and quality of services. By setting standards around these metrics, which are mutually agreed upon between the business and IT, the customer has a way to measure service levels, manage costs and monitor risk.

•

Data Value Model: Aligning the cost of managing data with its business value is at the crux of initiatives like Information Lifecycle Management and tiered storage. Some percentage of information is critical to the organization and demands a high level of availability and performance, while other data is less critical and does not demand the same level of availability and performance. By using the GlassHouse Data Value Model, business and application owners share information with the infrastructure team, who can then integrate the appropriate strategy to classify and archive data according to its relevance. This communication process is central to aligning business needs with IT usage with respect to storage.

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Storage Management Lifecycle: The GlassHouse Storage Management Lifecycle is a framework that includes more than 150 activities for assessment, design, acquisition, integration and operation of storage infrastructure. It provides the process foundation for the Service Provider Model.

•

Storage Maturity Model: We developed the Storage Maturity Model so customers can gauge the maturity of their storage organization against industry norms and gain insight into the best practices needed to better align their storage environments within their businesses.

•

RapidDeploy: RapidDeploy is a proven process for designing and integrating network and systems infrastructure, including the latest server virtualization technologies. RapidDeploy is an accelerated four-stage process that starts with facilitated design and planning sessions and centers on our unique integration management teams.

Domain Expertise

Our domain expertise is focused on the following service areas:

Data Infrastructure Services

Storage Services

Backup & Operational Recovery Services

Server Virtualization

Compliance and Information Risk Management

Database Services

Data Center Services

Data Center Migrations

Data Center Consolidations

Disaster Recovery

Business Continuity

Managed Services

Backup Quality Audit

Backup Metrics and Reporting

Storage Allocation Tracking

Remote Support

Full Managed Services (storage, data protection, databases)

Call Center Support

Field Service Support

Storage Services

Logistics and Distribution Support

Our services are delivered through three key practices:

Consulting. This practice is focused on services that assist customers in developing strategies, plans, architectures and business cases around data infrastructure.

Technology Integration. This practice is focused on services that assist customers in the technical deployment, system upgrades and integration of technologies in their data infrastructures.

Managed Services. This practice is focused on services that manage our customers’ storage, data protection and database environments to specified service levels.

Managed Services is comprised of:

•

Operational Support Services: These services are the most strategic component of our business. They are based on single to multi-year contracts under which we manage customers’ storage, data protection and database environments. In addition, each service builds upon another one in the suite through additional tools, resulting in increasing return on investment and making it a natural evolution for a customer to, for example, move from our basic monitoring and reporting service to our Remote Support or full Managed Services offering.

•

Customer Support Services: These services offer hardware and software companies the option to outsource their technical support and customer support services. These services are based on annual contracts. Our trained call center and field representatives provide us with a direct line to the issues and trends important to our customers.

Our Growth Strategy

Our objective is to enhance our position as a leading independent data infrastructure consulting firm. Our strategies to achieve this objective include the following elements:

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Deepen and grow our customer base: Forty-two of the Fortune 100 companies have been or are currently our customers. We expect to continue developing our existing customer base by expanding the scope of current engagements and generating additional follow-on engagements in consulting, technology integration and managed services. As we deliver successful engagements for our customers and they realize a meaningful return on their investment in our services, we are able to obtain follow-on engagements to address new issues. We also plan to expand our domestic and international presence to pursue new market opportunities.

•

Broaden managed services offerings: According to Gartner’s worldwide storage service forecast, “consulting and management services will grow faster than other storage service segments.”G5 Responding to this market opportunity, we provide a range of managed services to remotely monitor, report and analyze, and actively manage our customers’ IT infrastructure environments. We have consistently evolved our managed services offerings to cover critical infrastructure activities such as backup, storage allocation, database and servers support, which will allow us to expand the services we offer within a single customer environment. Our managed services offerings provide us with a recurring revenue stream and ongoing interaction with our customers beyond a single project-based engagement.

•

Integrate additional capabilities into the TransomSM framework: Since our inception in 2001, we have evolved the scope and depth of our service offerings to encompass a broader range of expertise within the TransomSM framework. For example, we developed new offerings in storage cost modeling and allocation services, backup monitoring and reporting services and server virtualization based on IT infrastructure challenges we observed in our customer base during the course of our engagements. In addition, we constantly monitor and assess emerging technologies to determine their viability in improving the performance, reliability and cost-effectiveness of our customers’ IT infrastructure. By maintaining close contact with our customers, we believe we are able to anticipate and successfully meet new services needs.

•

Pursue strategic acquisitions: We intend to continue to selectively pursue strategic acquisitions that provide additional intellectual property, customer relationships, geographic coverage and domain expertise that fit within our business model.

•

Leverage indirect sales channels: We have developed several relationships with technology vendors who create additional revenue opportunities by using our services for successful integration of their products into customers’ IT infrastructure environments or to provide customer support services. The vendors are able to leverage our resources and expertise, rather than taking on the expense of staffing their own integration teams. These indirect sales channel relationships provide us access to additional enterprise customers to whom we can ultimately cross-sell a broad range of consulting, technology integration and managed services, and lead to increased project flow and revenues, especially with small to mid-market businesses. This particularly pertains to our growth in managed services. Indirect sales channels such as Savvis and FLAG Telecom, who resell our managed services within their existing portfolios, provide us with access to a broader customer base than relying solely on direct sales.

Acquisition History

Founded in 2001, we initially focused on storage. In response to customer demand, we expanded services in storage management, data protection and backup, as well as disaster recovery. We

G5	Gartner, Inc. “Dataquest Insight: Storage Services Growth and Margins, 2007” by Adam W. Couture, October 18, 2007.

accelerated our broader vision of extending our services across the IT infrastructure spectrum through the development of IP, as well as through strategic acquisitions in the U.S., U.K. and Israel. These acquisitions provided complementary tools and methodologies to expand our service offerings into adjacent markets, including data center migrations, server virtualization and managed services.

Key Strategic Acquisitions. All of our acquisitions have enhanced our service delivery framework, TransomSM, by bringing additional software tools, methodologies and domain expertise into our organization.

•

2003 – Auspex Worldwide Services and Support: We purchased this call support center business and grew it into our Customer Support Services division in order to support customers such as Xyratex, AMD and EqualLogic.

•

2004 – Source Consulting and Sagitta Performance Systems: Source and Sagitta brought managed services expertise in storage and backup to GlassHouse’s services portfolio and established our Europe, Middle East and Africa (EMEA) headquarters in the U.K.

•

2004 – The Storage Group: The Storage Group was operated by renowned storage and backup educator and expert, W. Curtis Preston. Mr. Preston brought best practices and credibility to our backup services portfolio. In addition, Mr. Preston’s expertise has since helped us develop our proprietary reporting and monitoring tools, including Backup Reporting and Metrics and our PRISM toolkit.

•	2005 – PowerPM: PowerPM brought project management expertise as well as a strong portfolio of financial services customers to GlassHouse, such as JPMorgan, Merrill Lynch and Morgan Stanley.

•

2007 – MBI and Integrity Systems: Based in Israel and with an office in Turkey, MBI and Integrity joined GlassHouse to create a strong presence in the Middle Eastern market. In addition to deeper skills and tools for storage and backup managed services, MBI and Integrity added database and server services to our portfolio.

•

2007 – RapidApp: This Chicago-based firm is a Gold VMware Authorized Consultant, the top tier of VMware’s partnership programs. RapidApp is known for its server virtualization services and proprietary RapidDeploy process.

•	2007 – Data Centre Moves International: DCMI has developed a proprietary production-line model and a unique software tool to drive the complex data center migration process.

Our growth strategy has focused on organic growth and the development of the TransomSM framework. Acquisitions have accelerated our ability to execute this strategy and deliver high quality, consistent solutions to our customers.

Sales and Marketing

Our global sales, marketing and business development teams develop strong relationships with IT executives at prospective and existing customers.

Direct Sales

As of December 31, 2007, we had 70 sales, business development professionals, including sales managers, sales representatives, account managers, telemarketers, and sales support personnel.

The sales cycle for our services often includes initiating contact with a prospective customer, understanding the prospective customer’s business challenges and opportunities, performing discovery or assessment activities, submitting proposals, providing customer case studies and references and developing proofs-of-concept or solution prototypes. We organize our sales teams by geographic regions.

Indirect Sales Channel

Indirect Sales Channels allow us to:

•	Reach additional markets not served by our direct sales force, such as small-to-mid sized business organizations

•	Gain access to emerging technologies and marketplace trends to better serve our customers

•	Embed our services inside our partners’ offerings

We have established and are growing relationships with organizations such as:

•	HDS, for whom we perform work deploying and integrating their products inside their customers’ infrastructure environments

•	Savvis, for whom we provide additional offerings such as backup managed services where the customers wish to maintain their IT equipment in their own data centers

•	CA, for whom we provide both consulting and technology integration services for their customers

Other indirect sales channels include Data Domain, EqualLogic and 3Par, Inc. for whom we provide a selection of call center, logistics and field service support to their customers.

Customers

We market and provide our services primarily to companies in North America, the United Kingdom and the Middle East. For additional discussion regarding geographic information, see Note 1 to our consolidated financial statements. We believe that our regular, direct interaction with our customers, the breadth of our customer relationships and our reputation among these customers as an independent advisor differentiates us from our competitors.

During 2006 and 2007, we had no direct customer that represented more than 10% of our total revenues. One indirect channel partner customer accounted for 14% and 10%, respectively, of our total revenues. No one customer accounted for 10% or greater of our total revenues in 2005.

The strength of our customer relationships has resulted in significant recurring revenue from existing customers. During 2007, approximately 79% of our business came from these customers.

Competition

The market for building and managing infrastructure solutions and environments is fragmented. The IT services market in which we operate is highly competitive, rapidly evolving and subject to shifting customer needs and expectations. However, many of the companies in this market space also serve a broad range of markets and do not focus on the core areas that GlassHouse serves. For example:

•	Consulting and systems integration firms such as Accenture, BearingPoint and IBM

•	Technology vendors such as EMC, Symantec and IBM

We also compete with in-house IT departments, smaller regional infrastructure service providers and to a lesser extent, local infrastructure service providers based in the geographic areas where we offer services. We expect additional competition from offshore IT outsourcing firms in locations such as India, Eastern Europe, Latin America and China. Although offshore services may provide price competitive solutions for some customers, we believe that an onshore presence is required to be competitive from a customer service perspective.

Many of our competitors have significantly greater financial, technical and marketing resources and a greater number of IT professionals than we do.

We believe we differentiate ourselves from our competitors through several factors:

•	Unique intellectual property and tool development

•	Focus on core markets—storage/data protection, virtualization and “green” data centers

•	Quality of services

•	Vendor independence

•	Established relationships with key decision-makers

•	Pricing

•	Specific product expertise

•	Reputation

By offering end-to-end services for complex IT infrastructure challenges specific to our core markets, we are able to compete effectively and distinguish our business. We believe our main competitors provide products and services only for one-time engagements, not ongoing services and support as we do. Furthermore, a majority of our competitors are focused on selling products, not providing services. Since GlassHouse is a vendor independent IT consulting and services company and does not recommend specific brands of hardware or software, we are able to benefit from customer trust and loyalty.

Intellectual Property

We believe that our continued success depends in part on the skills of our team members, the ability of our team members to continue to innovate and our intellectual property rights. We rely on a combination of copyright, trademark and design laws, trade secrets, confidentiality procedures and contractual provisions to protect our intellectual property rights and proprietary methodologies. It is our policy to enter into confidentiality agreements with our team members and consultants and we generally control access to and distribution of our proprietary information. These agreements generally provide that any confidential or proprietary information developed by us or on our behalf be kept confidential. We pursue the registration of certain of our trademarks and service marks in the United States and other countries. We have applied to register the mark “Transom” in the United States. We have no issued patents.

Our business also involves the development of IT applications and other technology deliverables for our customers. Our customers usually own the intellectual property in the software applications we develop for them. We generally integrate safeguards designed to protect our customers’ intellectual property in accordance with their needs and specifications. Our means of protecting our and our customers’ proprietary rights, however, may not be adequate. Despite our efforts, we may be unable to prevent or deter infringement or other unauthorized use of our and our customers’ intellectual property. Time-consuming and expensive litigation may be necessary in the future to enforce these intellectual property rights.

In addition, we cannot assure you that our intellectual property or the intellectual property that we develop for our customers does not infringe the intellectual property rights of others, or will not in the future. If we become liable to third parties for infringing upon their intellectual property rights, we could be required to pay substantial damage awards and be forced to develop non-infringing technology, obtain licenses or cease delivery of the applications that contain the infringing technology.

Employees

We seek to maintain a culture of innovation by aligning individual incentives with organization-wide goals. Our success depends upon our ability to attract, develop, motivate and retain highly-skilled and multi-dimensional team members. Although not currently a material component of our people management strategy, we also retain subcontractors at all of our locations on an as-needed basis for specific customer engagements.

As of December 31, 2007, we had 459 employees in offices worldwide. We have never experienced a work stoppage and believe our relationship with our employees is good.

Facilities

Our principal corporate offices are located in Framingham, Massachusetts, where we lease approximately 12,000 square feet. We also have additional offices throughout the United States, the United Kingdom, Israel and Turkey. Globally, we have a total of 15 leases and subleases totaling 101,460 square feet at this time. Our leases vary in duration and term, have varying renewable terms and have expiration dates extending from 2008 to 2012. We believe that our existing and planned facilities are adequate to support our existing operations and that, as needed, we will be able to obtain suitable additional facilities on commercially reasonable terms.

Legal Proceedings

From time to time, we may become involved in legal proceedings arising in the ordinary course of business. We are not a party to any pending litigation or other legal proceedings that are likely to have a material adverse effect on our business, operations or financial condition.

MANAGEMENT

Executive Officers, Key Employees and Directors

Our executive officers and directors and their ages as of December 31, 2007 are as follows:

Name	Age	Position
Mark Shirman	49	Chairman of the Board of Directors, President and Chief Executive Officer
Joshua Klein	45	President of US and UK and Chief Operating Officer
Kenneth Hale	55	Chief Financial Officer and Treasurer
Richard Scannell	39	Senior Vice President, Corporate Strategy and Marketing
Andrew Norman	44	Senior Vice President, Worldwide Sales
Paul Hammond	40	UK Managing Director, GlassHouse Technologies (UK) Ltd.
Mitchell Northcutt	47	Vice President of Managed Services and Services Development
Michael Burstein	53	Senior Vice President Business Development, International Division
Robert Davoli(2)	59	Director
Christopher Greendale(2),(3)	55	Director
Todd Gresham(2)	46	Director
Kenneth Minihan(1),(3)	65	Director
Ryan Moore(3)	35	Director
Glenn Osaka(1)	52	Director
Patrick Scannell(1)	54	Director

(1)	Member of Audit Committee.
(2)	Member of Compensation Committee.
(3)	Member of Nominating and Corporate Governance Committee.

Mark Shirman has served as President and Chief Executive Officer, as well as Chairman of the Board of Directors, since founding GlassHouse in 2001. Before founding the company, from 1999 to 2001, Mr. Shirman served as Executive Vice President and Chief Technology Officer at Convergent Group Corp., a privately held company serving the eBusiness requirements of the utility and local government industries. From 1985 to 1995, Mr. Shirman served as Chief Executive Officer of Innovative Information Systems Inc., an IT consulting firm. Mr. Shirman received a B.A. in Economics from Brandeis University and an M.B.A. in Finance from American University.

Joshua Klein has served as Chief Operating Officer of GlassHouse since July 2006. Before joining GlassHouse, Mr. Klein served as Vice President of Consulting and Management Services at EMC Corporation. Prior to joining EMC in 2003, Mr. Klein served as the distribution industries sector executive for IBM Global Services. Mr. Klein holds a B.A. in Marine Geology and Economics from Middlebury College and an M.B.A. from Rensselaer Polytechnic Institute.

Kenneth Hale has served as Chief Financial Officer and Treasurer of GlassHouse since August 2004. Before joining GlassHouse, from 2002 to 2004, Mr. Hale served as Chief Financial Officer at AptSoft Corporation, an enterprise software company focused on the alignment of existing systems with business processes. From 1997 to 2001, Mr. Hale served as Chief Financial Officer and Treasurer of NaviSite Inc., a publicly traded company focused on providing Internet outsourcing solutions. From 1989-1996, Mr. Hale served as Chief Financial Officer for Media/Communications Partners, a venture capital firm focused on the communications and media industries. From 1980 to 1989, Mr. Hale was a senior manager at Ernst & Young. Mr. Hale is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants. Mr. Hale received a B.A. in Biology from Colgate University and an M.B.A. from Northeastern University.

Richard Scannell co-founded GlassHouse in 2001. In his role as Senior Vice President of Corporate Strategy and Marketing, Mr. Scannell is responsible for GlassHouse’s go-to-market strategy and worldwide marketing functions. Prior to joining GlassHouse, Mr. Scannell served as Chief Operating Officer of UpSource, a start-up company providing outsourced Customer Relationship Management (CRM) services. Prior to working with UpSource, Mr. Scannell held a senior IT Infrastructure management role with Motorola. Mr. Scannell holds a Bachelor of Science (BSc) in Computer Science from University College—Cork, Ireland.

Andrew Norman has served as Senior Vice President, Worldwide Sales for GlassHouse since September 2007. He previously served as GlassHouse’s Senior Vice President, International Division and Managing Director for the UK offices. Prior to joining the GlassHouse team, Mr. Norman established a new storage business unit at Xyratex Technology Limited, a former IBM facility, and then led a management buyout in 1997 to form Sagitta Performance Systems Limited, a privately held firm focused on storage networking products and storage consulting services. Sagitta was acquired by GlassHouse in 2004. Mr. Norman is a graduate of Brunel University with a B.S. and holds a Masters in Engineering.

Paul Hammond has served as the UK Managing Director at GlassHouse Technologies (UK) Ltd. since December 2004. Prior to joining the GlassHouse team, Mr. Hammond held the position of UK Managing Director at global storage provider, Brocade Communications Systems, Inc. (formerly known as Computer Network Technology (CNT)). Before joining CNT, Mr. Hammond spent 13 years working in the oil and gas industry for several international companies, including Halliburton, Trafalgar House, Shell and Kvaerner Oil & Gas. While at Kvaerner from 1998 to 2000, Mr. Hammond held the position of Head of Information Systems, where he was responsible for the development and service delivery of business applications. Mr. Hammond holds a Higher National Certificate in Process Plant Engineering from Richmond upon Thames College.

Mitchell Northcutt has served as Vice President of Managed Services and Services Development of GlassHouse since the acquisition of his company, RapidApp, in July 2007. In 1999, Mr. Northcutt served as Chief Executive Officer of RapidApp from 1994 to 2007, a server virtualization services company. From 1994 to 1999, Mr. Northcutt was Vice President of Networking Solutions for Renaissance Worldwide, which had acquired Axiom Consulting Group where he was a managing partner from 1992 to 1994. Prior to this, from 1984 to 1992, Mr. Northcutt was Director of Network Planning for British Oxygen Corporation and led the design and deployment of one of the world’s largest, globally connected networks.

Michael Burstein has served as Senior Vice President, International Business Development, International Division of GlassHouse since March 2007. Prior to joining GlassHouse, Mr. Burstein founded and served as Chief Executive Officer of MBI Advanced Computer Systems Ltd., a storage company in Israel, since 1985. Mr. Burstein is a director of Payton Industries, an Israeli public company. Mr. Burstein also was a co-founder of Integrity Systems Ltd., an IT services company in Israel. Mr. Burstein holds a Masters Degree in Electrical Engineering (MsEE) from the Moscow Telecommunications Institute.

Robert Davoli has served as a member of our board of directors since July 2001. Since 1995, Mr. Davoli has been a Managing Director at Sigma Partners, a venture capital firm. Prior to joining Sigma, Mr. Davoli was President and Chief Executive Officer of Epoch Systems, a provider of data management software products that was sold to EMC in 1993. Before leading Epoch Systems, Mr. Davoli founded and served as President and Chief Executive Officer of SQL Solutions, a provider of tools and services in the relational database market that was later sold to Sybase. Mr. Davoli holds a B.A. from Ricker College.

Christopher Greendale has been a member of our board of directors since July 2002. Since 2003, Mr. Greendale has been a partner at Kodiak Venture Partners, a venture capital firm. Prior to joining Kodiak, Mr. Greendale served as a Venture Partner at GrandBanks Capital from 2002 to 2003 and as Managing Director of Internet Capital Group from 1998 to 2000. Mr. Greendale currently sits on the board of directors for various private companies and Tumbleweed Communications Corp., a publicly traded company. Mr. Greendale holds a B.A. and an M.B.A. from Southern Illinois University.

Todd Gresham has been a member of our board of directors since July 2002. Since 2005, Mr. Gresham has been Executive Vice President of the Networked Storage Solutions Division at Xyratex Technology Limited. From 2004 to 2005, Mr. Gresham served as President and Chief Executive Officer of nStor Technologies, Inc. Prior to joining nStor, Mr. Gresham served as Vice President of Global OEM and Reseller Sales at EMC, and General Manager of Asia/Pacific Operations, as well as Vice President of Worldwide Sales, at CLARiiON. Mr. Gresham has over 25 years of executive management experience in both publicly traded and privately held companies. Mr. Gresham studied business at Texas Tech University.

Kenneth Minihan has been a member of our board of directors since December 2004. He retired from the United States Air Force in 1999, after more than 33 years of active commissioned service to the nation, serving as the 14th Director of the National Security Agency from 1996 to 1999. Prior to his time at the National Security Agency, Mr. Minihan provided military service at the national level in varying capacities, primarily in assisting the military and government with operating and implementing leading edge technology solutions, services and products. Mr. Minihan is a managing director at Paladin Capital Group and sits on the board of directors for various private companies and the following publicly traded companies: BAE Systems, Mantech International Corporation and Modern Technology Corp. Mr. Minihan is also a director of Verint Technologies, Inc., a subsidiary of Verint Systems, Inc., a publicly traded company. Mr. Minihan holds a B.A. from Florida State University, an M.A. from the Naval Postgraduate School and has completed executive development programs at the University of Illinois and Harvard University.

Ryan Moore has been a member of our board of directors since September 2003. Mr. Moore co-founded GrandBanks Capital in 2000 and has served as a Principal initially, and then as a General Partner at GrandBanks since that time. Prior to co-founding GrandBanks Capital, Mr. Moore worked at SOFTBANK Venture Capital (now known as Mobius Venture Capital) and SOFTBANK Capital Partners. Before joining SOFTBANK, Mr. Moore served as a Senior Associate focused on technology investment banking with Robertson Stephens. Mr. Moore holds a B.A. in Economics from Princeton University.

Glenn Osaka has been a member of our board of directors since July 2002. Mr. Osaka currently serves as Vice President, Strategy and Planning for Worldwide Operations at Cisco Systems. Prior to joining Cisco in 2007, Mr. Osaka was President and Chief Executive Officer of Reactivity, Inc., a provider of XML acceleration and security processing. Mr. Osaka previously served as the Silicon Valley Managing Director of the Redleaf Group, an early-stage focused technology investment company, and worked at Hewlett-Packard in a variety of positions. Mr. Osaka holds a B.A. in Psychology and an M.B.A. from University of California, Los Angeles.

Patrick Scannell has been a member of our board of directors since September 2007. Mr. Scannell has served as the Senior Vice President and Chief Financial Officer of Netezza Corporation since 2003. Prior to joining Netezza, Mr. Scannell served as Chief Financial Officer of PhotonEX Corporation, a provider of optical systems, from 2000 to 2002. From 1998 to 2000, Mr. Scannell served as Chief Financial Officer of Silknet Software, Inc., a provider of CRM infrastructure software. Mr. Scannell holds a B.S. from Boston College and an M.B.A. from Babson College.

Election of Officers

Our officers are currently elected by our board of directors on an annual basis and serve until their successors are duly elected and qualified, or until their earlier resignation or removal. There are no family relationships among any of our officers or directors.

Corporate Governance and Board Composition

Selection Arrangements.    Our current directors were elected pursuant to a stockholders agreement among certain holders of our preferred and common stock. This stockholders agreement will terminate upon the closing of this offering and there will be no further contractual obligations regarding the election of our directors.

Classified Board.    Our amended and restated certificate of incorporation that will become effective as of the closing of this offering provides for a classified board of directors consisting of three classes of directors, each serving a staggered three-year term. As a result, a portion of our board of directors will be elected each year from and after the closing of the offering. To implement the classified structure upon the consummation of the offering, three of the nominees to the board of directors will be elected to one-year terms, two of the nominees will be elected to two-year terms and three of the nominees will be elected to three-year terms. Thereafter, directors will be elected for three-year terms.

Ryan Moore, Christopher Greendale and Patrick Scannell have been designated as Class I directors whose term will expire at the 2008 annual meeting of stockholders, assuming the completion of the proposed offering. Todd Gresham and Robert Davoli have been designated as Class II directors whose term will expire at the 2009 annual meeting of stockholders, assuming completion of the proposed offering. Mark Shirman, Kenneth Minihan and Glenn Osaka have been designated as Class III directors whose term will expire at the 2010 annual meeting of stockholders, assuming completion of the proposed offering. Our amended and restated bylaws that will become effective as of the closing of the offering provide that the number of authorized directors may be changed only by a majority of directors then authorized (including any vacancies). Any additional directorships resulting from an increase in the number of authorized directors will be distributed among the three classes so that, as nearly as reasonably possible, each class will consist of one-third of the directors. The classification of the board of directors may have the effect of delaying or preventing changes in control of our company.

Independent Directors.    Each of our directors, other than Mr. Shirman, qualifies as an independent director in accordance with the published listing requirements of the Nasdaq Global Market, or Nasdaq. The Nasdaq independence definition includes a series of objective tests, such as that the director is not also one of our employees and has not engaged in various types of business dealings with us. In addition, as further required by the Nasdaq rules, our board of directors has made a subjective determination as to each independent director that no relationships exist which, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities as they may relate to us and our management.

Board Structure and Committees.    Our board of directors has established an audit committee, a compensation committee and a nominating/corporate governance committee.

Our board of directors and its committees set schedules to meet throughout the year, and also can hold special meetings and act by written consent from time to time as appropriate. Our board of directors has delegated various responsibilities and authority to its committees as generally described below. The committees will regularly report on their activities and actions to the full board of directors. Each member of each committee of our board of directors qualifies as an independent director in accordance with the Nasdaq standards described above and SEC rules and regulations. Each committee of our board of directors has a written charter approved by our board of directors. Upon the effectiveness of the registration statement of which this prospectus forms a part, copies of each charter will be posted on our web site at www.glasshouse.com under the Investor Relations section. The inclusion of our web site address in this prospectus does not include or incorporate by reference the information on our web site into this prospectus.

Audit Committee.    Our audit committee currently consists of Patrick Scannell, Kenneth Minihan and Glenn Osaka. Each member of our audit committee can read and has an understanding of fundamental financial statements. Mr. Scannell serves as chairman of the audit committee.

Mr. Scannell qualifies as an “audit committee financial expert” as that term is defined in the rules and regulations of the SEC. The designation of Mr. Scannell as an “audit committee financial expert” does not impose on him any duties, obligations or liability that are greater than those that are generally imposed on him as a member of our audit committee and our board of directors, and his designation as an “audit committee financial expert” pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of our audit committee or board of directors.

The audit committee monitors our corporate financial statements and reporting and our external audits, including, among other things, our internal controls and audit functions, the results and scope of the annual audit and other services provided by our independent registered public accounting firm and our compliance with legal matters that have a significant impact on our financial statements. Our audit committee also consults with our management and our independent registered public accounting firm prior to the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into aspects of our financial affairs. Our audit committee is responsible for establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters, and has established such procedures to become effective upon the effectiveness of the registration statement of which this prospectus forms a part. In addition, our audit committee is directly responsible for the appointment, retention, compensation and oversight of the work of our independent auditors, including approving services and fee arrangements. All related party transactions will be approved by our audit committee before we enter into them.

Both our independent registered public accounting firm and internal financial personnel regularly meet with, and have unrestricted access to, the audit committee.

Compensation Committee.    Our compensation committee currently consists of Robert Davoli, Christopher Greendale and Todd Gresham. Each member of this committee is a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1984, as amended. Mr. Davoli serves as chairman of the compensation committee.

The compensation committee reviews, makes recommendations to the board and approves our compensation policies and all forms of compensation to be provided to our executive officers and directors, including, among other things, annual salaries, bonuses, stock option and other incentive compensation arrangements. In addition, our compensation committee will administer our stock option plans, including reviewing and granting stock options with respect to our executive officers and directors, and may, from time to time, assist our board of directors in administering our stock option plans with respect to all of our other employees.

Nominating/Corporate Governance Committee.    Our nominating/corporate governance committee currently consists of Christopher Greendale, Kenneth Minihan and Ryan Moore. Our nominating/corporate governance committee identifies, evaluates and recommends nominees to our board of directors and committees of our board of directors, conducts searches for appropriate directors and evaluates the performance of our board of directors and of individual directors. The nominating/corporate governance committee is also responsible for reviewing developments in corporate governance practices, evaluating the adequacy of our corporate governance practices and reporting and making recommendations to the board concerning corporate governance matters. Mr. Greendale serves as chairman of the nominating/corporate governance committee.

Code of Business Conduct.    Our board of directors has adopted a code of business conduct that will become effective upon the effectiveness of the registration statement of which this prospectus forms a part. This code of business conduct will apply to all of our employees, officers (including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions) and directors. Upon the effectiveness of the registration statement of which this prospectus forms a part, the full text of our code of business conduct will be posted on our web site at www.glasshouse.com under the Investor Relations section. We intend to disclose future amendments to certain provisions of our code of business conduct, or waivers of such provisions, applicable to our directors and executive officers (including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions) at the same location on our web site identified above and also in a Current Report on Form 8-K within four business days following the date of such amendment or waiver. The inclusion of our web site address in this prospectus does not include or incorporate by reference the information on our web site into this prospectus.

Compensation Committee Interlocks and Insider Participation

As noted above, the compensation committee of our board of directors currently consists of Robert Davoli, Christopher Greendale and Todd Gresham.

Interlocks. None of our executive officers has ever served as a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of our board of directors or our compensation committee.

Participation. On various dates from 2004 through 2007, we sold shares of our Series D preferred stock at $2.4318 to an investment fund affiliated with Robert Davoli and an investment fund affiliated with Christopher Greendale. We also sold warrants to these entities at a nominal purchase price ($0.0001). As detailed below, the fund affiliated with Robert Davoli purchased 5,041,604 shares of Series D preferred stock for an aggregate purchase price of approximately $12,260,172. As detailed below, the fund affiliated with Christopher Greendale purchased 2,011,708 shares of Series D preferred stock for an aggregate purchase price of approximately $4,892,072. The table below sets forth the number of Series D shares and/or warrants purchased at each closing:

Closing Date	Investor Name	Series D Shares Purchased	Series D Warrants Purchased	Compensation Committee Member, Title
December 2004	Sigma Partners	2,034,163	0	Robert Davoli, Managing Partner of Sigma Partners
September 2005	Sigma Partners	618,410	216,442	Same as above
January 2006	Sigma Partners	618,410	216,442	Same as above
October 2006	Sigma Partners	773,011	0	Same as above
April 2007	Sigma Partners	997,610	199,522	Same as above
December 2004	Kodiak Venture Partners	1,011,906	0	Christopher Greendale, General Partner of Kodiak Venture Partners
September 2005	Kodiak Venture Partners	307,632	107,670	Same as above
January 2006	Kodiak Venture Partners	307,632	107,670	Same as above
October 2006	Kodiak Venture Partners	384,538	0	Same as above

On May 4, 2007 and August 15, 2007, we sold shares of our Series E preferred stock at $2.5594 to an investment fund affiliated with Robert Davoli. We also sold warrants to this entity at a nominal purchase price ($0.0001). The fund affiliated with Robert Davoli purchased 1,537,103 shares of Series E preferred stock for an aggregate purchase price of approximately $3,934,061. The table below sets forth the number of Series E shares and/or warrants purchased at each closing:

Closing Date	Investor Name	Series D Shares Purchased	Series D Warrants Purchased	Compensation Committee Member, Title
May 2007	Sigma Partners	947,874	0	Robert Davoli, Managing Partners of Sigma Partners
August 2007	Sigma Partners	589,229	117,844	Same as above

For more information regarding the shares held by the fund affiliated with Robert Davoli and the fund affiliated with Christopher Greendale, please refer to the sections titled “Transactions with Related Persons, Promoters and Certain Control Persons” and “Principal Stockholders”.

For more information regarding the contractual arrangements that the Company entered into with the fund affiliated with Robert Davoli and the fund affiliated with Christopher Greendale in connection with their purchases of Series D preferred stock and Series E preferred stock, please refer to the “Registration Rights Agreement” and “Stockholders Agreement” subsections of the section titled “Transactions with Related Persons, Promoters and Certain Control Persons”.

We also performed services in 2007 for an entity affiliated with compensation committee member Todd Gresham. Mr. Gresham serves as an Executive Vice President at Xyratex Technology Limited (Xyratex), a provider of enterprise class data storage subsystems and network technology. Our provision of services to Xyratex generated approximately $256,000 in revenues to us in 2007.

Director Compensation

On September 21, 2007, our board of directors adopted a compensation program for non-employee directors. This program will begin on the effective date of this registration statement. Pursuant to this program, each member of our board of directors who is not our employee will receive a $10,000 annual retainer. Each non-employee director serving on our audit committee or compensation committee will receive an annual retainer of $5,000. The chairman of the audit committee or compensation committee will receive an additional annual retainer of $5,000.

Under the director compensation program adopted on September 21, 2007 and to be effective upon the effective date of the registration statement of which this prospectus forms a part, each non-employee director who first becomes a member of the board of directors after the effective date of this Registration Statement will be entitled to an initial, one-time grant of a nonstatutory stock option award to purchase 60,000 shares of our common stock upon such director’s election to our board of directors. Each non-employee director who served as a board member prior to the effective date of the registration statement and who continues as a member of the board of directors after such date will be entitled to an initial, one-time grant of a nonstatutory stock option award to purchase 30,000 shares of our common stock upon the effective date of the registration statement. Each year beginning in 2008, each non-employee director who will continue to be a director after the annual meeting of our stockholders will automatically be granted a nonstatutory stock option for 20,000 shares of our common stock at that annual meeting. Each non-employee director who will continue serving as chairman of our audit committee or compensation committee thereafter will automatically be granted an option for 10,000 shares of our common stock at that annual meeting and each non-employee director who will continue serving as a member of our audit committee or compensation committee will automatically be granted an option for 5,000 shares of our common stock at that annual meeting (10,000 shares if such individual is serving on both our audit committee and compensation committee). However, a non-employee director who receives the 60,000-share or 30,000-share option will not receive any of the foregoing options in the same calendar year.

Each initial stock option will vest and become exercisable with respect to 50% of the option shares after one year of service on the board of directors and an additional 25% of the option shares for each subsequent six-month period thereafter. Each annual stock option will vest and become exercisable in equal monthly installments over a period of one year from the date of grant. Each option granted under the automatic option grant program will become fully vested upon a change in control of GlassHouse and will become fully vested if the non-employee director’s service terminates due to death. All options granted to the non-employee directors will have an exercise price equal to the fair market value of our common stock on the date of the grant.

For further information regarding the equity compensation of our non-employee directors, see “Management—Automatic Option Grant Program.”

We currently have a policy to reimburse directors for travel, lodging and other reasonable expenses incurred in connection with their attendance at board and committee meetings.

The following table sets forth the total compensation earned in 2007 by each person who served as a member of our board of directors during 2007, other than a director who also served as an executive officer.

Name	Option Awards(1)		Total
Todd Gresham	$3,714	(2)	$3,714
Glenn Osaka	$3,714	(2)	$3,714
Patrick Scannell	$3,117	(2)	$3,117

(1)	The amounts in this column represent the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with SFAS 123(R), excluding forfeiture estimates. See Note 12 to our consolidated financial statements, included elsewhere in this prospectus, for a discussion of our assumptions in determining the SFAS 123(R) values of our option awards.

(2)	Messrs. Osaka and Gresham were each granted an option to purchase 75,000 shares of our common stock in March 2007. Mr. Scannell was granted an option to purchase 100,000 shares of our common stock in November 2007. These options vest and become exercisable with respect to 50% of the total shares one year after the grant date and with respect to 25% of the total shares each six months thereafter, subject to the optionee’s continuing service. Each option agreement provides that all option shares will vest and become exercisable upon the occurrence of an acquisition event.

The following table describes the options that we granted to our non-employee directors and that were outstanding on December 31, 2007:

Name	Date of Grant	Number of Options Granted	Exercise Price per Share	Grant Date Fair Value(1)	Aggregate Number of Options Outstanding on 12/31/07
Todd Gresham	3/23/2007	75,000	$1.39	$19,108	75,000
Glenn Osaka	3/23/2007	75,000	$1.39	$19,108	75,000
Patrick Scannell	11/14/2007	100,000	$2.05	$94,862	100,000

(1)	The amounts in this column represent the aggregate grant date fair value of the stock options, computed in accordance with SFAS 123(R). See Note 12 of the notes to our consolidated financial statements, included elsewhere in this prospectus, for a discussion of the assumptions made in determining the SFAS 123(R) values of our option awards.

Limitation of Liability and Indemnification

Prior to the effective date of this offering, we will enter into indemnification agreements with each of our directors. The form of agreement provides that we will indemnify each of our directors against any and all expenses incurred by that director because of his or her status as one of our directors, to the fullest extent permitted by Delaware law, our amended and restated certificate of incorporation and bylaws. In addition, the form agreement provides that, to the fullest extent permitted by Delaware law, but subject to various exceptions, we will advance all expenses incurred by our directors in connection with a legal proceeding.

Our amended and restated certificate of incorporation and bylaws contain provisions relating to the limitation of liability and indemnification of directors. The amended and restated certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	in respect of unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which the director derives any improper personal benefit.

Our amended and restated certificate of incorporation also provides that if Delaware law is amended, after the approval by our stockholders of our amended and restated certificate of incorporation, to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law. The foregoing provisions of the amended and restated certificate of incorporation are not intended to limit the liability of directors or officers for any violation of applicable federal securities laws. As permitted by Section 145 of the Delaware General Corporation Law, our amended and restated certificate of incorporation provides that we may indemnify our directors to the fullest extent permitted by Delaware law and the amended and restated certificate of incorporation provisions relating to indemnity may not be retroactively repealed or modified so as to adversely affect the protection of our directors.

In addition, as permitted by Section 145 of the Delaware General Corporation Law, our amended and restated bylaws provide that we are authorized to enter into indemnification agreements with our directors and officers and we are authorized to purchase directors’ and officers’ liability insurance, which we currently maintain to cover our directors and executive officers.

Compensation Discussion and Analysis

Our compensation committee is composed of three non-employee members of our board of directors. Our compensation committee’s basic responsibility is to review the performance and development of our executive officers in achieving corporate goals and objectives and to assure that our executive officers are compensated effectively in a manner consistent with our strategy and competitive practice. Toward that end, our compensation committee oversees and reviews our compensation and equity incentive plans and programs for our executive officers.

Compensation Philosophy and Objectives.    Our overall compensation philosophy is to provide a competitive total compensation package that will fairly compensate our executive officers, attract and retain qualified executive officers who are able to contribute to the long-term success of our company, incent future performance toward clearly defined corporate goals and align our executives’ long-term interests with those of our stockholders. Our compensation committee believes that the quality, skills and dedication of our executive officers are critical factors affecting our long-term value. The various elements of compensation are linked to individual performance and the performance of our company in achieving financial objectives.

Our compensation committee’s objectives are to align executive compensation with our long-term and short-term business objectives and performance and to ensure that the compensation to each named executive officer reflects the named executive officer’s own contribution to our company and his level of performance. Our compensation committee applies its judgment in determining the amount and mix of compensation elements for each named executive officer. Factors affecting its judgment include performance compared to strategic goals established for the individual at the beginning of the year, the nature and scope of the executive officer’s responsibilities and effectiveness in leading our initiatives to achieve corporate goals.

We have not retained a compensation consultant to review our policies and procedures with respect to executive compensation. We periodically review the compensation of our executive officers. Our compensation committee has historically considered input from other independent members of our board of directors and publicly available data relating to the compensation practices and policies of other companies within and outside our industry, and the experience of the members of our board of directors has influenced their views on comparative compensation. We have not historically benchmarked our executive compensation against our peer companies, except to the extent that the experience of the members of our board of directors has influenced their views on comparative compensation. Except as described below, our compensation committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and current compensation, between cash and non-cash compensation or among different forms of non-cash compensation.

Role of Executives.    Our chief executive officer supports our compensation committee in its work by providing information relating to our financial plans, performance assessments of our executives and other personnel-related data. In addition, our compensation committee has the authority under its charter to engage the services of outside advisors, experts and others to assist it.

The chief executive officer, as the manager of the members of the executive team, assesses each executive’s contribution to corporate goals as well as achievement of their individual goals, and makes a recommendation to our compensation committee with respect to any merit increase in salary, cash bonus and stock option replenishment grant for each member of the executive team, other than himself. Our compensation committee meets to evaluate, discuss and modify or approve these recommendations, and to conduct a similar evaluation of the chief executive officer’s contributions to corporate goals and achievement of individual goals.

Principal Elements of Executive Compensation.

Base Salaries.    Base salary for the chief executive officer and the other executive officers is established based on the scope of their responsibilities, taking into account competitive market compensation. Base salaries are reviewed annually and adjusted from time to time. Salary adjustments will be based on competitive conditions, individual performance, our overall financial results, changes in job duties and responsibilities and the company’s overall budget for base salary increases. The budget is designed to allow salary increases to retain and motivate successful performers while maintaining affordability within the company’s business plan.

Cash Incentive Bonus.    In fiscal years 2006 and 2007, our executive officers were entitled to earn annual cash incentive bonuses. We believe it is important to provide annual cash incentives to motivate our executive officers to attain specific short-term performance objectives that, in turn, further our long-term objectives. The executive bonus program was designed to ensure that a significant portion of each executive officer’s cash compensation was at risk and payable only if our stockholders have benefited from the executive officer’s efforts. This plan is structured in such a way that an executive’s performance and bonus payout are subject to the compensation committee’s and chief executive officer’s subjective assessment of corporate performance and, to a lesser degree, the individual’s performance. This approach allows a certain fluidity which is vital within a rapidly growing, consulting firm. Executive officers are able to act nimbly, maintain focus on the often changing demands of the business and create the most value for stockholders without individual concern for how these changes might relate to the bonus program.

A target is set for each executive officer and is stated in terms of a percentage of the executive officer’s base salary for the year. In some cases, the target that is set was established as part of an executive officer’s employment agreement. Each of these employment agreements provides that the executive officer will receive a cash incentive bonus determined in the discretion of the compensation committee of our board of directors, with a target bonus amount specified for that executive. For 2006 and 2007, the target bonus for executive officers was 30% of base salary and for our chief executive officer was 40% of base salary. Target bonuses for 2008 are the same percentage of base salary. In cases where the compensation committee determines that an executive officer’s performance was outstanding, it may pay a bonus above target; with respect to executive officers other than the chief executive officer, the chief executive officer may make a recommendation to the compensation committee to pay a bonus above target.

The criteria for bonuses are entirely discretionary. At the end of each year, our chief executive officer reviews the company’s performance against the business plan for the year and makes a recommendation to the compensation committee based on corporate achievement of the various components of the business plan and improvements upon past levels of performance. The compensation committee considers the company’s financial performance and other accomplishments and then makes a determination based on its subjective judgment as to the exact amount of the target bonuses to pay to the executive officers. The compensation committee uses its discretion to increase or decrease incentive bonuses based on a variety of factors, such as accomplishing a specific business objective. Key indicators used in determining executive officers’ bonus targets and payouts may change over time depending on the short and long term objectives of the company and each officer’s ability to influence and execute against the achievement of those objectives based on their role. The compensation committee retains full discretionary authority to pay discretionary bonuses above target or to reduce the bonus amounts below the target.

For fiscal year 2006, the compensation committee considered the overall growth of the company as well as bookings, gross margins and profitability in evaluating the executive officers’ bonus opportunity. The company experienced significant growth throughout 2006, increasing its bookings to $44.7 million, revenue to $37.8 million, gross margin to $8.5 million and reducing its net loss from ($23.9 million) in 2005 to ($13.1 million) in 2006. After consideration of all of these factors, with particular recognition of the significant reduction in net loss, the compensation committee awarded Mr. Shirman 110% of his bonus target for 2006. In determining the amounts payable to each of the other executive officers other than the chief executive officer, the compensation committee receives input from our chief executive officer and then makes a subjective assessment of the contributions that it believes were made by each officer to the corporate results for the fiscal year. Based on these subjective judgments, for 2006, Mr. Hale received 69% of his bonus target; Mr. Klein received 44% of his bonus target; and Mr. Norman received 30% of his bonus target. For fiscal year 2007, the compensation committee considered the overall growth of the company as well as bookings, margins and profitability in evaluating the executive officers’ bonus opportunity. For 2007, the company achieved bookings of $80.5 million, revenue of $61.2 million, and gross margin of $16.1 million; however, its net loss increased from ($13.1 million) in 2006 to ($19.1 million) in 2007. After consideration of all of these factors, with particular recognition of the increase in net loss, the compensation committee awarded no bonuses to the executive officers for 2007. For 2008, the compensation committee has not announced what factors it will use when evaluating the performance of the executive officers at the end of the year.

For 2006, Mr. Hammond participated in a separate bonus program based on achievement of targets by the U.K. business unit in which he was employed. A maximum of £89,000 could be earned for individual performance based on management by objectives (MBOs) and for on-target services revenue. For 2006, Mr. Hammond was paid a bonus of £8,439 based on MBOs tied to achievement of margin goals, which represented 24.09% achievement of MBO goals. The bonus for services revenue was a commission-based bonus for achievement of bookings targets. A commission of 0.5% was payable for achieved bookings of £1,350,000 to £1,640,000; a 1% commission was payable for achieved bookings of £1,640,000 to £1,930,000; a 1.25% commission was payable for achieved bookings of £1,930,000 to £2,320,000. This portion of Mr. Hammond’s bonus was paid at a rate of 88% achievement.

For 2007, Mr. Hammond continued to participate in a separate bonus program based on achievement of targets by the U.K. business unit in which he was employed. A maximum of £90,000 could be earned. Of this amount, 50% was tied to performance of the company, measured in terms of services revenue achievement, and 50% was tied to margin and bookings achievement for the U.K. business unit. Mr. Hammond received 35% of the services revenue bonus component and 71% of the margin and bookings goal based on margins achievement of £3,256,886 and bookings achievement of $11,180,555.

We believe that discretionary bonuses, when thoughtfully administered by a compensation committee of independent directors, can achieve the goals outlined above for our annual bonus program. The amounts actually paid to each officer are reflected in the Summary Compensation Table below.

Long-Term Incentive Compensation.    Generally, a significant stock option grant is made in the year that an executive officer commences employment. Thereafter, option grants may be made at varying times and in varying amounts at the discretion of our compensation committee or board of directors. With respect to newly hired executive officers, the size of each grant is generally set at a level that our compensation committee deems appropriate to create a meaningful opportunity for stock ownership and to reflect the individual’s position with us and the individual’s potential for future responsibility. The relative weight given to each of these factors will vary from individual to individual at our compensation committee’s discretion and adjustments may be made as our compensation committee deems reasonable to attract candidates in the competitive environment for highly qualified executive officers in which we operate.

To date, we have not granted additional options on an annual basis to employees, although we do evaluate employee performance on an annual basis. Instead, additional options have been granted to employees we deem critical to our success and whose contributions we view as difficult to replace. The amounts of additional grants are determined in the discretion of the compensation committee or board of directors, and in the case of executive officers other than the chief executive officer, are generally based on recommendations of the chief executive officer.

Option grants were made in 2007 to certain executive officers. In selecting executive officers to receive option grants, the compensation committee considered option grants to certain executive officers whose retention was considered essential. In determining the number of option shares to grant to an executive officer, the compensation committee took into account an executive officer’s existing stock holdings, the extent to which he is vested in his existing stock options and his overall performance.

Grant Timing and Price.    The exercise price of stock options has generally been equal to or above the fair market value of our common stock on the date of grant. Prior to this offering, the grant price has been established by our board of directors using factors it considered appropriate. Following this offering, the grant price will be set at the closing price of our stock on the date of the grant.

Restricted stock awards are generally not used. After this offering, our compensation committee may consider the grant of restricted stock awards in appropriate circumstances.

We account for the equity compensation expense for our employees under the rules of SFAS 123(R), which requires us to estimate and record an expense for each award of equity compensation over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued. Until we achieve sustained profitability, the availability to us of a tax deduction for compensation expense is not material to our financial position. We structure cash incentive bonus compensation so that it is taxable to our employees at the time it becomes available to them. It is not anticipated that any executive officer’s annual cash compensation will exceed $1 million, and the company has accordingly not made an effort to qualify for any compensation deductions under Section 162(m) of the Internal Revenue Code with respect to cash compensation. Our option grants are designed to be exempt from the $1 million limit.

Perquisites.    In addition to the three primary components of compensation described above, we provide our executive officers with benefits that are generally available to our salaried employees. These benefits include health and medical benefits, flexible spending plan and a 401(k) Plan. Other than a car allowance for each of Mark Shirman and Richard Scannell and expatriate benefits for Andrew Norman, we do not provide perquisites or personal benefits to our executives.

Severance and Change in Control Benefits

We have entered into retention agreements with our executive officers, which provide severance benefits in the event the executive officer’s employment is terminated by us without cause, or the executive officer is terminated without cause or resigns for good reason in connection with a change in control, in consideration of a release of potential claims and other customary covenants. In the event the executive officer’s employment is terminated by us without cause, he will receive 6 months of base salary, an additional 12 months of vesting on all stock options and restricted shares and continued health coverage for six months. In the case of our chief executive officer, in the event his employment is terminated by us without cause, he will receive 12 months of base salary, an additional 12 months of vesting on all stock options and restricted shares, and continued health coverage for twelve months. In the event the executive’s employment is terminated by us without cause or he resigns for certain reasons in connection with a change in control, he will receive 6 months of base salary and continued health coverage for 6 months and will become fully vested in all stock options and restricted shares. In the case of our chief executive officer, in the event his employment is terminated by us without cause or he resigns for certain reasons in connection with a change of control, he will receive 12 months of base salary and continued health coverage for 12 months and will become fully vested in all stock options and restricted shares. In the event of an executive officer’s termination of employment due to death or disability, he (or his estate) will receive an additional 12 months of vesting on all stock options and restricted shares. See the section titled “Executive Compensation—Estimated Benefits and Payments Upon Termination of Employment” for a more detailed discussion.

The program is intended to preserve morale and productivity and encourage retention in the face of the disruptive impact of an actual or rumored change in control of the company. In addition, for executive officers, the program is intended to align executive and stockholder interests by enabling executives to consider corporate transactions that are in the best interests of the stockholders and other constituents of the company without undue concern over whether the transactions may jeopardize the executive officer’s own employment.

Chief Executive Officer Compensation

Mr. Shirman’s 2006 compensation consisted of base salary, annual bonus, and stock options. Our compensation committee determined the chief executive officer compensation using methods consistent with those used for other executive officers. In December 2006, as part of the annual compensation review, Mr. Shirman’s base salary was increased from $225,000 to $250,000 in recognition of both his performance as chief executive officer and competitive market salary levels. Mr. Shirman’s award under the annual bonus program was paid in the discretion of the compensation committee based on corporate achievement of the various components of the business plan. The actual awards paid for 2006 are shown in the Summary Compensation Table.

Mr. Shirman’s 2007 compensation consisted of base salary and stock options. Our compensation committee determined the chief executive officer compensation using methods consistent with those used for other executive officers. The salary paid and the stock options granted in 2007 are set forth in the Summary Compensation Table.

Summary

Our compensation committee believes that our compensation philosophy and programs are designed to foster a performance-oriented culture that aligns employees’ interests with those of our stockholders. Our compensation committee believes that the compensation of our executive officers is both appropriate and responsive to the goal of improving stockholder value.

Executive Compensation

Summary Compensation Table

The following table provides information regarding the compensation earned in 2007 and 2006 by the individuals who served as our principal executive officer and principal financial officer in 2007 and each of the next three most highly compensated executive officers during 2007. We refer to these executive officers as our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus(1)($)	Option Awards(2)($)	Non-Equity Incentive Plan Compensation($)	All Other Compensation		Total ($)
Mark Shirman	2007	$241,667	0	$33,678				$275,345
President & Chief Executive Officer	2006	$225,000	$99,000	0	0	$13,662	(3)	$337,662

Kenneth Hale	2007	$210,000	0	$16,978				$226,978
Vice President & Chief Financial Officer	2006	$191,250	$40,000	0	0	0		$231,250

Paul Hammond	2007	$205,023	$30,000	$6,012	$61,035	0		$302,070
UK Managing Director, GlassHouse Technologies (UK) Ltd.	2006	$182,856	0	0	$104,896	$7,200	(4)	$294,952

Josh Klein	2007	$225,000	0	$9,548	0	0		$234,548
Chief Operating Officer

Andrew Norman	2007	$224,422	0	$3,536		$71,036	(5)	$298,994
Senior Vice President, Worldwide Sales	2006	$215,080	$41,093	$1,878	0	$20,000	(6)	$308,051

(1)	The amounts in this column reflect discretionary bonuses approved by our board of directors for company and individual performance.
(2)	The amounts in this column represent the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with SFAS 123(R), excluding forfeiture estimates. See Note 12 of the notes to our consolidated financial statements included elsewhere in this prospectus for a discussion of our assumptions in determining the SFAS 123(R) values of our option awards.
(3)	Represents $13,662 in car allowance.
(4)	Represents $7,200 in pension plan contributions.
(5)	Represents $20,000 in pension plan contributions, $21,036 in tax payments and tax preparation fees and $30,000 in lease payments for a residence in the United States.
(6)	Represents $20,000 in pension plan contributions.

“Salary”, “bonus” and “non-equity incentive plan compensation” accounted for the following percentages of the cash compensation of our named executive officers:

Name	Salary	Bonus	Non-Equity Incentive Plan Compensation
Mark Shirman	100%	0%	0
Kenneth Hale	100%	0%	0
Paul Hammond	69%	10%	21%
Andrew Norman	76%	0%	24%
Josh Klein	100%	0%	0

2007 Grants of Plan-Based Awards

The following table sets forth each plan-based award granted to our named executive officers during 2007.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards	All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)(9)	Grant Date Fair Value of Stock and Option Awards ($)(10)
		Target ($)(11)
Mark Shirman	3/23/07	—	680,000	(1)	$1.39	173,252
Kenneth Hale	3/23/07	—	200,000	(2)	$1.39	50,956
	9/21/07	—	100,000	(3)	$2.05	101,313
Paul Hammond	3/23/07	—	50,000	(4)	$1.39	12,739
	9/21/07	—	50,000	(5)	$2.05	50,656
Andy Norman	9/21/07	—	50,000	(6)	$2.05	50,656
Josh Klein	9/21/07	—	135,000	(7)	$2.05	136,772

(1)	Represents an option granted to purchase 680,000 shares of our common stock in March 2007 with an exercise price of $1.39 per share. Twenty five percent (25%) of the shares vested when Mr. Shirman completed 12 months of continuous service after March 23, 2007. An additional 1/16 of the option shares vest when Mr. Shirman completes each additional quarter of service thereafter. Vesting of Mr. Shirman’s option shares will accelerate in connection with certain terminations and change in control as discussed below under the heading “Potential Payments Upon Termination or Change in Control.”
(2)	Represents an option granted to purchase 200,000 shares of our common stock in March 2007 with an exercise price of $1.39 per share. Twenty five percent (25%) of the shares vested when Mr. Hale completed 12 months of continuous service after March 23, 2007. An additional 1/16 of the option shares vest when Mr. Hale completes each additional quarter of service thereafter. Vesting of Mr. Hale’s option shares will accelerate in connection with certain terminations and change in control as discussed below under the heading “Potential Payments Upon Termination or Change in Control.”
(3)

Represents an option granted to purchase 100,000 shares of our common stock in September 2007 with an exercise price of $2.05 per share. Twenty five percent (25%) of the shares vested when Mr. Hale completed 12 months of continuous service after September 21, 2007. An additional 1/16 of the option shares vest when Mr. Hale completes each additional quarter of service thereafter. Vesting of Mr. Hale’s option shares will accelerate in connection with certain terminations and change in control as discussed below under the heading “Potential Payments Upon Termination or Change in Control.”
(4)	Represents an option granted to purchase 50,000 shares of our common stock in March 2007 with an exercise price of $1.39 per share. Twenty five percent (25%) of the shares vested when Mr. Hammond completed 12 months of continuous service after March 23, 2007. An additional 1/16 of the option shares vest when Mr. Hammond completes each additional quarter of service thereafter. Vesting of Mr. Hammond’s option shares will accelerate in connection with certain terminations and change in control as discussed below under the heading “Potential Payments Upon Termination or Change in Control.”
(5)	Represents an option granted to purchase 50,000 shares of our common stock in September 2007 with an exercise price of $2.05 per share. Twenty five percent (25%) of the shares vested when Mr. Hammond completed 12 months of continuous service after September 21, 2007. An additional 1/16 of the option shares vest when Mr. Hammond completes each additional quarter of service thereafter. Vesting of Mr. Hammond’s option shares will accelerate in connection with certain terminations and change in control as discussed below under the heading “Potential Payments Upon Termination or Change in Control.”
(6)	Represents an option granted to purchase 50,000 shares of our common stock in September 2007 with an exercise price of $2.05 per share. Twenty five percent (25%) of the shares vested when Mr. Norman completed 12 months of continuous service after September 21, 2007. An additional 1/16 of the option shares vest when Mr. Norman completes each additional quarter of service thereafter. Vesting of Mr. Hammond’s option shares will accelerate in connection with certain terminations and change in control as discussed below under the heading “Potential Payments Upon Termination or Change in Control.”
(7)	Represents an option granted to purchase 135,000 shares of our common stock in September 2007 with an exercise price of $2.05 per share. Twenty five percent (25%) of the shares vested when Mr. Klein completed 12 months of continuous service after September 21, 2007. An additional 1/16 of the option shares vest when Mr. Klein completes each additional quarter of service thereafter. Vesting of Mr. Klein’s option shares will accelerate in connection with certain terminations and change in control as discussed below under the heading “Potential Payments Upon Termination or Change in Control.”
(9)	The amounts in this column represent the fair market value of a share of our common stock, as determined by our board of directors, on the date of grant. See the section titled “Management—Compensation Discussion and Analysis” above for a discussion of how we have valued our common stock.
(10)	The amounts in this column represent the aggregate grant date fair value of the stock option, computed in accordance with SFAS 123(R). See Note 12 of the notes to our consolidated financial statements included elsewhere in this prospectus for a discussion of our assumptions in determining the SFAS 123(R) values of our option awards.
(11)	The amounts described in the “Target” column represent target payments under a commission-based bonus arrangement established for Mr. Hammond under his employment agreement. There was no threshold or maximum bonus payable under the arrangement. The bonus was determined on the basis of the achievement of bookings targets (70%) and MBOs (30%).

Outstanding Equity Awards at 2007 Fiscal Year-End

The following table sets forth information regarding each option held by each of our named executive officers as of December 31, 2007.

All of the options reported in the table are exercisable immediately for unvested as well as vested shares. If an optionee exercised an option to purchase unvested shares, we may repurchase the remaining unvested shares at the exercise price if the optionee’s service terminates for any reason before all shares vest. The numbers reported in the “Number of Securities Underlying Unexercised Options” columns indicate the number of shares underlying unexercised options that were, respectively, vested and unvested as of December 31, 2007.

The vesting applicable to each outstanding option is described in the footnotes to the table below. For a description of the acceleration of vesting provisions applicable to the options held by our named executive officers, please see the section titled “Management—Potential Payments Upon Termination or Change in Control” below.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)	Option Expiration Date
Mark A. Shirman	0	(1)	680,000		$1.39	3/23/17
	600,000	(2)	0		$0.08	9/10/13
	375,000	(3)	125,000		$0.24	12/16/14

Kenneth Hale	0	(4)	200,000		$1.39	3/23/17
	0	(5)	100,000		$2.05	9/21/17
	337,187	(6)	77,813		$0.08	8/18/14
	55,250	(7)	12,750		$0.08	12/16/14

Paul Hammond	0	(8)	50,000		$1.39	3/23/17
	0	(9)	50,000		$2.05	9/21/17
	22,500	(10)	7,500		$0.24	12/16/14
	6,750	(11)	5,250		$0.24	9/9/15
	56,250	(12)	43,750		$0.24	11/04/15

Andrew Norman	0	(13)	50,000		$2.05	9/21/17
	43,750	(14)	56,250		$0.24	1/17/16

Josh Klein	302,675	(15)	665,887		$0.24	7/21/16
	10,250	(16)	30,750		$0.24	11/17/16
	0	(17)	135,000		$2.05	9/21/17

(1)	This option covered 680,000 shares of our common stock. All of the option shares are exercisable immediately. Twenty five percent (25%) of the shares vested when Mr. Shirman completed 12 months of continuous service after March 23, 2007. An additional 1/16 of the option shares vest when Mr. Shirman completes each additional quarter of service thereafter. All unvested option shares, to the extent exercised, are subject to a right of repurchase by the Company. Vesting of Mr. Shirman’s option shares will accelerate in connection with certain terminations and change in control as discussed below under the heading “Potential Payments Upon Termination or Change in Control.”
(2)	This option covered 600,000 shares of our common stock. Twenty five percent (25%) of the shares vested when Mr. Shirman completed 12 months of continuous service after

September 10, 2003. An additional 1/16 of the option shares vested when Mr. Shirman completed each additional quarter of service thereafter.
(3)	This option covered 500,000 shares of our common stock. All of the option shares are exercisable immediately. Twenty five percent (25%) of the shares vested when Mr. Shirman completed 12 months of continuous service after December 16, 2004. An additional 1/16 of the option shares vest when Mr. Shirman completes each additional quarter of service thereafter.
(4)	This option covered 200,000 shares of common stock. All of the option shares are exercisable immediately. Twenty five percent (25%) of the shares vested when Mr. Hale completed 12 months of continuous service after March 23, 2007. An additional 1/16 of the option shares vest when Mr. Hale completes each additional quarter of service thereafter. All unvested option shares, to the extent exercised, are subject to a right of repurchase by the Company. Vesting of Mr. Hale’s option shares will accelerate in connection with certain terminations and change in control as discussed below under the heading “Potential Payments Upon Termination or Change in Control.”
(5)	This option covered 100,000 shares of common stock. Twenty five percent (25%) of the shares vested when Mr. Hale completes 12 months of continuous service after September 21, 2007. An additional 1/16 of the option shares vest when Mr. Hale completes each additional quarter of service thereafter.
(6)	This option covered 415,000 shares of our common stock. All of the option shares are exercisable immediately. Twenty five percent (25%) of the shares vested when Mr. Hale completed 12 months of continuous service after August 2, 2004. An additional 1/16 of the option shares vest when Mr. Hale completes each additional quarter of service thereafter. All unvested option shares, to the extent exercised, are subject to a right of repurchase by the Company.
(7)	This option covered 68,000 shares of our common stock. All of the option shares are exercisable immediately. Twenty five percent (25%) of the shares vested when Mr. Hale completed 12 months of continuous service after August 1, 2004. An additional 1/16 of the option shares vest when Mr. Hale completes each additional quarter of service thereafter. All unvested option shares, to the extent exercised, are subject to a right of repurchase by the Company.
(8)	This option covered 50,000 shares of common stock. Twenty five percent (25%) of the shares vested when Mr. Hammond completes 12 months of continuous service after March 23, 2007. An additional 1/16 of the option shares vest when Mr. Hammond completes each additional quarter of service thereafter. Vesting of Mr. Hammond’s option shares will accelerate in connection with certain terminations and change in control as discussed below under the heading “Potential Payments Upon Termination or Change in Control.”
(9)	This option covered 50,000 shares of common stock. Twenty five percent (25%) of the shares vested when Mr. Hammond completes 12 months of continuous service after September 21, 2007. An additional 1/16 of the option shares vest when Mr. Hammond completes each additional quarter of service thereafter.
(10)	This option covered 30,000 shares of our common stock. Twenty five percent (25%) of the shares vested when Mr. Hammond completed 12 months of continuous service after December 16, 2004. An additional 1/16 of the option shares vest when Mr. Hammond completes each additional quarter of service thereafter.
(11)	This option covered 12,000 shares of our common stock. Twenty five percent (25%) of the shares vested when Mr. Hammond completed 12 months of continuous service after September 9, 2005. An additional 1/16 of the option shares vest when Mr. Hammond completes each additional quarter of service thereafter.
(12)	This option covered 100,000 shares of our common stock. Twenty five percent (25%) of the shares vested when Mr. Hammond completed 12 months of continuous service after September 9, 2005. An additional 1/16 of the option shares vest when Mr. Hammond completes each additional quarter of service thereafter.
(13)	This option covered 50,000 shares of common stock. Twenty five percent (25%) of the shares vested when Mr. Norman completes 12 months of continuous service after September 21, 2007.

An additional 1/16 of the option shares vest when Mr. Norman completes each additional quarter of service thereafter. Vesting of Mr. Norman’s option shares will accelerate in connection with certain terminations and change in control as discussed below under the heading “Potential Payments Upon Termination or Change in Control.”

(14)	This option covered 100,000 shares of our common stock. Twenty five percent (25%) of the shares vested when Mr. Norman completed 12 months of continuous service after January 17, 2006. An additional 1/16 of the option shares vest when Mr. Norman completes each additional quarter of service thereafter.
(15)	This option covered 968,562 shares of our common stock. Twenty five percent (25%) of the shares vested when Mr. Klein completes 12 months of continuous service after July 21, 2006. An additional 1/16 of the option shares vest when Mr. Scannell completes each additional quarter of service thereafter. Vesting of Mr. Klein’s option shares will accelerate in connection with certain terminations and change in control as discussed below under the heading “Potential Payments Upon Termination or Change in Control.”
(16)	This option covered 41,000 shares of our common stock. All of the option shares are exercisable immediately. Twenty five percent (25%) of the shares vested when Mr. Klein completes 12 months of continuous service after November 17, 2006. An additional 1/16 of the option shares vest when Mr. Klein completes each additional quarter of service thereafter. All unvested option shares, to the extent exercised, are subject to a right of repurchase by the Company.
(17)	This option covered 135,000 shares of our common stock. Twenty five percent (25%) of the shares vested when Mr. Klein completes 12 months of continuous service after September 21, 2007. An additional 1/16 of the option shares vest when Mr. Klein completes each additional quarter of service thereafter.

2007 Option Exercises

There were no option exercises by our named executive officers in 2007.

Employment Agreements and Offer Letters

We have entered into offer letters, employment agreements and/or services agreements with each of our named executive officers.

Mark Shirman.    We entered into an employment agreement with Mr. Shirman effective as of March 1, 2004, which sets forth his initial base salary of $200,000 per year, his initial stock option grant of 600,000 options and the opportunity to earn an annual bonus. This agreement contains confidentiality and assignment of intellectual property provisions and binds Mr. Shirman to one-year non-competition and non-solicitation obligations.

Kenneth Hale.    We entered into an offer letter with Mr. Hale in July 2004 which sets forth his initial base salary of $185,000 per year, his initial stock option grant of 415,000 options and the opportunity to earn an annual bonus consistent with the bonuses paid to other members of the management team. In connection with his offer letter, we also executed an employment agreement with Mr. Hale. This agreement contains confidentiality and assignment of intellectual property provisions and binds Mr. Hale to one-year non-competition and non-solicitation obligations.

Andrew Norman.    We entered into a services agreement with Mr. Norman in July 2004 which sets forth his initial base salary of £96,000 per year and certain standard employee benefits. Generally, the agreement may be terminated by either party with six months advance notice or by the company, at its discretion, upon payment of base salary in lieu of such notice. The services agreement also contains confidentiality and assignment of intellectual property provisions and one-year non-competition and non-solicitation obligations. The agreement also provides for the company to make contributions to a pension scheme on Mr. Norman’s behalf in the sum of £833.33 per month.

Paul Hammond.    We entered into an offer letter with Mr. Hammond in November 2004 which sets forth his initial base salary of £96,000 per year and the opportunity to earn commissions. Mr. Hammond is bound by three-month non-competition and non-solicitation obligations under the terms and conditions of his offer letter. The agreement also provides for the company to make contributions to a pension scheme on Mr. Hammond’s behalf in the sum of £300 per month.

Josh Klein.    We entered into an offer letter with Mr. Klein in June 2006 which sets forth his initial base salary of $225,000 per year, initial stock option grants and the opportunity to earn bonuses. In connection with his offer letter, we also executed an employment agreement, with Mr. Klein. This agreement contains confidentiality and assignment of intellectual property provisions and binds Mr. Klein to one-year non-competition and non-solicitation obligations.

Potential Payments Upon Termination or Change in Control

Certain of our named executive officers have entered into executive retention agreements that provide for payments upon termination and/or a change in control.

Mark Shirman.    We entered into an executive retention agreement with Mr. Shirman effective as of March 1, 2004. Mr. Shirman is entitled to certain severance benefits thereunder. In the event that Mr. Shirman is subject to an involuntary termination (as defined in the relevant agreement) upon or within 12 months after a change of control (as defined in the relevant agreement), he is entitled to receive the following benefits contingent upon his execution of a general release of claims:

•	12 months of his then-current base salary in a lump sum within 30 days after the date of the involuntary termination;

•	full acceleration of vesting on all stock options and restricted shares held by him; and

•

continued medical, vision and dental insurance coverage until the earlier of 12 months from the date of the involuntary termination or the date upon which he is no longer eligible for continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (COBRA).

If Mr. Shirman is subject to an involuntary termination that is not in connection with a change of control, he is entitled to receive the following benefits contingent upon his execution of a general release of claims:

•	12 months of his then-current base salary in a lump sum within 30 days after the date of the involuntary termination;

•	12 months of additional vesting on all stock options and restricted shares held by him; and

•

continued medical, vision and dental insurance coverage until the earlier of 12 months from the date of the involuntary termination or the date upon which he is no longer eligible for continued coverage under COBRA.

In the event that Mr. Shirman’s employment is terminated as a result of death or disability (as defined in the relevant agreement), he (or his estate) is entitled to receive 12 months of additional vesting on all stock options and restricted shares held by him. Upon the termination of Mr. Shirman’s employment with the company for any reason, the company is required to pay him any unpaid base salary due for the periods prior to the termination date, all of his accrued and unpaid bonus through the termination date, all of his accrued and unused vacation through the termination date and all unreimbursed business expenses incurred prior to the termination date.

Kenneth Hale and Josh Klein.    We entered into executive retention agreements with Mr. Hale effective as of August 1, 2004 and with Mr. Klein effective as of July 10, 2006. Under the executive retention agreements, each of Mr. Hale and Mr. Klein is entitled to certain severance benefits. In the event that the officer is subject to an involuntary termination (as defined in the relevant agreement) upon or within 12 months after a change of control (as defined in the relevant agreement), he is entitled to receive the following benefits contingent upon the officer’s execution of a general release of claims:

•	6 months of his then-current base salary in a lump sum within 30 days after the date of the involuntary termination;

•	full acceleration of vesting on all stock options and restricted shares held by him; and

•

continued medical, vision and dental insurance coverage until the earlier of 6 months from the date of the involuntary termination or the date upon which he is no longer eligible for continued coverage under COBRA.

If the officer is subject to an involuntary termination that is not in connection with a change of control, he is entitled to receive the following benefits contingent upon the officer’s execution of a general release of claims:

•	6 months of his then-current base salary in a lump sum within 30 days after the date of the involuntary termination;

•	12 months of additional vesting on all stock options and restricted shares held by him; and

•

continued medical, vision and dental insurance coverage until the earlier of 6 months from the date of the involuntary termination or the date upon which he is no longer eligible for continued coverage under COBRA.

In the event that the officer’s employment is terminated as a result of death or disability (as defined in the relevant agreement), he (or his estate) is entitled to receive 12 months of additional vesting on all stock options and restricted shares held by him. Upon the termination of the officer’s employment with the company for any reason, the company is required to pay him any unpaid base salary due for the periods prior to the termination date, all of his accrued and unpaid bonus through the termination date, all of his accrued and unused vacation through the termination date and all unreimbursed business expenses incurred prior to the termination date.

Andrew Norman.    Mr. Norman is entitled to certain severance benefits as set forth in his services agreement effective as of July 28, 2004. In the event of a prescribed termination (as defined in the relevant agreement) of Mr. Norman’s employment upon or within 12 months after a change of control event (as defined in the relevant agreement), he is entitled to receive the following benefits contingent upon Mr. Norman’s execution of a compromise agreement (as defined in the relevant agreement):

•	6 months then-current base salary in a lump sum within 30 days after the later of receipt of notice of a prescribed termination by the company, or Mr. Norman;

•	full acceleration of vesting on all stock options and restricted shares held by him; and

•	continued medical insurance coverage for a period of 6 months from his employment termination date.

In the event of a prescribed termination of Mr. Norman’s employment that is not in connection with a change of control event, he is entitled to receive the following benefits contingent upon his execution of a general release of claims:

•	6 months then-current base salary in a lump sum within thirty days after the later of receipt of notice of a prescribed termination by the company, or Mr. Norman;

•	12 months of additional vesting on all stock options and restricted shares held by him; and

•	continued medical insurance coverage for a period of 6 months from his employment termination date.

In the event that Mr. Norman’s employment is terminated as a result of death or disability (as defined in the relevant agreement), he (or his estate) is entitled to receive 12 months of additional vesting on all stock options and restricted shares held by him. Upon the termination of Mr. Norman’s employment with the company for any reason, the company is required to pay him any unpaid base salary due for the periods prior to the termination date, all of his accrued and unused vacation through the termination date and all unreimbursed business expenses incurred prior to the termination date.

Paul Hammond.    We entered into an executive retention agreement with Mr. Hammond effective as of December 5, 2007. Mr. Hammond is entitled to certain severance benefits thereunder. In the event that he is subject to an involuntary termination (as defined in the relevant agreement) upon or within 12 months after a change of control (as defined in the relevant agreement), he is entitled to receive the following benefits contingent upon his execution of a general release of claims:

•	6 months of his then-current base salary in a lump sum within 30 days after the date of the involuntary termination;

•	full acceleration of vesting on all stock options and restricted shares held by him; and

•

continued medical, vision and dental insurance coverage until the earlier of 6 months from the date of the Involuntary Termination or the date upon which he is no longer eligible for continued coverage under COBRA.

If Mr. Hammond is subject to an involuntary termination that is not in connection with a change of control, he is entitled to receive the following benefits contingent upon his execution of a general release of claims:

•	6 months of his then-current base salary in a lump sum within 30 days after the date of the involuntary termination;

•	12 months of additional vesting on all stock options and restricted shares held by him; and

•

continued medical, vision and dental insurance coverage until the earlier of 6 months from the date of the Involuntary Termination or the date upon which he is no longer eligible for continued coverage under COBRA.

In the event that Mr. Hammond’s employment is terminated as a result of death or disability (as defined in the relevant agreement), he (or his estate) is entitled to receive 12 months of additional vesting on all stock options and restricted shares held by him. Upon the termination of the officer’s employment with the company for any reason, the company is required to pay him any unpaid base salary due for the periods prior to the termination date, all of his accrued and unused vacation through the termination date and all unreimbursed business expenses incurred prior to the termination date.

Estimated Benefits and Payments Upon Termination of Employment

The following table describes the potential payments and benefits upon termination of our named executive officers’ employment before or after a change in control of the company as described above, as if each officer’s employment terminated as of December 31, 2007, the last business day of the 2007 fiscal year.

Name	Benefit	Voluntary Resignation / Termination for Cause or Disability	Termination Other than for Cause or Disability Prior to Change in Control	Termination Other than for Cause or Disability after a Change in Control	Resignation for Good Reason after a Change in Control
Mark Shirman	Severance	0	$250,000	$250,000		$250,000
	Option Acceleration
	COBRA Premiums		$19,742	$19,742		$19,742
	Vacation Payout	0	0	0		0
	Total Value

Kenneth Hale	Severance	0	$105,000	$105,000		$105,000
	Option Acceleration
	COBRA Premiums	0	$9,871	$9,871		$9,871
	Vacation Payout	0	0	0		0
	Total Value

Andrew Norman	Severance	0	$122,500	$122,500		$122,500
	Option Acceleration
	COBRA Premiums	0	$9,871	$9,871	$
	Vacation Payout	0	0	0		0
	Total Value

Paul Hammond	Severance	0	$104,500	$104,500		$104,500
	Option Acceleration
	COBRA Premiums
	Vacation Payout	0	$2,412	$2,412		$2,412
	Total Value

Josh Klein	Severance	0	$112,500	$112,500		$112,500
	Option Acceleration
	COBRA Premiums	0	$9,871	$9,871		$9,871
	Vacation Payout	0	0	0		0
	Total Value

For purposes of valuing the severance and vacation payments in the table above, we used each executive officer’s base salary in effect at the end of 2007 and the number of accrued but unused vacation days at the end of 2007.

The value of option acceleration shown in the table above was calculated based on the assumption that the officer’s employment was terminated and the change in control (if applicable) occurred on December 31, 2007 and that the fair market value of our common stock on that date was $       , which represents the midpoint of the range of the initial public offering price set forth on the cover page of this prospectus. The value of the vesting acceleration was calculated by multiplying the number of unvested shares subject to each option by the difference between the fair market value of our common stock as of December 31, 2007 and the exercise price of the option.

2007 Director Compensation

Our directors received no cash compensation during 2007 for their service on our board of directors or committees of our board of directors. We have a policy of reimbursing our directors for their reasonable out-of-pocket expenses incurred in attending board and committee meetings.

In March 2007, we granted each of Mr. Gresham and Mr. Osaka options to purchase 75,000 shares of our common stock at an exercise price of $1.39 per share and granted to Mr. Scannell (Patrick) options to purchase 100,000 shares of common stock at an exercise price of $2.05 per share. Each of these option grants vests over a 2-year period, with 50% of each option grant vesting after one year and an additional 25% of the option shares for each subsequent 6 month period thereafter.

Following this offering, our non-employee directors will be eligible for cash compensation and automatic stock option grants under our 2007 Equity Incentive Plan. Please see the section titled “Management—Director Compensation” above for more information.

Equity Benefit Plans

2007 Equity Incentive Plan

Our 2007 Equity Incentive Plan was adopted by our board of directors on September 21, 2007 and is expected to be approved by our stockholders. The 2007 Equity Incentive Plan will become effective on the effective date of the registration statement of which this prospectus is a part. Our 2007 Equity Incentive Plan replaces our Amended and Restated 2001 Stock Option and Grant Plan (the 2001 Plan), our prior plan for all domestic employees and UK employees. No further option grants will be made under 2001 Plan after the consummation of this offering. The options outstanding after the consummation of this offering under the 2001 Plan will continue to be governed by their existing terms.

The terms of our 2007 Equity Incentive Plan are as follows:

Share Reserve.    We have reserved 7,000,000 shares of our common stock for issuance under the 2007 Equity Incentive Plan, plus the number of shares remaining available for issuance under the 2001 Plan, of which no more than 1,000,000 shares may be issued as direct stock awards. The number of shares reserved for issuance under the 2007 Equity Incentive Plan will be increased automatically on January 1 of each year by a number equal to 4% of the shares of common stock outstanding at that time.

In general, if options or shares awarded under the 2001 Plan or the 2007 Equity Incentive Plan are forfeited or repurchased, then those options or shares will again become available for awards under the 2007 Equity Incentive Plan.

Administration.    The compensation committee of our board of directors administers the 2007 Equity Incentive Plan. The committee has complete discretion to make all decisions relating to our 2007 Equity Incentive Plan. The compensation committee may also reprice outstanding options and modify outstanding awards in other ways.

Eligibility.    All US-based, certain UK-based and Turkey-based employees, members of our board of directors who are not employees and consultants are eligible to participate in our 2007 Equity Incentive Plan.

Types of Award.     Our 2007 Equity Incentive Plan provides for the following types of awards:

•	incentive and nonstatutory stock options to purchase shares of our common stock;

•	restricted shares of our common stock; and

•	stock appreciation rights and stock units.

Options and Stock Appreciation Rights.     The exercise price for options granted under the 2007 Equity Incentive Plan may not be less than 100% of the fair market value of our common stock on the option grant date. Optionees may pay the exercise price by using:

•	cash;

•	shares of common stock that the optionee already owns;

•	a full-recourse promissory note, but this form of payment is not available to executive officers or directors; or

•	an immediate sale of the option shares through a broker designated by us.

A participant who exercises a stock appreciation right receives the increase in value of our common stock over the base price. The base price for stock appreciation rights granted under the 2007 Equity Incentive Plan shall be determined by the compensation committee. The settlement value of the stock appreciation right may be paid in cash or shares of common stock. Options and stock appreciation rights vest at the times determined by the compensation committee. In most cases, our options and stock appreciation rights will vest over a four-year period following the date of grant. Options and stock appreciation rights generally expire 10 years after they are granted. The compensation committee may provide for a longer term except that options and stock appreciation rights generally expire earlier if the participant’s service terminates earlier. No participant may receive options or stock appreciation rights under the 2007 Equity Incentive Plan covering more than 1,000,000 shares in one calendar year, except that a newly hired employee may receive options or stock appreciation rights covering up to 2,000,000 shares in the first year of employment.

Restricted Shares and Stock Units.    Restricted shares may be awarded under the 2007 Equity Incentive Plan in return for such consideration as the compensation committee may determine, including:

•	cash;

•	a full-recourse promissory note; and

•	services already provided to us.

Restricted shares vest at the times determined by the compensation committee. Stock units may be awarded under the 2007 Equity Incentive Plan. No cash consideration shall be required of the award recipients. Stock units may be granted in consideration of a reduction in the recipient’s other compensation or in consideration of services rendered. Each award of stock units may or may not be subject to vesting and vesting, if any, shall occur upon satisfaction of the conditions specified by the compensation committee. Settlement of vested stock units may be made in the form of cash, shares of common stock or a combination of both.

Change in Control.    If a change in control of GlassHouse occurs, an option or award under the 2007 Equity Incentive Plan will generally not accelerate vesting unless the surviving corporation does not assume the option or award or replace it with a comparable award. Generally, if an option or award is assumed or replaced on a change in control, and if the holder’s employment or service is involuntarily terminated without cause within 12 months following the change in control, then the award will become exercisable and vested as to an additional number of shares as if the holder had remained in service for an additional 12 months. A change in control includes:

•	a merger of GlassHouse after which our own stockholders own 50% or less of the surviving corporation or its parent company;

•	a sale of all or substantially all of our assets;

•	a proxy contest that results in the replacement of more than one-half of our directors over a 24-month period; or

•	an acquisition of 50% or more of our outstanding stock by any person or group, other than a person related to GlassHouse, such as a holding company owned by our stockholders.

Automatic Option Grant Program.    On September 21, 2007, our board of directors approved a program of automatic option grants for non-employee directors under the 2007 Equity Incentive Plan on the terms specified below:

•

Each non-employee director who first joins our board of directors after the effective date of the 2007 Equity Incentive Plan will receive an initial option for 60,000 shares. The initial grant of this option will occur when the director takes office. Each of these option grants vests over a 2-year period, with 50% of each option grant vesting after one year and an additional 25% of the option shares for each subsequent 6 month period thereafter.

•

Each non-employee director who is serving on the date of the initial public offering will automatically be granted an option for 30,000 shares of our common stock upon such non-employee director’s re-election to our board of directors at the annual meeting of our stockholders occurring in 2008. Each of these option grants vests over a 2-year period, with 50% of each option grant vesting after one year and an additional 25% of the option shares for each subsequent 6 month period thereafter.

•

Each year beginning in 2008, each non-employee director who will continue to be a director after the annual meeting of our stockholders will automatically be granted an option for 20,000 shares of our common stock at that annual meeting. Each non-employee director who will continue serving as chairman of our audit committee or compensation committee thereafter will automatically be granted an option for 10,000 shares of our common stock at that annual meeting and each non-employee director who will continue serving as a member of our audit committee or compensation committee will automatically be granted an option for 5,000 shares of our common stock at that annual meeting (10,000 shares if such individual is serving on both our audit committee and compensation committee). However, a non-employee director who is receiving the 60,000-share or 30,000-share option will not receive any of the foregoing options in the same calendar year. Each of these option grants vests in equal monthly installments over the 12-month period commencing on the date of grant.

•

A non-employee director’s option granted under this program will become fully vested upon a change in control of GlassHouse and will become fully vested if the non-employee director’s service terminates due to death.

•

The exercise price of each non-employee director’s option will be equal to the fair market value of our common stock on the option grant date. A director may pay the exercise price by using cash, shares of common stock that the director already owns, or an immediate sale of the option shares through a broker designated by us. Each non-employee director’s options have a 10-year term, except that they expire one year after the director leaves our board of directors.

Amendments or Termination.    Our board of directors may amend or terminate the 2007 Equity Incentive Plan at any time. If our board of directors amends the plan, it does not need to ask for stockholder approval of the amendment unless applicable law requires it. The 2007 Equity Incentive Plan will continue in effect indefinitely until the earlier of the date the Plan is terminated by our board of directors or the tenth anniversary of the date the board adopted the Plan.

Amended and Restated 2001 Stock Option and Grant Plan

The 2001 Plan was adopted by our board of directors in July 2003 and last amended in January 2007 to provide for the grant of incentive and nonstatutory stock options to purchase shares of our common stock and restricted shares of our common stock. The 2001 Plan has been approved by our stockholders. The 2007 Equity Incentive Plan will replace the 2001 Plan and no further awards will be made under our 2001 Plan after this offering. However, options outstanding under the 2001 Plan will continue to be governed by their existing terms. As of December 31, 2007, we have reserved 13,874,811 shares for issuance under the 2001 Plan. Our board of directors has administered the 2001 Plan. All U.S.-based and certain U.K.-based and Turkey-based employees, members of our board of directors who are not employees and consultants are eligible to participate in our 2001 Plan.

As of December 31, 2007, we had outstanding options under the 2001 Plan to purchase an aggregate of 9,861,778 shares of common stock at exercise prices ranging from $0.02 to $2.05 per share, or a weighted average per share exercise price of $0.69. As of December 31, 2007, there were 293,865 shares of common stock available for future option grants under the 2001 Plan.

Change in Control.    If a change in control occurs, an option under the 2001 Plan will generally not accelerate vesting unless the surviving corporation does not assume the option or replace it with a comparable award. If the surviving corporation does not assume the option or replace it with a comparable option, then vesting will accelerate as to all of the shares of common stock subject to the option.

Series 1 Stock Plan

Our Series 1 Stock Plan was adopted by our board of directors on June 7, 2004 in connection with the acquisition of Source Enterprise Consulting Limited to provide for the grant of stock options to purchase shares of Series 1 preferred stock. The Series 1 Stock Plan has been approved by our stockholders. No further awards may be made under the Series 1 Stock Plan following this offering. Options already outstanding under the Series 1 Stock Plan will continue to be governed by their existing terms following this offering. As of December 31, 2007, we have reserved 325,000 shares for issuance under the Series 1 Stock Plan. Our board of directors has administered the Series 1 Stock Plan. Certain U.K.-based employees, namely the former employees of Source Enterprise Consulting Limited, are eligible to participate in our Series 1 Stock Plan.

As of December 31, 2007, options to purchase 73,428 shares of Series 1 preferred stock had been issued and remained unexercised (each with an exercise price of $1.34 per share), options to purchase 132,785 shares had been issued and exercised and 107,791 shares of the total 325,000 reserved shares had been cancelled and reallocated as part of the reserve of the 2001 Stock Option and Grant Plan.

Change in Control.    The Series 1 Stock Plan does not contain change of control provisions.

2007 Section 102 Share Option Plan

Our 2007 Section 102 Share Option Plan (the 2007 Israeli Plan) was adopted by our board of directors on March 23, 2007. The 2007 Israeli Plan has not yet been approved by our stockholders. The 2007 Israeli Plan will continue following this offering.

Share Reserve.    We have reserved 500,000 shares of our common stock for issuance under the 2007 Israeli Plan.

Administration.    Our board of directors administers the 2007 Israeli Plan and has complete discretion to make all decisions relating to such Plan, subject to its provisions. Our board may also reprice outstanding options and modify outstanding awards in other ways.

Eligibility.    All Israel-based employees and certain non-employee consultants, advisors and service providers are eligible to participate in our 2007 Israeli Plan.

Types of Awards.    Our 2007 Israeli Plan provides for the award of approved and unapproved Section 102 options. Approved Section 102 options are granted pursuant to Section 102(b) of the Israeli Income Tax Ordinance 1961 and are held in trust by ESOP Trust Company, the trustee for the 2007 Israeli Plan, for the holding period necessary to enable the respective optionee to enjoy certain tax benefits under Section 102. Unapproved Section 102 options are granted pursuant to Section 102(c) of the Israeli Income Tax Ordinance 1961 and are not held in trust by ESOP Trust Company. Unapproved Section 102 options are issued directly to the relevant optionee.

Options.    The exercise price for options granted under the 2007 Israeli Plan is determined by our board of directors in its sole and absolute discretion. Optionees may pay the exercise price in a form satisfactory to our board of directors, including, without limitation, by cash or check.

In most cases, our options vest over a four-year period following the date of grant and generally expire upon the earlier of (1) 10 years after they are granted, (2) the date that is three months after the termination of the optionee’s service for any reason other than disability (or such later date as the board of directors may determine) and (3) the date that is twelve months after the termination of the optionee’s service for disability (or such later date as the board of directors may determine).

Change in Control.    If GlassHouse is party to a merger or consolidation, all outstanding options will be subject to the agreement of merger or consolidation. Such agreement will provide for one or more of the following: (1) the continuation of such outstanding options by GlassHouse (if GlassHouse is the surviving corporation); (2) the assumption of such outstanding options by the surviving corporation or its parent in a manner that complies with applicable law; (3) the substitution by the surviving corporation or its parent of new options for such outstanding options in a manner that complies with applicable law; (4) full exercisability of such outstanding options and full vesting of the shares subject to such options, followed by the cancellation thereof; and (5) the cancellation of such outstanding options and a payment to the optionee(s) equal to the excess of the then-fair market value of the shares subject to the options less the purchase price for such shares pursuant to the terms of the options.

As of December 31, 2007, we had outstanding options under the 2007 Plan to purchase an aggregate of 387,000 shares of common stock of exercise prices of $1.74 and $2.05. As of December 31, 2007, there were 113,000 shares of common stock available for future option grants under the 2007 plan.

Amendments or Termination.    Our board of directors may amend or terminate the 2007 Israeli Plan at any time. If our board of directors amends the 2007 Israeli Plan, it does not need to ask for stockholder approval of the amendment unless it increases the number of shares available for issuance under the 2007 Israeli Plan (except in the case of a combination or consolidation of shares). The 2007 Israeli Plan will automatically terminate 10 years after the later of its adoption by our board of directors or the most recent share increase approved by our stockholders.

As of December 31, 2007, we had outstanding options under the 2007 Israeli Plan to purchase an aggregate of 387,000 shares of common stock at a weighted average exercise price of $1.83 per share. As of December 31, 2007, there were 113,000 shares of common stock available for future grant under the 2007 Israeli Plan.

2007 Employee Stock Purchase Plan

Our Employee Stock Purchase Plan was adopted by our board of directors on September 21, 2007 and is expected to be approved by our stockholders. The Employee Stock Purchase Plan will become effective on a date after the effective date of the registration statement of which this prospectus is a part to be determined by our board of directors. Our Employee Stock Purchase Plan is intended to qualify under Section 423 of the Internal Revenue Code.

Share Reserve.    We have reserved 3,000,000 shares of our common stock for issuance under the plan. The number of shares reserved for issuance under the Employee Stock Purchase Plan will be increased automatically on January 1 of each year by a number equal to 1% of the shares of common stock outstanding at that time.

Administration.    The compensation committee of our board of directors will administer the plan.

Eligibility.     All of our employees are eligible to participate if we employ them for more than 20 hours per week and for more than 5 months per year. Eligible employees may begin participating in the Employee Stock Purchase Plan at the start of any offering period.

Offering Periods.    In general, each offering period is 24 months long, but a new offering period begins every 6 months or on such other date as determined by our board of directors. Thus up to four overlapping offering periods may be in effect at the same time. An offering period continues to apply to a participant for the full 24 months, unless the market price of common stock is lower when a subsequent offering period begins. In that event, the subsequent offering period automatically becomes the applicable period for purposes of determining the purchase price. The first offering period is expected to commence shortly after the effective date of this offering and will end on July 31, 2009.

Amount of Contributions.    Our Employee Stock Purchase Plan permits each eligible employee to purchase common stock through payroll deductions. Each employee’s payroll deductions may not exceed 15% of the employee’s cash compensation or such lesser number approved by our board of directors. Purchases of our common stock will generally occur on January 31 and July 31 of each year, except that the first purchase will occur at least 6 months after the date of this prospectus. Each participant may purchase up to the number of shares determined by our board of directors on any purchase date, not to exceed 2,500 shares or such lesser number approved by our board of directors. The value of the shares purchased in any calendar year may not exceed $25,000. Participants may withdraw their contributions at any time before stock is purchased.

Purchase Price.    The price of each share of common stock purchased under our Employee Stock Purchase Plan will not be less than 85% of the lower of:

•	the fair market value per share of common stock on the date immediately before the first day of the applicable offering period or

•	the fair market value per share of common stock on the purchase date.

Other Provisions.    Employees may end their participation in the Employee Stock Purchase Plan at any time. Participation ends automatically upon termination of employment with GlassHouse. If a merger or consolidation of GlassHouse occurs or the sale, transfer or other disposition of all or substantially all of our assets or the complete liquidation or dissolution of GlassHouse occurs, our Employee Stock Purchase Plan will end and shares will be purchased with the payroll deductions accumulated to date by participating employees. Our board of directors may amend or terminate the Employee Stock Purchase Plan at any time. Our chief executive officer may also amend non-material provisions of the plan. If our board of directors increases the number of shares of common stock reserved for issuance under the plan, except for the automatic increases described above, it must seek the approval of our stockholders.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

In addition to the compensation arrangements with directors and executive officers and the registration rights described elsewhere in this prospectus, the following is a description of each transaction since January 1, 2004 and each currently proposed transaction in which:

•	we have been or are to be a participant;

•	the amount involved exceeds $120,000; and

•

any of our directors, executive officers or holders of more than 5% of our capital stock, or any immediate family member of or person sharing the household with any of these individuals (other than tenants or employees), had or will have a direct or indirect material interest.

All of the transactions set forth below were approved by a majority of our board of directors, including a majority of the independent and disinterested members of our board of directors. We believe that we have executed all of the transactions set forth below on terms no less favorable to us than we could have obtained from unaffiliated third parties. It is our intention to ensure that all future transactions between us and our officers, directors and principal stockholders and their affiliates are approved by the audit committee and a majority of our board of directors, including a majority of the independent and disinterested members of our board of directors, and are on terms no less favorable to us than those that we could obtain from unaffiliated third parties.

Private Placement Financings.

Series D Preferred Stock Financing.    From December 30, 2004 through April 10, 2007, we sold an aggregate of 15,626,305 shares of our Series D preferred stock at a price of $2.4318 per share and additional warrants to purchase 1,562,615 shares of Series D preferred stock at a price of $0.0001 per warrant to various investors, including, without limitation intended, entities affiliated with Kodiak Venture Partners, entities affiliated with Sigma Partners, entities affiliated with GrandBanks Capital and entities affiliated with Paladin Capital Group. The table below sets forth the number of Series D Preferred shares purchased by the listed investors at each closing.

Closing Date	Investor Name	Series D Shares Purchased	Series D Warrants Purchased	Affiliated Party
December 2004	Kodiak Venture Partners	1,011,906	0	Christopher Greendale, General Partner of Kodiak Venture Partners

September 2005	Kodiak Venture Partners	307,632	107,670	Same as above

January 2006	Kodiak Venture Partners	307,632	107,670	Same as above

October 2006	Kodiak Venture Partners	384,538	0	Same as above

December 2004	Sigma Partners	2,034,163	0	Robert Davoli, Managing Partner of Sigma Partners

September 2005	Sigma Partners	618,410	216,442	Same as above

January 2006	Sigma Partners	618,410	216,442	Same as above

October 2006	Sigma Partners	773,011	0	Same as above

April 2007	Sigma Partners	997,610	199,522	Same as above

December 2004	GrandBanks Capital	450,226	0	Ryan Moore, General Partner of GrandBanks Capital

September 2005	GrandBanks Capital	310,353	108,622	Same as above

January 2006	GrandBanks Capital	310,353	108,622	Same as above

October 2006	GrandBanks Capital	387,940	0	Same as above

April 2007	GrandBanks Capital	500,656	100,130	Same as above

December 2004	Paladin Capital Group	4,112,181	0	Kenneth Minihan, Managing Director, Paladin Capital Group

September 2005	Paladin Capital Group	221,247	77,435	Same as above

January 2006	Paladin Capital Group	221,247	77,435	Same as above

October 2006	Paladin Capital Group	276,557	0	Same as above

April 2007	Paladin Capital Group	356,911	71,381	Same as above

Total Series D Shares and Warrants Purchased by Listed Investors		14,200,983	1,391,371

Several of the managing partners/directors of these investors serve as members of our board of directors: Christopher Greendale (General Partner, Kodiak Venture Partners); Robert Davoli (Managing Director, Sigma Partners); Ryan Moore (General Partner, GrandBanks Capital); and Kenneth Minihan (Managing Director, Paladin Capital Group).

Please refer to the section titled “Principal Stockholders” for more details regarding the shares held by these entities.

Series E Preferred Stock Financing.    On May 4, 2007 and on August 15, 2007, we sold an aggregate of 4,493,245 shares of our Series E preferred stock at a price of $2.5594 per share and additional warrants to purchase 312,567 shares of Series E preferred stock at a price of $0.0001 to various investors, including, without limitation intended, entities affiliated with Sigma Partners, entities affiliated with GrandBanks Capital and entities affiliated with Paladin Capital Group. The table below sets forth the number of Series E Preferred shared purchased by the listed investors at each closing.

Closing Date	Investor Name	Series E Shares Purchased	Series E Warrants Purchased	Affiliated Party
May 2007	Sigma Partners	947,874	0	Robert Davoli, Managing Partners of Sigma Partners

August 2007	Sigma Partners	589,229	117,844	Same as above

May 2007	GrandBanks Capital	475,696		Ryan Moore, General Partner of GrandBanks Capital

May 2007	Paladin Capital Group	339,117	0	Kenneth Minihan, Managing Director, Paladin Capital Group

August 2007	Paladin Capital Group	210,807	42,159	Same as above

Total Series E Shares and Warrants Purchased by Listed Investors		2,562,723	160,003

Several of the managing partners/directors of these investors serve as members of our board of directors: Christopher Greendale (General Partner, Kodiak Venture Partners); Robert Davoli (Managing Director, Sigma Partners); Ryan Moore (General Partner, GrandBanks Capital); and Kenneth Minihan (Managing Director, Paladin Capital Group).

Please refer to the section titled “Principal Stockholders” for more details regarding the shares held by these entities.

Acquisitions.

Acquisition of Source Enterprise Consulting Limited.     In June 2004, we acquired all of the outstanding shares of Source Enterprise Consulting Limited, a UK-based company focused on data storage and management, and its wholly-owned subsidiary, Sagitta Performance Systems Limited, for $700,068.92 in cash and 4,307,700 shares of Series 1 preferred stock (value of approximately $1,300,000 for purposes of the transaction). Approximately one-third of the shares of Series 1 preferred stock were subject to a 2-year earnout based on revenue targets. Source Enterprise Consulting Limited and its subsidiary, Sagitta Performance Systems Limited, extended GlassHouse’s data storage integration and storage consulting businesses into the UK market.

Andrew Norman, our current Senior Vice President of the International Division, received a significant percentage of the earn-out consideration. In addition, Mr. Norman executed a services agreement under which he currently renders services on an at-will basis to GlassHouse Technologies (UK) Limited.

Acquisition of MBI Israel.    In March 2007, we acquired all of the outstanding shares of MBI Israel, a company focused on providing integrated storage and backup/recovery solutions in Israel, for $6,500,000 in cash and 1,788,798 shares of common stock. Of the total consideration payable,

$371,575 in cash and 516,459 shares of common stock paid to the stockholder of MBI Israel are subject to an escrow arrangement, with such arrangement terminating on the earlier of (i) 30 days after the date of which MBI Israel completes the audit of its 2007 financial statements or (ii) April 30, 2008.

Michael Burstein, our current Senior Vice President Business Development, International Division, received all of the total consideration paid to the stockholder of MBI Israel. In addition, Mr. Burstein executed an employment agreement on March 22, 2007 under which he currently renders services on an at-will basis to GlassHouse.

Acquisition of Rapid Application Deployment, Inc.    In July 2007, we acquired certain assets of RapidApp, which provides consulting support in the design and deployment of server virtualization and virtual infrastructure projects, for $6,000,000 in cash and 2,344,300 shares of common stock. We may be required to pay up to an additional $2,100,000 in cash in the event that the RapidApp business achieves certain revenue targets for the 12-month period following the acquisition.

Mitchell Northcutt, our Vice President of Managed Services and Services Development, will receive a significant portion of the consideration paid to RapidApp when RapidApp distributes such amounts. In addition, Mr. Northcutt executed an employment agreement on July 2, 2007 under which he currently renders services to us on an at-will basis.

Acquisition of DCMI Holdings.    In October 2007, we acquired all of the outstanding shares of DCMI Holdings, a holding company for an entity (DCMI Limited) focused on providing data center consolidation and migration services in the United Kingdom, for £1,980,000 in cash and 2,148,942 shares of common stock. We may be required to pay up to an additional £1,733,207 in cash in the event that the DCMI business achieves certain revenue targets for the 12-month period following the acquisition.

Registration Rights Agreement.

We have entered into a registration rights agreement with several of our significant stockholders, including entities affiliated with Kodiak Venture Partners, entities affiliated with Sigma Partners, entities and persons affiliated with GrandBanks Capital, entities affiliated with Paladin Capital Group, entities affiliated with Globespan Capital Partners and various other entities and individuals. Pursuant to this agreement, we granted registration rights to certain stockholders. For more information regarding this agreement, please refer to the section titled “Description of Capital Stock—Registration Rights.” This is not a complete description of this registration rights agreement and is qualified by the full text of the seventh amended and restated registration rights agreement filed as Exhibit 4.3 to the registration statement of which this prospectus is a part.

Stockholders Agreement.

We have entered into a stockholders agreement with several of our significant stockholders, including entities affiliated with Kodiak Venture Partners, entities affiliated with Sigma Partners, entities and persons affiliated with GrandBanks Capital, entities affiliated with Paladin Capital Group, entities affiliated with Globespan Capital Partners and various other entities and individuals. The fourth amended and restated stockholders agreement also provides for, among other things, certain information and inspection rights as well as the right of first offer with respect to future sales of our equity securities by us. Certain of the provisions of the fourth amended and restated stockholders agreement described above will terminate upon the closing of this offering. This is not a complete description of the fourth amended and restated stockholders agreement and is qualified by the full text of the fourth amended and restated stockholders agreement filed as Exhibit 4.4 to the registration statement of which this prospectus is a part.

Other Transactions with our Executive Officers, Directors, Key Employees and Significant

Stockholders.

Business Dealings with Xyratex.    Todd Gresham, one of our current directors, serves as the Executive Vice President at Xyratex Technology Limited, a provider of enterprise class data storage subsystems and network technology. We have performed services for Xyratex, generating a total of approximately $338,000 in revenues to us in 2006 and approximately $256,000 in revenues to us in 2007.

Business Dealings with James Richard Russ and Jason Rabbetts. We currently receive a percentage of certain product sales in the UK by James Richard Russ and Jason Rabbetts, each of whom holds over 500,000 shares of our common stock. We put this arrangement in place as part of the phaseout of UK product sales in late 2005. This arrangement generated a total of $450,000 in revenues to us in 2006 and $563,000 in revenues to us in 2007.

Indemnification Agreements.    Upon the closing of this offering, we will enter into indemnification agreements with each of our directors and executive officers and certain other key employees. The form of agreement provides that we will indemnify each of our directors, executive officers and such key employees against any and all expenses incurred by that director, executive officer or key employee because of his or her status as one of our directors, executive officers or key employees to the fullest extent permitted by Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws (except in a proceeding initiated by such person without board approval). In addition, the form agreement provides that, to the fullest extent permitted by Delaware law, we will advance all expenses incurred by our directors, executive officers and key employees in connection with a legal proceeding in which they may be entitled to indemnification.

Stock Option Awards.    For information regarding stock options and stock awards granted to our named executive officers and directors, see “Management—Director Compensation” and “Management—Executive Compensation.”

PRINCIPAL STOCKHOLDERS

The following table provides information concerning beneficial ownership of our capital stock as of December 31, 2007, and as adjusted to reflect the completion of this offering, by:

•	each stockholder, or group of affiliated stockholders, that we know owns more than 5% of our outstanding capital stock;

•	each of our named executive officers;

•	each of our directors;

•	all of our directors and executive officers as a group.

The following table lists the number of shares and percentage of shares beneficially owned based on 61,217,314 shares of common stock outstanding as of December 31, 2007.

The table also lists the applicable percentage beneficial ownership based on              shares of common stock outstanding upon completion of this offering, assuming no exercise of the underwriters’ option to purchase up to an aggregate of              shares of our common stock.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and generally includes voting power and/or investment power with respect to the securities held. Shares of common stock subject to options and warrants currently exercisable or exercisable within 60 days of December 31, 2007 are deemed outstanding and beneficially owned by the person holding such options for purposes of computing the number of shares and percentage beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated in the footnotes to this table, and subject to applicable community property laws, the persons or entities named have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

Unless otherwise indicated, the principal address of each of the stockholders below is c/o GlassHouse Technologies, Inc., 200 Crossing Boulevard, Framingham, Massachusetts 01702.

	Share Beneficially Owned Prior to the Offering			Shares Beneficially Owned After the Offering
Name and Address of Beneficial Owner	Number		Percent	Number		Percent
5% Stockholders

Kodiak Venture Partners 1000 Winter Street, Suite 3800 Waltham, MA 02451	6,932,930	(1)	11.29%	6,932,930	(1)
Sigma Partners 20 Custom House Street, Suite 830 Boston, MA 02110	16,788,865	(2)	27.09%	16,788,865	(2)
GrandBanks Capital 10 Langley Road, Suite 403 Newton Center, MA 02459	8,070,732	(3)	13.12%	8,070,732	(3)
Paladin Capital Group 2001 Pennsylvania Avenue NW Washington, D.C. 20006	6,006,477	(4)	9.77%	6,006,477	(4)
Globespan Capital Partners One Boston Place, Suite 2180 Boston, MA 02108	3,070,113	(5)	5.01%	3,070,113	(5)

Directors and Named Executive Officers
Christopher Greendale	7,032,930	(6)	11.45%	7,032,930	(6)
Robert Davoli	16,788,865	(7)	27.09%	16,788,865	(7)
Ryan Moore	8,070,732	(8)	13.12%	8,070,732	(8)
Kenneth Minihan	6,006,477	(9)	9.77%	6,006,477	(9)
Todd Gresham	100,000		0.16%	100,000
Glenn Osaka	100,000		0.16%	100,000
Mark Shirman	3,785,000	(10)	6.09%	3,785,000	(10)
Kenneth Hale	422,625	(11)	0.69%	422,625	(11)
Joshua Klein	376,022	(12)	0.61%	376,022	(12)
Michael Burstein	1,931,887	(13)	3.16%	1,931,887	(13)
Paul Hammond	85,500	(14)	0.14%	85,500	(14)
Andrew Norman	50,000	(15)	0.08%	50,000	(15)
Richard Scannell	638,750	(16)	1.04%	638,750	(16)
Patrick Scannell	0		0%	0
Mitchell Northcutt	2,344,300	(17)	3.83%	2,344,300	(17)
All current directors and executive officers as a group	47,733,088		77.38%	47,733,088

(1)	Represents 5,508,072 shares and 176,568 warrants exercisable within 60 days held by Kodiak Venture Partners II-A, L.P. and 1,209,518 shares and 38,772 warrants exercisable within 60 days held by Kodiak Venture Partners II-B, L.P. The general partner of Kodiak Venture Partners II-A, L.P. and Kodiak Venture Partners II-B, L.P. is Kodiak Ventures Management II, L.P. The general partner of Kodiak Ventures Management II, L.P. is Kodiak Ventures Management Company, Inc. David Furneaux and Louis Volpe are the President and Treasurer, respectively, of Kodiak Ventures Management Company, Inc. and share voting and dispositive power for the shares held of record by Kodiak Ventures Management Company, Inc. Each of David Furneaux and Louis Volpe disclaims beneficial ownership of the shares held by Kodiak Ventures Management Company, Inc. except to the extent of each of their individual pecuniary interests therein.
(2)

Represents 14,479,120 shares and 684,470 warrants exercisable within 60 days held by Sigma Partners 6, L.P., 1,389,788 shares and 56,015 warrants exercisable within 60 days held by Sigma Associates 6, L.P., and 169,707 shares and 9,765 warrants exercisable within 60 days held by

Sigma Investors 6, L.P. Sigma Management 6, L.L.C. is the general partner of each of Sigma Partners 6, L.P., Sigma Associates 6, L.P., and Sigma Investors 6, L.P. Robert Davoli, Lawrence G. Finch, Gregory Gretsch, Clifford L. Haas, John Mandile, Peter Solvik, Robert Spinner and Wade Woodson are the managing members of Sigma Management 6, L.L.C. Each of the managing members disclaims beneficial ownership of the shares held by Sigma Management 6, L.L.C. except to the extent of each of their individual pecuniary interests therein.

(3)	Represents 4,519,791 shares and 185,012 warrants exercisable within 60 days held by GrandBanks Capital Venture Fund, L.P., 3,114,377 shares and 127,485 warrants exercisable within 60 days held by GrandBanks Capital Softbank Fund, L.P., and 119,190 shares and 4,877 warrants exercisable within 60 days held by GrandBanks Capital Advisors Fund, L.P. GrandBanks Capital LLC is the general partner of each of GrandBanks Capital Venture Fund, L.P., GrandBanks Capital Softbank Fund, L.P., and GrandBanks Capital Advisors Fund, L.P. Charles R. Lax is the managing member of GrandBanks Capital LLC. Mr. Lax disclaims beneficial ownership of the shares held by GrandBanks Capital LLC except to the extent of his pecuniary interests therein.
(4)	Represents 2,842,131 shares and 132,948 warrants exercisable within 60 days held by Paladin Homeland Security Fund, L.P., 1,827,655 shares and 85,492 warrants exercisable within 60 days held by Paladin Homeland Security Fund (NY City), L.P., and 637,245 shares and 29,807 warrants exercisable within 60 days held by Paladin Homeland Security Fund (CA), L.P., and 431,036 shares and 20,163 warrants exercisable within 60 days held by Paladin Homeland Security Fund (Cayman Islands), L.P. Paladin Homeland Security Holdings, LLC is the general partner of each of Paladin Homeland Security Fund, L.P., Paladin Homeland Security Fund (NY City), L.P. and Paladin Homeland Security Fund (CA), L.P. Paladin Homeland Security Holdings (Cayman Islands), Ltd. is the general partner of Paladin Homeland Security Fund (Cayman Islands), L.P. Paladin Capital Group II, LLC is the managing member of Paladin Homeland Security Holdings, LLC, 2001 Penn Ave. Investments, LLC is the managing member of Paladin Capital Group II, LLC and Michael R. Steed is the sole manager of 2001 Penn Ave. Investments, LLC. Michael R. Steed is the sole director of Paladin Homeland Security Holdings (Cayman Islands), Ltd. Each of the sole manager and sole director disclaims beneficial ownership of the shares indirectly held by Paladin Homeland Security Holdings LLC and Paladin Homeland Security Holdings (Cayman Islands), Ltd. except to the extent of each of their individual pecuniary interests therein.
(5)	Represents 1,202,369 shares and 44,283 warrants exercisable within 60 days held by JAFCO America Technology Fund III, L.P., 130,896 shares and 4,821 warrants exercisable within 60 days held by JAFCO America Technology Affiliates Fund III, L.P., 530,656 shares and 19,543 warrants exercisable within 60 days held by JAFCO USIT Fund III, L.P., and 1,097,139 shares and 40,406 warrants exercisable within 60 days held by JAFCO America Technology Cayman Fund III, L.P. JAV Management Associates III, L.L.C. is the general partner of each of JAFCO America Technology Fund III, L.P., JAFCO America Technology Affiliates Fund III, L.P., JAFCO USIT Fund III, L.P., and JAFCO America Technology Cayman Fund III, L.P. Andrew P. Goldfarb and Barry J. Schiffman are the managing members of JAV Management Associates III, L.L.C. Each of the managing members disclaims beneficial ownership of the shares held by JAV Management Associates III, L.L.C. except to the extent of each of their individual pecuniary interests therein.
(6)	Mr. Greendale is affiliated with Kodiak Venture Partners. Includes an additional 100,000 shares owned directly by Mr. Greendale. Mr. Greendale disclaims beneficial ownership of the shares held by the entities affiliated with Kodiak Partners referenced in footnote (1) above, except to the extent of his pecuniary interest therein.
(7)	See footnote (2) regarding Mr. Davoli’s relationship with Sigma Partners. Mr. Davoli disclaims beneficial ownership of the shares held by the entities affiliated with Sigma Partners referenced in footnote (2) above, except to the extent of his pecuniary interest therein.

(8)	Mr. Moore is affiliated with GrandBanks Capital. Mr. Moore disclaims beneficial ownership of the shares held by the entities affiliated with GrandBanks Capital referenced in footnote (3) above, except to the extent of his pecuniary interest therein.
(9)	Mr. Minihan is affiliated with Paladin Capital Group. Mr. Minihan disclaims beneficial ownership of the shares held by the entities affiliated with Paladin Capital Group referenced in footnote (4) above, except to the extent of his pecuniary interest therein.
(10)	Includes 975,000 shares issuable upon exercise of options exercisable within 60 days of December 31, 2007.
(11)	Includes 422,625 shares issuable upon exercise of options exercisable within 60 days of December 31, 2007.
(12)	Includes 376,022 shares issuable upon exercise of options exercisable within 60 days of December 31, 2007.
(13)	Includes 143,089 shares held in the name of MBM Creative Holdings Ltd. Mr. Burstein is the controlling stockholder of MBM Creative Holdings Ltd. Mr. Burstein exercises sole voting and dispositive power with respect to such shares.
(14)	Includes 85,500 shares issuable upon exercise of options exercisable within 60 days of December 31, 2007.
(15)	Includes 30,000 shares issuable upon exercise of options exercisable within 60 days of December 31, 2007.
(16)	Includes 438,750 shares issuable upon exercise of options exercisable within 60 days of December 31, 2007.
(17)	Represents shares held by Rapid Application Deployment, Inc. Mr. Northcutt, the President and a stockholder of Rapid Application Deployment, Inc., exercises voting and dispositive power with respect to such shares.

DESCRIPTION OF CAPITAL STOCK

General

Following the closing of this offering, our authorized capital stock will consist of 100,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. The following summary of our capital stock and certain provisions of our amended and restated certificate of incorporation and bylaws does not purport to be complete and is qualified in its entirety by the provisions of our amended and restated certificate of incorporation and bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

As of December 31, 2007, there were 61,217,314 shares of common stock outstanding held of record by approximately 172 stockholders.

There will be              shares of common stock outstanding, assuming no exercise of the underwriters’ option to purchase additional shares in the offering and assuming no exercise after September 30, 2007 of outstanding options, after giving effect to the sale of the shares of common stock to the public offered in this prospectus.

The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available, subject to preferences that may be applicable to preferred stock, if any, then outstanding. At present, we have no plans to issue dividends. See the section titled “Dividend Policy.” In the event of a liquidation, dissolution or winding up of our company, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of Series A, Series B, Series C, Series D and Series E preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and non-assessable.

Preferred Stock

Upon the closing of this offering, we will have no shares of our preferred stock outstanding. Outstanding shares of Series A preferred stock will be converted into 3,360,000 shares of common stock, outstanding shares of Series B preferred stock will be converted into 10,623,402 shares of common stock, outstanding shares of Series C preferred stock will be converted into 8,364,707 shares of common stock, outstanding shares of Series D preferred stock will be converted into 15,626,305 shares of common stock, outstanding shares of Series E preferred stock will be converted into 4,493,245 shares of common stock and outstanding shares of Series 1 preferred stock will be converted into 4,440,499 shares of common stock.

Our board of directors is authorized to issue preferred stock in one or more series, to establish the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of such shares and any qualifications, limitations or restrictions thereof. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. At present, we have no plans to issue any preferred stock.

Registration Rights

After the completion of this offering, holders of 49,354,904 shares of common stock will be entitled to rights with respect to the registration of those shares under the Securities Act. Under the terms of the seventh amended and restated registration rights agreement between us and the holders of these registrable securities, if we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, these holders are entitled to notice of registration and are entitled to include their shares of common stock in the registration. The holders of these registrable securities are also entitled to specified demand registration rights under which they may require us to file a registration statement under the Securities Act at our expense with respect to our shares of common stock, and we are required to use our commercially reasonable efforts to effect this registration. Further, the holders of these registrable securities may require us to file additional registration statements on Form S-3. All of these registration rights are subject to conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in the registration and our right not to effect a requested registration within six months following the initial offering of our securities, including this offering.

Anti-Takeover Effects of Our Certificate of Incorporation, Bylaws and Delaware Law

Some provisions of Delaware law and our amended and restated certificate of incorporation and amended and restated bylaws could make the following transactions more difficult:

•	acquisition of our company by means of a tender offer, a proxy contest or otherwise; and

•	removal of our incumbent officers and directors.

These provisions of our amended and restated certificate of incorporation and amended and restated bylaws, summarized below, are expected to discourage and prevent coercive takeover practices and inadequate takeover bids. These provisions are designed to encourage persons seeking to acquire control of our company to negotiate first with our board of directors. They are also intended to provide our management with the flexibility to enhance the likelihood of continuity and stability if our board of directors determines that a takeover is not in the best interests of our stockholders. These provisions, however, could have the effect of discouraging attempts to acquire us, which could deprive our stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Election and Removal of Directors.    Our amended and restated certificate of incorporation and our amended and restated bylaws contain provisions that establish specific procedures for appointing and removing members of the board of directors. Under our amended and restated certificate of incorporation and amended and restated bylaws, our board will be classified into three classes of directors and directors will be elected by a plurality of the votes cast in each election. Only one class will stand for election at each annual meeting, and directors will be elected to serve three-year terms. In addition, our amended and restated certificate of incorporation and amended and restated bylaws will provide that vacancies and newly created directorships on the board of directors may be filled only by a majority vote of the directors then serving on the board (except as otherwise required by law or by resolution of the board). Under our amended and restated certificate of incorporation and amended and restated bylaws, directors may be removed only for cause.

Special Stockholder Meetings.    Under our amended and restated certificate of incorporation and amended and restated bylaws, only the chairman of the board, our chief executive officer and our board of directors may call special meetings of stockholders.

Requirements for Advance Notification of Stockholder Nominations and Proposals.    Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

Delaware Anti-Takeover Law.    Following this offering, we will be subject to Section 203 of the Delaware General Corporation Law, which is an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date that the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a business combination includes a merger, asset or stock sale, or another transaction resulting in a financial benefit to the interested stockholder. Generally, an interested stockholder is a person who, together with affiliates and associates, owns 15% or more of the corporation’s voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions that are not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Elimination of Stockholder Action by Written Consent.    Our amended and restated certificate of incorporation and amended and restated bylaws eliminate the right of stockholders to act by written consent without a meeting after this offering.

No Cumulative Voting.    Under Delaware law, cumulative voting for the election of directors is not permitted unless a corporation’s certificate of incorporation authorizes cumulative voting. Our amended and restated certificate of incorporation and amended and restated bylaws do not provide for cumulative voting in the election of directors. Cumulative voting allows a minority stockholder to vote a portion or all of its shares for one or more candidates for seats on the board of directors. Without cumulative voting, a minority stockholder will not be able to gain as many seats on our board of directors based on the number of shares of our stock the stockholder holds as the stockholder would be able to gain if cumulative voting were permitted. The absence of cumulative voting makes it more difficult for a minority stockholder to gain a seat on our board of directors to influence our board’s decision regarding a takeover.

Undesignated Preferred Stock.    The authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our company.

Amendment of Charter Provisions.    The amendment of most of the above provisions in our amended and restated certificate of incorporation and our amended and restated bylaws requires approval by holders of at least two-thirds of our outstanding capital stock entitled to vote generally in the election of directors.

These and other provisions could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock will be American Stock Transfer and Trust Company. Its telephone number is 1-800-937-5449.

Nasdaq Global Market Listing

We intend to apply to have our common stock approved for quotation on the Nasdaq Global Market under the symbol “GLAS”.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock, and we cannot assure you that a significant public market for our common stock will develop or be sustained after this offering. As described below, no shares currently outstanding will be available for sale immediately after this offering due to certain contractual and securities law restrictions on resale. Sales of substantial amounts of our common stock in the public market after the restrictions lapse could cause the prevailing market price to decline and limit our ability to raise equity capital in the future.

Upon completion of this offering, we will have outstanding an aggregate of              shares of common stock, assuming no exercise of the underwriters’ option to purchase additional shares and no exercise of options or warrants to purchase common stock that were outstanding as of September 30, 2007. The shares of common stock being sold in this offering will be freely tradable without restriction or further registration under the Securities Act.

Rule 144

In general, under Rule 144, beginning 90 days after the date of this prospectus, a person who is not our affiliate and has not been our affiliate at any time during the preceding three months will be entitled to sell any shares of our common stock that such person has beneficially owned for at least six months, including the holding period of any prior owner other than one of our affiliates, without regard to volume limitations. Sales of our common stock by any such person would be subject to the availability of current public information about us if the shares to be sold were beneficially owned by such person for less than one year.

Approximately                  shares of our common stock that are not subject to the lock-up agreements described below will be eligible for sale immediately upon the closing of this offering.

Beginning 90 days after the date of this prospectus and subject to the lock-up agreements described below, our affiliates who have beneficially owned shares of our common stock for at least six months, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding, which will equal approximately shares immediately after this offering; and

•

the average weekly trading volume in our common stock on The NASDAQ Global Market during the four calendar weeks preceding the date of filing of a Notice of Proposed Sale of Securities Pursuant to Rule 144 with respect to the sale.

Sales under Rule 144 by our affiliates are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Upon expiration of the 180-day lock-up period described below,                  shares of our common stock will be eligible for sale under Rule 144, including shares eligible for resale immediately upon the closing of this offering as described above. We cannot estimate the number of shares of our common stock that our existing stockholders will elect to sell under Rule 144.

Rule 701

Rule 701, as currently in effect, permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions, including the holding period requirement, of Rule 144. Any employee, officer or director of or consultant to us who purchased shares under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell such shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling such shares. All Rule 701 shares are, however, subject to lock-up agreements and will only become eligible for sale upon the expiration of the contractual lock-up agreements. Goldman, Sachs & Co. may release all or any portion of the securities subject to lock-up agreements.

Lock-Up Agreements

Our officers, directors, and holders of substantially all of our common stock have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock for a period through the date 180 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co. In addition, all holders of our common stock and options to purchase our common stock have previously entered agreements with us not to sell or otherwise transfer any of their common stock or securities convertible into or exchangeable for shares of common stock for a period through the date 180 days after the date of this prospectus.

The 180-day restricted period under the agreements with the underwriters described in the preceding paragraph will be automatically extended if: (1) we issue an earnings release or announce material news or a material event during the last 17 days of the 180-day restricted period; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 15-day period following the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event.

Registration Rights

After the completion of this offering, the holders of 49,354,904 shares of our common stock will be entitled to the registration rights described in the section titled “Description of Capital Stock—Registration Rights.” All such shares are covered by lock-up agreements. Following the expiration of the lock-up period, registration of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration, except for shares purchased by our affiliates.

Form S-8 Registration Statements

Prior to the expiration of the lock-up period, we intend to file one or more registration statements on Form S-8 under the Securities Act to register the shares of our common stock that are issuable pursuant to our option plans. See the section titled “Management—Equity Benefit Plans.” Subject to the lock-up agreements described above and any applicable vesting restrictions, shares registered under these registration statements will be available for resale in the public market immediately upon the effectiveness of these registration statements, except with respect to Rule 144 volume limitations that apply to our affiliates.

UNDERWRITING

The company and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., JP Morgan Securities, Inc., Banc of America Securities LLC and Thomas Weisel Partners LLC are the representatives of the underwriters.

Underwriters	Number of Shares
Goldman, Sachs & Co
J.P. Morgan Securities Inc.
Banc of America Securities LLC
Thomas Weisel Partners LLC

Total

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional              shares from us to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase              additional shares.

Paid by the Company	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $             per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

The company and its directors, officers and holders of substantially all of our common stock have agreed, subject to certain exceptions, with the underwriters not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co. See “Shares Eligible for Future Sale” for a discussion of certain transfer restrictions.

The 180-day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the 180-day restricted period we issue an earnings release or announce material news or a material event; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 15-day period following the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release of the announcement of the material news or material event.

Prior to the offering, there has been no public market for the shares. The initial public offering price will be negotiated among us and the representatives of the underwriters. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

The company intends to apply to have its common stock approved for quotation on the Nasdaq Global Market under the symbol “GLAS”.

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of our common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the Nasdaq Global Market, in the over-the-counter market or otherwise.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each of the underwriters has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

(b) it has complied and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case, whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The securities have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $             million.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

The company recognized revenues of approximately $120,000 in 2006 and $1.6 million in 2007 from arms-length sales of its services to entities affiliated with JPMorgan Securities Inc., a managing underwriter of this offering.

The company recognized revenues of approximately $270,000 in 2005 and $71,000 in 2006 from arms-length sales of its services to entities affiliated with Banc of America Securities LLC, a managing underwriter of this offering.

LEGAL MATTERS

The validity of the common stock being offered will be passed upon for GlassHouse by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Waltham, Massachusetts. The underwriters are represented by Ropes & Gray LLP. As of the date of this prospectus, certain partners and employees of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP beneficially owned an aggregate of 97,680 shares of our common stock and a warrant to purchase 19,535 shares of our common stock.

EXPERTS

The consolidated financial statements of GlassHouse Technologies, Inc. at December 31, 2006 and 2007, and for each of the three years in the period ended December 31, 2007 appearing in this prospectus and the related registration statement have been audited by Ernst & Young, LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Rapid Application Deployment, Inc. at December 31, 2005 and 2006, and for the two years then ended appearing in this prospectus and the related registration statement have been audited by Ernst & Young, LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of DCMI Limited, at March 31, 2007, and for the period from March 16, 2006 (inception) to March 31, 2007 appearing in this prospectus and the related registration statement have been audited by Ernst & Young, LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Integrity Systems Ltd, and its subsidiary at December 31, 2005 and 2006, and for the two years then ended appearing in this prospectus and the related registration statement have been audited by Kost Forer Gabbay and Kasierer, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of MBI Advanced Computer Systems Ltd. and its subsidiary at December 31, 2005 and 2006, and for the two years then ended appearing in this prospectus and the related registration statement have been audited by Kost Forer Gabbay and Kasierer, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock we are offering. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Please refer to the registration statement, exhibits and schedules for further information about us and the common stock offered by this prospectus.

You may inspect a copy of the registration statement and the exhibits and schedules to the registration statement without charge at the offices of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of the registration statement from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549 upon the payment of the prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants like us that file electronically with the SEC. You can also inspect our registration statement on this web site.

GLASSHOUSE TECHNOLOGIES, INC.

Index to Consolidated Financial Statements

GlassHouse Technologies, Inc.

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets as of December 31, 2006 and 2007	F-3

Consolidated Statements of Operations for the Years Ended December 31, 2005, 2006, and 2007	F-4

Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit and Comprehensive Income (Loss) for the Years Ended December 31, 2005, 2006 and 2007	F-5

Consolidated Statements of Cash Flows for the Years Ended December 31, 2005, 2006, and 2007	F-6

Notes to Consolidated Financial Statements	F-7

Unaudited Pro Forma Combined Condensed Financial Information	F-36 - F-41

Rapid Application Deployment, Inc.

Report of Independent Auditors	F-43

Balance Sheets as of December 31, 2005, 2006 and June 30, 2007	F-44

Statements of Income as of December 31, 2005, 2006 and the Six Months Ended June 30, 2006 and 2007	F-45

Statements of Stockholder’s Equity for the Years Ended December 31, 2005 and 2006 and the Six Months Ended June 30, 2007	F-46

Statements of Cash Flows for the Years Ended December 31, 2005 and 2006 and the Six Months Ended June 30, 2006 and 2007	F-47

Notes to Financial Statements	F-48

DCMI Limited

Report of Independent Auditors	F-55

Balance Sheet as of March 31, 2007	F-56

Statement of Operations for the Period March 16, 2007 to March 31, 2007	F-57

Statement of Stockholder’s Equity for the Period March 16, 2007 to March 31, 2007	F-58

Statement of Cash Flows for the Period March 16, 2007 to March 31, 2007	F-59

Notes to Financial Statements	F-60

Integrity Systems Ltd. and Its Subsidiary

Report of Independent Auditors	F-66

Consolidated Balance Sheets as of December 31, 2005 and 2006	F-67

Consolidated Statements of Operations for the Years Ended December 31, 2005 and 2006	F-69

Consolidated Statements of Shareholder’s Equity for the Years Ended December 31, 2005 and 2006	F-70

Consolidated Statements of Cash Flows for the Years Ended December 31, 2005 and 2006	F-71

Notes to Consolidated Financial Statements	F-72

MBI Advanced Computer Systems Ltd. and Its Subsidiary

Report of Independent Auditors	F-89

Consolidated Balance Sheets as of December 31, 2005 and 2006	F-90

Consolidated Statement of Operations for the Years Ended December 31, 2005 and 2006	F-92

Statement of Changes in Shareholder’s Deficiency for the Years Ended December 31, 2005 and 2006	F-93

Consolidated Statement of Cash Flows for the Years Ended December 31, 2005 and 2006	F-94

Notes to Consolidated Financial Statements	F-95

Report of Independent Registered Public Accounting Firm

To the Board of Directors & Stockholders of

GlassHouse Technologies, Inc.

We have audited the accompanying consolidated balance sheets of GlassHouse Technologies, Inc. (a Delaware corporation) as of December 31, 2007 and 2006, and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders’ deficit, and cash flows for each of the three years in the period ended December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over the financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GlassHouse Technologies, Inc. as of December 31, 2007 and 2006, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 3 to the consolidated financial statements, the Company adopted FASB Staff Position 150-5 (FSP 150-5), Issuer’s Accounting under FASB Statement No. 150 for Freestanding Warrants and Other Similar Instruments on Shares That Are Redeemable, during the year ended December 31, 2006. As discussed in Notes 1 and 12 to the consolidated financial statements, effective January 1, 2006, the Company adopted SFAS No. 123(R), Share-Based Payment.

/s/ Ernst & Young LLP

May 13, 2008

Boston, Massachusetts

GLASSHOUSE TECHNOLOGIES, INC

Consolidated Balance Sheets

(in thousands, except share and per share data)

	December 31,		Pro forma 2007
	2006	2007
			(unaudited)
Assets
Current assets:
Cash and cash equivalents.	$3,735	$5,948	$5,948
Accounts receivable, net of allowance for doubtful accounts	8,904	17,307	17,307
Unbilled revenue	2,790	3,790	3,790
Restricted cash and cash equivalents	131	115	115
Deferred tax asset, current	—	291	291
Prepaid expenses and other current assets	680	4,743	4,743

Total current assets	16,240	32,194	32,194
Property and equipment, net	796	850	850
Intangible assets, net	816	16,768	16,768
Goodwill	—	14,074	14,074
Other assets	220	5,037	5,037
Deferred tax asset, non-current	—	279	279
Deferred costs	—	2,484	2,484

Total assets	$18,072	$71,686	$71,686

Liabilities, redeemable convertible preferred stock, and stockholders’ deficit
Current liabilities
Current portion of long-term debt	$2,784	$7,471	$7,471
Accounts payable	3,385	6,979	6,979
Accrued expenses and other current liabilities	4,134	11,529	11,529
Deferred revenue	3,708	7,983	7,983

Total current liabilities	14,011	33,962	33,962
Long-term debt, net of current portion	2,911	11,834	11,834
Long-term deferred revenue	—	4,178	4,178
Deferred tax liability, non-current	—	853	853
Other long term liabilities	—	2,127	2,127
Redeemable convertible preferred stock warrant liability	993	4,483	—

Commitments and contingencies (Note 15)

Redeemable convertible preferred stock
Series A Redeemable Convertible Preferred Stock, $.001 par value; 3,360,000 shares authorized, issued and outstanding at December 31, 2006 and 2007, (liquidation preference of $2,283) 3,360,000 shares authorized, no shares outstanding proforma	2,162	2,283	—
Series B Redeemable Convertible Preferred Stock, $.001 par value; 10,658,017 shares authorized, at December 31, 2005, 2006 and 2007, 10,393,481 issued and outstanding at December 31, 2006 and 10,623,402 issued and outstanding at December 31, 2007 (liquidation preference of $9,915) 10,658,017 shares authorized, no shares outstanding proforma	9,183	10,120	—
Series C Redeemable Convertible Preferred Stock, $.001 par value; 8,717,647 shares authorized at December 31, 2006 and 2007, 8,364,707 issued, and outstanding at December 31, 2006 and 2007 (liquidation preference of $8,959) 8,717,647 shares authorized, no shares outstanding proforma	8,520	8,951	—
Series D Redeemable Convertible Preferred Stock, $.001 par value; 14,783,298 and 17,511,727 shares authorized at December 31, 2006 and 2007, respectively; 13,570,215 and 15,626,305 shares issued and outstanding at December 31, 2006, and 2007, respectively (liquidation preference $43,198) 17,511,727 shares authorized, no shares outstanding proforma	34,815	41,856	—
Series E Redeemable Convertible Preferred Stock, $.001 par value; 4,930,376 shares authorized, 4,493,245 issued and outstanding at December 31, 2007 (liquidation preference $11,889) 4,970,376 shares authorized, no shares outstanding proforma	—	11,407	—

Total redeemable convertible preferred stock	54,680	74,617	—
Stockholders’ deficit:
Series 1 Convertible Preferred Stock, $0.001 par value—6,000,000 shares authorized; 4,428,677 and 4,440,499 shares issued and outstanding at December 31, 2006 and 2007, respectively, 6,000,000 shares authorized, no shares outstanding proforma.	370	370	—
Common stock, $.001 par value 70,000,000 and 86,000,000 shares authorized at December 31, 2006, and 2007, respectively; 6,875,535 and 14,759,156 shares issued at December 31, 2006 and 2007, respectively, 86,000,000 shares authorized, 61,667,314 shares issued and 61,217,314 outstanding proforma	7	15	62
Additional paid in capital	344	11,985	91,408
Treasury stock 450,000 shares at cost	(1)	(1)	(1)
Accumulated other comprehensive income	650	1,193	1,193
Accumulated deficit	(55,893)	(73,930)	(73,930)

Total stockholders’ deficit	(54,523)	(60,368)	18,732

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$18,072	$71,686	$71,686

See accompanying notes

GLASSHOUSE TECHNOLOGIES, INC

Consolidated Statements of Operations

(in thousands, except per share data)

	Year Ended December 31,			Pro forma 2007
	2005	2006	2007
				(unaudited)
Revenues:
Service .	$29,324	$35,184	$60,463	$60,463
Product .	16,353	2,624	805	805

Total revenues	45,677	37,808	61,268	61,268

Cost of revenues
Service .	25,671	27,381	44,648	44,648
Product .	13,376	1,898	431	431

Total cost of revenues	39,047	29,279	45,079	45,079

Gross profit	6,630	8,529	16,189	16,189

Operating expenses:
Research and development expenses	—	—	128	128
Selling and marketing expenses	15,682	10,906	15,270	15,270
General and administrative expenses	8,840	7,058	9,494	9,494
Amortization of Intangible assets	1,351	1,165	2,260	2,260

Total operating expenses.	25,873	19,129	27,152	27,152

Loss from operations	(19,243)	(10,600)	(10,963)	(10,963)

Other income (expense), net	(1,558)	1,036	(1,174)	(1,174)
Interest expense	(690)	(643)	(2,124)	(2,124)

Loss before income taxes and cumulative effect of change in accounting principle	(21,491)	(10,207)	(14,261)	(14,261)
Provision (benefit) for income taxes	—	—	(534)	(534)

Loss before cumulative effect of change in accounting principle	(21,491)	(10,207)	(13,727)	(13,727)
Cumulative effect of change in accounting principle (Note 3)	—	558	—	—

Net loss	(21,491)	(9,649)	(13,727)	(13,727)
Dividends and accretion on preferred stock	(2,420)	(3,482)	(4,310)	(4,310)

Net loss to common stockholders	$(23,911)	$(13,131)	$(18,037)	$(18,037)

Net loss per share to common stockholders (basic and diluted)	$(4.62)	$(2.21)	$(1.73)

Weighted average number of shares outstanding (basic and diluted)	5,170	5,955	10,428

Pro forma net loss per share to common stockholders (basic and diluted) (unaudited)				$(0.31)

Pro forma weighted average number of shares outstanding (basic and diluted) (unaudited)				57,336

See accompanying notes

GLASSHOUSE TECHNOLOGIES, INC.

Consolidated Statements of Redeemable Convertible Preferred Stock and

Stockholders’ Deficit and Comprehensive Income (loss)

(In thousands, except share data)

	Redeemable Convertible Preferred Stock		Series 1 Preferred Stock		Common Stock		Additional Paid in Capital	Treasury Stock		Other Comprehensive (Loss) Income	Accumulated Deficit	Total
	Shares	Par	Shares	Par	Shares	Par		Shares	Par
Balance at December 31, 2004	30,342,549	$37,560	4,307,714	$370	5,323,577	$6	$209	(450,000)	$(1)	$(156)	$(18,851)	$(18,423)
Issuance of Series D preferred stock less stock issuance costs of $56	1,644,881	3,944										—
Accretion of redeemable convertible stock		2,420									(2,420)	(2,420)
Exercises of stock options			13,961	—	643,361	1	59					60
Foreign currency translation										995		995
Net Loss											(21,491)	(21,491)

Balance at December 31, 2005	31,987,430	$43,924	4,321,675	$370	5,966,938	$7	$268	(450,000)	$(1)	$839	$(42,762)	$(41,279)
Cumulative effect of change in accounting principle upon adoption of FSP 150-5		(1,126)					(221)					(221)
Issuance of Series D preferred stock less stock issuance costs of $44 and warrant liability of $556	3,700,973	8,400										—
Accretion of redeemable convertible stock		3,482									(3,482)	(3,482)
Exercises of stock options			107,002	—	908,597	—	275					275
Stock based compensation expense							22					22
Foreign currency translation										(189)		(189)
Net Loss											(9,649)	(9,649)

Balance at December 31, 2006	35,688,403	$54,680	4,428,677	$370	6,875,535	$7	$344	(450,000)	$(1)	$650	$(55,893)	$(54,523)
Common stock issued related to MBI—Israel acquisition					1,788,798	2	1,340					1,342
Common stock issued related to MBI—Turkey acquisition					61,683	—	46					46
Common stock issued related to Integrity acquisition					596,265	1	447					448
Common stock issued related to Rapid App acquisition					2,344,300	2	4,498					4,500
Common stock issued related to DCMI acquisition					2,148,942	2	4,403					4,405
Fair value of warrants issued in connection with debt							482					482
Issuance of Series D preferred stock less stock issuance costs of $40 and warrant liability of $641	2,056,090	4,319										—
Issuance of Series E preferred stock less stock issuance costs of $77 and warrant liability of $472	4,493,245	10,951										—
Accretion of redeemable convertible stock		4,310									(4,310)	(4,310)
Exercises of stock options / warrants	229,921	357	11,822	—	943,633	1	175					176
Stock based compensation expense							250					250
Foreign currency translation										543		543
Net Loss											(13,727)	(13,727)

Balance at December 31, 2007	42,467,659	$74,617	4,440,499	$370	14,759,156	$15	$11,985	(450,000)	$(1)	$1,193	$(73,930)	$(60,368)

Pro forma balance at December 31, 2007 (unaudited)	—	—	—	—	61,217,314	$62	$91,408	(450,000)	$(1)	$1,193	$(73,930)	$18,732

See accompanying notes

GLASSHOUSE TECHNOLOGIES, INC

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2005	2006	2007
Operating activities
Net loss	$(21,491)	$(9,649)	$(13,727)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash change in fair value of warrant liability	—	(1,013)	2,080
Depreciation	984	728	698
Amortization of intangible assets	1,351	1,165	2,365
Non-cash stock based compensation expense	—	22	250
Non-cash interest expense	171	205	788
Non-cash tax benefit	—	—	(555)
Changes in operating assets and liabilities, excluding effects of acquisitions:
Accounts receivable	1,904	(1,648)	(2,436)
Unbilled revenue	(941)	(141)	(85)
Prepaids and other current assets	464	344	(7,398)
Other assets	(50)	(116)	—
Accounts payable	(1,677)	(1,336)	(740)
Accrued expenses	619	(160)	3,990
Deferred revenue	650	527	5,882

Net cash provided for (used in) operating activities	(18,016)	(11,072)	(8,888)
Investing activities
Purchase of property and equipment	(758)	(310)	(388)
Increase (decrease) in restricted cash	192	102	19
Cash paid for acquisition, net of cash acquired	(956)	(50)	(18,780)

Net cash provided for (used in) investing activities	(1,522)	(258)	(19,149)
Financing activities
Proceeds from exercise of stock options and warrants	60	275	330
Proceeds from issuance of redeemable convertible preferred stock, net of issuance costs	3,944	8,956	16,382
Proceeds from long-term debt	—	3,000	17,087
Repayment of debt	(1,104)	(2,131)	(3,548)

Net cash provided by financing activities	2,900	10,100	30,251
Effect of foreign currency on cash and cash equivalents	803	17	(1)

Net increase (decrease) in cash and cash equivalents	(15,835)	(1,213)	2,213
Cash and cash equivalents at beginning of period	20,783	4,948	3,735

Cash and cash equivalents at end of period	$4,948	$3,735	$5,948

Supplemental disclosures of cash flow information
Cash paid for interest	$433	$423	$680

Non-cash financing and investing activities
Issuance of warrants	$—	$337	$2,095

Purchase of fixed assets through capital lease obligations	$212	$—	$—

Accretion of preferred stock	$2,420	$3,482	$4,310

See accompanying notes

GLASSHOUSE TECHNOLOGIES, INC.

Notes to Consolidated Financial Statements

1. Nature of Business and Summary of Significant Accounting Policies

GlassHouse Technologies, Inc. (the Company) was incorporated on May 1, 2001 and is engaged in the business of providing consulting services to organizations on issues of data storage technology and data protection. These services include assessing, implementing and maintaining storage solutions for businesses’ storage needs, as well as the resale of storage equipment. Based on qualitative and quantitative criteria established by Statements of Financial Accounting Standards SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, the Company operates within one reportable segment.

The Company is subject to the risks associated with early stage companies, including dependence on key individuals, competition from larger companies, the need to obtain additional financing and the successful marketing and customer acceptance of its services.

The Company has generated an accumulated deficit since inception through December 31, 2007 of $74.0 million. The future success of the Company is dependent on its ability to obtain additional working capital to develop and market its products, grow the business, and ultimately upon its ability to attain future profitable operations. Further, the Company is subject to risks associated with rapidly growing technology-based companies. Primary among these risks are dependence on key individuals, rapid technological changes, competition from substitute products and larger companies, the need for adequate financing to fund future operations, the need to achieve profitable operations, and the need to successfully develop and market its demand response and energy management solutions. The Company believes its unrestricted cash and cash equivalents totaling $5.9 million at December 31, 2007 combined with the $25 million in additional borrowings made subsequent to year end (Note 17) provide sufficient resources to fund operations through January 1, 2009.

Basis of Consolidation

The consolidated financial statements of the Company include the accounts of its wholly-owned subsidiaries: GlassHouse Technologies (UK) Limited, MBI Advanced Computer Systems Ltd., GlassHouse Technologies GmbH, Integrity Systems Ltd, The Storage Group, Inc. GlassHouse Information Systems Ltd and DCMI Limited. The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States (GAAP). The consolidated financial statements presented reflect entries necessary for the fair presentation of the Consolidated Statements of Operations for the years ended December 31, 2005, 2006 and 2007, Consolidated Balance Sheets as of December 31, 2006, and 2007 and Consolidated Statements of Cash Flows for the years ended December 31, 2005, 2006 and 2007. All entries required for the fair presentation of the financial statements are of a normal recurring nature. Intercompany transactions and balances are eliminated upon consolidation.

Supplemental Pro Forma Information (Unaudited)

The Company has provided a pro forma Consolidated Balance Sheet as of December 31, 2007 and a pro forma Consolidated Statement of Operations for the year ended December 31, 2007, including a pro forma net loss per share. The pro forma statements give effect to the conversion, upon completion of the Company’s anticipated public offering, of all outstanding shares of preferred stock into common stock and all outstanding warrants to purchase preferred stock into warrants to purchase common stock.

GLASSHOUSE TECHNOLOGIES, INC.

Notes to Consolidated Financial Statements—(continued)

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents consists of cash on hand and investment in money markets.

Restricted Cash

The Company is required by its 2002 Security Agreement to collateralize the full amount of its term loan and letters of credit outstanding by cash as additional security for the performance of its obligations under the agreement. The letters of credit expire at various dates through August 2008.

Allowances for Doubtful Accounts

Management makes judgments as to its ability to collect outstanding receivables and provide allowances for the portion of receivables when collection becomes doubtful. Provisions are made based upon a specific review of all significant outstanding invoices. The following is a roll forward of our allowance for doubtful accounts.

	Beginning of Period	Additional Charge to Expense	Deductions Writeoffs	Balance at end of Period
	(in thousands)
Year ended December 31, 2007	$246	$242	$(107)	$381

Year ended December 31, 2006	$119	$301	$(174)	$246

Year ended December 31, 2005	$144	$137	$(162)	$119

Foreign Currency Translation

The financial statements of the Company’s foreign subsidiaries are translated in accordance with Statement of Financial Accounting Standards (SFAS) No. 52, Foreign Currency Translation. The reporting currency for the Company is the U.S. dollar. The functional currency of the Company’s subsidiaries in the United Kingdom is the British pound. The functional currency of the Company’s subsidiaries in Israel is the New Israeli sheckel. The functional currency of the Company’s subsidiary in Turkey is the Turkish lira. Accordingly, all assets and liabilities of the Company’s subsidiaries are translated into U.S. dollars using the exchange rate in effect at each balance sheet date. Revenue and expense amounts are translated using an average rate of exchange during the period. Foreign currency translation adjustments are recorded as a component of other comprehensive income (loss) as a separate component of stockholders’ equity. Gains and losses arising from transactions denominated in foreign currency are primarily related to intercompany accounts that have been determined to be temporary in nature and cash and accounts receivable denominated in nonfunctional currency. The Company recorded a foreign currency loss of $35,000 for the year ended December 31, 2007 and foreign currency losses of $27,000 and $1.0 million for the years ended December 31, 2006 and 2005 respectively which are included in other income (expense) in the consolidated statements of operations.

GLASSHOUSE TECHNOLOGIES, INC.

Notes to Consolidated Financial Statements—(continued)

Initial Public Offering Costs

At December 31, 2007, the Company had approximately $3.0 million in initial public offering costs capitalized as part of other assets. The Company expects to fully realize the capitalized costs upon the completion of its anticipated public offering.

Goodwill

Goodwill represents the excess of the purchase price in a business combination over the fair value of net tangible and intangible assets acquired in a business combination. In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, the Company evaluates goodwill for impairment annually, as well as whenever events or changes in circumstances suggest that the carrying amount may not be recoverable from estimated discounted future cash flows.

When accounting for an acquisition with an earn-out or when additional consideration can be earned based on future performance, the Company does not initially record the additional consideration as part of purchase accounting. On a quarterly basis, it evaluates the probability of the attainment of the criteria required to earn the additional consideration. If it is determined that it is probable that a portion of the additional consideration will be earned, it records the estimated additional consideration and adjusts its purchase accounting.

Because the Company has one reporting segment under SFAS 142, it utilizes the entity-wide approach for assessing goodwill for impairment and compares the Company’s market value to its net book value to determine if impairment exists. The Company evaluated goodwill during the fourth quarter 2007. No impairment of goodwill resulted from this evaluation.

Intangible Assets

The Company accounts for intangible assets arising from business combinations pursuant to SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001, and that certain intangible assets acquired in a business combination be recognized as assets apart from goodwill. Under SFAS No. 142, purchased goodwill and intangible assets with indefinite lives are no longer amortized, but must be tested for impairment at least annually, or whenever events or changes in circumstances indicate the carrying value may not be recoverable. Intangible assets with finite lives continue to be amortized over their estimated useful lives. No impairment charges have been recorded as a result of this review.

Impairment or Disposal of Long-Lived Assets

SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, provides a single accounting model for long-lived assets. In accordance with this standard, the Company routinely performs an impairment review of its long-lived assets, including its property and equipment and intangible and other assets. No impairment charges have been recorded as a result of this review.

Concentration of Credit Risk and Significant Customers

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of money market funds and billed and unbilled accounts receivable. The Company

GLASSHOUSE TECHNOLOGIES, INC.

Notes to Consolidated Financial Statements—(continued)

maintains money market funds with one banking institution, which management believes to have a high credit standing. As of December 31, 2007, no single customer accounted for greater than 10% of accounts receivable. As of December 31, 2006, one customer balance, comprising services invoices, accounted for greater than 10% of accounts receivable. The Company had one customer who accounted for 10% and 14% of total revenue in 2007 and 2006, respectively. No one customer accounted for 10% of total revenue in 2005.

Revenues by Geographic areas are as follows:

	Year Ended December 31,
	2005	2006	2007
	(in thousands)
Consolidated Revenues:
United States	$20,920	$23,699	$31,279
United Kingdom	24,757	14,109	17,977
EMEA	—	—	12,012

Total revenues	$45,677	$37,808	$61,268

	Year Ended December 31,
	2005	2006	2007
Consolidated Revenues:
United States	45.8%	62.7%	51.1%
United Kingdom	54.2%	37.3%	29.3%
EMEA	—	—	19.6%

Total revenues	100.0%	100.0%	$100.0%

Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, which include cash equivalents, billed and unbilled accounts receivable, and accounts payable, approximate their fair values due to their short maturities. As discussed in Note 3, the Company issued warrants that can be converted into redeemable preferred stock and are measured and reported at fair value. Based on borrowing rates currently available to the Company for loans with similar terms, management believes that the carrying value of the loan payable approximates fair value.

Property and Equipment

Property and equipment are recorded at cost and depreciated over their estimated useful lives, ranging from 2 to 5 years, using the straight-line method. Leasehold improvements are amortized over the shorter of the estimated useful life of the asset or lease term. Upon retirement or sale, the cost of assets disposed of, and the related accumulated depreciation, are removed from the accounts, and any resulting gain or loss is credited or charged to income. Repairs and maintenance costs are expensed as incurred.

Comprehensive Loss

The Company reports comprehensive income (loss) in accordance with SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 requires the disclosure of comprehensive income (loss), which is comprised of net income (loss) and other comprehensive income (loss). The only item affecting

GLASSHOUSE TECHNOLOGIES, INC.

Notes to Consolidated Financial Statements—(continued)

comprehensive income (loss) is the foreign translation adjustment for the Company’s subsidiaries. For the years ended December 31, 2007, 2006 and 2005, the comprehensive loss was as follows:

	Year Ended December 31
	2005	2006	2007
	(in thousands)
Net loss	$(21,491)	$(9,649)	$(13,727)
Foreign currency translation (loss) gain	995	(189)	543

Comprehensive loss	$(20,496)	$(9,838)	$(13,184)

Revenue Recognition

The Company derives revenues from consulting services, managed service contracts, product sales and multi-element arrangements. Product sales consist of the resale of third party software and or hardware. The Company’s contracts have different terms based on the scope, deliverables and complexity of the engagement, the terms of which frequently require the Company to make judgments and estimates in recognizing revenues. The Company has different types of contracts, including fixed-price contracts and time-and-materials contracts. Amounts are considered to be earned once evidence of an arrangement has been obtained, services are delivered, fees are fixed or determinable and collectibility is reasonably assured.

Revenues are recognized from fixed-price contracts using the proportional performance method pursuant to the SEC’s Staff Accounting Bulletin No. 104 (“SAB 104”). Proportional performance accounting is based on an efforts expended method, based on hours incurred during the reporting period compared with the total estimated hours to be provided over the duration of the contract. This method is followed where reasonably dependable estimates of revenues and effort can be made. In cases where reasonably dependable estimates can not be made, the completed contract accounting is used for revenue recognition. As part of the Company’s revenue recognition process, it performs a monthly review of its fixed fee contracts whereby it evaluates the total hours of effort that are expected to be expended under each specific fixed fee project. Such reviews may result in increases or decreases to revenues and income and are reflected in the Consolidated Financial Statements in the periods in which they are first identified. Historically any changes to total hours of effort expected to be expanded under a fixed fee contract have not been significant and would not require a change in revenue recognized in prior periods had the change been known in those periods. Due to the nature of the fixed fee contracts that the Company enters into and its experience in executing similar contracts in the past, the Company believes that its estimates of total hours of effort expected to be expanded under a fixed fee contract are reliable and accurate. If estimates indicate that a contract loss will occur, a loss provision is recorded in the period in which the loss first becomes probable and reasonably estimable. Contract losses are determined to be the amount by which the estimated direct and indirect costs of the contract exceed the estimated total revenues that will be generated by the contract and are included in cost of services and classified in other accrued liabilities in the consolidated balance sheet.

Revenues from time-and-materials contracts are recognized as services are provided. The Company resells third party hardware and software maintenance contracts as part of arrangements where it sells third party hardware and software. Revenues generated from third party maintenance contracts are recognized ratably over the term of the agreement on a gross basis, pursuant to Emerging Issues Task Force Issue 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent (EITF 99-19) as the Company is the principal in the transaction. Revenues generated from the

GLASSHOUSE TECHNOLOGIES, INC.

Notes to Consolidated Financial Statements—(continued)

resale of hardware and software are recognized upon delivery to the customer assuming all provisions of SAB 104 have been met. Further, the Company recognizes product revenues sold on a standalone basis with no other element to the arrangement on a gross basis, pursuant to EITF 99-19 as the Company is the principal in the transaction.

Certain of the Company’s managed service agreements include specified service levels which if not achieved could result in penalties, including refunds for services provided for the period the service level was not met. The Company tracks and reviews service level commitments on a monthly basis for these customers and through this process would identify any service level not met before the related revenue is recognized. If during a period a service level is not met, the amount of the credit due to the customer will be accrued as a reduction of revenue in that period. The Company has not historically issued credits as we have met or exceeded contracted service level agreements.

The Company’s subsidiaries in Israel and Turkey also licenses third party software under perpetual license agreements as part of contracts with multiple elements which could include consulting services, managed services, third party hardware and related maintenance, or any combination of the aforementioned. Revenues are recognized for these contracts under the provisions of Statement of Position, or SOP, 97-2, Software Revenue Recognition, as amended by SOP 98-9, Modifications of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions. Under SOP 97-2 and SOP 98-9, revenues can be allocated between the elements based on each element’s relative fair value, provided that each element meets the criteria as a separate element under SOP 97-2. If the fair value of each element cannot be objectively determined by having vendor specific objective evidence of fair value, the total value of the arrangement is recognized ratably over the entire service period to the extent that all services were provided at the outset of the period. Under the Company’s multiple element arrangements where software products are sold in conjunction with managed service contracts, the fair value of each element has not been objectively determinable. Therefore, all revenues under these types of arrangements is recognized ratably over the related estimated service period to the extent that all services have begun to be provided at the outset of the period. The costs associated with professional service and maintenance are expensed as incurred. The Company incurs certain direct costs from third parties in conjunction with its multiple element arrangements. These costs include third party product costs and third party post contract support costs. In accordance with SAB 104 and FTB 90-1, the Company defers the direct third party costs associated with its multiple element arrangements and recognize the expense on a straight line basis over the service period of the arrangement. The Company reports the revenues from multiple element arrangements as a component of service revenue in its Consolidated Statements of Operations. Revenue from multiple element arrangements were $2.9 million, $0, and $0 for 2007, 2006 and 2005, respectively. At December 31, 2006 and 2007, the Company had $0 and $4.4 million, respectively, of deferred third party costs recorded on its consolidated balance sheet. The Company recorded $2.0 million as deferred third party costs within other current assets, with the remainder of $2.4 million in long term other assets.

Revenues recognized in excess of billings are recorded as unbilled revenue. Billings in excess of revenues recognized are recorded as deferred revenues until revenue recognition criteria are met. Client prepayments (even if nonrefundable) are deferred (i.e., classified as a liability) and recognized over future periods as services are delivered or performed.

The Company also incurs out-of-pocket expenses, which are generally reimbursed by the client. These reimbursements are classified as service revenues and cost of services in the Company’s

GLASSHOUSE TECHNOLOGIES, INC.

Notes to Consolidated Financial Statements—(continued)

consolidated statements of operations, and amounted to $1.6 million, $1.8 million and $1.2 million for the years ended December 31, 2007, 2006 and 2005, respectively.

Research and development costs

Research and development costs incurred at our Israel subsidiary are charged to the statement of operations as incurred. Statement of Financial Accounting Standard No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed” (“SFAS No. 86”), requires capitalization of certain software development costs, subsequent to the establishment of technological feasibility.

Based on the Company’s product development process, technological feasibility is established upon completion of a working model. Costs incurred by the Company between completion of the working models and the point at which the products are ready for general release, have been insignificant. Therefore, all research and development costs have been expensed.

Stock-Based Compensation

As of December 31, 2007, the Company had three stock-based compensation plans which are more fully described in Note 12. Through December 31, 2005, the Company accounted for its stock-based awards to employees using the intrinsic value method prescribed in Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Under the intrinsic value method, compensation expense was measured on the date of grant as the difference between the deemed fair value of the Company’s common stock and the stock option exercise price, multiplied by the number of stock options granted. Generally, the Company grants stock-based awards with exercise prices equal to the deemed fair value of its common stock; however, to the extent that the deemed fair value of the common stock exceeded the exercise price of stock-based awards granted to employees on the date of grant, the Company recognized the stock-based compensation expense over the vesting period of the award.

On January 1, 2006, the Company adopted SFAS No. 123(R), which is a revision of SFAS No. 123. SFAS No. 123(R) supersedes APB Opinion No. 25. SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the statement of operations based on their fair values. Pro forma disclosure is no longer an alternative.

SFAS No. 123(R) requires nonpublic companies that used the minimum value method in SFAS No. 123 for either recognition or pro forma disclosures to apply SFAS No.123(R) using the prospective-transition method. The Company will record stock-based compensation expense for the fair value of all awards granted or modified after January 1, 2006. However, the Company will continue to apply APB Opinion No. 25 to equity awards outstanding at January 1, 2006. Therefore, the Company will not present pro forma disclosures for periods prior to the adoption of SFAS No. 123(R), as the estimated fair value of the Company’s stock options granted through December 31, 2005 was determined using the minimum value method.

Effective with the adoption of SFAS No. 123(R), the Company has elected to use the Black-Scholes option pricing model to determine the fair value of stock options granted. In March 2005, the Securities and Exchange Commission issued Staff Accounting Bulletin (SAB) No. 107, Share-Based Payment, relating to SFAS No. 123(R). The Company has applied applicable provisions of SAB No. 107 in its adoption of SFAS No. 123(R). In accordance with SFAS No. 123(R), the Company recognizes the compensation cost of stock-based awards on a straight-line basis over the vesting

GLASSHOUSE TECHNOLOGIES, INC.

Notes to Consolidated Financial Statements—(continued)

period of the award. Stock-based compensation to employees for the twelve months ended December 31, 2007 and 2006 was $250,000 and $22,000 respectively (Note 12).

Income Taxes

The Company accounts for income taxes under the liability method. This method requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred taxes are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Valuation allowances are provided if, based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. This statement defines fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosure related to the use of fair value measures in financial statements. SFAS No. 157 does not expand the use of fair value measures in financial statements, but standardizes its definition and guidance in GAAP. The standard emphasizes that fair value is a market-based measurement and not an entity-specific measurement based on an exchange transaction in which the entity sells an asset or transfers a liability (exit price). SFAS No. 157 establishes a fair value hierarchy from observable market data as the highest level to fair value based on an entity’s own fair value assumptions as the lowest level. SFAS No. 157 is effective January 1, 2008; however, earlier application is encouraged. The Company is currently evaluating the impact that the adoption of Statement No. 157 will have on its consolidated financial statements.

In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, which allows an entity to elect to record financial assets and liabilities at fair value upon their initial recognition on a contract-by-contract basis. Subsequent changes in fair value would be recognized in earnings as the changes occur. Statement No. 159 also establishes additional disclosure requirements for these items stated at fair value. Statement No. 159 is effective for the Company on January 1, 2008, with early adoption permitted, provided that the Company also adopt Statement No. 157, Fair Value Measurements. The Company is currently evaluating the impact that the adoption of Statement No. 159 will have on its consolidated financial statements.

In December 2007, the FASB issued Statement No. 141(R), Business Combinations, (“Statement 141(R)”), a replacement of FASB Statement No. 141. Statement 141(R) is effective for fiscal years beginning on or after December 15, 2008 and applies to all business combinations. Statement 141(R) provides that, upon initially obtaining control, an acquirer shall recognize 100 percent of the fair values of acquired assets, including goodwill, and assumed liabilities, with only limited exceptions, even if the acquirer has not acquired 100 percent of its target. As a consequence, the current step acquisition model will be eliminated. Additionally, Statement 141(R) changes current practice, in part, as follows: (1) contingent consideration arrangements will be fair valued at the acquisition date and included on that basis in the purchase price consideration; (2) transaction costs will be expensed as incurred, rather than capitalized as part of the purchase price; (3) pre-acquisition contingencies, such as legal issues, will generally have to be accounted for in purchase accounting at fair value; (4) in order to

GLASSHOUSE TECHNOLOGIES, INC.

Notes to Consolidated Financial Statements—(continued)

accrue for a restructuring plan in purchase accounting, the requirements in FASB Statement No. 146, Accounting for Costs Associated with Exit or Disposal Activities, would have to be met at the acquisition date; and (5) In-process research and development charges will no longer be recorded. While there is no expected impact to the Company’s consolidated financial statements on the accounting for acquisitions completed prior to December 31, 2008, the adoption of Statement 141(R) on January 1, 2009 could materially change the accounting for business combinations consummated subsequent to that date.

2. Net Loss Per Share

Basic net loss per share is computed by dividing net loss, including the effect of preferred stock dividends and accretion, by the weighted average number of common shares outstanding for the period. Diluted net loss per share is computed using the weighted average number of common shares outstanding and, when dilutive, potential common shares from options and warrants using the outstanding options and warrants less potential incremental shares purchased under the Treasury Method, and from convertible securities using the if-converted method. The calculation of dilutive weighted average shares outstanding is as follows:

	Year ended December 31,
	2005	2006	2007
	(in thousands)
Basic weighted average shares outstanding	5,170	5,955	10,428
Dilutive effect of:
Series A Redeemable Convertible Preferred Stock	3,360	3,360	3,360
Series B Redeemable Convertible Preferred Stock	10,393	10,393	10,561
Series C Redeemable Convertible Preferred Stock	8,365	8,365	8,365
Series D Redeemable Convertible Preferred Stock	8,643	11,836	15,063
Series E Redeemable Convertible Preferred Stock	—	—	2,526

Series 1 Convertible Preferred Stock	3,081	4,404	4,435

Outstanding options and warrants less potential incremental shares purchased under the Treasury Method	654	1,853	5,942

Dilutive weighted average shares outstanding	39,666	46,166	60,680

Because the Company reported a net loss for the years ended December 31, 2005, 2006 and 2007, all potential common shares have been excluded from the computation of dilutive net loss per share because the effect would have been antidilutive.

3. Warrant Liability

On June 29, 2005, the FASB issued Staff Position 150-5, Issuer’s Accounting under FASB Statement No. 150 for Freestanding Warrants and Other Similar Instruments on Shares That Are Redeemable (FSP 150-5). FSP 150-5 affirms that warrants of this type are subject to the requirements in SFAS No. 150, regardless of the redemption price or the timing of the redemption feature. Therefore, under SFAS No. 150, the freestanding warrants to purchase the Company’s redeemable convertible preferred stock are liabilities that must be recorded at fair value.

GLASSHOUSE TECHNOLOGIES, INC.

Notes to Consolidated Financial Statements—(continued)

The Company adopted FSP 150-5 as of January 1, 2006, and recorded income of $558,000 for the cumulative effect of the change in accounting principle to reflect the estimated fair value of these warrants as of that date.

These warrants are subject to revaluation at each balance sheet date, and any change in fair value will be recorded as a component of other income (expense), net, until the earlier of their exercise or expiration or the completion of a liquidation event, including the completion of an initial public offering, at which time the preferred stock warrant liability will be reclassified to stockholders’ deficit. For the year ended December 31, 2007 and 2006, the Company recorded an expense of $2.1 million and additional income of $455,000, respectively, to reflect the change in fair value of the warrant liability.

4. Prepaid Expenses and Other Current Assets and Other Assets

Prepaid expenses and other current assets consist of the following:

	December 31,
	2006	2007
	(in thousands)
Deferred cost of revenue (Note 1)	$—	$1,990
Prepaid maintenance contracts	46	143
Prepaid sales and VAT taxes	16	479
Inventory(1)	36	1,536
Prepaid rent	149	240
Other	433	355

	$680	$4,743

(1)	Inventory consists of third party equipment either on hand or in transit to customers. Inventory is held at cost.

As of December 31, 2007, other assets consist of: (in thousands)

Initial public offering costs (Note 1)	$3,038
Prepaid severance pay (Note 16)	1,692
Lease Security Deposits	202
Other	105

$5,037

The components of other assets at December 31, 2006 were not material.

5. Property and Equipment

	Estimated Useful Life (In Years)	December 31,
		2006	2007
		(in thousands)
Computer equipment	2 – 5	$2,233	$2,648
Office equipment	5	81	233
Software	2	282	372
Lease improvements	3	73	118
Furniture and fixtures	5	567	616

		3,236	3,987
Less accumulated depreciation		(2,440)	(3,137)

		$796	$850

GLASSHOUSE TECHNOLOGIES, INC.

Notes to Consolidated Financial Statements—(continued)

Depreciation expense for the years ended December 31, 2007, 2006 and 2005 was $698,000, $728,000 and $984,000, respectively.

6. Acquisitions

Source Enterprise Consulting Limited and Sagitta Performance Systems Limited

In July 2004, the Company entered into a share purchase agreement to acquire all of the outstanding capital stock of Source Enterprise Consulting Limited (Source) and Sagitta Performance Systems Limited (Sagitta), which are both storage services companies based in the United Kingdom. GlassHouse acquired Source and Sagitta by issuing 4,307,714 shares of its Series 1 preferred stock, representing approximately $370,000 in aggregate value, plus cash consideration of $700,000. Following the closing, and for a period of 24 months, the Company was required to make quarterly earn-out payments to the shareholders, up to the maximum of $6.0 million, subject to the achievement of certain financial metrics. When and if made, such earn-out payments were recorded as additional purchase price. As of December 31, 2007 no additional payments have been made.

The acquisition was accounted for as a purchase and, accordingly, the purchase price was allocated to the tangible and intangible assets acquired and liabilities assumed based on their respective fair values, including the identifiable intangible asset of customer relationships, which was valued based on the forecasted excess revenues from these customers over the estimated period of the customer relationships. The intangible asset is being amortized on a straight-line basis over a period of three years, based on the estimated life of the customer relationships. Amortization expense for the years ended December 31, 2007, 2006 and 2005 was $472,000, $809,000 and $809,000, respectively.

A summary of the purchase price allocation is as follows (in thousands):

Accounts receivable	$6,145
Inventory	641
Fixed assets	873
Other assets	569
Intangible asset—customer relationships	2,428

Total assets acquired	10,656

Accrued expenses and other current liabilities	8,763
Deferred revenue	647

Total liabilities assumed	9,410

Total purchase price	$1,246

The Storage Group, Inc.

In August 2004, the Company acquired certain assets and liabilities of The Storage Group, Inc. (Storage Group) for approximately $46,000 in cash. The acquisition was accounted for as a purchase and, accordingly, the purchase price was allocated to the tangible and intangible assets acquired and liabilities assumed based on their respective fair values, including the identifiable intangible asset of customer relationships, which was valued based on the forecasted excess revenues from these customers over the estimated period of the customer relationships. The intangible asset was amortized

GLASSHOUSE TECHNOLOGIES, INC.

Notes to Consolidated Financial Statements—(continued)

on a straight-line basis over a period of one year, based on the estimated life of the customer relationships. Amortization expense for the year ended December 31, 2005 and 2004 was $80,000 and $57,000 and the asset was fully amortized at December 31, 2005. During the year ended December 31, 2006, final earn-out payments of $50,000 were made related to the acquisition which were expensed when paid.

A summary of the purchase price allocation is as follows (in thousands):

Fixed and other assets	$2
Intangible asset—customer relationships	228

Total assets acquired	230

Accrued expenses and other current liabilities	134

Total liabilities assumed	134

Total purchase price	$96

PowerPM, Inc.

In February 2005, the Company acquired certain assets of PowerPM, Inc. (PowerPM) for a total of $916,000. An initial cash payment of approximately $200,000 was made at the time of the acquisition. Following the close, and for a period of 12 months, the Company was required to make quarterly earn-out payments, up to a maximum of $700,000, subject to the achievement by PowerPM of certain financial metrics. The Company paid total earn-out amounts of $700,000. Such earn-out payments were recorded as additional purchase price. The acquisition was accounted for as a purchase and, accordingly, the entire purchase price was allocated to the identifiable intangible asset of customer relationships, which was valued based on the forecasted excess revenues from these customers over the estimated period of the customer relationships. The intangible asset is being amortized on a straight-line basis over a period of three years, based on the estimated life of the customer relationships. Amortization expense for the years ended December 31, 2007, and 2006 was $305,000 and $305,000, respectively.

2007 Acquisitions

On March 22, 2007, the Company acquired all of the outstanding capital stock of MBI Advanced Computer Systems Ltd., Integrity Systems Ltd. and MBI Veri Koruma Sistemleri Ticaret Limited Sirketi (the Israeli Group), which provides expertise in data protection of storage, servers, and database environments. The Israeli Group operate in Israel and Turkey. The Company acquired the Israeli Group for total consideration of approximately $11.0 million, primarily consisting of 2,446,746 shares of common stock valued at approximately $1.8 million, $8.7 million in cash and transaction costs of approximately $512,000. In addition to the net tangible assets, the consideration paid for the Israeli Group was for additional managed services capabilities and database expertise. In addition, the Israeli Group expanded our geographical reach into Southern and Eastern Europe and the Middle East. The purchase price exceeded the net tangible assets and gave rise to $2.9 million in goodwill. The Company recorded, based on a purchase price allocation intangible assets representing developed product technology, customer relationships and tradename portfolios and the excess of purchase price over the estimated net tangible assets and intangible assets was recorded as goodwill. The intangible assets are being amortized on a straight-line basis over four to eight years based on the estimated life of the assets. Amortization expense for the year ended December 31, 2007 was $1.1 million. The acquisition was financed by additional borrowings of $10.0 million. See (Note 9) under the 2004 Loan Agreement.

GLASSHOUSE TECHNOLOGIES, INC.

Notes to Consolidated Financial Statements—(continued)

On July 2, 2007, the Company acquired certain assets of Rapid Application Deployment, Inc (RapidApp), which provides consulting support in the design and deployment of server virtualization and virtual infrastructure projects. The Company acquired RapidApp for total consideration of approximately $10.6 million consisting primarily of 2,344,300 shares of common stock valued at $4.5 million, $6.0 million in cash and transaction costs of approximately $50,000. Within 45 days after June 30, 2008, the Company may be required to pay up to $2.1 million in cash based on the achievement of an additional revenue targets by the RapidApp business for the 12-month period following the acquisition. In addition to the net tangible assets, the consideration paid for RapidApp was for its consulting capabilities in server. These capabilities allowed the Company to immediately offer a new business service without having to develop organically. The purchase exceeded the net tangible assets and gave rise to a $6.8 million in goodwill. The Company recorded, based on a preliminary purchase price allocation, intangible assets representing customer relationships and tradename portfolios and the excess of purchase price over the estimated net tangible assets and intangible assets was recorded as goodwill. The intangible assets of RapidApp are being amortized on a straight-line basis over five years based on the estimated life of the assets. Amortization expense for the year ended December 31, 2007 was $368,000.

The acquisition was financed through the issuance of 1,562,869 shares of Series E preferred stock at $2.5594 per share.

On October 1, 2007, the Company acquired all of the outstanding capital stock of DCMI Limited, a U.K.-based provider of data center consolidation software. The total purchase price was approximately $8.7 million. The purchase price consists of $4.1 million in cash and 2,148,942 shares of common stock of the Company valued at $4.4 million, and $210,000 in transaction costs as of October 14, 2007. The Company may be required to pay up to an additional $3.5 million in cost based on DCMI’s achievement of certain revenue targets for the twelve-month period following the acquisitions. In addition to the net tangible assets, the consideration paid for DCMI was for intellectual property that allowed the Company to expand its the data center consolidation and migration services. The purchase exceeded the net tangible assets and gave rise to a $4.3 million in goodwill.

All of the Company’s 2007 acquisitions were accounted for as purchases and, accordingly, the purchase price was allocated to the tangible and intangible assets acquired and liabilities assumed based on their respective fair values, including the identified intangible asset of customer relationships, developed product technology and trade mark/trade name portfolio.

GLASSHOUSE TECHNOLOGIES, INC.

Notes to Consolidated Financial Statements—(continued)

A summary of the purchase price allocations for 2007 acquisitions is as follows (in thousands):

	Integrity	MBI - Israel	MBI - Turkey	Rapid App	DCMI	Total
Cash and cash equivalents	$23	$316	$353	$—	$—	$692
Accounts receivable, net of allowance	1,617	3,592	317	—	—	5,526
Unbilled revenue	556	283	—	—	—	839
Inventory	—	214	—	—	—	214
Prepaid expenses and other current assets	331	947	56	36	—	1,370
Property and equipment, net	104	149	12	65	—	330
Other assets	849	819	81	—	—	1,749
Accounts payable	(313)	(3,314)	(335)	—	—	(3,962)
Accrued expenses and other current liabilities	(954)	(861)	(115)	(14)	—	(1,944)
Deferred revenue	(111)	(1,600)	(500)	—	—	(2,211)
Deferred tax liability	(545)	(760)	(81)	—	—	(1,386)
Debt	(709)	—	—	—	—	(709)
Other long term liabilities	(843)	(1,011)	(96)	—	—	(1,950)

Net tangible assets acquired	5	(1,226)	(308)	88	—	(1,442)
Excess of purchase price over net tangible assets acquired	2,564	9,308	654	10,503	8,669	31,698
Identified intangible assets:
Developed Product Technology	196	—	—	—	2,013	2,209
Trademark / Tradename Portfolio	—	—	—	523	—	523
Customer relationships	1,792	7,187	408	3,155	2,350	14,892

Total fair value of identified intangibles	1,988	7,187	408	3,678	4,363	17,624

Goodwill	$576	$2,121	$246	$6,825	$4,306	$14,074

The results of operations of the 2007 acquired companies have been included in the Company’s consolidated results from the acquisition dates. Had the Company acquired the 2007 acquisitions on January 1, 2006 and 2007, the Company’s pro forma results would have been as follows:

	Year Ended December 31,
	2006	2007
	(in thousands, except per share data)
Revenues	$60,795	$72,651
Net Loss	(15,781)	(20,799)
Net loss per share to common stockholders	$(1.51)	$(1.40)

GLASSHOUSE TECHNOLOGIES, INC.

Notes to Consolidated Financial Statements—(continued)

7. Goodwill and Other Intangible Assets

Intangible assets are being amortized on a straight-line basis. As of December 31, 2007, the total weighted-average amortization period for the intangible assets is 6 years. At December 31, 2007 and 2006, the Company had the following intangible assets:

	Estimated Useful Life (Years)	December 31,
		2006	2007
		(in thousands)
Customer relationship	5-8	$4,140	$19,866
Trademark / Tradename Portfolio	5	—	523
Developed Product Technology	4-7	—	2,178

		$4,140	$22,567
Less accumulated amortization		(3,324)	(5,799)

		$816	$16,768

Amortization expense for the years ended December 31, 2007, 2006 and 2005 was $2.3 million, $1.2 million and $1.4 million respectively.

The unamortized balance of intangible assets at December 31, 2007 is expected to be amortized into expense as follows (assuming December 31, 2007 foreign exchange rates):

For the year ending December 31,

(in thousands)
2008	$2,882
2009	2,844
2010	2,844
2011	2,808
2012	2,366
thereafter	3,024

$16,768

A rollforward of goodwill is as follows:

Balance at December 31, 2006	$—
Goodwill resulting from acquisition of MBI—Israel	2,121
Goodwill resulting from acquisition of MBI—Turkey	246
Goodwill resulting from acquisition of Integrity	576
Goodwill resulting from acquisition of Rapid App	6,825
Goodwill resulting from acquisition of DCMI	4,306

Balance at December 31, 2006	$14,074

GLASSHOUSE TECHNOLOGIES, INC.

Notes to Consolidated Financial Statements—(continued)

8. Accrued Expenses and Other Long-Term Liabilities

Accrued expenses consist of the following:

	December 31,
	2006	2007
Vacation	$302	$459
Bonus	829	740
Payroll & related	451	2,392
Commissions	878	833
Accrued interest	683	1,308
VAT (UK)	—	717
IPO costs	—	1,234
Lease Termination Charge(1)	—	889
Professional services	113	418
Accrued inventory purchases	—	1,153
Other	878	1,386

	$4,134	$11,529

(1)	The lease termination charge represents the early termination charge the Company incurred upon its exiting of its leased UK headquarter facility before the full term of the lease.

At December 31, 2007, Other Long-Term Liabilities consist of the following: (in thousands)

Accrued severance pay (Note 16)	$2,127

At December 31, 2006, there were no other long-term liabilities.

9. Notes Payable and Capital Lease Obligations

Equipment Line of Credit

In December 2002, the Company entered into a Loan and Security agreement (the 2002 Loan Agreement) with a bank. The 2002 Loan Agreement allows for borrowings up to $1 million to finance expenditures for various equipment, furniture and fixtures. Borrowings under the 2002 Loan Agreement are collateralized by restricted cash and bear interest on the outstanding daily balance at the most recently announced prime rate plus 0.5%. Loans were repayable in equal monthly installments of principal plus interest beginning in the month following each advance, and continuing for 36 months until paid in full. The Company incurred no borrowings in 2007, 2006 and 2005 under the 2002 Loan Agreement.

The Company borrowed $409,000 in 2004. At December 31, 2007, there were no amounts outstanding under the 2002 Loan Agreement.

The 2002 Loan Agreement required the Company to maintain certain financial and nonfinancial covenants. The Company received a permanent waiver in December 2004 regarding certain financial and nonfinancial covenant violations, pursuant to the terms of the 2002 Loan Agreement.

In connection with entering into the 2002 Loan Agreement, the Company issued warrants to the lender to purchase 34,615 shares of the Company’s Series B preferred stock (Series B preferred

GLASSHOUSE TECHNOLOGIES, INC.

Notes to Consolidated Financial Statements—(continued)

stock) at an exercise price of $0.6524 per share, subject to certain antidilution adjustments. The purchase rights represented by the warrants are exercisable immediately and have a term of seven years. The warrants have been valued at $12,000 using an option valuation model, assuming a weighted-average risk free rate of return of 4.8%, an expected life of seven years, 75% volatility, and no dividends. The Company recorded the fair value of the warrants as additional interest expense in 2002.

The Company’s Israeli subsidiary has overdraft and credit lines from Bank Leumi and Israel Discount Bank in the amounts of 8.5 million new Israeli shekels ($2.2 million at December 31, 2007) and 1.9 million new Israeli shekels ($500,000 at December 31, 2007) respectively. The interest rate is equal to the nominal rate of the Bank of Israel plus 1.5% (“Rate”). During 2007 the Rate ranged from 5.0% to 5.75%. The Rate as of December 31, 2007 was 5.75%. The interest rate paid by the Company’s Israeli subsidiary on the overdraft and on call loans during 2007 ranged from Rate to Rate plus 3.75%. As of December 31, 2007, there was $2.1 million outstanding under the lines which are included in current portion of long term debt. The credit lines are secured by all the Israeli subsidiary’s assets. The lines have certain covenants, as defined, including minimum tangible shareholder’s equity ratios and working capital ratios for the Israeli subsidiary. As of December 31, 2007, the Company’s Israeli subsidiary was not in compliance with these covenants. The Company’s Israeli subsidiary has until May 31, 2008 to either comply or renegotiate the covenants or pay off the outstanding amount due. The Company has sufficient cash on hand subsequent to December 31, 2007 to repay and operate without these credit lines and overdraft facility. The overdraft and credit lines do not contain penalties other than immediate repayment of amounts due if the Company’s Israeli subsidiary does not comply or renegotiate the covenants by May 31, 2008. The non-compliance of the covenants triggered cross defaults on the Company’s Lighthouse Capital Partners and LRG Loan Group debt. The Company received a waiver for the cross defaults from both Lighthouse Capital Partners and LRG Loan Group through January 1, 2009.

Loan Agreement

In June 2004, the Company entered into a Loan and Security agreement (the 2004 Loan Agreement) with a lender. Under the 2004 Loan Agreement, the Company was allowed to borrow up to $6.0 million before June 2005. The 2004 Loan Agreement is secured by substantially all assets of the Company. Borrowings under the 2004 Loan Agreement bore interest at a fixed rate of 7.00% per annum and required interest only payments until June 30, 2005, followed by 36 consecutive monthly payments of principal and interest, payable monthly in advance. Interest during the repayment period is 7.5%. In addition, there will be a final non-principal balloon payment of $450,000 due at loan maturity. At December 31, 2007, there was $1.6 million payable under the 2004 Loan Agreement, which includes $17,000 of interest and $450,000 for the non-principal balloon payment. The final non-principal balloon payment is being amortized as interest expense through its maturity date of June 2008. For the years ended December 31, 2007, 2006 and 2005, the Company amortized $119,000, $119,000 and $118,000, respectively. The unamortized portion of the final payment of $59,000 is included in the current portion of loans payable.

In July 2006, the Company amended the 2004 Loan Agreement (Amendment No. 2) to allow for an additional $3.0 million in borrowings before December 31, 2006. Borrowings under Amendment No. 2 bear interest at a fixed rate of 7.00% per annum and required interest only payments until October 31, 2007, followed by 36 consecutive monthly payments of principal and interest, payable monthly in advance. The interest rate during the repayment period is equal to the prime rate at the beginning of the repayment period plus 1.75% (10.0% at September 30, 2007). In addition, there will be a final non-principal balloon payment of $233,000, due at loan maturity. At December 31, 2007

GLASSHOUSE TECHNOLOGIES, INC.

Notes to Consolidated Financial Statements—(continued)

there was $3.1 million payable under Amendment No. 2, which includes $258,000 of interest and $233,000 of the non-principal balloon payment. The final non-principal balloon payment is being amortized as interest expense through its maturity date of October 2010, of which the Company amortized $70,000 and $26,000 during the year ended December 31, 2007 and 2006, respectively. The unamortized portion of the final payment of $70,000 and $70,000 is included in the current and long-term portion of loans payable, respectively.

In March 2007, the Company amended the 2004 Loan Agreement (Amendment No. 3) to allow for an additional $10.0 million in borrowings before August 31, 2007. Borrowings under Amendment No. 3 bear interest at a fixed rate of 10.00% per annum and required interest only payments until August 1, 2007 with 36 consecutive monthly payments of principal and interest, payable monthly in advance beginning September 1, 2007. In addition, there will be a final non-principal balloon payment of $625,000 due at loan maturity. At December 31, 2007, there was $10.9 million payable under Amendment No. 3, which includes $1.2 million of interest and $625,000 of final payment. The final non-principal balloon payment is being amortized as interest expense through its maturity date of October 2010, of which the Company amortized $137,000 in 2007. The unamortized portion of the final payment of $183,000 and $305,000 is included in the current and long-term portions of loans payable at December 31, 2007, respectively.

The 2004 Loan Agreement, as amended, does not require the Company to meet financial ratios, but does have certain affirmative covenants (good standing, maintenance of collateral, etc.) and certain negative covenants (payments of dividends, restructuring, prohibited transactions, etc.).

In August, 2007, the Company entered into a loan agreement with a syndicate of new lenders. Under the agreement, the Company may borrow up to a maximum of $14.0 million in three separate loans totaling $6.0 million and two loans of $4.0 million each. The first and second $4.0 million borrowings expired without being drawn upon by the Company as of December 31, 2007 and March 31, 2008, respectively. Borrowings bear interest at 9.75% per annum, which is accrued for the lesser of a period of one year or until the next equity financing event. The note calls for principal and interest payments to commence on the first anniversary of the note. The payments are scheduled as if it were a 36 month repayment period. On the third anniversary of the note, all unpaid principal and interest is due and payable. The notes issued pursuant to the loan agreement are convertible into our common stock at the option of the lender upon the earlier of (i) the consummation of our next equity financing, (ii) the date that is 15 months after the date of the respective note or (iii) the maturity date of the respective note. There are no specific financial covenants related to the loan agreement. At December 31, 2007, there was $7.5 million due under the new loan, which includes $1,500,000 of capitalized interest. The Company noted that the conversion feature of this loan agreement does not give rise to an initial beneficial conversion feature under Emerging Issues Task Force (EITF) 98-5, Accounting for Convertible Securities with Beneficial Conversion features or Contingency Adjusted Conversion Ratios or EITF 00-27, Application of Issue No. 98-05 to Certain Convertible Instruments as the discounted conversion rate is contingent upon a future financing, that is not certain. If the Company were to have a future financing, the value of the beneficial conversion feature would be recognized as additional interest expense.

In connection with entering into the 2004 Loan Agreement, the Company issued warrants to the lender to purchase 352,940 shares of the Company’s Series C preferred stock at an exercise price of $0.85 per share, subject to certain antidilution adjustments. The purchase rights represented by the warrants are exercisable immediately and have a term of seven years. The warrants have been valued at $209,000 using an option valuation model, assuming a weighted-average risk free rate of return of

GLASSHOUSE TECHNOLOGIES, INC.

Notes to Consolidated Financial Statements—(continued)

3.9%, an expected life of seven years, 75% volatility and no dividends. The Company recorded the fair value of the warrants as an original issue discount on the debt, which is being amortized as interest expense through the loan maturity date of June 2008. The Company amortized $52,000 in the years ended December 31, 2007, 2006 and 2005. The unamortized portion of the original issue discount of $26,000 is included in the current portion of loans payable.

In connection with entering into Amendment No. 2, the Company issued warrants to the lender to purchase 61,683 shares of the Company’s Series D preferred stock at an exercise price of $2.4318 per share, subject to certain antidilution adjustments. The purchase rights represented by the warrants are exercisable immediately and have a term of seven years. The warrants have been valued at $104,000 using an option valuation model, assuming a weighted-average risk free rate of return of 3.826%, an expected life of seven years, 75% volatility and no dividends. The Company recorded the fair value of the warrants as an original issue discount on the debt, which is being amortized as interest expense through the loan maturity date of July 2013. The Company amortized $35,000 and $12,000 in the years ended December 31, 2007 and 2006 respectively. The unamortized portion of the original issue discount of $35,000 and $23,000 is included in the current and long-term portions of loans payable at December 31, 2007 and 2006, respectively.

In connection with entering into Amendment No. 3, the Company issued warrants to the lender to purchase 261,124 shares of the Company’s Series D preferred stock at an exercise price of $2.4318 per share, subject to certain antidilution adjustments. The purchase rights represented by the warrants are exercisable immediately and have a term of seven years. The warrants were valued at $500,000 using an option valuation model, assuming a weighted-average risk free rate of return of 4.9%, an expected life of seven years, 50% volatility and no dividends. The Company recorded the fair value of the warrants as an original issue discount on the debt, which is being amortized as interest expense through the loan maturity date of August 2010. The Company amortized $110,000 in 2007. As of December 31, 2007 the unamortized portion of the original issue discount of $146,000 and $244,000 is included in the current and long-term portion of loans payable, respectively.

In connection with the new loan agreement in August 2007, the Company issued warrants to the lender to purchase common stock at an exercise price of $2.5594. The number of shares available to purchase under the warrant will be determined by dividing 450,000 by the purchase price equal to 80% of the per share price of the next equity financing event as defined in the agreement. In the event an equity financing event does not take place within 15 months of the agreement, the purchase price will be $2.5594 per share and the number of shares issuable under the warrant will be 527,466 shares. The warrant expires six years from the date of issuance. The warrants were valued at $482,000 using an option valuation model, assuming a weighted-average risk free rate of return of 4.25%, an expected life of six years, 45% volatility, and no dividends. The Company recorded the fair value of the warrants as an original issue discount on the debt assuming 527,466 shares will be issuable, which is being amortized as interest expense through the loan maturity date of July 2011. The Company amortized $41,000 in 2007. As of December 31, 2007 the unamortized portion of the original issue discount of $165,000 and $276,000 is included in the current and long-term portions of loans payable, respectively.

Also in connection with the new loan agreement, the Company incurred cost associated with the issuance of the debt of $210,000. The Company recorded the cost of debt as original issue discount on the debt, which is being amortized as interest expense through the loan maturity date of July 2011. The Company amortize $22,000 in 2007. As of December 31, 2007 the unamortized portion of the original issue discount of $73,000 and $115,000 is included in the current and long-term portions of loans payable, respectively.

GLASSHOUSE TECHNOLOGIES, INC.

Notes to Consolidated Financial Statements—(continued)

Amounts outstanding at December 31, 2007 under all the loan agreements including final payments are due as follows:

(in thousands)
2008	$9,021
2009	7,020
2010	7,355
2011	—

23,396
Less: Amount representing interest and unamortized original issue discount	(4,091)
Less: Current portion of loan payable	(7,471)

Loan payable, long-term	$11,834

Capital Lease

During 2005, the Company financed certain computer equipment under capital lease agreements in the amount of approximately $212,000. The remaining principal balance due under the leases of approximately $29,000, $84,000 and $129,000 is included in accrued expenses at December 31, 2007, 2006 and 2005, respectively. The agreements bear interest ranging from 11.3% to 12.2% per annum, with payments due quarterly in advance through April 2008, including termination payments. Future minimum lease payments, including interest under the agreements as of December 31, 2007, are approximately $31,000 including $2,000 of interest and will be paid in 2008.

The equipment purchased under the capital lease is included in the accompanying consolidated financial statements at December 31, 2007 and 2006 as follows:

	December 31
	2006	2007
	(in thousands)
Computer equipment	$212	$212
Less accumulated depreciation	(132)	(209)

Net book value	$80	$3

10. Redeemable Convertible Preferred Stock

The Series A preferred stock, Series B preferred stock, Series C preferred stock, Series D preferred stock and Series E preferred stock have the following characteristics:

Voting

The holders of the preferred stock are entitled to vote, together with the holders of common stock, on all matters submitted to stockholders for a vote. Each preferred stockholder is entitled to the number of votes equal to the number of shares of common stock into which each preferred share is convertible at the time of such vote.

Dividends

The holders of the Series A, Series B, Series C, Series D and Series E preferred stock are entitled to receive, when and as declared by the Board of Directors and out of funds legally available,

GLASSHOUSE TECHNOLOGIES, INC.

Notes to Consolidated Financial Statements—(continued)

cumulative dividends at the rate of $0.036, $0.052, $0.051, $0.146 and $0.154 per share per annum (subject to adjustment based on subsequent stock dividends, stock splits, or recapitalization), payable in preference and priority to the payment of any dividends on common stock. No dividends or other distributions will be made with respect to the common stock or Series 1 preferred stock until all declared dividends on the Series A, Series B, Series C, Series D, and Series E preferred stock have been paid. Cumulative unpaid dividends of $783,000, $3.0 million, $1.8 million, $5.2 million and $389,000, respectively, are included in the carrying value of the Series A, Series B, Series C, Series D and Series E preferred stock, respectively at December 31, 2007.

Liquidation Preference

In the event of any liquidation, dissolution, or winding up of the affairs of the Company, the holders of the then-outstanding Series A, Series B, Series C, Series D and Series E preferred stock are entitled to receive an amount equal to the sum of $0.4464, $0.6524, $0.85, $2.4318 and $2.5594 per share, respectively (subject to adjustment based on subsequent stock dividends, stock splits, or recapitalization), of Series A, Series B, Series C, Series D and Series E preferred stock, plus any accumulated but unpaid dividends, payable in preference and priority to any payments made to the holders of the then-outstanding common stock and Series 1 stock. After the payment of such liquidation amounts, the Series A, Series B, Series C, Series D and Series E preferred stockholders, together with the common and Series 1 shareholders, are entitled to receive a pro rata distribution of the remaining assets of the Company on an as-converted basis up to a maximum of two times the initial liquidation amount.

Conversion

Each share of Series A, Series B, Series C, Series D, and Series E preferred stock is convertible, at the option of the holder, into a number of shares of common stock as determined by dividing the respective preferred stock issuance price by the conversion price in effect at the time. The conversion price at December 31, 2007, of Series A, Series B, Series C, Series D and Series E preferred stock is $0.4464, $0.6524, $0.85, $2.4318, and $2.5594, respectively, subject to certain anti-dilution provisions. Conversion is automatic immediately upon the closing of a firm commitment underwritten public offering in which the public offering price equals or exceeds $4.8636 per share (subject to adjustment based on subsequent stock dividends, stock splits, or recapitalization), and the aggregate net proceeds raised exceed $35.0 million.

Redemption

Commencing any time after December 31, 2010, and at the election of the holders of two-thirds of the then-outstanding preferred shares, the Company may be required, by written request, to redeem the preferred stock. The redemption price shall be the greater of the applicable senior convertible liquidation amount or the going concern value, which is the fair value determined by the Company’s Board of Directors and holders of Series A, Series B, Series C, Series D and Series E preferred stock electing to redeem shares, assuming conversion of all preferred stock and vested options and warrants. If the Company does not have sufficient funds legally available to redeem all shares of Series A, Series B, Series C, Series D and Series E preferred stock to be redeemed at the redemption date, then the Company will redeem such shares ratably to the extent possible, and will redeem the remaining shares as soon as sufficient funds are legally available.

GLASSHOUSE TECHNOLOGIES, INC.

Notes to Consolidated Financial Statements—(continued)

11. Stockholders’ Equity

Series 1 Preferred Stock

The Series 1 preferred stock has the following characteristics:

Voting

The holders of the Series 1 preferred stock are entitled to vote, together with the holders of common stock, on all matters submitted to stockholders for a vote. Each share of Series 1 preferred stock is entitled to the number of votes equal to the number of shares of common stock into which each preferred share of Series 1 stock is convertible at the time of such vote.

Dividends

The holders of the Series 1 preferred stock are entitled to receive, when and as declared by the Board of Directors and out of funds legally available, any dividends declared on the common stock.

Liquidation Preference

In the event of any liquidation, dissolution, or winding up of the affairs of the Company, the holders of the then-outstanding Series 1 preferred stock are entitled to receive a pro rata distribution of the remaining assets of the Company after payment of all liquidation preferences and unpaid dividends on Series A, Series B, Series C, Series D and Series E preferred stock.

Conversion

Each share of Series 1 preferred stock is convertible, at the option of the holder, into a number of shares of common stock as determined by dividing the Series 1 preferred stock issuance price by the conversion price in effect at the time. The conversion price at December 31, 2007 of Series 1 preferred stock is $1.9199, subject to certain anti-dilution provisions. Conversion is automatic immediately upon the closing of a firm commitment underwritten public offering in which the public offering price equals or exceeds $4.8636 per share (subject to adjustment based on subsequent stock dividends, stock splits, or recapitalization), and the aggregate net proceeds raised exceed $35 million.

Redemption

The Series 1 stock has no redemption provisions.

Common Stock

Each share of common stock is entitled to one vote. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors, subject to the prior rights of holders of all classes of stock outstanding.

At December 31, 2007, 2006 and 2005, the Company had 61,217,314, 51,263,690 and 47,608,931 shares, respectively, of its common stock reserved for issuance upon conversion of the redeemable convertible preferred stock (including shares issuable upon the exercise of outstanding warrants to purchase common stock, Series B, Series C, Series D, and Series E preferred stock), and the exercise of all common stock options outstanding, common stock options available for future grant, Series 1 convertible preferred stock and options to purchase Series 1 convertible preferred stock.

GLASSHOUSE TECHNOLOGIES, INC.

Notes to Consolidated Financial Statements—(continued)

At the Board of Directors meeting held on September 21, 2007, the Board approved the officers of the Company to undertake an initial public offering (IPO) and file a Registration Statement on Form S-1 with the Securities and Exchange Commission for the purposes of raising proceeds of up to $100 million, including a maximum of 15% of the number of shares offered in the IPO for the over-allotment of shares to the underwriters of the offering.

12. Stock-Based Compensation

Stock Options

2001 Amended and Restated Stock Option and Grant Plan

During 2001, the Company adopted the 2001 Amended and Restated Stock Option Plan (the 2001 Plan). The 2001 Plan is administered by the Company’s Board of Directors and allows for the granting of awards in the form of incentive stock options to employees and nonqualified options to officers, employees, consultants, directors and advisors. Incentive stock options may be granted to any employee at an exercise price per share of not less than the fair value per common share on the date of grant (not less than 110% of fair value in the case of holders of more than 10% of the Company’s voting stock). Nonqualified stock options may be granted to any employee or nonemployee. Options granted to employees generally vest at a rate of 25% on the first anniversary of the date of grant and in equal quarterly installments thereafter over the next three years and generally expire ten years from the date of grant or immediately upon the date of employee termination. Certain option awards are granted with a right of early exercise, in exchange for a restricted stock agreement. The stock restrictions relate to the sale and transferability of the stock, lapse according to a vesting schedule, and are contingent upon continued employment. The following table summarizes the activity of the Company’s 2001 Plan:

	Number of Shares	Weighted- Average Exercise Price	Range of Exercise Prices	Aggregate Intrinsic Value
				(in thousands)
Outstanding at December 31, 2005	7,659,729	$0.15	$0.02 – $0.24
Granted	1,790,062	0.24	0.24
Exercised	(908,597)	0.15	0.02 – 0.24
Forfeited	(997,595)	0.22	0.02 – 0.24

Outstanding at December 31, 2006	7,543,599	$0.17	$0.02 – $0.24
Granted	3,844,850	1.53	$0.24 – $2.05
Exercised	(943,633)	0.17	$0.02 – $0.24
Forfeited	(583,038)	0.33	$0.07 – $2.05

Outstanding at December 31, 2007	9,861,778	$0.69	$0.02 – $2.05	$15,506

Exercisable at December 31, 2007	4,479,852	$0.14	$0.02 – $2.05	$9,518

The intrinsic value of the options exercised during the year ending December 31, 2007 and 2006 was $1.4 million and $0, respectively.

GLASSHOUSE TECHNOLOGIES, INC.

Notes to Consolidated Financial Statements—(continued)

The following table summarizes information about stock options outstanding at December 31, 2007 under the 2001 Plan:

	Options Outstanding
Exercise Price	Number Outstanding	Weighted- Average Remaining Contractual Life (Years)	Options Exercisable
$0.02	190,938	3.75	190,938
$0.04	162,000	3.88	162,000
$0.05	312,500	4.48	312,500
$0.07	710,500	5.20	710,500
$0.08	1,462,631	6.02	1,351,071
$0.24	3,630,359	7.87	1,750,093
$1.39	1,638,500	9.22	2,000
$1.74	396,200	9.35	—
$1.93	264,150	9.50	—
$2.05	1,094,000	9.75	750

	9,861,778	7.68	4,479,852

At December 31, 2007 and 2006, there were 535,792 and 293,865 options available for future grant under the 2001 Plan.

2004 Series 1 Stock Plan

During 2004, the Company adopted the 2004 Series 1 Stock Plan (the 2004 Plan), under which a maximum of 325,000 shares of Series 1 preferred stock are currently reserved for issuance. The 2004 Plan is administered by the Company’s Board of Directors. As part of the Source Enterprise Consulting Limited and Sagitta Performance Systems Limited acquisition (Note 6), options granted by Source and Sagitta prior to the acquisition were converted into options to acquire GlassHouse’s Series 1 preferred stock using a conversion ratio of .09556. Options vest monthly over four years, and generally expire ten years from the date of grant, or three months from date of employee termination. Option holders were given up to two years of service credit for pre-acquisition vesting. In 2006 and 2005, the Company’s Board of Directors voted to allocate 15,357 and 103,430, respectively, authorized but unissued shares related to the 2004 Plan to the 2001 Plan, as no additional shares will be issued under the 2004 Plan.

The following table summarizes the activity of the Company’s 2004 Plan:

	Number of Shares	Weighted- Average Exercise Price	Aggregate Intrinsic Value
			(in thousands)
Outstanding at December 31, 2005	199,882	$1.34
Exercised	(107,002)	$1.34
Forfeited	(7,630)	$1.34

Outstanding at December 31, 2006	85,250	$1.34
Exercised	(11,822)	$1.34
Forfeited	—	—

Outstanding at December 31, 2007	73,428	$1.34	$68

Exercisable at December 31, 2007	73,428	$1.34	$68

At December 31, 2007, there were no options available for future grant under the 2004 Plan. There was no intrinsic value of options exercised during the year ended December 31, 2007 and 2006.

GLASSHOUSE TECHNOLOGIES, INC.

Notes to Consolidated Financial Statements—(continued)

The intrinsic value of options outstanding and exercisable at December 31, 2007 and 2006 was $68,000 and $0, respectively.

The weighted average remaining contractual life of options outstanding and exercisable is 6.6 years at December 31, 2007.

2007 Section 102 Share Option Plan

During 2007, the Company adopted the 2007 Section 102 Share Option Plan (2007 Plan), under which a maximum of 500,000 shares of common stock are reserved for issuance. The 2007 Plan is administered by the Company’s Board of Directors and options may be granted to any person providing service to the Company or its affiliates in Israel.

The following table summarizes the activity of the Company’s 2007 Plan:

	Number of Shares	Weighted-Average Exercise Price	Aggregate Intrinsic Value
			(in thousands)
Granted	402,500	$1.76
Forfeitures	(15,500)	1.74

Outstanding at December 31, 2007	387,000	$1.83	$194

Exercisable at December 31, 2007	—	—	—

As of December 31, 2007 there were 113,000 shares available for future grant under the plan. The exercise price of options granted during 2007 ranged from $1.74 to $2.05. The weighted average remaining contractual life of options outstanding is 9.42 years.

Grant-Date Fair Value

The Company uses the Black-Scholes option pricing model to calculate the grant-date fair value of an award. The fair value of options granted during year ended December 31, 2006 and 2007 were $185,000 and $2,149,000, respectively, using the following estimated weighted-average assumptions (based on grants during the period):

	Year Ended December 31, 2007	Year Ended December 31, 2006
Options granted	4,247,350	1,790,082
Weighted-average exercise price	$1.53	$0.24
Weighted-average grant-date fair value	$0.51	$0.10

Assumptions:
Expected volatility	43%	50%
Expected term (in years)	6.25	6.25
Risk-free interest rate	4.67%	4.82%
Expected dividend yield	0%	0%

Expected Volatility—Volatility measures the amount that a stock price has fluctuated or is expected to fluctuate during a period. The Company determines estimated volatility over the term of its awards based on an analysis of comparable public companies.

Expected Term—The Company does not have sufficient option history to estimate the expected term of its awards. Therefore, the expected term was determined using the simplified method for estimating expected life of plain-vanilla options.

Risk-Free Interest Rate—The yield on zero-coupon U.S. Treasury securities with a maturity that is commensurate with the expected term of the option is used as the risk-free interest rate.

Expected Dividend Yield—The Company’s Board of Directors has never declared dividends, nor does it expect to issue dividends in the foreseeable future.

GLASSHOUSE TECHNOLOGIES, INC.

Notes to Consolidated Financial Statements—(continued)

As of December 31, 2007, the total unrecognized compensation cost related to unvested share-based awards was $2.0 million, which will be recognized into expense as follows: (in thousands)

2008	$566
2009	566
2010	538
2011	282

$1,952

13. Warrants

In connection with various debt and equity financings, the Company has issued warrants to purchase 4,655,045 shares of preferred and common stock, including the grant of 390,625 warrants to purchase common stock at $2.56 to a customer in August 2007 in connection with a guaranteed 3 year revenue and services arrangement. In accordance with EITF 96-18 and EITF 01-09, the Company will record the fair value of the warrants as an offset against revenues as the warrant vests.

The following table summarizes the warrants outstanding as of December 31, 2007:

Security to be Issued Upon Exercise	Warrants Outstanding	Exercise Price	Expiration Date
Series B Preferred Stock	34,615	$0.6524	12/12/09
Series C Preferred Stock	352,940	$0.85	6/30/2011
Series D Preferred Stock	575,700	$2.4318	9/29/2010
Series D Preferred Stock	575,700	$2.4318	1/11/2011
Series D Preferred Stock	61,683	$2.4318	7/31/2013
Series D Preferred Stock	261,124	$2.4318	3/20/2014
Series D Preferred Stock	411,215	$2.4318	4/10/2012
Series E Preferred Stock	312,567	$2.5594	8/15/2012
Common Stock	527,466	$2.5594	8/28/2013
Common Stock	1,151,410	$2.4318	10/13/2010
Common Stock	390,625	$2.56	8/3/2017

	4,655,045

14. Income Taxes

Income (loss) before income taxes is as follows:

	Year ended December 31,
	2007	2006	2005
	(in thousands)
United States (U.S.)	$(8,658)	$(7,457)	$(12,258)
Foreign	(5,603)	(2,750)	(9,232)

Total	$(14,261)	$(10,207)	$(21,491)

The Company’s provision (benefit) for income taxes is as follows (in thousands):

	2007	2006	2005
Current
Federal	$—	$—	$—
State	—	—	—
Foreign	21	—	—

Total	21	—	—

Deferred
Federal	77	—	—
State	15	—	—
Foreign	(647)	—	—

Total	(555)	—	—

	$(534)	$—	$—

GLASSHOUSE TECHNOLOGIES, INC.

Notes to Consolidated Financial Statements—(continued)

Income tax expense (benefit) for the year ending December 31, 2007 includes:

(1)	$92,000, related to a US non-cash deferred tax liability arising from the amortization of goodwill for tax purposes but not for book purposes.
(2)	$647,000 which represents the benefit of current year non-US net operating losses and timing differences which have been recognized as an offset to existing non-US deferred tax liabilities
(3)	$21,000 for a current foreign tax liability.

A reconciliation of the U.S. federal statutory rate to the Company’s effective tax rate for the years ended December 31 are as follows:

	2007	2006	2005
Tax at U.S. federal statutory rate	34.0%	34.0%	34.0%
Foreign rate differential	(2.9)	(1.1)	(1.7)
Change in value of warrant liability	(5.0)	3.1
Other permanent items	(1.0)	(0.5)	(0.3)
Change in valuation allowance including losses not benefited	(21.4)	(35.5)	(32.0)

	3.7%	0%	0%

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s net deferred income taxes are as follows (in thousands):

	As of December 31,
	2007	2006
Deferred tax assets:
Net operating loss carryforwards	$20,108	$15,234
Reserves and accruals	959	228
Fixed and intangible assets	(2,125)	340
Other	74	(698)

Deferred tax assets	19,016	15,104
Valuation allowance	(19,265)	(15,104)

Total net deferred tax (liability)	$(249)	$—

The deferred position at December 31, 2007 appears on the Company’s Consolidated Balance Sheets as $291 of a current deferred tax asset, $279 of a noncurrent deferred tax asset, $853 of a noncurrent deferred tax liability, and $34 included in other assets.

SFAS 109 requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. After consideration of all the evidence, both positive and negative, management has determined that a $19.2 million and $15.1 million valuation allowance at December 31, 2007 and 2006, respectively, is necessary to reduce the deferred tax assets to the amount that will more likely than not be realized. The increase in the valuation allowance was $5.5 million and $4.3 million for the years ended December 31, 2007 and 2006.

At December 31, 2007 and 2006, respectively, the Company has available US federal net operating loss carryforwards of approximately $34.9 million and $31.2 million, respectively, which will

GLASSHOUSE TECHNOLOGIES, INC.

Notes to Consolidated Financial Statements—(continued)

expire between 2021 and 2027. In addition, the Company has available state net operating loss carryforwards of approximately $30.6 and $24.5 million, respectively, at December 31, 2007 and December 31, 2006, that began to expire in 2007. Ownership changes, as defined by the Internal Revenue Code, may substantially limit the amount of US federal and state net operating losses that can be utilized annually to offset future taxable income. Subsequent ownership changes could further limit the amount of net operating loss carryforwards that can be used in future years. Such annual limitations could result in the expiration of net operating loss carryforwards before utilization. In addition, the Company has foreign net operating loss carryforwards of $ 22.3 million as of December 31, 2007 and $16.7 million at December 31, 2006. A significant portion of the Company’s foreign net operating loss carryforwards at December 31, 2007 were acquired and when realized will reduce goodwill or other noncurrent intangible assets or directly to contributed capital.

In June 2006, the FASB issued interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FAS 109” (“FIN 48”). The statement clarifies the criteria than an individual tax position must satisfy for some or all of the benefits of that position to be recognized in a company’s financial statements. The Company adopted FIN No. 48 effective January 1, 2007. The implementation of FIN No. 48 did not have a material impact on the Company’s consolidated financial statements, results of operations or cash flows. At the adoption date of January 1, 2007, and also at December 31, 2007, the Company had no unrecognized tax benefits. The Company’s policy is to classify interest and penalties related to unrecognized tax benefits as income tax expense, which is consistent with prior years.

As of January 1, 2008, a summary of the tax years that remain subject to examination in our most significant tax jurisdiction are:

United States – Federal and state	2004 and forward
United Kingdom	2004 and forward
Israel	2004 and forward
Turkey	2004 and forward

15. Commitments and Contingencies

The Company currently subleases its office space under noncancelable operating leases expiring at various dates through March 2012. The Company also leases certain office equipment under noncancelable operating leases. Total rent expense under these operating leases for the year ended December 31, 2007, 2006, and 2005 was $1.5 million, $1.0 million, and $1.3 million, respectively.

Future minimum lease payments under noncancelable operating leases at December 31, 2007 are approximately as follows:

(in thousands)
2008	1,481
2009	1,224
2010	1,110
2011	717
2012	175

$4,707

GLASSHOUSE TECHNOLOGIES, INC.

Notes to Consolidated Financial Statements—(continued)

The future lease commitments of the Company’s foreign subsidiary have been converted to U.S. dollars using December 31, 2007 exchange rates.

The Company has certain contingent liabilities that arise in the ordinary course of business. The Company accrues contingent liabilities when it is probable that future expenditures will be made and such expenditures can be reasonably estimated.

16. Employee Benefit Plans

The Company maintains a 401(k) plan (the 401(k) Plan) covering all eligible employees, as defined. The 401(k) Plan allows eligible employees to make contributions as defined by the 401(k) Plan, subject to certain IRS limitations. Under the 401(k) Plan, the Company may make discretionary contributions at the end of each plan year. There were no Company matching contributions made for the years ended December 31, 2007, 2006 and 2005.

The Company’s Israeli subsidiaries are required to provide for severance pay pursuant to Israel’s Severance Pay Law, based on the most recent salary of the employees multiplied by the number of years of employment, as of the balance sheet date. Employees are entitled to one month’s salary for each year of employment or a portion thereof. The Company’s liability for all of its employees is provided for by monthly deposits with insurance policies. The value of these policies is recorded within other assets in the Company’s balance sheet and was approximately $1.7 million at December 31, 2007. The calculated liability is recorded within other long term liabilities and was approximately $2.1 million at December 31, 2007.

The deposited funds may be withdrawn only upon the fulfillment of the obligation pursuant to Israel’s Severance Pay Law or labor agreements. The value of the deposited funds is based on the cash surrendered value of these policies, and includes immaterial profits.

Severance expense for the year ended December 31, 2007 amounted to $406,000.

17. Subsequent Events

In March 2008, the Company entered into a securities purchase (“Dell Purchase Agreement”) and related promissory note agreement with Dell Products, L.P. (“Dell Note”) whereby the Company borrowed $25 million, the maximum provided for under the Dell Note. Borrowings bear interest at 10% per annum, compounding annually. The Dell Note matures on March 6, 2011 and does not require principal or interest payments until maturity. The Dell Note is automatically converted into the Company’s common stock at a 10% discount upon a qualified public offering, as defined, that transpires on or before March 6, 2009. In addition, the Dell Note is convertible upon Dell Inc.’s option, in certain circumstances as defined, into the Company’s preferred stock or common stock. As part of the Dell Purchase Agreement, we granted Dell Products, L.P. an option to purchase 5% of our common stock on a fully diluted basis. The option is exercisable 10 months after the Company closes a qualified public offering, under defined circumstances, and expires 2 months after becoming exercisable. In connection with the Dell Purchase Agreement and the Dell Note, the Company issued a warrant to purchase $6.3 million of the Company’s preferred stock. The warrant is only exercisable if the Company closes a qualified financing, as defined, prior to a qualified public offering, as defined, and has an exercise price equal to the conversion price of the qualified financing. The Company also entered into an IP License agreement with Dell Inc. whereby it licenses certain of its intellectual property to Dell Inc.

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

On March 22, 2007, the Company acquired all of the outstanding capital stock of MBI Advanced Computer Systems Ltd. and MBI Veri Koruma Sistemleri Ticaret Limited Sirketi (MBI Group), related companies which provide expertise in data protection of storage and servers. MBI Advanced Computer Systems Ltd. operates in Israel. MBI Veri Koruma Sistemleri Ticaret Limited Sirketi operates in Turkey. Total consideration for MBI Advanced Computer Systems Ltd. was approximately $8.1 million, consisting primarily of 1,788,798 shares of our common stock valued at $1.3 million, $6.5 million in cash, and transaction costs of approximately $240,000. Total consideration for MBI Veri Koruma Sistemleri Ticaret Limited Sirketi was approximately $346,000 consisting primarily of 61,683 shares of common stock valued at approximately $46,000 and $300,000 in cash.

On March 22, 2007, the Company acquired all of the outstanding capital stock of Integrity Systems Ltd. (Integrity), which provides expertise in data protection of storage, servers, and database environments. Integrity operates in Israel. Total consideration for Integrity was approximately $2.5 million, consisting primarily of 596,265 shares of common stock valued at approximately $447,000, $1.9 million in cash, and transaction costs of approximately $272,000. We refer to Integrity along with MBI Group collectively as the Israeli Group.

On July 2, 2007, the Company acquired certain assets of Rapid Application Deployment, Inc. (RapidApp), which provides consulting support in the design and deployment of server virtualization and virtual infrastructure projects. Total consideration for RapidApp was approximately $10.6 million, consisting primarily of 2,344,300 shares of common stock valued at $4.5 million, $6.0 million in cash, and transaction costs of approximately $58,000. Within 45 days after June 30, 2008, the Company may be required to pay up to an additional $2.1 million in cash based on the achievement of certain revenue targets by the RapidApp business for the twelve month period following the acquisition.

On October 1, 2007, the Company acquired all of the outstanding capital stock of DCMI Limited (DCMI), a UK-based provider of data center consolidation software. The total purchase price was approximately $8.5 million, consisting primarily of 2,148,942 shares of common stock valued at $4.4 million, $4.0 million in cash, and transaction costs of approximately $121,000. The Company may be required to pay up to an additional $3.5 million in cash based on DCMI’s achievement of certain revenue targets for the twelve month period following the acquisition.

The Company has allocated the purchase price to the net tangible and intangible assets, resulting in the excess of the purchase price over the net tangible and intangible assets being recorded as goodwill. The following represents the purchase price (in thousands):

	Integrity	MBI - Israel	MBI - Turkey	Rapid App	DCMI	Total
Cash payment	$1,850	$6,500	$300	$6,031	$4,056	$18,737
Fair value of Glasshouse technologies stock issued(1)	447	1,342	46	4,501	4,405	10,741
Transaction costs incurred	272	240	—	58	208	778

Total Purchase Consideration	$2,569	$8,082	$346	$10,590	$8,669	$30,256

(1)	The fair value of the Company's common stock was based on valuations performed by the Company at the dates of issuance. The fair values used by the Company were:

March 22, 2007	$0.75
July 2, 2007	$1.92
October 1, 2007	$2.05

The following unaudited pro forma condensed combined financial statements have been prepared to give effect to our acquisitions of MBI Group, Integrity, RapidApp and DCMI, using the purchase method of accounting with the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements and the related notes of GlassHouse, MBI Group, Integrity, RapidApp and DCMI, whose audited financial statements are included in this prospectus.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2007 give effect to the acquisitions described above as if they had occurred on January 1, 2007. MBI Group, Integrity and RapidApp operate on a calendar basis. DCMI operates on a March 31 year end. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2007 is based on the historical results of GlassHouse, MBI Group, Integrity, RapidApp and DCMI. The unaudited pro forma condensed combined financial statements include all material pro forma adjustments necessary for their preparation, but do not assume any benefits from cost savings or synergies of operations of the combined company.

The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of the consolidated results of operations or financial condition of GlassHouse that would have been reported if the transactions had been consummated as of the beginning of the periods presented, nor are they necessarily indicative of the future operating results or financial position of the combined company.

GLASSHOUSE TECHNOLOGIES, INC.

Unaudited Pro Forma Condensed Combined Statements of Operations

(In thousands, except per share amounts)

(unaudited)

	Year Ended December 31, 2007						Pro forma Adjustments		Pro forma Combined
	GlassHouse	Integrity	MBI - Israel	MBI - Turkey	Rapid App	DCMI
Revenues
Service	$60,463	$1,924	$2,794	$518	$2,235	$3,472	$(1,050	)(1)	$70,356
Product	805	204	24	—	660	601	—		2,294

Total revenues	61,268	2,128	2,818	518	2,895	4,073	(1,050)		72,650
Cost of revenues
Service	44,648	1,747	2,223	356	1,244	3,086	(674	)(2),(3),(4)	52,630
Product	431	103	12	—	607	—	—		1,153

Total cost of revenues	45,079	1,850	2,235	356	1,851	3,086	(674)		53,783

Gross profit	16,189	278	583	162	1,044	987	(376)		18,867
Operating expenses:
Research and development expenses	128	59	—	—	—	—	—		187
Selling and marketing expenses	15,270	241	333	41	534	614	4	(2)	17,037
General and administrative expenses	9,494	622	299	36	417	378	5	(2)	11,251
Amortization of intangible assets	2,260	—	—	—	—	—	920	(4)	3,180

Total operating expenses	27,152	922	632	77	951	992	929		31,655

Income (loss) from operations	(10,963)	(644)	(49)	85	93	(5)	(1,305)		(12,788)
Other/interest income (expense), net	(3,298)	(10)	487	27	(20)	12	(1,190	)(5),(6)	(3,992)

Income (loss) before income taxes and cumulative effect of change in accounting principle	(14,261)	(654)	438	112	73	7	(2,495)		(16,780)
Provision/(benefit) for income taxes	(534)	(41)	—	28	7	27	(21	)(7)	(534)

Net income (loss)	(13,727)	(613)	438	84	66	(20)	(2,474)		(16,246)
Dividends and accretion on preferred stock	(4,310)	—	—	—	—	—	(243	)(8)	(4,553)

Net income (loss) to common stockholders	$(18,037)	$(613)	$438	$84	$66	$(20)	$(2,717)		$(20,799)

Net loss per share to common stockholders	$(1.73)								$(1.40)

Number of shares used in per share calculations:
Basic and diluted	10,428						4,429	(9)	14,857

Notes to Unaudited Pro Forma Condensed Combined Financial Information

Explanation of Adjustments to the Pro Forma Condensed Combined Financial Statements

(1)	To record the impact of the fair valuing of deferred revenue at January 1, 2007.

	Integrity	MBI - Israel	MBI - Turkey	Rapid App	DCMI	Total
	(in thousands)
For the twelve months ended December 31, 2007	$(54)	$(862)	$(134)	$—	$—	$(1,050)

(2)	To record stock compensation expense in accordance with the adoption of SFAS No. 123R related to options issued by Glasshouse to employees of acquired companies who continued to be employed by us subsequent to the merger. The break out of the expense by income statement category is as follows:

For the twelve months ended December 31, 2007

Statement of Operations Category	Integrity	MBI - Israel	MBI - Turkey	Rapid App	DCMI	Total
	(in thousands)
Cost of revenues—service	$2	$1	$—	$2	$—	$5
Research and development	—	—	—	—	—	—
Sales and marketing	1	1	—	2	—	4
General and administrative	3	2	—	—	—	5

Total	$6	$4	—	$4	$—	$14

(3)	To record the impact of the fair valuing of deferred costs associated with deferred revenue.

	Integrity	MBI - Israel	MBI - Turkey	Rapid App	DCMI	Total
	(in thousands)
For the twelve months ended December 31, 2007	$—	$(784)	$(122)	$—	$—	$(906)

(4)	Amortization of the intangible assets recorded as part of the purchase price allocation in connection with the acquisitions. Intangible assets are amortized in accordance with SFAS 142 for purposes of these unaudited pro forma financial statements over the following number of years:

Developed Product Technology	4-7
Trademark / Tradename Portfolio	5
Customer Relationships	5-8

The pro forma expense of our acquired intangible assets for the twelve months ended December 31, 2007 is as follows:

	Integrity	MBI - Israel	MBI - Turkey	Rapid App	DCMI	Total
	(in thousands)
Developed Product Technology	$11	$—	$—	$—	$216	$227	*
Trademark / Tradename Portfolio	—	—	—	52	—	52
Customer Relationships	51	230	19	316	252	868

Total	$62	$230	$19	$368	$468	$1,147

*	Included in cost of revenues

(5)	To record the interest expense related to the debt issued to purchase our acquisitions. The expense by acquired company is as follows:

	Integrity	MBI - Israel	MBI - Turkey	Rapid App	DCMI	Total
	(in thousands)
For the twelve months ended December 31, 2007	$(58)	$(188)	$(8)	$(382)	$—	$(636)

(6)	To record the income/(expense) from the change in fair value of the warrants issued in conjunction with the debt or equity issued to finance our acquisitions.

	Integrity	MBI - Israel	MBI - Turkey	Rapid App	DCMI	Total
	(in thousands)
For the twelve months ended December 31, 2007	$(30)	$(330)	$(4)	$(190)	$—	$(554)

(7)	To record the provision/(benefit) for income taxes in our acquisition for the twelve months ended December 31, 2007 as if they had acquired January 1, 2007.

(8)	To record dividends and accretion for the preferred stock issued to fund our acquisition of DCMI.

(9)	To record the impact of the issuance of our common stock as consideration in conjunction with the acquisitions.

	Integrity	MBI - Israel	MBI - Turkey	Rapid App	DCMI	Total
	(in thousands)
For the twelve months ended December 31, 2007	177	531	18	1,554	2,149	4,429

The purchase price has been allocated to the acquired net tangible and intangible assets based on their fair values as follows (in thousands):

	Integrity	MBI - Israel	MBI - Turkey	Rapid App	DCMI	Total
Cash and cash equivalents	$23	$316	$353	$—	$—	$692
Accounts receivable, net of allowance	1,617	3,592	317	—	—	5,526
Unbilled revenue	556	283	—	—	—	839
Inventory	—	214	—	—	—	214
Prepaid expenses and other current assets	331	947	56	36	—	1,370
Property and equipment, net	104	149	12	65	—	330
Other assets	849	819	81	—	—	1,749
Accounts payable	(313)	(3,314)	(335)	—	—	(3,962)
Accrued expenses and other current liabilities	(954)	(861)	(115)	(14)	—	(1,944)
Deferred revenue	(111)	(1,600)	(500)	—	—	(2,211)
Deferred tax liability	(545)	(760)	(81)	—	—	(1,386)
Debt	(709)	—	—	—	—	(709)
Other long, term liabilities	(843)	(1,011)	(96)	—	—	(1,950)

Net tangible assets acquired	5	(1,226)	(308)	88	—	(1,442)

Excess of purchase price over net tangible assets acquired	2,564	9,308	654	10,503	8,669	31,698
Identified intangible assets:
Developed product technology	196	—	—	—	2,013	2,209
trademark / tradename portfolio	—	—	—	523	—	523
Customer relationships	1,792	7,187	408	3,155	2,350	14,892

Total fair value of identified intangibles	1,988	7,187	408	3,678	4,363	17,624

Goodwill	$576	$2,121	$246	$6,825	$4,306	$14,074

RAPID APPLICATION DEPLOYMENT, INC.

Financial Statements

Years Ended December 31, 2005 and 2006, and

Six Months Ended June 30, 2006 and 2007 (unaudited)

Report of Independent Auditors

The Board of Directors

Rapid Application Deployment, Inc.

We have audited the accompanying balance sheets of Rapid Application Deployment, Inc. as of December 31, 2005 and 2006, and the related statements of income, cash flows, and stockholders’ equity for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements present fairly, in all material respects, the financial position of Rapid Application Deployment, Inc. as of December 31, 2005 and 2006, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young LLP

November 8, 2007

Boston, Massachusetts

RAPID APPLICATION DEPLOYMENT, INC.

Balance Sheets

	December 31		June 30 2007
	2005	2006
			(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$89,179	$8,079	$191,360
Trade accounts receivable	963,569	1,055,348	843,387
Other current assets	24,164	27,324	11,903

Total current assets	1,076,912	1,090,751	1,046,650

Property and equipment, net	93,657	80,473	65,305
Notes receivable from related parties	238,620	459,622	254,178
Other noncurrent assets	9,128	—	—

Total assets	$1,418,317	$1,630,846	$1,366,133

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$134,801	$87,802	$5,852
Bank loans	500,000	450,000	450,000
Current portion of capital lease obligation	23,897	24,697	11,578
Accrued liabilities	172,433	283,858	312,115

Total current liabilities	831,131	846,357	779,545
Capital lease obligation, less current portion	24,697	—	—

Common stock	410	410	410
Retained earnings	562,079	784,079	586,178

Total stockholders’ equity	562,489	784,489	586,588

Total liabilities and stockholders’ equity	$1,418,317	$1,630,846	$1,366,133

See accompanying notes.

RAPID APPLICATION DEPLOYMENT, INC.

Statements of Income

	Year Ended December 31		Six Months Ended June 30
	2005	2006	2006	2007
			(Unaudited)	(Unaudited)
Revenues:
Service	$4,506,339	$5,293,066	2,688,004	$2,235,152
Software and hardware	1,167,058	1,744,293	261,024	660,431

	5,673,397	7,037,359	2,949,028	2,895,583

Cost of revenues:
Service	2,600,878	2,898,816	1,479,063	1,244,424
Software and hardware	1,069,791	1,600,973	245,998	606,585

	3,670,669	4,499,789	1,725,061	1,851,009

Gross profit	2,002,728	2,537,570	1,223,967	1,044,574

Operating expenses:
Sales and marketing	912,125	1,136,619	346,195	533,795
General and administrative	1,004,831	969,771	403,183	416,730

Total operating expenses	1,916,956	2,106,390	749,378	950,525

Income from operations	85,772	431,180	474,589	94,049
Other income (expense):
Interest expense	(23,917)	(36,769)	(19,270)	(19,984)
Other, net	8,059	(3,413)	(3,796)	(6,522)

	(15,858)	(40,182)	(23,066)	(26,506)

Net income	$69,914	$390,998	$451,523	$67,543

See accompanying notes.

RAPID APPLICATION DEPLOYMENT, INC.

Statements of Stockholders’ Equity

	Common Stock	Retained Earnings	Total
Balance at January 1, 2005	$410	$1,023,665	$1,024,075
Net income	—	69,914	69,914
Distributions to owners	—	(531,500)	(531,500)

Balance at December 31, 2005	410	562,079	562,489
Net income	—	390,998	390,998
Distributions to owners	—	(168,998)	(168,998)

Balance at December 31, 2006	410	784,079	784,489
Net income (Unaudited)	—	67,543	67,543
Distributions to owners (Unaudited)	—	(265,444)	(265,444)

Balance at June 30, 2007 (Unaudited)	$410	$586,178	$586,588

See accompanying notes.

RAPID APPLICATION DEPLOYMENT, INC.

Statements of Cash Flows

	Year Ended December 31		Six Months Ended June 30
	2005	2006	2006	2007
			(Unaudited)	(Unaudited)
Operating activities
Net income	$69,914	$390,998	$451,523	$67,543
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	35,828	30,699	15,660	15,168
Changes in operating assets and liabilities:
Trade accounts receivable	279,838	(91,779)	(47,560)	211,961
Notes receivable from related parties	(50,000)	—	—	—
Other assets	(17,164)	5,968	24,068	15,421
Accounts payable	127,758	(46,999)	(108,658)	(81,950)
Accrued liabilities	91,082	121,425	(14,414)	28,257

Net cash provided by operating activities	537,256	410,312	320,619	256,400
Investing activities
Purchases of property and equipment	(1,487)	(17,515)	—	—

Net cash used in investing activities	(1,487)	(17,515)	—	—
Financing activities
Additional borrowings on bank loan	700,000	1,150,000	50,000	—
Repayments on bank loan	(600,000)	(1,200,000)	(300,000)	—
Repayments on capital lease obligations	(21,084)	(23,897)	(11,574)	(13,119)
Distributions to owners	(548,500)	(400,000)	(101,320)	(60,000)

Net cash used in financing activities	(469,584)	(473,897)	(362,894)	(73,119)

Net increase (decrease) in cash and cash equivalents	66,185	(81,100)	(42,275)	183,281
Cash and cash equivalents at beginning of period	22,994	89,179	89,179	8,079

Cash and cash equivalents at end of period	$89,179	$8,079	$46,904	$191,360

See accompanying notes.

RAPID APPLICATION DEPLOYMENT, INC.

Notes to Financial Statements

Years Ended December 31, 2005 and 2006, and

Six Months Ended June 30, 2006 and 2007 (Unaudited)

1. Nature of Business

Rapid Application Deployment, Inc. is a North American IT infrastructure consulting firm based in Chicago and New York with significant experience designing, planning, deploying, and managing IT network and systems infrastructures, including cutting-edge virtual infrastructure solutions. The Company performs services for various companies to minimize project costs and compress time frames for the deployment of applications and their supporting infrastructure. Using the highly successful RapidDeploy process, the Company’s consultants assist in the design and deployment of some of the largest computing infrastructures in the country.

The Company is subject to the risks associated with early stage companies, including dependence on key individuals, competition from larger companies, the need to obtain additional financing, and the successful marketing and customer acceptance of its services.

2. Summary of Significant Accounting Policies

Unaudited Interim Financial Information

The accompanying interim balance sheet as of June 30, 2007, the statements of income and cash flows for the six months ended June 30, 2006 and 2007, and the statement of stockholders’ equity for the six months ended June 30, 2007, are unaudited. These unaudited interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States. In the opinion of the Company’s management, the unaudited interim financial statements have been prepared on the same basis as the audited financial statements and include all adjustments consisting of normal recurring adjustments necessary for the fair presentation of the Company’s financial position at June 30, 2007, and its results of operations and cash flows for the six months ended June 30, 2006 and 2007. The results of operations for the six months ended June 30, 2007, are not necessarily indicative of the results to be expected for any other interim period or any fiscal year.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk and Significant Customers

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of trade accounts receivable. As of December 31, 2005 and 2006, and as of June 30, 2007, four, three, and four customers accounted for 54%, 63%, and 56% (unaudited) of trade accounts receivable, respectively. For the years ended December 31, 2005 and 2006, and the six months ended June 30, 2006 and 2007, two, two, four, and three customers accounted for 34%, 34%, 59% (unaudited), and 44% (unaudited) of the total revenues, respectively.

RAPID APPLICATION DEPLOYMENT, INC.

Notes to Financial Statements—(continued)

Trade Accounts Receivable

The Company provides services to a large number of customers. Credit evaluations are ongoing, and collateral or other security is generally not required on trade accounts receivable. An allowance for doubtful accounts is maintained at a level management believes is sufficient to cover potential credit losses based on past collection history and specific risks identified among uncollected accounts. Accounts receivable are charged off against the allowance for doubtful accounts when it is determined that the receivable will not be collected.

Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, which include trade accounts receivable, notes receivable from related parties, and accounts payable, approximate their fair values due to their short maturities. Based on borrowing rates currently available to the Company for loans with similar terms, the carrying values of the loan payable and capital lease obligation approximate fair value.

Property and Equipment

Property and equipment are stated at cost. Depreciation is provided for in amounts sufficient to expense the cost of depreciable assets to operations over their estimated useful lives. Depreciation is computed using the straight-line method. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are removed from the accounts, and any resulting gain or loss is credited or charged to income. Repairs and maintenance costs are expensed as incurred.

Impairment or Disposal of Long-Lived Assets

SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, provides a single accounting model for long-lived assets. In accordance with this standard, the Company routinely performs an impairment review of its long-lived assets, including its property and equipment. No impairment charges have been recorded as a result of this review.

Comprehensive Income

The Company reports comprehensive income in accordance with Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income (SFAS 130). SFAS 130 requires the disclosure of comprehensive income (loss), which is comprised of net income (loss) and other comprehensive income (loss). For the years ended December 31, 2005 and 2006, and the six months ended June 30, 2006 and 2007, respectively, the Company had no items of other comprehensive income (loss), other than the reported net income (loss).

Revenue Recognition

The Company’s service revenues are derived from consulting services. Revenue generated from fixed price contracts is recognized on a completed contract basis, upon the final completion of a consulting contract. Revenue from time and material contracts is recognized as services are provided. Revenue recognized in excess of billings is classified as unbilled revenue. Amounts billed to clients in excess of revenue recognized are classified as deferred revenue. The Company has concluded that its implementation services are not essential to the functionality of the hardware or software. Therefore,

RAPID APPLICATION DEPLOYMENT, INC.

Notes to Financial Statements—(continued)

revenue generated from the resale of hardware and software is recognized upon delivery to the customer pursuant to a firm purchase order, provided the fee is fixed or determinable and collection is reasonably assured. The Company recognizes hardware and software revenues on a gross basis, pursuant to Emerging Issues Task Force Issue No. 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent, as the Company has determined it is the principal in such transactions.

When the Company sells products and services together in a multiple-element arrangement, the Company allocates the total fee from the arrangement among the various elements based upon the relative fair value of each element as determined when such elements are sold separately. For arrangements with multiple elements, the Company applies the residual method in accordance with SOP 98-9. The residual method requires that the portion of the total arrangement fee attributable to the undelivered elements be deferred based on the vendor specific objective evidence of its fair value and recognized over the period the service is delivered. The difference between the total arrangement fee and the amount deferred for the undelivered elements is recognized as revenue related to the delivered elements, which is generally the third party product. The Company sells consulting services separately on a time and materials basis, and determines vendor specific objective evidence of the fair value of the services based on the price charged on a consistent basis when such services are sold separately.

The Company also incurs out-of-pocket expenses, which are reimbursable by the client. These reimbursements are classified as service revenue in the Company’s statement of income and amounted to $333,787, $527,776, $266,088 (unaudited), and $175,751 (unaudited) for the years ended December 31, 2005 and 2006, and the six months ended June 30, 2006 and 2007, respectively. The associated costs are classified in cost of service revenue.

Income Taxes

The Company has elected with the Internal Revenue Service to be taxed as an S corporation. Accordingly, the Company does not pay federal income taxes. Rather, the stockholders separately account for their pro rata stock of corporate items of income, deduction, loss, and credits in their personal income tax returns. Items affecting the stockholders individual income tax liability are separately stated. The Company is subject to the state replacement tax in Illinois. Such tax provisions are classified in other expenses, net, and were $6,941, $3,413, $3,398 (unaudited), and $6,522 (unaudited) for the years ended 2005 and 2006, and the six months ended June 30, 2006 and 2007, respectively.

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. This statement defines fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosure related to the use of fair value measures in financial statements. SFAS No. 157 does not expand the use of fair value measures in financial statements but standardizes its definition and guidance in GAAP. The standard emphasizes that fair value is a market-based measurement and not an entity-specific measurement based on an exchange transaction in which the entity sells an asset or transfers a liability (exit price). SFAS No. 157 establishes a fair value hierarchy from observable market data as the highest level to fair value based on an entity’s own fair value assumptions as the lowest level. SFAS No. 157 is effective January 1, 2008; however, earlier application is encouraged. The Company does not expect the pronouncement to have a material impact on its financial statements.

RAPID APPLICATION DEPLOYMENT, INC.

Notes to Financial Statements—(continued)

In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, Including an Amendment of FASB Statement No. 115, which allows an entity to elect to record financial assets and liabilities at fair value upon their initial recognition on a contract-by-contract basis. Subsequent changes in fair value would be recognized in earnings as the changes occur. Statement No. 159 also establishes additional disclosure requirements for these items stated at fair value. Statement No. 159 is effective for the Company on January 1, 2008, with early adoption permitted, provided that the Company also adopts Statement No. 157. The Company does not expect the pronouncement to have a material impact on its financial statements.

3. Property and Equipment

	Estimated Useful Life (Years)	December 31		June 30 2007
		2005	2006
				(Unaudited)
Office equipment	5	$213,925	$231,440	$231,440
Furniture and fixtures	7	19,384	19,384	19,384

		233,309	250,824	250,824
Less accumulated depreciation		(139,652)	(170,351)	(185,519)

Net book value		$93,657	$80,473	$65,305

Depreciation expense for the years ended December 31, 2005 and 2006, and the six months ended June 30, 2006 and 2007, was $35,828, $30,699, $15,660 (unaudited), and $15,168 (unaudited), respectively.

4. Notes Receivable from Related Parties

The Company has from time to time made short-term loans to stockholders. The loans are subsequently paid back by the stockholders in lieu of taking distributions of profits. The loans are due upon demand and have no stated interest rate.

5. Debt

The Company has a revolving line of credit with a bank. Under this revolving line of credit agreement, the Company is allowed to borrow up to $700,000 on a revolving basis. The line-of-credit agreement expires in July 2007 and is secured by substantially all assets of the Company. Borrowings under the line of credit bear interest at the bank’s prime rate (8.25% at December 31, 2006 and at June 30, 2007 (unaudited)).

6. Capital Lease

In November 2004, the Company entered into an agreement to lease office equipment, which the Company accounts for as a capital lease. The terms of the capital lease require 36 monthly payments through November 2007. As of December 31, 2006, the future minimum lease payments total $26,279, of which $1,582 represents interest. Interest expense related to the capital lease was $7,584, $4,771, $2,760 (unaudited), and $1,215 (unaudited) for the years ended December 31, 2005 and 2006, and the six months ended June 30, 2006 and 2007, respectively.

RAPID APPLICATION DEPLOYMENT, INC.

Notes to Financial Statements—(continued)

Property and equipment includes the following amounts that have been capitalized under the capital lease:

	December 31		June 30 2007
	2005	2006
			(Unaudited)
Cost	$71,319	$71,319	$71,319
Less accumulated amortization	(15,452)	(29,716)	(36,848)

	$55,867	$41,603	$34,471

7. Common Stock

Each share of common stock is entitled to one vote. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors, subject to the prior rights of holders of all classes of stock outstanding. The Company has authorized 1,000 shares and issued 410 shares of common stock.

8. Commitments and Contingencies

The Company leased an office space under a noncancelable operating lease agreement which expired March 1, 2007. On March 1, 2007, the Company entered into a noncancelable agreement to lease an office space for a two-year period. Total rent expense under these operating leases for the years ended December 31, 2005 and 2006, and the six months ended June 30, 2006 and 2007, was $84,000, $84,000, $42,000 (unaudited), and $42,625 (unaudited), respectively.

Future minimum lease payments under the noncancelable operating lease at December 31, 2006, are approximately as follows:

Year Ending December 31
2007	$85,250
2008	85,500
2009	14,250

Total minimum lease payments	$185,000

Pursuant to the March 1, 2007, lease agreement, the Company has executed an irrevocable letter of credit in favor of the landlord in the amount of $14,250, which serves as a security deposit on the leased facility.

The Company has certain contingent liabilities that arise in the ordinary course of business. The Company accrues contingent liabilities when it is probable that future expenditures will be made and such expenditures can be reasonably estimated.

9. Defined Contribution Plan

The Company maintains a 401(k) plan covering all eligible employees, as defined. The 401(k) Plan allows eligible employees to make contributions as defined by the 401(k) Plan, subject to certain IRS limitations. Under the 401(k) Plan, the Company may make discretionary contributions at the end of each year. There were no matching or discretionary Company contributions for the years ended December 31, 2005 and 2006, and the six months ended June 30, 2006 and 2007.

RAPID APPLICATION DEPLOYMENT, INC.

Notes to Financial Statements—(continued)

10. Supplemental Disclosure of Cash Flow Information

Cash paid for interest for the years ended December 31, 2005 and 2006, and the six months ended June 30, 2006 and 2007, approximated interest expense.

11. Subsequent Events

On July 2, 2007, the Company entered into a stock purchase agreement to be acquired by GlassHouse Technologies, Inc. (GlassHouse), which is engaged in the business of providing consulting services to organizations on issues of data storage technology and data protection. GlassHouse acquired the Company for total consideration of approximately $12.1 million, primarily consisting of 2,344,300 stocks of common stock valued at $6.0 million, $6.0 million in cash, and transaction costs of approximately $0.1 million. Within 45 days of June 30, 2008, GlassHouse may be required to pay additional consideration up to a maximum of $2.1 million in cash based on the Company achieving certain revenue targets for the 12-month period of following the acquisition.

DCMI LIMITED

Financial statements

Period from March 16, 2006 (inception) through March 31, 2007 and Six Months Ended September 30, 2006

Report of Independent Auditors

The Board of Directors

DCMI Limited

We have audited the accompanying balance sheet of DCMI Limited as of March 31, 2007, and the related Statement of Operations, Stockholders’ Equity, and Cash Flows for the period from March 16, 2006 (inception) to March 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over the financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of DCMI Limited at March 31, 2007, and the results of its Operations and its Cash Flows for the period from March 16, 2006 (inception) to March 31, 2007, in conformity with accounting principles generally accepted in the United States.

London, England

December 11, 2007

/s/ Ernst & Young LLP

DCMI LIMITED

Balance Sheets

	March 31, 2007 £	September 30, 2007 £
		(unaudited)
Assets
Current Assets
Cash and cash equivalents	137,639	124,598
Accounts receivable, net of allowance of £0 in 2007	139,488	117,411
Prepaid expenses	238	4,472
Other current assets	53,109	55,104
Deferred tax	32,359	6,053

Total Current Assets	362,833	307,638

Property and equipment, net	3,720	3,036
Intangible assets, net	78,362	60,278

Total Assets	444,915	370,952

Liabilities and stockholders’ equity
Accounts Payable	206,121	82,821
Accrued Expenses	70,739	6,935
Deferred Revenue	300,347	161,667
Taxation and Social Security	32,359	94,780

Total Current Liabilities	609,566	346,203

Stockholders’ equity
Ordinary shares issued and outstanding at March 31, 2007 £1 par value: 1,000 shares authorized and issued	1,000	1,000
Unpaid capital	(1,000)	(1,000)
Accumulated Profit (Deficit)	(164,651)	24,749

Total liabilities and stockholder’s equity	444,915	370,952

See accompanying notes

DCMI LIMITED

Statements of Operations

	March 16, 2006 (inception) through March 31, 2007 £	Six Month Period Ended Sept. 30, 2007 £
		(unaudited)
Revenues
Services revenues	887,534	1,294,317
Software and Maintenance Revenues	202,083	243,260

Total Revenues	1,089,617	1,537,577

Cost of Revenues	(925,598)	(1,043,269)

Gross profit	164,019	494,308

Operating expenses:
Sales and marketing	(142,750)	(196,798)
General and administrative	(191,832)	(60,490)

Total Operating Expenses	(334,582)	(257,288)

Profit (Loss) from Operations	(170,563)	237,020

Interest Income	5,912	3,387

Profit (Loss) before taxation	(164,651)	240,407

Taxation	– 0 –	51,007

Net profit (loss) for the financial year	(164,651)	189,400

See accompanying notes

DCMI LIMITED

Statement of Stockholders’ Equity (Deficit)

(Including information applicable to unaudited period)

	Ordinary		Unpaid Capital	Accumulated Profit (deficit) £	Total Shareholders’ equity (deficit) £
	Shares	Par £
Founders Stock
As at March 16, 2006 (inception)	—	—		—	—
Stock issued during the period	1,000	1,000	(1,000)	—	—
Net loss	—	—		(164,651)	(164,651)

As at March 31, 2007	1,000	1,000	(1,000)	(164,651)	(164,651)

Net Profit	—	—	—	189,400	189,400

As at September 30, 2007	1,000	1,000	(1,000)	24,749	24,749

See accompanying notes

DCMI LIMITED

Statements of Cash Flows

	March 16, 2006 (inception) through March 31, 2007 £	Six Month Period Ended September 30, 2007 £
		(unaudited)
Operating activities:
Net Profit (Loss)	(164,651)	189,400
Reconciliation of net profit (loss) to net cash provided by (used) in operating activities:
Depreciation and amortization	30,521	18,768

Changes in operating assets and liabilities:
Accounts receivable	(139,488)	22,077
Prepaid and other assets	(53,347)	(6,229)
Accounts payable	206,121	(123,300)
Accrued expenses	70,739	(63,804)
Deferred revenue	300,347	(138,680)
Corporation tax	32,359	62,421
Deferred tax	(32,359)	26,306

Net cash provided (used) in operating activities	250,242	(13,041)

Investing activities:
Acquisitions of property and equipment	(4,103)	—
Acquisition of intangibles	(108,500)	—

Net cash used by investing activities	(112,603)	—
Net change in cash	137,639	(13,041)
Cash at beginning of period	—	137,639

Cash at end of period	137,639	124,598

See accompanying notes

DCMI LIMITED

Notes to Financial Statements

1. Business and Summary of Significant Accounting Policies

Description of Business

DCMI Limited (the Company) was incorporated on March 16, 2006, in England. The principal activity of the business is that of software consultancy and the sale of software products and maintenance. The company markets its products and services in England.

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“US GAAP”).

Unaudited Interim Financial Information

The accompanying interim balance sheet as of September 30, 2007, the statements of operations and cash flows for the six months ended September 30, 2007, and the statement of stockholders’ equity for the six months ended September 30, 2007, are unaudited. These unaudited interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States. In the opinion of the Company’s management, the unaudited interim financial statements have been prepared on the same basis as the audited financial statements and include all adjustments consisting of normal recurring adjustments necessary for the fair presentation of the Company’s financial position at September 30, 2007, and its results of operations and cash flows for the six months ended September 30, 2007. The results of operations for the six months ended September 30, 2007, are not necessarily indicative of the results to be expected for any other interim period or any fiscal year.

Concentration of Credit Risk and Significant Customers

In the year ended March 31, 2007 the majority of the company’s consulting revenue was generated from one customer. As of March 31, 2007 one customer accounted for 85% of accounts receivable. For the year ended March 31, 2007 one customer accounted for 89% of total revenue.

Revenue Recognition

The Company recognizes revenue in accordance with the American Institute of Certified Public Accountants’ Statement of Position 97-2, Software Revenue Recognition, as amended. This standard generally requires revenues earned on software arrangements involving multiple elements, such as software products, support services, and professional services, to be allocated to each element based on the relative fair values of these elements. The fair value of an element must be based on vendor-specific objective evidence (VSOE) of fair value. Evidence of the fair value of each element is based on the price charged when the element is sold separately. Revenue is recognized when there is persuasive evidence of an arrangement, delivery of the product has occurred, the fee is fixed or determinable, and collectibility is probable. If any of these criteria are not met, revenue recognition is deferred until such time as all of the criteria are met.

DCMI LIMITED

Notes to Financial Statements—(continued)

The Company’s revenues consist of licenses, support services, and professional services. Support services are provided over a specified term, generally two years. Professional services do not generally consist of customization and are not deemed significant to the functionality of the software. The Company does not have VSOE of fair value for the elements of multi-element arrangements. Accordingly, in arrangements that include license and support services, all revenue is recognized ratably over the support period. In arrangements that include license, support, and professional services, all revenue is recognized over either the period in which the professional services are being provided or the support period, whichever is longer. In arrangements that include only professional services, revenue is recognized as the services are performed.

Amounts billed or received in advance of meeting the revenue recognition criteria described above are classified as deferred revenue in the accompanying balance sheet.

Intangible Assets

Amortization of intangibles is on a straight-line basis over the estimated life of the asset to a maximum of 3 years. The carrying value of intangible assets is reviewed for impairment at least annually or whenever events or changes in circumstances indicate the value may not be recoverable.

Accounts receivable

Accounts receivable are recorded at the invoiced amount and are non-interest bearing. The Company maintains an allowance for doubtful accounts to reserve for potentially uncollectible receivables. The Company reviews the accounts receivable by amounts due by customers which are past due to identify specific customers with known dispute or collectibility issues. In determining the amount of the reserve, the Company makes judgments about the creditworthiness of significant customers based on ongoing credit evaluations. At March 31, 2007, the Company has recorded an allowance for doubtful accounts of £Nil.

Use of Estimates

The preparation of financial statements in conformity with GAAP in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Impairment or Disposal of Long-Lived Assets

SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, provides a single accounting model for long-lived assets. In accordance with this standard, the Company routinely performs an impairment review of its long-lived assets, when an indicator of impairment is identified, including its property and equipment and intangible and other assets. No impairment charges have been recorded as a result of this review in the period.

DCMI LIMITED

Notes to Financial Statements—(continued)

Property and Equipment

Property and equipment are recorded at cost and depreciated over their estimated useful lives using the straight-line method. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is credited or charged to income. Repairs and maintenance costs are expensed as incurred.

Cash and cash equivalents

Cash and cash equivalents are stated at cost, which approximates fair value. Cash equivalents consist of highly liquid investments with original maturities of three months or less.

Income Taxes

The Company accounts for income taxes under the liability method. This method requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred taxes are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Valuation allowances are provided if, based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

Recent accounting pronouncements

In June 2006, the Financial Accounting Standards Board issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FAS 109, Accounting for Income Taxes (FIN 48), to create a single model to address accounting for uncertainty in tax positions. FIN 48 clarifies the accounting for income taxes, by prescribing a minimum recognition threshold to meet before a tax position is being recognized in the financial statements. FIN 48 also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company adopted FIN 48 as of April 1, 2007, as required. The cumulative effect of adopting FIN 48 will be recorded in retained earnings and other accounts as applicable. The Company does not anticipate that the adoption of FIN 48 will have a material impact on the Company’s financial position and results of operations.

2. Other Current Assets

2007 £

Accrued income	37,500
Other debtors	15,609

Total other assets	53,109

DCMI Holdings Ltd is the immediate parent undertaking of DCMI Limited and hence is a related party.

DCMI LIMITED

Notes to Financial Statements—(continued)

3. Property and Equipment

	Estimated useful lives	2007 £
Acquired in the period:
Computer equipment	3 years	3,112
Office equipment	3 years	991

		4,103

Accumulated depreciation		(383)

Property and equipment net		3,720

Depreciation expense for the year ended March 31, 2007 was £383.

4. Intangible Assets

During the year ended 31st March 2007 the company acquired one intangible asset in the form of Software Rights to the value of £108,500. The asset is being amortized over 3 years with no assumed residual value.

	Period of Amortization	2007 £

Software Rights	3 years	108,500

		108,500

Accumulated amortization		(30,138)

Software rights, net		78,362

The amortization expense for the year ended March 31, 2007 was £30,138.

The estimated aggregate amortization expense for the next five financial years is as follows:

£
Year ending 31st March 2008	36,000
Year ending 31st March 2009	36,000
Year ending 31st March 2010	6,362

78,362

5. Accounts Payable

2007 £

Trade Creditors	65,121
Related Parties (note 6)	141,000

Accounts payable	206,121

DCMI LIMITED

Notes to Financial Statements—(continued)

6. Related Parties

Unpaid share capital, presented as deduction from stockholders’ equity, represents shares issued to DCMI Holdings Limited, which is the immediate parent undertaking of DCMI Limited.

Accounts payable to related parties are amounts owed to Complete Online Systems Limited (£47,000), Business Alignment Limited (£47,000) and Esoteric Consultants Limited (£47,000). M Williams (Director of DCMI Limited throughout the year) is also a director of Complete Online Systems Limited, K Dawson Smith (Director of DCMI Limited throughout the year) is also a director of Business Alignment Limited and F Macleod (Director of DCMI Limited throughout the year) is also a director of Business Alignment Limited. These amounts were for year-end bonuses (inclusive of VAT) and were paid shortly after the year-end. The amounts were recorded as administrative expenses in the income statements.

In addition to the above in the year ended 31st March 2007 included in cost of services are totals of £415,788 paid to Complete Online Systems Limited, £65,357 paid to Business Alignment Limited and £41,168 paid to Esoteric Consultants Limited. These amounts are for subcontract services provided by the Directors who do not receive a salary. Also included in cost of revenues is an amount of £61,600 paid to PW Systems Solutions Ltd of which P. Williams is a Director. P. Williams is a brother of M. Williams.

During the year the company purchased software rights for a total of £108,500 from Complete Online Systems Limited.

Included in Sales and Marketing expenses is £35,000 paid to E. MacLeod who is the son of the Director F. MacLeod. This related to public relations consultancy.

7. Income Taxes

As of March 31, 2007, the Company had available a deferred tax asset of £55,783 related to temporary differences in the recognition of income for financial statements and income tax purposes. These arose from the deferral of revenue under USGAAP compared with the submitted tax return to HMRC under UK tax legislation. Realization of the deferred tax asset is dependent upon future taxable income, if any, the amount and timing of which are uncertain. Accordingly, the deferred tax asset has been offset by a valuation allowance of £23,424 to leave a net deferred tax asset of £32,359. The valuation allowance was calculated by assessing tax carryback amounts available.

£
Deferred tax asset originating in the period	55,783
Valuation allowance originating in the period	(23,424)

Net deferred tax assets at the end of the period	32,359

Corporation tax relates to amounts due to UK tax authorities as the company submitted a profit for UK tax purposes. Tax payable to the UK authorities amounts to £32,359 for the period.

All tax amounts arose in the period under review. A net charge of £nil arises from the corporation tax charge offset by the recognition of the deferred tax above.

8. Subsequent Events

The company is owned 100% by DCMI Holdings Limited. On October 1st 2007 the entire share capital of DCMI Holdings Limited, was acquired by GlassHouse Technologies (UK) Limited.

INTEGRITY SYSTEMS LTD. AND ITS SUBSIDIARY

CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2006

NIS IN THOUSANDS

REPORT OF INDEPENDENT AUDITORS

To the Shareholders of

INTEGRITY SYSTEMS LTD.

We have audited the accompanying consolidated balance sheets of Integrity Systems Ltd. (“the Company”) and its subsidiary as of December 31, 2006 and 2005, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for each of the two years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company and its subsidiary as of December 31, 2006 and 2005, and the consolidated results of their operations and cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 2n to the consolidated financial statements, the Company adopted the provision of Statement of Financial Accounting Standard No. 123(R), “Share-Based Payment”, effective January 1, 2006.

/s/ KOST FORER GABBAY & KASIERER

Tel-Aviv, Israel
November 20, 2007

INTEGRITY SYSTEMS LTD. AND ITS SUBSIDIARY

Consolidated Balance Sheets

	December 31,
	2006	2005
	Reported NIS in thousands
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	88	1,018
Trade receivables (net of allowance for doubtful accounts—NIS 389 and NIS 275 at December 31, 2006 and 2005 respectively)	8,334	7,685
Unbilled receivables	320	226
Related parties (Note 11)	186	70
Other accounts receivable and prepaid expenses (Note 3)	789	431
Deferred tax assets (Note 10)	647	1,170

Total current assets	10,364	10,600

LONG-TERM INVESTMENTS AND RECEIVABLES:
Long-term lease deposits	492	174
Investment in an affiliate (Note 4)	—	875
Severance pay fund	2,485	2,140
Long-term deferred tax assets (Note 10)	422	345

	3,399	3,534

PROPERTY AND EQUIPMENT, NET (Note 5)	502	537

Total assets	14,265	14,671

The accompanying notes are an integral part of the consolidated financial statements.

INTEGRITY SYSTEMS LTD. AND ITS SUBSIDIARY

Consolidated Balance Sheets

	December 31,
	2006	2005
	Reported NIS in thousands
LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Short-term bank loan (Note 6)	3,640	3,422
Trade payables	1,318	1,888
Deferred revenue	1,659	2,177
Accrued expenses and other accounts payable (Note 7)	3,188	2,666

Total current liabilities	9,805	10,153

LONG-TERM LIABILITIES:
Accrued severance pay	3,283	2,628
Liabilities in respect of options to employees	3,827	—

Total long-term liabilities	7,110	2,628

COMMITMENTS AND CONTINGENT LIABILITIES (Note 8)

SHAREHOLDERS’ EQUITY:
Share capital (Note 9)—
Ordinary shares of NIS 0.1 par value—Authorized: 2,710,000 shares at December 31, 2006 and 2005; Issued and outstanding: 428,270 shares at December 31, 2006 and 426,820 shares at December 31, 2005	5	5

Preferred shares of NIS 0.1 par value—Authorized: 150,000 shares at December 31, 2006 and 2005; Issued and outstanding: 104,659 shares at December 31, 2006 and 2005; Aggregate liquidation preference of NIS 2,245 at December 31, 2006

	*) —	*) —
Treasury shares	(1,268)	(1,268)
Additional paid-in capital	3,648	7,992
Accumulated deficit	(5,035)	(4,839)

Total shareholders’ equity (deficiency)	(2,650)	1,890

Total liabilities and shareholders’ equity	14,265	14,671

*)	Represents an amount lower than NIS 1.

The accompanying notes are an integral part of the consolidated financial statements.

INTEGRITY SYSTEMS LTD. AND ITS SUBSIDIARY

Consolidated Statements of Operations

	Year ended December 31,
	2006	2005
	Reported NIS in thousands
Revenues:
Consulting	29,583	23,282
Software and products	6,302	6,226

Total revenues	35,885	29,508

Cost of revenues:
Consulting	24,687	19,831
Software and products	2,006	2,665

Total cost of revenues	26,693	22,496

Gross profit	9,192	7,012

Operating expenses:
Research and development	1,240	922
Selling and marketing	3,633	2,302
General and administrative	3,474	3,280

Total operating expenses	8,347	6,504

Operating income	845	568
Other expenses (Notes 1,4)	875	—
Financial expenses, net	222	213

Income (loss) before income taxes	(252)	295
Income taxes (Note 10)	449	481

Net loss before cumulative effect of a change in accounting principal	(701)	(186)
Cumulative effect of a change in accounting principal (Note 2n)	505	—

Net loss	(196)	(186)

The accompanying notes are an integral part of the consolidated financial statements.

INTEGRITY SYSTEMS LTD. AND ITS SUBSIDIARY

Consolidated Statements of Equity

					Treasury shares at cost	Additional paid-in capital	Retained earnings (accumulated deficit)	Total

	Ordinary shares		Preferred shares
	Number	Amount	Number	Amount
	Reported NIS in thousands
Balance as of January 1, 2005	426,820	5	104,659	*) —	(1,268)	7,807	(4,653)	1,891
Amortization of stock-based compensation	—	—	—	—	—	185	—	185
Net Loss	—	—	—	—	—	—	(186)	(186)

Balance as of December 31, 2005	426,820	5	104,659	*) —	(1,268)	7,992	(4,839)	1,890
Change of deferred stock compensation into liability as a result from accounting change	—	—	—	—	—	(4,357)	—	(4,357)
Conversion of liability into equity in respect of exercise of options	1,450	*) —	—	—	—	13	—	13
Net loss	—	—	—	—	—	—	(196)	(196)

Balance as of December 31, 2006	428,270	5	104,659	*) —	(1,268)	3,648	(5,035)	(2,650)

*)	Represents an amount lower than NIS 1.

The accompanying notes are an integral part of the consolidated financial statements.

INTEGRITY SYSTEMS LTD. AND ITS SUBSIDIARY

Consolidated Statements of Cash Flows

	Year ended December 31,
	2006	2005
	Reported NIS in thousands
Cash flows from operating activities:
Net income (loss)	(196)	(186)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	271	262
Stock based compensation related to options granted to employees	—	185
Cumulative effect of a change in accounting principal	(505)	—
Change in fair value and amortization of stock options classified as liability	(13)	—
Impairment of an investment in an affiliate	875	—
Increase in trade receivables	(649)	(863)
Decrease (increase) in unbilled receivables	(94)	326
Decrease (increase) in balance with related party	(116)	915
Increase in other accounts receivable and prepaid expenses	(676)	(181)
Decrease in deferred taxes	446	320
Increase (decrease) in trade payables	(570)	611
Increase (decrease) in deferred revenue	(518)	703
Increase (decrease) in accrued expenses and other accounts payable	522	(967)
Increase (decrease) in accrued severance pay, net	310	(14)

Net cash provided by (used in) operating activities	(913)	1,112

Cash flows from investing activities:
Purchase of property and equipment	(236)	(280)

Net cash used in investing activities	(236)	(280)

Cash flows from financing activities:
Short-term bank credit	218	(707)
Proceeds from exercise of stock options	1	—

Net cash provided by (used in) financing activities	219	(707)

Increase (decrease) in cash and cash equivalents	(930)	125
Cash and cash equivalents at the beginning of the year	1,018	893

Cash and cash equivalents at the end of the year	88	1,018

Supplemental disclosure:
Cash paid during the year for:
Income taxes	300	255
Interest	169	193

	469	448

Non-cash activities:
Investment in Illuminator (see Notes 4 and 11)	—	875

The accompanying notes are an integral part of the consolidated financial statements.

INTEGRITY SYSTEMS LTD. AND ITS SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 1:-     GENERAL

a. Company description:

Integrity Systems Ltd. (“the Company”) was incorporated, registered and commenced business operations on July 2, 1995.

The Company is engaged in providing consulting and support in the field of computers to organizations, developing and marketing software, and reselling of third party software and hardware products. The Company offers complex infrastructure solutions, starting with the definition of needs and continuing through follow-up support after system implementation.

b. Establishment of a subsidiary in the U.S.:

On July 13, 2000, the Company established a wholly-owned subsidiary in the U.S. named Integrity Systems Inc. The purpose of the subsidiary was to provide support services to its customers and to be the marketing channel of the Company in the U.S.

The subsidiary commenced operations only in 2004, but ceased its operations at the end of that year as a result of the sale of the rights to the product Illuminator (see c below).

c. Transfer of know-how to a related company:

In April 2004, the Company sold its rights to the product Illuminator, which was developed by the Company since 2003, to Illuminator (Israel) Ltd. (“Illuminator”), for a net consideration of NIS 336, which was recorded in additional paid-in capital. Illuminator is a related party, whose shares are held and controlled, among others, directly and indirectly by shareholders in the Company (see also Notes 3, 4 and 11).

NOTE 2:-     SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States.

a. Use of estimates:

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

b. Foreign currency translation:

A majority of the Company’s revenues are generated in New Israeli Shekels (“NIS”). In addition, a majority of the costs of the Company are incurred in NIS. The Company’s management believes that the NIS is the currency of the primary economic environment in which the Company operates. Thus, the functional and reporting currency of the Company is the NIS.

Monetary accounts maintained in currencies other than the NIS are remeasured into NIS in accordance with Statement of Financial Accounting Standard No. 52, “Foreign Currency Translations”. All transaction gains and losses resulting from the remeasurement of monetary balance sheet items are reflected in the consolidated statements of operations as financial income or expenses as appropriate.

c. Principles of consolidation:

The consolidated financial statements include the accounts of the Company and its subsidiary. Intercompany transactions and balances have been eliminated upon consolidation.

INTEGRITY SYSTEMS LTD. AND ITS SUBSIDIARY

Notes to Consolidated Financial Statements—(continued)

d. Cash equivalents:

The Company and its subsidiary consider all highly liquid investments, which are readily convertible to cash with a maturity of three months or less at the date of acquisition, to be cash equivalents.

e. Long-term deposits:

Leasing deposits with maturities of more than one year are included in long-term investments, and presented at their cost.

f. Property and equipment, net:

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives, at the following annual rates:

%
Computers and peripheral equipment	33
Office furniture and equipment	7 - 20
Leasehold improvements	Over the earlier of the related lease period or the life of the asset

g. Investment in an affiliate:

The Company’s investment in Illuminator, in which the Company holds approximately 2%, is stated at cost.

The Company’s investment in the affiliate is reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an investment may not be recoverable, in accordance with Accounting Principle Board Opinion No. 18, “The Equity Method of Accounting for Investment in Common Stock” (APB 18”).

During 2006, the Company recorded an impairment loss in the amount of NIS 875 (see also Note 4).

h. Impairment of long-lived assets:

The long-lived assets and certain identifiable intangibles of the Company and its subsidiary are reviewed for impairment, in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The recoverability of assets to be held and used is measured by a comparison of the carrying amount of such assets to the future undiscounted cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

As of December 31, 2006 and 2005, no impairment losses have been identified.

i. Severance pay:

The Company’s liability for severance pay is calculated pursuant to Israel’s Severance Pay Law, based on the most recent salary of the employees multiplied by the number of years of employment, as of the balance sheet date. Employees are entitled to one month’s salary for each

INTEGRITY SYSTEMS LTD. AND ITS SUBSIDIARY

Notes to Consolidated Financial Statements—(continued)

year of employment or a portion thereof. The Company’s liability for all of its employees, is fully provided by monthly deposits with insurance policies and by an accrual. The value of these policies is recorded as an asset in the Company’s balance sheet.

The deposited funds may be withdrawn only upon the fulfillment of the obligation pursuant to Israel’s Severance Pay Law or labor agreements. The value of the deposited funds is based on the cash surrendered value of these policies, and includes immaterial profits.

Severance expense for the years ended December 31, 2006 and 2005 amounted to NIS 310 and NIS 14, respectively.

j. Revenue recognition

The Company has derived its revenue from support and rendering of consulting services, from licensing the right to use its software products, which include maintenance and support, and from the reselling of third party software and hardware products.

1. Consulting revenue:

Consulting revenue is generated from the sale of professional services. Revenues from consulting are recognized as these services are performed, provided all the other revenue recognition criteria noted above have been met.

2. Software revenue:

The Company has adopted Statement of Position No. 97-2, “Software Revenue Recognition”, as amended (“SOP No. 97-2”). Revenue from license fees is recognized when persuasive evidence of an agreement exists, delivery has occurred, no significant obligations with regard to implementation remain, the fee is fixed or determinable, and collectibility is probable.

With regard to software arrangements involving multiple elements such as software product, maintenance and support, the Company has adopted Statement of Position No. 98-9 (“SOP No. 98-9”),”Modification of SOP No. 97-2, Software Revenue Recognition with Respect to Certain Transactions”. According to SOP No. 98-9, revenue should be allocated to the different elements in the arrangement under the “residual method”, when vendor specific objective evidence (“VSOE”) of fair value exists for all undelivered elements and no VSOE exists for the delivered elements.

Under the residual method, at the outset of the arrangement with the customer, the Company defers revenue for the fair value of its undelivered elements (maintenance and support) and recognizes revenue for the remainder of the arrangement fee attributable to the elements initially delivered in the arrangement (software product) when the basic criteria in SOP No. 97-2 have been met. Any discount in the arrangement is allocated to the delivered element. Maintenance and support revenue is deferred and recognized on a straight-line basis over the term of the maintenance and support agreement. The VSOE of fair value of the undelivered elements (maintenance and support) is determined based on the price charged for the undelivered element when sold separately.

3. Reselling of hardware and software products:

a. Hardware revenue:

The Company recognizes revenue pursuant to Staff Accounting Bulletin No. 104, “Revenue Recognition in Financial Statements” (SAB 104) and Emerging Issue Task

INTEGRITY SYSTEMS LTD. AND ITS SUBSIDIARY

Notes to Consolidated Financial Statements—(continued)

Force No. 00-23, “Revenue Arrangements with Multiple Deliverables” (EITF 00-21). In accordance with this revenue recognition guidelines, revenue is recognized for a unit of accounting when all of the following criteria are met: persuasive evidence of an arrangement exists delivery has occurred fee is fixed or determinable collectibility is reasonably assured.

Hardware products are being sold in addition to professional services provided to customers. Since fair value for the undelivered element (the professional services) does not exist, all revenues are recognized on a straight line basis over the term of the service agreement.

b. Software revenue:

The Company has adopted SOP No. 97-2, “Software Revenue Recognition”, as amended. Since VSOE of fair value for maintenance and support does not exist for such products, all revenues are recognized on a straight-line basis over the term of the maintenance and support agreement.

4. Deferred revenues include unearned amounts received, but not yet recognized as revenues.

k. Research and development costs:

Research and development costs are charged to the statement of operations as incurred. Statement of Financial Accounting Standard No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed” (“SFAS No. 86”), requires capitalization of certain software development costs, subsequent to the establishment of technological feasibility.

Based on the Company’s product development process, technological feasibility is established upon completion of a working model. Costs incurred by the Company between completion of the working models and the point at which the products are ready for general release, have been insignificant. Therefore, all research and development costs have been expensed.

l. Income taxes:

The Company and its subsidiary account for income taxes in accordance with Statement of Financial Accounting Standards (“SFAS”) 109, “Accounting for Income Taxes”. This Statement prescribes the use of the liability method whereby deferred tax assets and liability account balances are determined based on differences between financial reporting and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company and its subsidiary provide a valuation allowance, if necessary, to reduce deferred tax assets to their estimated realizable value.

m. Concentrations of credit risk:

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, and trade receivables.

Cash and cash equivalents are deposited with major banks in Israel. Management believes that the financial institutions that hold the deposits and investments of the Company and its subsidiary are financially sound and, accordingly, minimal credit risk exists with respect to these deposits and investments.

The Company has no significant off-balance-sheet concentration of credit risk such as foreign exchange contracts, option contracts or other foreign hedging arrangements.

INTEGRITY SYSTEMS LTD. AND ITS SUBSIDIARY

Notes to Consolidated Financial Statements—(continued)

n. Accounting for stock-based compensation:

Prior to January 1, 2006 the Company accounted for equity-based under Statement of Financial Accounting Standards No. 123, “Accounting for Stock-based Compensation” (“SFAS 123”). According to SFAS 123, the company measures and recognizes of compensation expense based on estimated fair values for all share-based payment awards made to employees and directors. SFAS 123(R) requires companies to estimate the fair value of equity-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as an expense over the requisite service periods in the Company’s consolidated statements of operations.

The Company’s options granted to employees and directors are exercisable with a dollar denominated exercise price. The functional currency of the Company and the currency in which the employee is paid is NIS.

The Company recognizes compensation expenses for the value of its awards, which have graded vesting based on the straight line method over the requisite service period of each of the awards, net of estimated forfeitures. Estimated forfeitures are based on actual historical pre-vesting forfeitures.

In March 2005, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 107 (“SAB 107”) relating to SFAS 123(R). The Company has applied the provisions of SAB 107 in its adoption of SFAS 123(R).

The fair value for options granted in 2005 is amortized over their vesting period and estimated at the date of grant using the Black-Scholes-Merton options pricing model with the following weighted average assumptions:

Year ended December 31, 2005
Forfeiture rate	40%
Interest rate	4.3%
Volatility	50%
Expected life of up to	7 years
Dividend yield	0%
Weighted-average fair value at grant date	$2.24

The computation of expected volatility is based on realized historical stock price volatility of peer companies. The computation of the forfeiture rate is based on the employees expected exercise prior and post vesting termination behavior. The interest rate for period within the contractual life of the award is based on the U.S. Treasury bonds with expected life of 6-7 years, in effect at the time of grant. The Company currently has no plans to distribute dividends and intends to retain future earnings to finance the development of its business.

INTEGRITY SYSTEMS LTD. AND ITS SUBSIDIARY

Notes to Consolidated Financial Statements—(continued)

During the year ended December 31 2006 and 2005 the Company recognized stock-based compensation expenses (income) related to employee stock options as follows:

	Year ended December 31, 2006	Year ended December 31, 2005
Cost of revenue	(4)	54
Research and development	4	8
Selling and marketing	5	2
General and administrative	9	121

Total stock-based compensation expense	13	185

o. Fair value of financial instruments:

The following methods and assumptions were used by the Company and its subsidiary in estimating their fair value disclosures for financial instruments:

The carrying amounts of cash and cash equivalents, trade receivables, other accounts receivable, trade payables and other accounts payable approximate their fair value due to the short-term maturity of such instruments.

p. Treasury shares:

The Company repurchased Ordinary shares and holds such shares as Treasury shares. The Company applies the “cost method” and presents the cost to repurchase such shares as a reduction in shareholders’ equity. As of December 31, 2006, the Company did not sell any of the shares.

q. Impact of recently issued accounting standards:

1. In July 2006, the FASB issued FASB Interpretation 48, “Accounting for Income Tax Uncertainties” (“FIN 48”). FIN 48 defines the threshold for recognizing the benefits of tax return positions in the financial statements as “more-likely-than-not” to be sustained by the taxing authority. The recently issued literature also provides guidance on derecognition, measurement and classification of income tax uncertainties, along with any related interest and penalties. FIN 48 also includes guidance concerning accounting for income tax uncertainties in interim periods and increases the level of disclosures associated with any recorded income tax uncertainties.

FIN 48 is effective for fiscal years beginning after December 15, 2006. The differences between the amounts recognized in the statements of financial position prior to the adoption of FIN 48 and the amounts reported after adoption will be accounted for as a cumulative-effect adjustment recorded to the beginning balance of retained earnings.

The Company is currently evaluating the impact of the adoption of FIN 48 and has not yet determined the impact, if any, it will have on the Company’s financial statements.

2. In September 2006, the FASB issued Statement of Financial Accounting Standards (SFAS) 157, “Fair Value Measurements”. SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP) and expands disclosures about fair value measurements. SFAS 157 is effective for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The Company is currently evaluating the effect that the adoption of SFAS 157 will have on its financial position and results of operations.

INTEGRITY SYSTEMS LTD. AND ITS SUBSIDIARY

Notes to Consolidated Financial Statements—(continued)

3. In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS No. 159). SFAS No. 159 permits companies to choose to measure certain financial instruments and certain other items at fair value. The standard requires that unrealized gains and losses on items for which the fair value option has been elected be reported in earnings. SFAS No. 159 is effective for the Company beginning in the first quarter of fiscal year 2008, although earlier adoption is permitted. The Company is currently evaluating the impact that SFAS No. 159 will have on its consolidated financial statements.

NOTE 3:-    OTHER ACCOUNTS RECEIVABLE AND PREPAID EXPENSES

	December 31,
	2006	2005
Government authorities	430	103
Short-term lease deposits	48	213
Prepaid expenses	311	115

	789	431

NOTE 4:-    INVESTMENT IN AN AFFILIATE

In February 2005, the Company invested NIS 875 in Illuminator Inc., a related company, in exchange for 714,465 Preferred A shares and, as a result, held approximately 2% of Illuminator.

During 2006, the Company performed a recoverability test on its investment in Illuminator, in accordance with APB No. 18, and concluded that the investment should be fully impaired. As a result, the Company recorded a non-cash charge of NIS 875 in other expenses.

NOTE 5:-     PROPERTY AND EQUIPMENT

	December 31,
	2006	2005
Cost:
Computers and peripheral equipment	2,545	2,314
Office furniture and equipment	194	189
Leasehold improvements	196	196

	2,935	2,699

Accumulated depreciation:
Computers and peripheral equipment	2,164	1,929
Office furniture and equipment	104	92
Leasehold improvements	165	141

	2,433	2,162

Total property and equipment, net	502	537

Depreciation expenses for the years ended December 31, 2006 and 2005 were NIS 271 and NIS 262, respectively.

INTEGRITY SYSTEMS LTD. AND ITS SUBSIDIARY

Notes to Consolidated Financial Statements—(continued)

NOTE 6:-    SHORT-TERM BANK LOANS

a. Composition:

	Interest rate		December 31,
	2006	2005	2006	2005
	%
Short-term bank loans	Prime + 0.8%	Prime + 0.5%	2,850	3,300
Short-term bank credit(1)	Prime + 0.75%	Prime + 0.75%	790	122

			3,640	3,422

(1)	As of December 31, 2006 and 2005, the Prime rate is 6.0% and 5.5%, respectively.

The Company has authorized credit lines from Bank Leumi le Israel Ltd. and Israel Discount Bank Limited, in the amount of NIS 5,000. The credit is secured by floating and fixed charge (see Note 8b).

b. Contractual restrictions and financial covenants:

For the purpose of obtaining credit and/or other bank services from Bank Leumi le Israel Ltd., the Company is committed towards Bank Leumi le Israel Ltd., as follows:

1. At any time the ratio of tangible shareholders’ equity (as defined in the agreement) of the Company will not drop below 8% of total balance sheet and will also not drop at any time below the amount of NIS 1,250.

2. The balance of its accounts receivable less its obligations to affiliated companies and other payables, will not drop at any time below 175% of its total bank obligations.

As of December 31, 2006 and 2005, the Company did not comply with the abovementioned covenants. The Company received a letter from Bank Leumi le Israel Ltd., in which the bank agreed not to act upon its contractual rights until May 31, 2008 subject to the Company’s full compliance of the abovementioned covenants in the financial statements for the year ended December 31, 2007.

NOTE 7:-    ACCRUED EXPENSES AND OTHER ACCOUNTS PAYABLE

	December 31,
	2006	2005
Government authorities	503	452
Employees and payroll accruals	2,441	1,703
Accrued expenses and other	244	511

	3,188	2,666

INTEGRITY SYSTEMS LTD. AND ITS SUBSIDIARY

Notes to Consolidated Financial Statements—(continued)

NOTE 8:-    COMMITMENTS AND CONTINGENT LIABILITIES

a. Contingent liabilities:

The Company provided bank guarantees in the amount of NIS 155 to customers in order to secure the performance of projects.

b. Floating and fixed charge in return for credit facility:

As of December 31, 2006, two banks provided the Company with a short-term credit facility of NIS 1,100 and a short-term loan facility of NIS 3,900. In return, the Company placed a floating charge on all its monetary assets and property and a fixed charge on the unpaid share capital, goodwill, securities and notes of the Company.

c. Commitments:

Lease commitments:

The Company leases facility and office space under an operating lease agreement for the period beginning September 1999 until August 2007.

Future minimum payments under non-cancelable leases are as follows:

2007	263

Facilities lease expenses for the years ended December 31, 2006 and 2005 were approximately NIS 359 and NIS 242, respectively.

The Company rents its motor vehicles under operating lease agreements, which expire on various dates, the latest of which is 2007.

d. Guarantees:

In respect of the said office lease commitment, the Company provided a guarantee in the amount of NIS 59.

NOTE 9:-    SHARE CAPITAL

a. Ordinary shares, in respect of which all calls have been fully paid, shall confer on their holders the right to receive notices of, and to attend and to vote at, general meetings of the Company, the right to receive dividends and to participate in the distribution of surplus assets of the Company upon its winding-up.

b. The Preferred A shares of NIS 0.01 par value shall grant to the holders the following rights:

    1. Voting rights:

Each holder of Preferred A shares shall have one vote for each Ordinary share into which such Preferred A shares can be converted on all matters entitled to be voted on by holders of Ordinary shares voting together as a single class.

    2. Right to convert:

Each Preferred A share shall be convertible, without payment of additional consideration by the holder thereof, at the option of the holder, into such number of fully paid and

INTEGRITY SYSTEMS LTD. AND ITS SUBSIDIARY

Notes to Consolidated Financial Statements—(continued)

non-assessable Ordinary shares as is determined by dividing the applicable original Preferred A issue price by the conversion price in effect on the date the share certificate is surrendered for conversion.

    3. Automatic conversion:

Each Preferred A share shall automatically be converted, without payment of additional consideration by the holder, into such number of fully paid and non-assessable Ordinary shares as is determined by dividing the original Preferred A issues price by the conversion price in effect on the date the share certificate is surrendered for conversion, upon (i) the affirmative vote, or the written consent of, or the conversion by, the holders of 66% of the then outstanding Preferred A shares; or (ii) immediately prior to, and conditional upon, an IPO.

    4. Liquidation preference:

In the event of a liquidation, dissolution or winding up, either voluntary or involuntary (collectively, a “Liquidation Event”), or a Deemed Liquidation Event, of the Company, the Preferred A Shareholders shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the Ordinary shareholders, an amount per each issued and outstanding Preferred A share equal to the higher of: (i) the applicable Original Series A Issue Price; and (ii) the pro rata portion receivable by such Preferred A share in the distribution of the assets of the Company available for distribution in such Liquidation Event to all shareholders of the Company (calculated on an as if converted basis), plus an amount equal to all declared but unpaid dividends on such share (“the Preferred A Preference”).

If upon the occurrence of such Liquidation Event or Deemed Liquidation Event, the assets and funds thus distributed among the Preferred A Shareholders shall be insufficient to permit the payment to such holders of the full Preferred A Preference, then the entire assets legally available for distribution shall be distributed ratably among the Preferred A shareholders in proportion to their respective shareholdings in the Company.

c. Option plans to employees:

Between 2000 and 2006, the Company implemented several Employee Share Options Plans (“the plans”). Total number of options authorized for grant under the plans amounted to 475,000. As of December 31, 2006, an aggregate of 383,105 options of the Company are still available for future grants.

Under the Company’s plans, full-time employees, officers and directors of the Company may be granted options to acquire Ordinary shares. The options generally vest over a period of four years from the date of grant, and expire no later than ten years from the date of grant. Any options that are canceled or forfeited before expiration become available for future grants.

d. Options to service providers and related parties:

In 2003, the Company’s shareholders approved to grant to a company controlled by the chairman of the Company’s Board of Directors options to purchase 75,000 Ordinary shares of NIS 0.01 par value each at an exercise price of $0.01 per share.

In addition, in 2003 existing shareholders were granted options to purchase 259,725 Ordinary shares of NIS 0.01 par value each at an exercise price of $0.01 per share.

The options are exercisable from the date of grant.

INTEGRITY SYSTEMS LTD. AND ITS SUBSIDIARY

Notes to Consolidated Financial Statements—(continued)

e. Stock options:

A summary of the Company’s stock option activities in 2006 and 2005, and related information, is as follows:

	Year ended December 31,
	2006			2005
	Number of options	Weighted average exercise price	Weighted Average Remaining contractual term (years)	Number of options	Weighted Average exercise price
Outstanding at beginning of year	425,430	$0.09		416,700	$0.07
Granted	6,500	$0.42		19,000	$0.42
Exercised	(1,450)	$0.42		—	$—
Forfeited	(3,860)	$0.42		(10,270)	$0.42

Outstanding at the end of the year	426,620	$0.09	6.41	425,430	$0.09

Exercisable options at the end of the year	390,983	$0.06	6.15	374,738	$0.06

The options outstanding as of December 31, 2006, have been separated into exercise prices, as follows:

Exercise price	Options outstanding as of December 31, 2006	Weighted average remaining contractual term (years)	Weighted average exercise price	Options exercisable as of December 31, 2006	Weighted average exercise price of exercisable options
$0.01	343,525	6.19	$0.01	343,525	$0.01
$0.17	1,000	3.27	$0.17	1,000	$0.17
$0.42	81,495	7.36	$0.42	46,458	$0.42

e. The weighted-average grant-date fair value of options granted during the years 2006 and 2005 was $ 2.06 and $ 1.94, respectively.

INTEGRITY SYSTEMS LTD. AND ITS SUBSIDIARY

Notes to Consolidated Financial Statements—(continued)

NOTE 10:-    TAXES ON INCOME

a. Tax benefits under the Law for the Encouragement of Capital Investments, 1959 (“the law”):

The Company was granted “Approved Enterprise” status under the law currently under two separate investment programs. Pursuant to the law, the Company has elected the “alternative benefits” track and has waived Government grants in return for a tax exemption. The main benefit arising from such status is the reduction in tax rates on income derived from “Approved Enterprises”. Consequently, the Company is entitled to a two-year tax exemption and five to eight years of tax at a reduced rate of 10%-25%, based on the percentage of foreign investment in the Company.

By virtue of this law, the Company is entitled to claim accelerated depreciation on equipment used by the “Approved Enterprise” during five tax years.

The period of tax benefits detailed above is subject to time limits of the earlier of 12 years from commencement of production, or 14 years from receiving the approval.

The entitlement to the above benefits is conditional upon the Company’s fulfilling the conditions stipulated by the above law, regulations published thereunder and the letters of approval for the specific investments in “approved enterprises”. In the event of failure to comply with these conditions, the benefits may be canceled and the Company may be required to refund the amount of the benefits, in whole or in part, including interest.

As of December 31, 2006, management believes that the Company is meeting all of the aforementioned conditions.

The tax-exempt income attributable to the “Approved Enterprise” can be distributed to shareholders without subjecting the Company to taxes only upon the complete liquidation of the Company. If these retained tax-exempt profits are distributed in a manner other than in the complete liquidation of the Company they would be taxed at the corporate tax rate applicable to such profits as if the Company had not elected the alternative system of benefits, currently between 10%-25% for an “Approved Enterprise”. The Company has determined that such tax-exempt income will not be distributed as dividends.

Income from sources other than the “Approved Enterprise” during the benefit period will be subject to tax at the regular corporate tax rate.

On April 1, 2005, an amendment to the law came into effect (“the Amendment”) and has significantly changed the provisions of the law. The Amendment limits the scope of enterprises which may be approved by the Investment Center by setting criteria for the approval of a facility as a Beneficiary Enterprise, such as provisions generally requiring that at least 25% of the Beneficiary Enterprise’s income will be derived from export. Additionally, the Amendment enacted major changes in the manner in which tax benefits are awarded under the law so that companies no longer require Investment Center approval in order to qualify for tax benefits.

However, the Amendment provides that terms and benefits included in any letters of approval already granted will remain subject to the provisions of the law as they were on the date of such approval. Therefore, the Company’s existing Approved Enterprise will generally not be subject to the provisions of the Amendment. As a result of the amendment, tax-exempt income generated under the provisions of the new law, will subject the Company to taxes upon distribution or liquidation and the Company may be required to record deferred tax liability with respect to such tax-exempt income. As of December 31, 2006, the Company did not generate income under the provision of the new law.

INTEGRITY SYSTEMS LTD. AND ITS SUBSIDIARY

Notes to Consolidated Financial Statements—(continued)

b. Measurement of taxable income under the Income Tax (Inflationary Adjustments) Law, 1985:

Results for tax purposes are measured and reflected in real terms in accordance with the changes in the Israeli Consumer Price Index (“CPI”).

c. Israeli tax rates:

Taxable income of Israeli companies is subject to tax at the rate of 31% in 2006, 29% in 2007, 27% in 2008, 26% in 2009 and 25% in 2010 and thereafter.

d. Pre-tax income (loss) is comprised as follows:

	Year ended December 31,
	2006	2005
Domestic	(244)	346
Foreign	(8)	(51)

	(252)	295

e. Tax assessments:

The Company has received assessments that are deemed final through 2002.

f. The income tax provision for the years ended December 31, 2006 and 2005, consisted of the following:

	Year ended December 31,
	2006	2005
Current	3	161
Deferred	446	320

	449	481

Domestic	446	477
Foreign	3	4

	449	481

g. Deferred income taxes:

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax liabilities and assets are as follows:

	December 31,
	2006	2005
Deferred tax assets:
Reserves and allowances	1,069	1,515
Net operating loss carry forwards in subsidiary	65	61

Net deferred tax assets before valuation allowance	1,134	1,576
Valuation allowance	(65)	(61)

Total deferred tax assets	1,069	1,515

INTEGRITY SYSTEMS LTD. AND ITS SUBSIDIARY

Notes to Consolidated Financial Statements—(continued)

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that all or some portion of the deferred tax assets will not be realized. The ultimate realization of the deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences are deductible and net operating losses are utilized.

Utilization of U.S. net operating losses may be subject to substantial annual limitations due to the “change in ownership” provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses before utilization.

h. A reconciliation between the theoretical tax expense, assuming all income is taxed at the statutory tax rate applicable to income of the Company and the actual tax expense as reported in the statement of income, is as follows:

	Year ended December 31,
	2006	2005
Income (loss) before taxes, as reported in the consolidated statements of operations	(252)	295

Statutory tax rate	31%	34%

Expense computed at the statutory tax rate	(78)	100
Change in valuation allowance	(4)	(21)
Items which no deferred tax was recorded	271	64
Tax adjustment in respect of change in tax rate	56	106
Stock compensation relating to options—Non-deductible expenses	4	63
Non-deductible expenses	168	182
Other	32	(13)

Actual tax expense	449	481

NOTE 11:-    RELATED PARTIES TRANSACTIONS AND BALANCES

a. Balances and transactions with Illuminator:

Balances between Illuminator and the Company:

	December 31,
	2006	2005
Trade receivables	53	70

Investment in an affiliate (see also Note 4)	—	875

INTEGRITY SYSTEMS LTD. AND ITS SUBSIDIARY

Notes to Consolidated Financial Statements—(continued)

Transactions between Illuminator and the Company:

	Year ended December 31,
	2006	2005
Revenues:
Consulting	85	89
Products and equipment	4	115

	89	204

General and administrative expenses (income):
Rendering services(1)	(108)	(229)
Management services(2)	284	284

	176	(55)

Other income (expenses)	—	*) (875)

(1)	In April 2004, the Company entered into a service agreement with Illuminator. Pursuant to the agreement, the Company will provide services involving research and development, technical support and patent rights protection. In addition, the Company will provide administrative services and will allow Illuminator to use its facilities.
(2)	In January 2005, the Company entered into a service agreement with Illuminator. Pursuant to the agreement, Illuminator will provide financial management services to the Company.
*)	See also Note 5.

b. Transactions with MBM Creative Holdings Ltd., a shareholder in the Company and which its affiliate serves on the Company’s Board of Directors:

General and administrative services:

	Year ended December 31,
	2006	2005
Management services	72	72

c. Transactions with MBI Advanced Computers Ltd., a company which its affiliate serves on the Company’s Board of Directors:

Revenues:
Consulting	389	114

Cost of goods sold:
Purchase of products	205	226

Balances between MBI Advanced Computer Systems and the Company:
Trade receivables	133	—

INTEGRITY SYSTEMS LTD. AND ITS SUBSIDIARY

Notes to Consolidated Financial Statements—(continued)

NOTE 12:-    SUBSEQUENT EVENTS

On March 22, 2007, Glasshouse Technologies, Inc. (“the purchaser”), a corporation organized and existing under the laws of the state of Delaware, acquired all of the outstanding shares of the Company for cash and common stock consideration.

As a part of the purchase agreement, the purchaser paid the Company and the Company’s stock option holders a sum of $ 3,395 and $ 337 thousand, respectively, for the cancellation of all outstanding options as of the purchase date.

MBI ADVANCED COMPUTER SYSTEMS LTD. AND ITS SUBSIDIARY

CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2006

IN NIS

REPORT OF INDEPENDENT AUDITORS

To the Shareholders of

MBI ADVANCED COMPUTER SYSTEMS LTD. AND ITS SUBSIDIARY

We have audited the accompanying consolidated balance sheets of MBI Advanced Computer Systems Ltd. (the “Company”) and its subsidiary as of December 31, 2006 and 2005, and the related consolidated statements of operations, changes in shareholders’ deficiency and cash flows for each of the two years in the period ended December 31, 2006. These financial statements are the responsibility of Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company and its subsidiary as of December 31, 2006 and 2005, and the consolidated results of their operations and cash flows for each of the two years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States.

Tel-Aviv, Israel	/s/ KOST FORER GABBAY & KASIERER
November 20, 2007

MBI ADVANCED COMPUTER SYSTEMS LTD. AND ITS SUBSIDIARY

(b) Consolidated Balance Sheets

	December 31,
	2006	2005
	Reported NIS in thousands
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	2,305	1,637
Marketable securities	37	—
Trade receivables	9,903	9,734
Inventories (Note 3)	5,081	3,747
Related parties (Note 12)	1,278	1,607
Other accounts receivable (Note 4)	1,770	1,595
Deferred tax assets	367	272
Deferred costs	17,929	13,142

Total current assets	38,670	31,734

LONG-TERM INVESTMENTS AND RECEIVABLES
Investment in an affiliate (Note 5)	—	270
Long-term employees loans	78	—
Long-term deposits	148	—
Severance pay fund	3,177	2,160
Long-term deferred tax assets	33	81
Long-term deferred costs	9,768	5,399

	13,204	7,910

PROPERTY AND EQUIPMENT, NET (Note 6)	937	1,023

Total assets	52,811	40,667

The accompanying notes are an integral part of the consolidated financial statements.

MBI ADVANCED COMPUTER SYSTEMS LTD. AND ITS SUBSIDIARY

Consolidated Balance Sheets

	December 31,
	2006	2005
	Reported NIS in thousands
LIABILITIES AND SHAREHOLDERS’ DEFICIENCY

CURRENT LIABILITIES:
Short-term bank loan (Note 7)	2,038	4,711
Trade payables	11,719	5,562
Deferred revenue	26,507	17,509
Accrued expenses and other accounts payable (Note 8)	6,699	6,015

Total current liabilities	46,963	33,797

LONG-TERM DEFERRED REVENUES	12,805	9,183

OTHER LONG-TERM LIABILITIES	410	789

ACCRUED SEVERANCE PAY	3,724	3,076

Total liabilities	63,902	46,845

COMMITMENTS AND CONTINGENCIES (Note 9)

SHAREHOLDERS’ DEFICIENCY:
Share capital (Note 10)
Ordinary shares of NIS 0.01 par value— Authorized: 2,180 shares at December 31, 2006 and 2005; Issued and outstanding: 2,180 shares at December 31, 2006 and 2005	*) —	*) —
Accumulated other comprehensive income (loss)	66	(39)
Accumulated deficit	(11,157)	(6,139)

Total shareholders’ deficiency	(11,091)	(6,178)

Total liabilities and shareholders’ deficiency	(52,811)	40,667

*)	Represents an amount lower than NIS 1.

The accompanying notes are an integral part of the consolidated financial statements.

MBI ADVANCED COMPUTER SYSTEMS LTD. AND ITS SUBSIDIARY

Consolidated Statements of Operations

	Year ended December 31,
	2006	2005
	Reported NIS in thousands
Revenues	48,485	35,376
Cost of revenues	39,144	27,582

Gross profit	9,341	7,794

Operating expenses:
Selling and marketing	5,943	3,904
General and administrative	6,960	5,968

Total operating expenses	12,903	9,872

Operating loss	3,562	2,078
Financial expenses, net	332	134
Other expenses, net	500	203

Loss before taxes on income	4,394	2,415
Taxes on income	24	896

Net loss	4,418	3,311

The accompanying notes are an integral part of the consolidated financial statements.

MBI ADVANCED COMPUTER SYSTEMS LTD. AND ITS SUBSIDIARY

Statements of Changes in Shareholders’ Deficiency

	Ordinary shares		Accumulated Other Comprehensive income (loss)	Accumulated deficit	Total Comprehensive loss	Total
	Number	Amount
	Reported NIS in thousands
Balance as of January 1, 2005	2,180	*) —	34	(2,828)		(2,794)
Net loss	—	—	—	(3,311)	(3,311)	(3,311)
Foreign currency translation adjustments	—	—	(73)	—	(73)	(73)

Total comprehensive loss					(3,384)

Balance as of December 31, 2005	2,180	*) —	(39)	(6,139)		(6,178)
Dividend paid	—	—	—	(600)		(600)
Net loss	—	—	—	(4,418)	(4,418)	(4,418)
Foreign currency translation adjustments	—	—	105	—	105	105

Total comprehensive loss					(4,313)

Balance as of December 31, 2006	2,180	*) —	66	(11,157)		(11,091)

*)	Represents an amount lower than NIS 1.

The accompanying notes are an integral part of the consolidated financial statements.

MBI ADVANCED COMPUTER SYSTEMS LTD. AND ITS SUBSIDIARY

Consolidated Statements of Cash Flows (continued)

	Year ended December 31,
	2006	2005
	Reported NIS in thousands
Cash flows from operating activities:
Net loss	(4,418)	(3,311)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	375	369
Capital loss from the sale of property and equipment	—	220
Increase in trade receivables	169	(4,755)
Decrease in related parties	—	(297)
Decrease (increase) in inventories	(1,334)	46
Decrease (increase) in other accounts receivable	(175)	227
Increase in deferred tax assets	(47)	(58)
Increase in deferred costs	(9,156)	(5,367)
Impairment of an investment in an affiliate	554	—
Increase (decrease) in short term bank loan	(643)	812
Increase (decrease) in trade payables	6,157	(2,711)
Increase in deferred revenue	12,620	8,063
Increase in accrued expenses and other accounts payable	684	(2,148)
Increase (decrease) in accrued severance pay, net	(369)	236
Increase (decrease) in long-term liabilities	(379)	789

Net cash provided by (used in) operating activities	3,700	(3,589)

Cash flows from investing activities:
Proceeds from (payment of) long-term employee loan	(78)	168
Proceeds from (used in) purchase of marketable securities	(37)	59
Purchase of property and equipment	(289)	(409)
Proceeds from sale of property and equipment	—	636
Long-term deposit	(148)	—
Loans to an affiliate Company	5	—

Net cash provided by (used in) investing activities	507	454

Cash flows from financing activities:
Receipt of short-term bank loan	—	3,900
Repayment of short-term bank loan	(2,030)	(1,072)
Dividend	(600)	—

Net cash provided by (used in) financing activities	(2,630)	2,828

Effect of exchange rate on cash and cash equivalents	105	(73)

Increase (decrease) in cash and cash equivalents	668	(380)
Cash and cash equivalents at the beginning of the year	1,637	2,017

Cash and cash equivalents at the end of the year	2,305	1,637

The accompanying notes are an integral part of the consolidated financial statements.

MBI ADVANCED COMPUTER SYSTEMS LTD. AND ITS SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 1:-    GENERAL

a. Company description:

MBI Advanced Computer Systems Ltd. (“the Company”) is an Israeli corporation. The Company commenced its operations during 1993.

The Company provides Integrated Storage Solutions in Israel. The Company is engaged in establishment, assimilation and support of backup, storage and restoration systems, data protection installations, supporting various operating environments and data bases.

b. Establishment of a subsidiary in Turkey:

In March 2004 the Company established MBI Veri Koruma Sistemleri Limited Sirketi (“MBI Turkey”), a Turkish company, holding 70% of its share capital. During 2005, the Company sold 10% of MBI Turkey’s shares, bringing its holdings to 60%. In March 2007, the Company sold the investment in the MBI Turkey to GlassHouse Technologies, Inc. (see also Note 13).

c. In November 2003, the Company established TeraStor SARL, a High-Tech French company, holding 20% of its share capital. The company ceased its operations and was liquidated during 2006, (see also Note 5).

NOTE 2:-    SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States.

a. Use of estimates:

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

b. Foreign currency translation:

1. The majority of the revenues of the Company is generated in New Israeli Shekel (“NIS”). In addition, a substantial portion of the Company costs incurred in NIS. The Company’s management believes that the NIS is the primary currency of the economic environment in which the Company operates. Thus, the functional and reporting currency of the Company and its subsidiary is the NIS. Accordingly, monetary accounts maintained in currencies other than the NIS are remeasured into NIS in accordance with Statement of Financial Accounting Standard Board No. 52 “Foreign Currency Translation”.

All transactions gains and losses of the remeasured monetary balance sheet items are reflected in the statement of operations as financial income or expenses, as appropriate.

2. The financial statements of a foreign subsidiary, whose functional currency is not the NIS, have been translated into NIS. All balance sheet accounts have been translated using the exchange rates in effect at the balance sheet date. Statement of operations amounts have been translated using the average exchange rate for the year. The resulting aggregate translation adjustments are reported as a component of accumulated other comprehensive loss in shareholders’ equity.

MBI ADVANCED COMPUTER SYSTEMS LTD. AND ITS SUBSIDIARY

Notes to Consolidated Financial Statements—(continued)

c. Principles of consolidation:

The consolidated financial statements include the accounts of the Company and its majority owned subsidiary MBI Turkey. Intercompany balances and transactions including profit from intercompany sales not yet realized outside the Group, have been eliminated upon consolidation. MBI Turkey’s financial statements were 100% consolidated with these financial statements, as it has a shareholders’ deficiency for 2005 and 2006.

d. Cash equivalents:

Cash equivalents are short-term highly liquid investments that are readily convertible to cash with maturities of three months or less, at the date acquired.

e. Marketable securities:

The Company accounts for investments in debt and equity securities in accordance with Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities” (“SFAS 115”). Management determines the appropriate classification of its investments in debt and equity securities at the time of purchase and reevaluates such determination at each balance sheet date. Debt securities are classified as available-for-sale and reported at fair value.

Debt securities that are designated as available-for-sale are stated at fair value, with unrealized gains and losses reported in accumulated other comprehensive income (loss), a separate component of shareholders’ equity.

As of December 31, 2006, no material gains were recorded.

f. Inventories:

Inventories are stated at the lower of cost or market value. Inventory provisions are provided to cover risks arising from slow-moving items, technological obsolescence, excess inventories and for market prices lower than cost.

Cost is determined using the FIFO method.

g. Long-term deposits:

Leasing deposits with maturities of more than one year are included in long-term investments, and presented at their cost.

h. Property and equipment, net:

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives, at the following annual rates:

%
Computers and peripheral equipment	33
Office furniture and equipment	6 - 25
Leasehold improvements	Over the earlier of the related lease period or the life of the asset

i. Investment in an affiliate:

The Company’s investment in TeraStor SARL, in which the Company holds approximately 20%, is stated at cost, since the Company does not have the ability to exercise significant influence over TeraStor SARL.

MBI ADVANCED COMPUTER SYSTEMS LTD. AND ITS SUBSIDIARY

Notes to Consolidated Financial Statements—(continued)

The Company’s investment in the affiliate is reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an investment may not be recoverable, in accordance with Accounting Principle Board Opinion No. 18, “The Equity Method of Accounting for Investment in Common Stock” (APB 18”).

During 2006 the Company recorded an impairment loss in the amount of NIS 1,554 (see also Note 5).

j. Severance pay:

The Company’s liability for its Israeli employees’ severance pay is calculated pursuant to Israel’s Severance Pay Law, based on the most recent salary of the Israeli employees, multiplied by the number of years of employment as of balance sheet date. Employees are entitled to one month’s salary for each year of employment, or a portion thereof. The Company’s liability for all of its employees in Israel is fully provided by monthly deposits with severance pay funds, insurance policies and by an accrual. The value of those policies is recorded as an asset in the Company’s balance sheet.

The deposited funds include profits accumulated up to the balance sheet date. The deposited funds may be withdrawn, only upon fulfillment of the obligation pursuant to Israel’s Severance Pay Law or labor agreements. The value of the deposited funds is based on the cash surrendered value of these policies, and includes immaterial profits.

Severance pay expenses net of fund’s profit for the years ended December 31, 2006 and 2005 amounted to NIS 1,078 and NIS 751, respectively.

k. Impairment of long-lived assets:

The long-lived assets and certain identifiable intangibles of the Company and its subsidiary are reviewed for impairment, in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The recoverability of assets to be held and used is measured by a comparison of the carrying amount of such assets to the future undiscounted cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

As of December 31, 2006 and 2005, no impairment losses have been identified.

l. Revenue recognition:

The Company derives its revenues mostly as a distributor of products (hardware and software) and related services, such as support of backup, storage and restoration systems and providing maintenance and support. Most of the Company’s revenues transactions are multiple-elements arrangements. The Company sells its products primarily through its direct sales force.

1. Multiple element arrangements:

The Company accounts for software sales in accordance with Statement of Position No. 97-2, “Software Revenue Recognition” as amended by Statement of Position 98-9, “Modifications of SOP 97-2, Software Revenue Recognition with Respect to Certain Transactions” (“SOP No. 97-2”). SOP No. 97-2 generally requires revenues earned from software arrangements involving multiple elements to be allocated to each element based on the relative fair values of the elements determined by the vendor’s specific objective

MBI ADVANCED COMPUTER SYSTEMS LTD. AND ITS SUBSIDIARY

Notes to Consolidated Financial Statements—(continued)

evidence (VSOE) of fair value. The VSOE of fair value of the elements included in a multiple element arrangement (maintenance, support and services like consulting, implementation and training) is determined based on the price charged for the undelivered element when sold separately. Since VSOE of fair value of the undelivered elements does not exist the Company recognizes the revenues of all the elements in the arrangement and related costs ratably over the longest period of the contractual terms of the undelivered element in the arrangement.

Revenues are recognized when persuasive evidence of an agreement exists, delivery of the product has occurred, no significant obligations with regard to implementation remain, the fee is fixed or determinable, and collectibility is probable. The Company generally does not grant a right of return to its customers. When a right of return exists, the Company defers revenue until the right of return expires, at which time revenue is recognized provided that all other revenue recognition criteria are met.

2. Hardware revenue:

For all transactions involving the sale of software products and hardware transactions where the software is not incidental the Company implemented SOP 97-2. For hardware transactions where software is incidental, and hardware transactions where no software is involved the Company recognizes revenue pursuant to Staff Accounting Bulletin No. 104, “Revenue Recognition in Financial Statements” (SAB 104). In accordance with these revenue recognition guidelines, revenue is recognized for a unit of accounting when all of the following criteria are met: persuasive evidence of an arrangement exists delivery has occurred fee is fixed or determinable collectibility is reasonably assured.

Consulting revenue is generated from the sale of professional services. Revenues from consulting are recognized as these services are performed, provided all the other revenue recognition criteria noted above have been met.

Deferred revenue includes amounts received from customers for which revenue has not been recognized. Amounts which were not yet received and revenue was not yet recognized were deducted from the accounts receivable balance.

Deferred costs represent the direct costs derived from revenues not yet recognized.

m. Income taxes:

The Company and its subsidiary account for income taxes in accordance with Statement of Financial Accounting Standards (“SFAS”) 109, “Accounting for Income Taxes”. This Statement prescribes the use of the liability method whereby deferred tax assets and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company and its subsidiary provide a valuation allowance, if necessary, to reduce deferred tax assets to their estimated realizable value.

n. Concentrations of credit risk:

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, and trade receivables.

MBI ADVANCED COMPUTER SYSTEMS LTD. AND ITS SUBSIDIARY

Notes to Consolidated Financial Statements—(continued)

Cash and cash equivalents are deposited with major banks worldwide. Management believes that the financial institutions that hold the deposits and investments of the Company and its subsidiary are financially sound and, accordingly, minimal credit risk exists with respect to these deposits and investments.

The Company has no significant off-balance-sheet concentration of credit risk such as foreign exchange contracts, option contracts or other foreign hedging arrangements.

o. Impact of recently issued accounting standards:

In July 2006, the FASB issued FASB Interpretation 48, “Accounting for Income Tax Uncertainties” (“FIN 48”). FIN 48 defines the threshold for recognizing the benefits of tax return positions in the financial statements as “more-likely-than-not” to be sustained by the taxing authority. The recently issued literature also provides guidance on derecognition, measurement and classification of income tax uncertainties, along with any related interest and penalties. FIN 48 also includes guidance concerning accounting for income tax uncertainties in interim periods and increases the level of disclosures associated with any recorded income tax uncertainties. FIN 48 is effective for fiscal years beginning after December 15, 2006. The differences between the amounts recognized in the statements of financial position prior to the adoption of FIN 48 and the amounts reported after adoption will be accounted for as a cumulative-effect adjustment recorded to the beginning balance of retained earnings. The Company is currently assessing the effect of the adoption of the provisions of FIN 48 on its financial position and results of operations.

In September 2006, FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The Company’s management believes SFAS No. 157 will not have a material effect on its financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”). SFAS No. 159 permits companies to choose to measure certain financial instruments and certain other items at fair value. SFAS No. 159 requires that unrealized gains and losses on items for which the fair value option has been elected be reported in earnings. SFAS No. 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years, although earlier adoption is permitted. The Company is currently evaluating the impact that SFAS No. 159 will have on its consolidated financial statements.

NOTE 3:-     INVENTORIES

	December 31,
	2006	2005
Finished goods	5,081	3,747

	5,081	3,747

MBI ADVANCED COMPUTER SYSTEMS LTD. AND ITS SUBSIDIARY

Notes to Consolidated Financial Statements—(continued)

NOTE 4:-    OTHER ACCOUNTS RECEIVABLE

Governments authorities	991	841
Prepaid expenses and advances to suppliers	293	510
Loans to employees	486	244

	1,770	1,595

NOTE 5:-    INVESTMENT IN AN AFFILIATE

In November 2003, the Company established an affiliate in France, TeraStor SARL (“TeraStor SARL”). The Company owned 20% of TeraStor SARL.

In 2006, the Company performed a recoverability test on its investment in TeraStor SARL, in accordance with APB No. 18, and concluded that the investment should be fully impaired. As a result, the Company recorded a non-cash charge of NIS 1,554 as an impairment of the investment. The Company reviewed the investment for impairment during 2005, and no impairment indications were identified.

NOTE 6:-     PROPERTY AND EQUIPMENT

	December 31,
	2006	2005
Cost:
Computers	1,597	1,389
Office furniture and equipment	607	549
Leasehold improvements	348	335

	2,552	2,273

Accumulated depreciation:
Computers	1,224	923
Office furniture and equipment	296	266
Leasehold improvements	95	61

	1,615	1,250

Total property and equipment, net	937	1,023

Deprecation expenses for the years ended December 31, 2006 and 2005 were NIS 375 and NIS 369, respectively.

MBI ADVANCED COMPUTER SYSTEMS LTD. AND ITS SUBSIDIARY

Notes to Consolidated Financial Statements—(continued)

NOTE 7:-     SHORT-TERM BANK LOAN

a. Composition:

	Interest rate		December 31,
	2006	2005	2006	2005
	%
Short-term bank loans	Prime + 0.8%	Prime + 0.5%	1,200	3,903
	—	—
Short-term bank credit			838	808

			2,038	4,711

As of December 31, 2006 and 2005, the Prime rate is 6.0% and 5.5%, respectively.

The Company has authorized credit lines from Bank Leumi, Union Bank and Fibi Bank, in total amounts of NIS 5,500, NIS 375 and NIS 500, respectively. The credit lines are secured by floating and fixed charges (see also Note 12e), and by personal guarantees of the Company’s shareholder and its Chief Executive Officer.

b. Contractual restrictions and financial covenants:

For the purpose of obtaining credit and/or other bank services from banking institutions, the Company is committed towards the banking institutions as follow:

1. The Company is committed that at any time the ratio of tangible shareholders’ equity (as defined in the agreement) of the Company will not drop below 15% of total balance sheet and will also not drop at any time below the amount of NIS 3,500.

2. The Company is committed that the balance of its accounts receivable less its obligations to affiliated companies and other payables will not drop at any time below 160% of its total bank obligations.

As of December 31, 2006 and 2005, the Company did not comply with the abovementioned covenants. The Company received a letter from Bank Leumi, dated November 13, 2007 in which the bank agreed not to act upon its contractual rights until May 31, 2008 subject to the Company’s full compliance of the abovementioned covenants in the financial statements for 2007. The Company and the Bank agreed to renegotiate the abovementioned covenants until May 31, 2008.

NOTE 8:-    ACCRUED EXPENSES AND OTHER ACCOUNTS PAYABLE

	December 31,
	2006	2005
Government authorities	2,739	2,767
Employees and payroll accruals	2,229	1,177
Accrued expenses and other	1,563	1,551
Related Parties	168	520

	6,699	6,015

MBI ADVANCED COMPUTER SYSTEMS LTD. AND ITS SUBSIDIARY

Notes to Consolidated Financial Statements—(continued)

NOTE 9:-    COMMITMENTS AND CONTINGENCIES

a. The Company leases facilities and offices space under operating lease agreements for the period beginning 2003 until July 2007.

At these additional extended periods, the Company has the right to end the lease by giving written notice 6 months prior to the termination of each extended period.

In October 2007, following the acquisition, the Company decided to end the lease and to move to another location.

The Company signed a new lease agreement. The relocation will take place in April 2008.

Future minimum payments under non-cancelable operating leases are as follows:

2007	850
2008	425

1,275

Rent expenses for the years ended December 31, 2006 and 2005 were approximately NIS 830 and NIS 775, respectively.

The Company rents its motor vehicles under operating lease agreements, which expire on various dates, the latest of which is in 2009.

b. Guarantees:

In respect of its office lease commitment, the Company provided a guarantee in the amount of NIS 282.

The Company provided bank guarantees in the amount of NIS 72 to customers in order to secure the performance of projects.

c. Lien:

The Company has a floating charge on all its assets and rights, unlimited in amount, in favor of Bank Leumi le Israel Ltd., dated December 25, 2005.

The Company has a fixed pledge on its un-issued share capital and goodwill, unlimited in amount, in favor of Bank Leumi le Israel Ltd., dated December 25, 2005.

NOTE 10:-     SHARE CAPITAL

a. Composition of share capital:

	Authorized		Issued and outstanding
	December 31,		December 31,
	2006	2005	2006	2005
	Number of shares
Ordinary shares of NIS 0.01 par value each	2,180	2,180	101	101

The Ordinary shares confer upon its holders the right to receive notice to participate and vote in general meetings of the Company, and the right to receive dividends, if declared.

b. In the event that cash dividends are declared in the future, such dividends will be paid in NIS (see also Note 13).

MBI ADVANCED COMPUTER SYSTEMS LTD. AND ITS SUBSIDIARY

Notes to Consolidated Financial Statements—(continued)

NOTE 11:-    TAXES ON INCOME

a. Reduction in Israeli tax rates:

In June 2004 and in July 2005, the “Knesset” (Israeli parliament) passed amendments to the Income Tax Ordinance (No. 140 and Temporary Provision), 2004 and (No. 147), 2005 respectively, which determine, among other things, that the corporate tax rate is to be gradually reduced to the following tax rates: 2004—35%, 2005—34%, 2006—31%, 2007—29%, 2008—27%, 2009—26% and 2010 and thereafter—25%.

b. Deferred income taxes:

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company and its subsidiary deferred tax assets are as follows:

	December 31,
	2006	2005
Net operating loss carryforward	2,668	2,078
Allowances and reserves	960	946

	3,628	3,024
Less: valuation allowance	(3,228)	(2,671)

Net deferred tax assets	400	353

The Company provided a 100% valuation allowance against the deferred tax assets in respect of its tax losses carryforward and other temporary differences due to uncertainty concerning its ability to realize these deferred tax assets in the foreseeable future. MBI Turkey did not provide a valuation allowance.

c. Loss before taxes is comprised as follows:

	Year ended December 31,
	2006	2005
Domestic	(4,485)	(1,891)

Foreign	91	(524)

	(4,394)	(2,415)

d. The income tax benefit for the years ended December 31, 2005 and 2006 consisted of the following:

	Year ended December 31,
	2006	2005
Current	105	933
Deferred	(81)	(37)

	24	896

MBI ADVANCED COMPUTER SYSTEMS LTD. AND ITS SUBSIDIARY

Notes to Consolidated Financial Statements—(continued)

e. A reconciliation between the theoretical tax expense, assuming all income is taxed at the statutory tax rate applicable to income of the Company and the actual tax expense as reported in the statement of operations is as follows:

	Year ended December 31,
	2006	2005
Loss before taxes, as reported in the consolidated statements of operations	(4,394)	(2,415)

Statutory tax rate	31%	34%

Income computed at the statutory tax rate	(1,362)	(821)
Temporary differences which deferred tax was not created	1,069	1,446
Non-deductible expenses	434	352
Other	(117)	(81)

Actual tax expense	24	896

f. Tax assessments:

The Company received final tax assessments until 2001.

NOTE 12:-    RELATED PARTIES TRANSACTIONS AND BALANCES

a. Balances and transactions with TeraStor SARL:

Balances between TeraStor SARL and the Company:

	December 31,
	2006	2005
Investment in an affiliate (see also Note 5)	—	42

Short-term loan	—	228

Transactions between TeraStor SARL and the Company:

	Year ended December 31,
	2006	2005
Revenues	55	75

Cost of revenues	278	298

Other expenses	*) 554	—

*)	See also Note 5.

MBI ADVANCED COMPUTER SYSTEMS LTD. AND ITS SUBSIDIARY

Notes to Consolidated Financial Statements—(continued)

b. Balances and transactions with MBM Creative Holdings Ltd. (“MBM”), a related company, also held by the Company’s shareholder and Chief Executive Officer.

Balances between MBM and the Company:

	December 31,
	2006	2005
Short-term loan	1,034	956

Trade receivables	209	354

Trade payables	—	291

Transactions between MBM and the Company:

	Year ended December 31,
	2006	2005

Revenues:	67	62

Cost of revenues	7	196

c. Balances and transactions with Integrity Systems Ltd. (“Integrity”), which is held both by the Company’s shareholder and Chief Executive Officer and MBM.

Balances between Integrity and the Company:

	December 31,
	2006	2005
Trade receivables	6	18

Trade payables	138	80

	Year ended December 31,
	2006	2005
Revenues	205	226

Cost of revenues	391	174

MBI ADVANCED COMPUTER SYSTEMS LTD. AND ITS SUBSIDIARY

Notes to Consolidated Financial Statements—(continued)

d. Balances and transactions between Illuminator Inc., (“Illuminator”) which is held both by the Company’s shareholder and Chief Executive Officer and Integrity.

Balances between lluminator and the Company:

	December 31,
	2006	2005
Trade receivables	29	4

Trade payables	30	140

Transactions between Illuminator and the Company:

	Year ended December 31,
	2006	2005
Revenues	512	83

Cost of revenues	395	367

e. Balances between the Company’s shareholder and Chief Executive Officer and the Company:

	December 31,
	2006	2005
Short-term loan	34	4

NOTE 13:-    SUBSEQUENT EVENTS

a. On March 22, 2007, Glasshouse Technologies, Inc., a corporation incorporated under the laws of the State of Delaware, U.S.A., acquired the Company and its sister operations company—Integrity Systems. The two companies will be merged and will operate as a joint subsidiary of GlassHouse Technologies. The CEO and Chairman of the Board of directors of MBI Ltd., will serve in a senior management position in the merged company. As of the acquisition date, GlassHouse Technologies acquired all of the outstanding shares of the Company, for cash and common stock consideration.

b. During the first quarter of 2007, the Company had distributed a dividend to the Company’s shareholder and Chief Executive Officer, in a total amount of NIS 750.

            Shares

GlassHouse Technologies, Inc.

Common Stock

Goldman, Sachs & Co.

JPMorgan

Banc of America Securities LLC

Thomas Weisel Partners LLC

Through and including                     , 2008 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This obligation is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

Information Not Required in Prospectus

Item 13.    Other Expenses of Issuance and Distribution

The following table presents the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the FINRA filing fees.

SEC Registration fee		$3,070
FINRA fee		$12,500
Nasdaq Global Market listing fee		$5,000
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Blue sky fees and expenses		*
Custodian and transfer agent fees		*
Miscellaneous fees and expenses		*

Total	$	*

*	To be completed in subsequent amendment

Item 14.     Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation’s board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit indemnification under limited circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended (the “Securities Act”). Article V, Section 1 of our bylaws provides for mandatory indemnification of our directors and officers to the maximum extent permitted by the Delaware General Corporation Law. Our amended and restated certificate of incorporation provides that, under Delaware law, our directors and officers shall not be liable for monetary damages for breach of the officers’ or directors’ fiduciary duty as officers or directors to our stockholders and us. This provision in the amended and restated certificate of incorporation does not eliminate the directors’ or officers’ fiduciary duty, and in appropriate circumstances, equitable remedies like injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director or officer will continue to be subject to liability for breach of the director’s or officer’s duty of loyalty to us, for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, for actions leading to improper personal benefit to the director or officer, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. This provision also does not affect a director’s or officer’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. We have entered into indemnification agreements with our directors and officers, a form of which is attached as Exhibit 10.1 and incorporated by reference. The indemnification agreements provide our directors and officers with further indemnification to the maximum extent permitted by the Delaware General Corporation Law. Reference is made to Section 9 of the underwriting agreement contained in Exhibit 1.1 to this registration statement, indemnifying our directors and officers against limited liabilities. In addition, Section 5 of the seventh amended and restated registration rights agreement contained in Exhibit 4.3 to this registration statement provides for indemnification of certain of our stockholders against liabilities described in the seventh amended and restated registration rights agreement.

Item 15.     Recent Sales of Unregistered Securities

In the three years preceding the filing of this registration statement, we have issued the following securities that were not registered under the Securities Act:

1.	Issuances of Preferred Stock.

Each of the sales of our preferred stock described below was made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act (and Regulation D promulgated thereunder) for transactions by an issuer not involving a public offering. No underwriters were used in any of the sales of preferred stock described below.

Series B Preferred Stock

In April 2007, we issued an aggregate of 229,921 shares of Series B Preferred Stock to four accredited investors upon the exercise of warrants for an aggregate purchase price of $150,000.46.

Series D Preferred Stock

In December 2004, we sold an aggregate of 8,224,361 shares of Series D Preferred Stock to 17 accredited investors at an aggregate purchase price of $20,000,001.08.

In September 2005, we sold an aggregate of 1,664,881 shares of Series D Preferred Stock to 17 accredited investors at an aggregate purchase price of $4,000,021.62.

In January 2006, we sold an aggregate of 1,664,881 shares of Series D Preferred Stock to 17 accredited investors at an aggregate purchase price of $4,000,021.62.

In October 2006, we sold an aggregate of 2,056,092 shares of Series D Preferred Stock to 17 accredited investors at an aggregate purchase price of $5,000,004.53.

In April 2007, we sold an aggregate of 2,056,090 shares of Series D Preferred Stock to 15 accredited investors at an aggregate purchase price of $4,999,999.66.

Series E Preferred Stock

In May 2007, we sold an aggregate of 2,930,376 shares of Series E Preferred Stock to 18 accredited investors at an aggregate purchase price of $7,500,004.33.

In August 2007, we sold an aggregate of 1,562,869 shares of Series E Preferred Stock to 12 accredited investors at an aggregate purchase price of $4,000,006.92.

2. Certain Issuances of Common Stock.

We have issued shares of common stock as consideration in certain of its acquisitions, as described below:

In March 2007, we issued an aggregate of 2,446,746 shares of our common stock to ten stockholders of MBI Advanced Computer Systems Ltd., Integrity Systems Ltd. and MBI Veri Koruma Sistemleri Ticaret Limited Sirketi in connection with the company’s purchase of all outstanding capital stock of such entities. Such shares were valued at approximately $1,793,000 in the aggregate.

In July 2007, we issued 2,344,300 shares of our common stock to Rapid Application Deployment, Inc. in connection with the company’s purchase of assets from such entity. Such shares were valued at approximately $4,500,000 in the aggregate.

In October 2007, we issued 2,148,982 shares of our common stock to six stockholders of DCMI Holdings, Ltd. in connection with the company’s purchase of all outstanding capital stock of such entity. Such shares were valued at approximately $4,400,000 in the aggregate.

Each of the issuances of our common stock described above was made in reliance on the exemptions from registration provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder and Regulation S. No underwriters were used in any of the sales of the company’s common stock described above.

3. Grants and Exercises of Stock Options.

Since December 2004, we have granted options to purchase an aggregate of 9,900,571 shares of common stock at exercise prices ranging from $0.24 to $2.05 per share to employees, consultants, directors and other service providers under the company’s Amended and Restated 2001 Stock Option and Grant Plan and 2007 Section 102 Shares Option Plan. Since December 2004, an aggregate of 2,365,061 options granted under such plans have been exercised for shares of common stock for the aggregate consideration of $329,867.11.

Since December 2004, an aggregate of 132,785 options granted to employees, consultants, directors and other service providers under the company’s Series 1 Stock Plan have been exercised for shares of Series 1 Preferred Stock for the aggregate consideration of $177,931.90.

Each of the issuances described above was made in reliance on the exemptions from registration provided by Section 4(2) of the Securities Act or Regulation D promulgated thereunder, Rule 701 promulgated under Section 3(b) of the Securities Act and Regulation S as transactions by an issuer not involving any public offering, transactions under compensation benefit plans and contracts relating to compensation as provided under Rule 701 or transactions not occurring within the United States.

4. Issuances of Warrants.

Since December 2004, we have granted warrants exercisable for an aggregate of 2,069,501 shares of common stock to certain financial institutions and technology partners in connection with the consummation of certain transaction with such parties.

Between December 2005 and April 2007, we sold warrants exercisable for an aggregate of 1,885,422 shares of Series D Preferred Stock to 17 accredited investors at an aggregate purchase price of $188.54.

In August 2007, we sold warrants exercisable for an aggregate of 312,567 shares of Series E Preferred Stock to 12 accredited investors at an aggregate purchase price of $31.26.

Each of the issuances of our warrants described above was made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act (and Regulation D promulgated thereunder) for transactions by an issuer not involving a public offering. No underwriters were used in any of the sales of the common stock described above.

Item 16.     Exhibits and Financial Statement Schedules

(a)    Exhibits

Exhibit Number	Description

1.1$	Form of Underwriting Agreement

3.1$	Eighth Amended and Restated Certificate of Incorporation of Registrant, as amended on various dates

3.2$	Form of Ninth Amended and Restated Certificate of Incorporation to be effective upon closing

3.3$	Amended and Restated Bylaws of the Registrant

3.4$	Amended and Restated Bylaws of the Registrant

4.1	Reference is made to Exhibits 3.1, 3.2, 3.3 and 3.4

4.2*	Form of Registrant’s Common Stock Certificate

4.3*

Eighth Amended and Restated Registration Rights Agreement, dated August 24, 2007 and as amended on various dates, by and among the Registrant, certain stockholders and the investors listed on the signature pages thereto

4.4*

Fifth Amended and Restated Stockholders Agreement, dated December 30, 2004 and as amended on various dates, by and among the Registrant, certain stockholders and the investors listed on the signature pages thereto

5.1*	Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

10.1‡$	Form of Indemnification Agreement between the Registrant and each of its directors and executive officers

10.2‡$&	Employment Agreement, dated March 1, 2004, by and between the Registrant and Mark Shirman

10.3‡$	Executive Retention Agreement, dated March 1, 2004, by and between the Registrant and Mark Shirman

10.4‡$	Offer Letter, dated July 9, 2004, by and between the Registrant and Ken Hale

10.5‡$	Employment Agreement, dated August 18, 2004, by and between the Registrant and Ken Hale

10.6‡$	Executive Retention Agreement, dated August 1, 2004, by and between the Registrant and Ken Hale

10.7‡$	Offer Letter, dated June 6, 2006, by and between the Registrant and Josh Klein

10.8‡$	Employment Agreement, dated July 10, 2006, by and between the Registrant and Josh Klein

10.9‡$	Executive Retention Agreement, dated July 10, 2006, by and between the Registrant and Josh Klein

10.10‡$	Offer Letter, dated November 8, 2004, by and between the Registrant and Paul Hammond

10.11‡$	Written Statement of Terms and Conditions of Employment, effective as of December 8, 2004, by and between Registrant and Paul Hammond

10.12‡$	Executive Retention Agreement, dated December 5, 2007, by and between the Registrant and Paul Hammond

Exhibit Number	Description

10.13†$	Services Agreement, effective as of July 28, 2004, by and between the Registrant and Andrew Martin Norman

10.14†$	Offer Letter, dated June 18, 2001, by and between the Registrant and Richard Scannell

10.15†$	Executive Retention Agreement, dated March 1, 2004, by and between the Registrant and Richard Scannell

10.16*†	Employment Agreement, dated March, 2007, by and between the Registrant and Michael Burstein

10.17†$	Offer Letter, effective as of July 2, 2007, by and between the Registrant and Mitchell Northcutt

10.18†$	Employment Agreement, effective as of July 2, 2007, by and between the Registrant and Mitchell Northcutt

10.19†$	Executive Retention Agreement, effective as of July 2, 2007, by and between the Registrant and Mitchell Northcutt

10.20†$	2001 Amended and Restated Stock Option and Grant Plan

10.21†$	2004 Series 1 Stock Plan

10.22†$	2007 Section 102 Share Option Plan

10.23†$	2007 Equity Incentive Plan (to be effective upon closing of the offering)

10.24†$	2007 Employee Stock Purchase Plan (to be effective upon closing of the offering)

10.25$	Form of Notice of Stock Option Grant and Stock Option Agreement under 2001 Amended and Restated Stock Option Plan (Reverse Vesting)

10.26$	Form of Notice of Stock Option Grant and Stock Option Agreement under 2001 Amended and Restated Stock Option Plan (Installment Vesting)

10.27$	Form of Notice of Stock Option Grant and Stock Option Agreement under 2007 Equity Incentive Plan

10.28$	Forms of Notice of Stock Option Grant and Stock Option Agreement under 2007 Equity Incentive Plan (director forms)

10.29*	Sublease, dated October 30, 2002, by and between the Registrant and NMS Communications Corporation (Framingham, MA lease)

10.30*	Sublease Agreement Amendment, dated August 20, 2003, by and between the Registrant and NMS Communications Corporation (Framingham, MA lease)

10.31*	Second Sublease Agreement Amendment, dated April 7, 2004, by and between the Registrant and NMS Communications Corporation (Framingham, MA lease)

10.32*	Letter Agreement, dated May 31, 2005, by and between the Registrant and NMS Communications Corporation (Framingham, MA lease)

10.33*	Third Sublease Agreement Amendment, dated April 21, 2006, by and between the Registrant and NMS Communications Corporation (Framingham, MA lease)

10.34*	Letter Agreement, dated June 14, 2007, by and between the Registrant and NMS Communications Corporation (Framingham, MA lease)

10.35	Loan and Security Agreement, dated June 30, 2004, by and between the Registrant and Lighthouse Capital Partners V, L.P.

10.36*	Amendment No. 1 to the Loan and Security Agreement dated June 30, 2004, dated December 12, 2004, by and between the Registrant and Lighthouse Capital Partners V, L.P.

Exhibit Number	Description

10.37*	Amendment No. 2 to the Loan and Security Agreement dated June 30, 2004, dated July 31, 2006, by and between the Registrant and Lighthouse Capital Partners V, L.P.

10.38*	Amendment No. 3 to the Loan and Security Agreement dated June 30, 2004, dated March 20, 2007, by and between the Registrant and Lighthouse Capital Partners V, L.P.

10.39	Securities Purchase Agreement, dated March 6, 2008, by and among the Registrant and Dell Products, L.P.

21.1$	List of subsidiaries of the Registrant (including jurisdiction of organization and names under which subsidiaries do business)

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.2	Consent of Ernst & Young LLP, Independent Auditors

23.3	Consent of Ernst & Young LLP, Independent Auditors

23.4	Consent of Kost Forer Gabbay & Kasierer, Independent Auditors

23.5	Consent of Kost Forer Gabbay & Kasierer, Independent Auditors

23.6*	Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (contained in Exhibit 5.1)

24.1$	Power of Attorney (included on signature page to the Registration Statement filed on December 18, 2007)

†	Compensation Arrangement.
*	To be filed by amendment.
‡	Management contract.
$	Previously filed as an exhibit to the Registration Statement filed on December 18, 2007.
&	Previously filed as an exhibit to the Registration Statement filed on December 18, 2007; corrected version filed with amendment on May 13, 2008.

(b)    Financial Statement Schedules

All schedules have been omitted as they are not required, not applicable, or the required information is otherwise included in the Notes to the consolidated financial statements.

Item 17.     Undertakings

We undertake to provide to the underwriters at the closing specified in the underwriting agreement, certificates in the denominations and registered in the names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant under the Delaware General Corporation Law, the amended and restated certificate of incorporation or our bylaws, the underwriting agreement, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities, other than the payment by us of expenses incurred or paid by a director, officer, or controlling person of ours in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered in this offering, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether this indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

We undertake that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered, and the offering of these securities at that time shall be deemed to be the initial bona fide offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Framingham, Commonwealth of Massachusetts, on this 13th day of May, 2008.

GLASSHOUSE TECHNOLOGIES, INC. (Registrant)

By:	/s/ MARK A. SHIRMAN
Mark A. Shirman
Chairman of the Board of Directors, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ MARK A. SHIRMAN	Chairman of the Board of Directors,	May 13, 2008
Mark A. Shirman	President and Chief Executive Officer

/s/ KENNETH HALE	Chief Financial Officer and Treasurer	May 13, 2008
Kenneth Hale	(Principal Financial and Accounting Officer)

*	Director	May 13, 2008
Robert E. Davoli

*	Director	May 13, 2008
Christopher H. Greendale

*	Director	May 13, 2008
Todd Gresham

*	Director	May 13, 2008
Kenneth A. Minihan

*	Director	May 13, 2008
Ryan Moore

*	Director	May 13, 2008
Glenn Osaka

*	Director	May 13, 2008
Patrick J. Scannell

/s/ MARK A. SHIRMAN Mark A. Shirman	Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit Number		Description

1.1	$	Form of Underwriting Agreement

3.1	$	Eighth Amended and Restated Certificate of Incorporation of Registrant, as amended on various dates

3.2	$	Form of Ninth Amended and Restated Certificate of Incorporation to be effective upon closing

3.3	$	Amended and Restated Bylaws of the Registrant

3.4	$	Amended and Restated Bylaws of the Registrant

4.1	$	Reference is made to Exhibits 3.1, 3.2, 3.3 and 3.4

4.2	*	Form of Registrant’s Common Stock Certificate

4.3	*

Eighth Amended and Restated Registration Rights Agreement, dated August 24, 2007 and as amended on various dates, by and among the Registrant, certain stockholders and the investors listed on the signature pages thereto

4.4	*

Fifth Amended and Restated Stockholders Agreement, dated December 30, 2004 and as amended on various dates, by and among the Registrant, certain stockholders and the investors listed on the signature pages thereto

5.1	*	Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

10.1	‡$	Form of Indemnification Agreement between the Registrant and each of its directors and executive officers

10.2	‡$&	Employment Agreement, dated March 1, 2004, by and between the Registrant and Mark Shirman

10.3	‡$	Executive Retention Agreement, dated March 1, 2004, by and between the Registrant and Mark Shirman

10.4	‡$	Offer Letter, dated July 9, 2004, by and between the Registrant and Ken Hale

10.5	‡$	Employment Agreement, dated August 18, 2004, by and between the Registrant and Ken Hale

10.6	‡$	Executive Retention Agreement, dated August 1, 2004, by and between the Registrant and Ken Hale

10.7	‡$	Offer Letter, dated June 6, 2006, by and between the Registrant and Josh Klein

10.8	‡$	Employment Agreement, dated July 10, 2006, by and between the Registrant and Josh Klein

10.9	‡$	Executive Retention Agreement, dated July 10, 2006, by and between the Registrant and Josh Klein

10.10	‡$	Offer Letter, dated November 8, 2004, by and between the Registrant and Paul Hammond

10.11	‡$	Written Statement of Terms and Conditions of Employment, effective as of December 8, 2004, by and between Registrant and Paul Hammond

10.12	‡$	Executive Retention Agreement, dated December 5, 2007, by and between the Registrant and Paul Hammond

10.13	‡$	Services Agreement, dated July 1, 2004, by and between the Registrant and Andrew Martin Norman

10.14	‡$	Offer Letter, dated June 18, 2001, by and between the Registrant and Richard Scannell

10.15	‡$	Executive Retention Agreement, dated March 1, 2004, by and between the Registrant and Richard Scannell

Exhibit Number		Description

10.16	*‡	Employment Agreement, dated March 2007, by and between the Registrant and Michael Burstein

10.17‡$		Offer Letter, effective as of July 2, 2007, by and between the Registrant and Mitchell Northcutt

10.18‡$		Employment Agreement, effective as of July 2, 2007, by and between the Registrant and Mitchell Northcutt

10.19‡$		Executive Retention Agreement, effective as of July 2, 2007, by and between the Registrant and Mitchell Northcutt

10.20†$		2001 Amended and Restated Stock Option and Grant Plan

10.21†$		2004 Series 1 Stock Plan

10.22†$		2007 Section 102 Share Option Plan

10.23†$		2007 Equity Incentive Plan (to be effective upon closing of the offering)

10.24†$		2007 Employee Stock Purchase Plan (to be effective upon closing of the offering)

10.25$		Form of Notice of Stock Option Grant and Stock Option Agreement under 2001 Amended and Restated Stock Option Plan (Reverse Vesting)

10.26$		Form of Notice of Stock Option Grant and Stock Option Agreement under 2001 Amended and Restated Stock Option Plan (Installment Vesting)

10.27$		Form of Notice of Stock Option Grant and Stock Option Agreement under 2007 Equity Incentive Plan

10.28$		Forms of Notice of Stock Option Grant and Stock Option Agreement under 2007 Equity Incentive Plan (director forms)

10.29	*	Sublease, dated October 30, 2002, by and between the Registrant and NMS Communications Corporation (Framingham, MA lease)

10.30	*	Sublease Agreement Amendment, dated August 20, 2003, by and between the Registrant and NMS Communications Corporation (Framingham, MA lease)

10.31	*	Second Sublease Agreement Amendment, dated April 7, 2004, by and between the Registrant and NMS Communications Corporation (Framingham, MA lease)

10.32	*	Letter Agreement, dated May 31, 2005, by and between the Registrant and NMS Communications Corporation (Framingham, MA lease)

10.33	*	Third Sublease Agreement Amendment, dated April 21, 2006, by and between the Registrant and NMS Communications Corporation (Framingham, MA lease)

10.34	*	Letter Agreement, dated June 14, 2007, by and between the Registrant and NMS Communications Corporation (Framingham, MA lease)

10.35		Loan and Security Agreement, dated June 30, 2004, by and between the Registrant and Lighthouse Capital Partners V, L.P.

10.36	*	Amendment No. 1 to the Loan and Security Agreement dated June 30, 2004, dated December 12, 2004, by and between the Registrant and Lighthouse Capital Partners V, L.P.

10.37	*	Amendment No. 2 to the Loan and Security Agreement dated June 30, 2004, dated July 31, 2006, by and between the Registrant and Lighthouse Capital Partners V, L.P.

10.38	*	Amendment No. 3 to the Loan and Security Agreement dated June 30, 2004, dated March 20, 2007, by and between the Registrant and Lighthouse Capital Partners V, L.P.

10.39		Securities Purchase Agreement, dated March 6, 2008, by and among the Registrant and Dell Products, L.P.

21.1$		List of subsidiaries of the Registrant (including jurisdiction of organization and names under which subsidiaries do business)

Exhibit Number		Description

23.1		Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.2		Consent of Ernst & Young LLP, Independent Auditors

23.3		Consent of Ernst & Young LLP, Independent Auditors

23.4		Consent of Kost Forer Gabbay & Kasierer, Independent Auditors

23.5		Consent of Kost Forer Gabbay & Kasierer, Independent Auditors

23.6	*	Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (contained in Exhibit 5.1)

24.1$		Power of Attorney (included on signature page to the Registration Statement filed on December 18, 2007)

†	Compensation Arrangement.
*	To be filed by amendment.
‡	Management Contract
$	Previously filed as an exhibit to the Registration Statement filed on December 18, 2007.
&	Previously filed as an exhibit to the Registration Statement filed on December 18, 2007; corrected version filed with amendment filed on May 13, 2008.